================================================================================

                             Budget and Fiscal Plan
                               2004/05 - 2006/07

================================================================================

                                February 17, 2004

                             [BRITISH COLUMBIA LOGO]

                              Ministry of Finance

                                  www.gov.bc.ca

National Library of Canada Cataloguing in Publication Data

British Columbia.
   Budget and fiscal plan. -- 2002/03/2004/05-

   Annual
   Also available on the Internet.
   Continues: British Columbia. Ministry of Finance and
Corporate Relations. Budget ... reports. ISSN 1207-5841
   ISSN 1705-6071 = Budget and fiscal plan -- British
Columbia.

   1. Budget -- British Columbia -- Periodicals. 2. British
Columbia -- Appropriations and expenditures -- Periodicals.
I. British Columbia. Ministry of Finance. II. Title.

HJ12.B742   352.48'09711'05   C2003-960048-3

--------------------------------------------------------------------------------
TABLE OF CONTENTS

Budget and Fiscal Plan 2004/05 - 2006/07                      February 17, 2004
--------------------------------------------------------------------------------

Attestation by the Secretary to Treasury Board

Summary ..................................................................................     2

Part One: Three-Year Fiscal Plan
   Introduction ..........................................................................     7
   Consolidated Revenue Fund Spending ....................................................    14
   Taxpayer-supported Crown Corporation and Agency Expenses ..............................    30
   Revenue ...............................................................................    31
   Full-Time Equivalents (FTEs) ..........................................................    37
   Capital Spending ......................................................................    39
   Provincial Debt .......................................................................    42
   Risks to the Fiscal Plan ..............................................................    44

   Tables:
      1.1    Budget 2004 Three Year Fiscal Plan - Operating Statement ....................     7
      1.2    Three-Year Fiscal Plan Update - Changes from Budget 2003 ....................    10
      1.3    Extending the Fiscal Plan to 2006/07 ........................................    11
      1.4    Revenue by Source ...........................................................    12
      1.5    Expense by Ministry, Program and Agency .....................................    13
      1.6    Three-Year Consolidated Revenue Fund Expense Update - Changes from
                Budget 2003 ..............................................................    16
      1.7    Health Care Funding Increases ...............................................    17
      1.8    K-12 Education Funding Increases ............................................    20
      1.9    Communities and Safety Funding Increases ....................................    23
      1.10   VCCEP Funding and Capital Expenditure .......................................    24
      1.11   2010 Olympics Funding .......................................................    25
      1.12   Transportation Investment Plan ..............................................    26
      1.13   Three-Year Revenue Forecast Update - Changes from Budget 2003 ...............    34
      1.14   Ministries and Special Offices (CRF) - FTE Changes since Budget 2002 ........    37
      1.15   Full-Time Equivalents (FTEs) - Changes From Budget 2003 .....................    38
      1.16   Capital Spending ............................................................    40
      1.17   Capital Expenditure Projects Greater Than $50 Million .......................    41
      1.18   Provincial Debt Summary .....................................................    42
      1.19   Provincial Financing ........................................................    43
      1.20   Fiscal Sensitivities ........................................................    44

   Topic Boxes:
      Inclusion of SUCH in Government's Budget and Reporting Framework ...................    50
      The Oil and Gas Sector in British Columbia .........................................    54
      BC Rail Investment Partnership .....................................................    58
      BC Employment and Assistance .......................................................    62
      Bringing Out the Best in British Columbia's Economy ................................    65

Part Two: Revenue Measures
   Revenue Measures - Supplementary Information ..........................................    76
   Administrative Measures - Supplementary Information ...................................    80

   Tables:
      2.1    Summary of Revenue Measures .................................................    76
      2.2    Summary of Administrative Measures ..........................................    79

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                   Budget and Fiscal Plan - 2004/05 to 2006/07

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                                Table of Contents
--------------------------------------------------------------------------------

Part Three: British Columbia Economic Review and Outlook
   Overview ..............................................................................    90
   Recent Developments ...................................................................    90
   The Outlook for the External Environment ..............................................    91
   Financial Markets .....................................................................    93
   The British Columbia Outlook ..........................................................    95
   Risks to the Economic Outlook .........................................................   100
   Tables:
      3.1    British Columbia Economic Indicators ........................................    91
      3.2    Ministry of Finance Economic Forecast: Key Assumptions ......................    92
      3.3    Private Sector Exchange Rate Forecasts ......................................    94
      3.4    British Columbia Economic Outlook ...........................................    95
      3.5    Ministry of Finance Economic Forecast: Key Economic Indicators ..............    95
      3.6    British Columbia Economic Review ............................................   102
      3.7.1  Gross Domestic Product: British Columbia and Canada .........................   103
      3.7.2  Components of British Columbia Real GDP at Market Prices ....................   104
      3.7.3  Components of Nominal Income and Expenditure ................................   104
      3.7.4  Labour Market Indicators ....................................................   105
      3.7.5  Major Economic Assumptions ..................................................   106
   Topic Box:
      The Economic Forecast Council, 2004 ................................................   107
Part Four: 2003/04 Updated Financial Forecast (Third Quarterly Report)
   Introduction ..........................................................................   112
   2003/04 Fiscal Year in Review .........................................................   113
   Third Quarterly Report Overview .......................................................   114
   Revenue ...............................................................................   114
   Spending ..............................................................................   117
   Capital Spending and Provincial Debt ..................................................   120
   Tables:
      4.1    2003/04 Budget and Quarterly Updates - Operating Statement ..................   112
      4.2    Operating Statement Update Since the Second Quarterly Report ................   115
      4.3    Priority Spending ...........................................................   118
      4.4    2003/04 Pressures Allocated to the Contingencies Budget .....................   119
      4.5    Natural Disaster Costs ......................................................   120
      4.6    2003/04 Budget and Quarterly Updates - Capital Spending and Provincial
                Debt .....................................................................   120
      4.7    Capital Spending and Debt Update Since the Second Quarterly Report ..........   121
      4.8    2003/04 Operating Statement .................................................   122
      4.9    Operating Statement - Changes from Budget 2003 ..............................   123
      4.10   2003/04 Revenue by Source ...................................................   124
      4.11   2003/04 Expense by Ministry, Program and Agency .............................   125
      4.12   2003/04 Capital Spending ....................................................   126
      4.13   2003/04 Capital Expenditure Projects Greater Than $50 Million ...............   127
      4.14   2003/04 Provincial Debt .....................................................   128
      4.15   2003/04 Statement of Financial Position .....................................   129
Appendices
   A1  Tax Expenditures ..................................................................   131
   A2  Interprovincial Comparisons of Tax Rates - 2004 ...................................   137
   A3  Comparison of Provincial and Federal Taxes by Province - 2004 .....................   138
   A4  Interprovincial Comparisons of Provincial Personal Income Taxes Payable - 2004 ....   140
   A5  Summary of July 30, 2001 Update and Budget 2002, 2003 and 2004 Revenue Measures ...   141
   A6  Operating Statement - 2000/01 to 2006/07 ..........................................   143
   A7  Revenue by Source - 2000/01 to 2006/07 ............................................   144
   A8  Expense by Function - 2000/01 to 2006/07 ..........................................   145
   A9  Taxpayer-supported Entity Operating Statements - 2000/01 to 2006/07 ...............   146
   A10 Material Assumptions - Revenue ....................................................   148
   A11 Material Assumptions - Expense ....................................................   151
   A12 Full-Time Equivalents (FTEs) - 2000/01 to 2006/07 .................................   154
   A13 Statement of Financial Position - 2000/01 to 2006/07 ..............................   155
   A14 Debt Summary - 2000/01 to 2006/07 .................................................   157
   A15 Key Debt Indicators - 2000/01 to 2006/07 ..........................................   158

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                   Budget and Fiscal Plan - 2004/05 to 2006/07

[BRITISH COLUMBIA LOGO]                            [VANCOUVER 2010 MD (TM) LOGO]

                                                               February 17, 2004

     As required by Section 7(d) of the Budget Transparency and Accountability Act (BTAA), I am confirming that the Budget and Fiscal Plan contains the following elements:

     o    The economic and fiscal forecasts for 2004/05, which are detailed in
          Part 1 and Part 3.

     o All material economic, demographic, taxation, accounting policy and other assumptions underlying the 2004/05 economic, revenue, expenditure, surplus and debt forecasts are also disclosed. We have disclosed certain key assumptions regarding ongoing or anticipated negotiations. In particular:

          o Government has provided no additional funding for future wage settlements beyond the 0-0-0 mandate, from 2003/04 to 2005/06;

          o For budget planning purposes the status quo is assumed to prevail in the U.S. lumber dispute;

          o BC's share of the additional $2 billion in federal Health Accord funds announced on January 30, 2004, is not included in the revenue forecast as the federal government has not finalized the transfer arrangements and the associated accounting treatment remains to be determined. Current planning assumptions would see any new funds committed to the health care budget in 2004/05 and 2005/06 with no anticipated bottom line effect;

          o Equalization revenues may continue to be volatile and could be subject to substantial change as the federal entitlement formula is scheduled for renewal in 2004/05; and

          o The BC Rail investment partnership is assumed to conclude by March 31, 2004. A delay is not expected to have an impact on the forecast 2004/05 surplus, although it would postpone the retirement of BC Rail debt into 2004/05. In addition, the Northern Development Initiative, the BC Rail First Nations Benefit Trust and a number of other related initiatives are assumed to be subject to the investment partnership being approved by the federal Competition Bureau. These expenditures are planned to take place in the same fiscal year as the transaction is recorded.

          These and other major areas of risk to the plan known at this time are disclosed in the risks section in Part 1 and in the material assumption tables in the appendix.

          o The report on the current advice of the Minister's Economic Forecast Council on economic growth, including the range of forecasts for 2004 and 2005. This is found at the end of Part 3.

     Although not required by the BTAA, the most material assumptions and sensitivities for the subsequent two years of the fiscal plan are also disclosed.

     The ministry spending plans included in this budget have been developed following reviews by Treasury Board and Government Caucus Committees. Crown corporation forecasts have been approved by the respective Boards of Directors. In addition, the Budget and Fiscal Plan is accompanied by service plans for ministries and Crown corporations, detailing the expected outcomes from the financial resources provided.

     The Budget and Fiscal Plan conforms in all material respects to the standards set by the accounting profession for senior governments in Canada, referred to as generally accepted accounting principles or "GAAP". The main change required to fully comply with GAAP beginning in 2004/05 has been the integration of the financial forecasts of schools, universities, colleges and health authorities/societies (the SUCH sector) into government's revenue, spending and balance sheet projections. The SUCH sector forecasts have been provided by the management of the various organizations, with broad policy assumptions provided by the Ministries of Health Services, Advanced Education and Education. Every effort has been made to ensure that the financial information is compiled in a manner consistent with GAAP. However due to the timing of the budget, SUCH sector organizations submitted their forecasts prior to review and approval of these forecasts by their respective boards. As a result, final approved financial plans may differ from the management forecasts included in the Budget and Fiscal Plan.

     As required under section 7(e) of the BTAA, the forecast allowance, which is an adjustment to the most likely forecast of the 2004/05 surplus, is also disclosed in the risks section in Part 1.

     I would like to thank staff in all government ministries, Crown corporations and the SUCH sector for their work in developing the plans and preparing these multi-year economic and financial forecasts. I would like to especially acknowledge the hard work and dedication of my colleagues in the Ministry of Finance for the significant achievement of preparing a three year fiscal plan that is consistent with GAAP.


                                        /s/ PAUL TAYLOR
                                        ----------------------------------------
                                        PAUL TAYLOR
                                        Deputy Minister and
                                        Secretary to Treasury Board

--------------------------------------------------------------------------------

Ministry of   Office of the    Mailing Address:            Location Address:
Finance       Deputy Minister  PO Box 9417 Stn Prov Govt   Room 109
                               Victoria BC V8W 9V1         617 Government Street
                               www.gov.bc.ca/fin           Victoria BC

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--------------------------------------------------------------------------------
              Summary: BUDGET AND FISCAL PLAN - 2004/05 TO 2006/07
--------------------------------------------------------------------------------

                                                 Budget 2003 Basis                Budget 2004 Basis
                                                 -----------------   -----------------------------------------
                                                                                    (Full GAAP)
                                                       2003/04        2003/04    Budget
                                                       Updated        Updated   Estimate     Plan        Plan
($ millions)                                          Forecast       Forecast    2004/05   2005/06     2006/07
--------------------------------------------------------------------------------------------------------------
   Revenue(1) ................................         26,814         29,488     30,429     31,148      32,158
   Expense(1) ................................        (28,424)       (31,032)   (30,229)   (30,873)    (31,858)
                                                      -------        -------    -------    -------     -------
Surplus/(deficit) before forecast allowance...         (1,610)        (1,544)       200        275         300
   Forecast allowance ........................           (100)          (100)      (100)        --(2)       --(2)
                                                      -------        -------    -------    -------     -------
Surplus/(deficit) ............................         (1,710)        (1,644)       100        275         300
                                                      =======        =======    =======    =======     =======
Capital spending:
   Total capital spending ....................          2,319          2,810      2,934      2,933       2,888
   Taxpayer-supported capital spending .......          1,283          1,774      1,943      1,777       1,627
Provincial Debt:
   Total debt ................................         37,328         37,841     39,452     40,518      40,578
   Total debt-to GDP ratio ...................           26.5%          26.9%      26.8%      26.3%       25.1%
   Taxpayer-supported debt ...................         30,067         30,580     32,172     32,816      32,827
   Taxpayer-supported debt-to-GDP ratio ......           21.4%          21.7%      21.9%      21.3%       20.3%
--------------------------------------------------------------------------------------------------------------

----------

(1) Excludes $260 million additional Health Accord funding announced January 30, 2004.

(2)  To be determined.

Balanced, Transparent and Accountable

Budget 2004 delivers on government's legislated commitment to balance the budget beginning in 2004/05. The updated fiscal plan projects surpluses for 2004/05 and the following two fiscal years. A $100 million surplus is forecast in 2004/05, followed by $275 million and $300 million surpluses in 2005/06 and 2006/07 respectively.

Over and above the $100 million forecast surplus, the 2004/05 budget includes a $240 million contingency reserve for unexpected spending requirements by government ministries. A further $100 million forecast allowance is available to protect the bottom line from shortfalls in revenue and other spending areas.

The three-year fiscal plan conforms to the standards set by the accounting profession for senior

            2004/05 budget includes provisions for unexpected events

                                                      Surplus before
                                                   ---Contingency Vote and
                          --------------------------  Forecast Allowance-
  Contingency vote for                                $440 million
  unexpected ministry---      Contingency Vote
  spending requirements         $240 million
  or opportunities                                 ---Surplus before Forecast
                          --------------------------  Allowance -$200 million
  Allowance for revenue/
  Crown corporation---        Forecast allowance
  forecast shortfalls            $100 million
                          --------------------------  Budget surplus -
                                 $100 million      ---$100 million
-------------------------------------------------------------------------------

governments in Canada referred to as generally accepted accounting principles or "GAAP". The main change required to fully comply with GAAP in 2004/05 has been to integrate the financial forecasts of the schools, universities, colleges and health authorities (the SUCH sector) into government's revenue, spending and balance sheet projections.

Consistent with government's accountability framework, the three-year fiscal plan is complemented by the service plans for government ministries and Crown corporations that detail their goals, objectives and performance targets. Government ministers and ministers of state are also subject to ministerial salary deductions if financial or performance targets are not achieved.

Affordable Plan, Focused on Services to People

Since Budget 2003, government has committed increased revenues and savings from other areas

         Health and Education receive funding priority over next 3 years

 Change from Budget 2003 base
 ($ millions)

  [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

Health care                $1,047   10.3%
K-12 Education             $  313    6.4%
Post Secondary Education   $  105    5.5%
Other Ministries            ($116)  -1.7%
Total Ministry Budgets     $1,349    5.75

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                   Budget and Fiscal Plan - 2004/05 to 2006/07

                                     Summary                                   3
--------------------------------------------------------------------------------

to the priority areas of health care and education. Additional funding has been provided for services to children and vulnerable adults, and income assistance for people in need. By 2006/07, the health care budget will have increased by over 10 per cent since February 2003 to total $11.3 billion. This increase includes new commitments to long term care and service expansion in Budget 2004 as well as the Health Accord funding allocated after Budget 2003. Over the next three years, budgets for the K-12 and post secondary ministries will increase by over 6 per cent to total $7.2 billion. Ministry programs other than health care and education show a small decline between 2003/04 and 2006/07.

                  Health care remains the top funding priority

                                    [GRAPHIC]

Health Care Funding

Over the next three years, health care receives the largest funding increase among ministries, with additional federal revenues fully committed to health services. Starting in 2005/06, funding has been added to support continuing care and the new Abbotsford Regional Hospital and Cancer Centre. In 2006/07, government's priority allocation of available revenues has been to meet the growing demand for health care. Capital commitments to the health system include new equipment such as

Maintaining health care services for British Columbians

($ millions)                              2003/04   2004/05   2005/06   2006/07
-------------------------------------------------------------------------------
Post Budget 2003 - Health Accord.......     319       347       551        612

Budget 2004:
   Priority budget allocation..........      --        --        --        331
   Home and community care.............      --        --        17         73
   Abbotsford Regional Hospital
      and Cancer Centre................      --        --         6         31
                                          -------------------------------------
Total changes(1).......................     319       347       574      1,047
                                          =====================================

(1)  Excludes additional Health Accord funding announced January 30, 2004.

beds, lifts, incubators, and ultrasound, CT and X-ray imaging equipment.

BC's estimated $260 million share of the additional $2 billion in federal health funding announced on January 30, 2004 is not included in Budget 2004. The new funds are expected to be committed to the health care budget in 2004/05 and 2005/06 once details of the transfer arrangements are known and the accounting treatment is confirmed.

Education

The government continues to develop a top-notch education system for students of all ages. Additional funds have been provided in Budget 2004 to expand access to post secondary education, with seat growth rising to 2.6 per cent annually by 2005/06. Over the next three years, almost 12,000 seats will be added, and 25,000 new spaces will have been achieved at BC's universities and colleges by 2010. An expanded student loan program will ensure students in need have access to funding to pursue their education. In addition, completion grants and loan remissions are also under consideration.

               K-12 and Post-Secondary Education funding increases

                                   [GRAPHIC]

New K-12 funding in 2006/07 will target greater student achievement as well as address additional seismic mitigation measures in the school system.

Enhancing education opportunities

($ millions)                                        2004/05   2005/06   2006/07
-------------------------------------------------------------------------------
Budget 2003 :
   K-12 - student achievement ...................      83       143       143
Post secondary - increased access ...............      --        30        30
Budget 2004 :
   K-12 - student achievement ...................      --        --       155
   K-12 - seismic mitigation ....................      --        --        15(1)
   Post secondary - increased access ............      --        --        75
                                                    ---------------------------
Total changes ...................................      83       173       418
                                                    ===========================

(1)  An additional $50 million is available for major capital seismic projects.

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                   Budget and Fiscal Plan - 2004/05 to 2006/07

4                                    Summary
--------------------------------------------------------------------------------

Promoting Economic Growth and Resource Development

British Columbia is building a strong, vibrant and competitive economy that has:

o the lowest personal income tax rates in Canada for the bottom two income tax brackets;

o    the second lowest top marginal income tax rate in Canada;

o    one of the lowest small business corporate income tax rates;

o    no corporation capital tax for general corporations; and

o a regulatory burden on track to be cut 30 per cent by June 2004, having already been reduced by nearly 90,000 regulations since June 2001.

Promoting economic growth and resource development

($ millions)                                        2004/05   2005/06   2006/07
-------------------------------------------------------------------------------
Budget 2004
Scientific Research tax credit ..................      35        60       105
International Financial Business tax credits ....       4         5         5
Ports competitiveness ...........................       6         6         6
Natural gas development .........................       7         3         2
Off-shore oil and gas ...........................       6         6         5
BC Timber Sales program .........................       1        73       103
Other expanded harvesting .......................       4         4         4
                                                       ----------------------
Total changes ...................................      63       157       230
                                                       ======================

Budget 2004 also provides funds to expand the BC Timber Sales program and increase the amount of auctioned timber, develop the energy sector, extend the Scientific Research and Experimental Development Tax Credit, expand the international financial business program and to support the competitiveness of BC ports.

Budget 2004 includes $1.9 billion of capital spending on schools, health care facilities, roads and other projects to support both enhanced public services and economic growth in BC. The Vancouver Convention Centre Expansion Project leverages federal and private sector funding to create a facility that will generate significant returns to the economy. Transportation capital spending includes

Capital spending to support economic development
($ millions)                              2003/04   2004/05   2005/06   2006/07
-------------------------------------------------------------------------------
Vancouver Convention Centre ...........      53        70       106       132
Transportation Financing Authority ....     399       500       494       420
                                            ---------------------------------
Total .................................     452       570       600       552
                                            =================================

components of the Transportation Investment Plan that also spur economic development. These include the Sea-to-Sky highway upgrade, investment in oil and gas roads, the Kicking Horse Canyon, Northern and Heartlands Roads, and the Vancouver Gateway.

2010 Olympic and Paralympic Winter Games

On July 2, 2003, Vancouver was chosen as the host city for the 2010 Olympic and Paralympic Winter Games. Budget 2004 includes accelerated funding to support construction and management of the games, including:

o    $51 million in 2003/04 to fund Olympic venues;

o $55 million in 2003/04 towards an endowment supporting the ongoing operation of those venues; and

o    an additional $111 million from 2004/05 to 2006/07 to fund Olympic venues.

Spending authority for $72 million to begin building games venues will be provided by a Supplementary Estimate in 2003/04. All these expenditures are within the previously announced $600 million envelope for the Games.

Communities and Safety

Budget 2004 supports government's objectives for safe and supportive communities. Since last year's budget, funding for employment assistance and for protecting vulnerable children and families has been increased. Increases are also provided for policing, and the cost of the missing persons investigation in Port Coquitlam. In addition, the Home Owner Grant phase-out threshold has been increased to $585,000 from $525,000.

Supporting communities

($ millions)                                        2004/05   2005/06   2006/07
-------------------------------------------------------------------------------
Budget 2004 :
Employment assistance ...........................      80        80        80
Services to children and families ...............     122       116       130
Early learning and childcare ....................      10        20        41
Policing ........................................      13        13        13
Missing persons investigation ...................      18        15        13
                                                      -----------------------
Total changes ...................................     243       244       277
                                                      =======================

Crown corporations restructured

Subsequent to core services and energy policy reviews, government policy now encourages private sector investment in the energy and auto insurance sectors, and provides independently regulated rates

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                   Budget and Fiscal Plan - 2004/05 to 2006/07

                                     Summary                                   5
--------------------------------------------------------------------------------

for ICBC and BC Hydro. In addition, consumers have increased choice in auto insurance and have retained the low-cost benefits of BC's hydro generation system.

In the fiscal plan, BC Hydro's net income forecast reflects the interim rate increase approved by the BC Utilities Commission in January 2004.

The BC Rail Investment Partnership enables CN Rail to assume responsibility for BC Rail's freight operations, while providing funds for reinvestment in Northern and First Nations communities. There is no impact on government's bottom-line from this initiative, as the net income from the transaction will be offset in the same fiscal year by commitments to the Northern Development Initiative, the BC Rail First Nations Benefits Trust, Legacies Now and other priority areas. BC Rail's $479 million debt will also be paid down. These transactions are expected to occur in the 2003/04 fiscal year, but could be delayed until 2004/05 depending on the timing of the federal Competition Bureau review.

2003/04 Updated Forecast

For the 2003/04 fiscal year, the deficit is forecast to be $1.71 billion (excluding the SUCH sector), after including a $100 million forecast allowance. This is $590 million lower than budget. The $434 million additional costs for forest fires, floods and BSE, and an $824 million loss of equalization revenues were offset by improvements in taxation, energy, Crown corporation and other revenues. In addition, lower debt interest costs and ministry savings have allowed $138 million to be committed to key priorities including accelerated funding for the 2010 Olympics.

When the SUCH sector is included, the 2003/04 deficit is forecast to be $1.64 billion.

Priorities funded from ministry and debt service cost savings

($ millions)                                                            2003/04
-------------------------------------------------------------------------------
2010 Olympics accelerated funding ...................................      72
Post-secondary education facilities .................................      14
Grants for Legacies Now, literacy and other initiatives .............      22
Health care waitlists, SARS and research ............................      30
                                                                          ---
Total ...............................................................     138
                                                                          ===

Economic growth expected to pick up

The Ministry of Finance is expecting economic growth of 2.8 per cent for 2004 and 3.1 per cent in 2005 and 2006. The independent Economic Forecast Council consensus is for slightly higher growth.

Revenue growth of 3.2 per cent is forecast in 2004/05, led by increasing taxation revenues. In 2005/06 and 2006/07, revenue is forecast to grow an average 2.8 per cent per year. Now that a balanced budget is forecast, future economic growth provides the basis for expanded service levels, lower tax rates and/or debt repayment.

British Columbia economic expansion to continue

 [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

BC Real GDP
Per cent change

                            2003   2004   2005   2006   2007
                            ----   ----   ----   ----   ----
Ministry of Finance          1.5    2.8    3.1    3.1    3.1
Economic Forecast Council    1.7    2.9    3.2    3.2    3.2

Debt growth curtailed

Government debt at the end of 2003/04 is forecast to total $37.8 billion, $3.6 billion less than budget. This results from a lower than expected deficit, lower debt at the start of the year, reduced capital spending, and the defeasance of BC Rail's debt. Compared to Budget 2003, lower debt interest costs in 2004/05 and future years result from reduced borrowing requirements. The taxpayer-supported debt-to-GDP ratio is forecast to show an improving trend as planned surpluses reduce future borrowing requirements.

Debt burden declines

[THE FOLLOWING TABLE WAS REPRESENTED BY A LINE CHART IN THE PRINTED MATERIAL.]

Taxpayer-supported debt
Percent of GDP

              2001/02   2002/03   2003/04   2004/05   2005/06   2006/07
              -------   -------   -------   -------   -------   -------
Budget 2002
Forecast *                         25.4%     24.6%

Budget 2003
Forecast *                         23.3%     22.5%     21.5%

Budget 2004
forecast       20.9%     21.7%     21.7%     21.9%     21.3%     20.3%

* Restated to include the SUCH sector

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                   Budget and Fiscal Plan - 2004/05 to 2006/07

--------------------------------------------------------------------------------
                         Part 1: THREE-YEAR FISCAL PLAN
--------------------------------------------------------------------------------

Table 1.1 Budget 2004 Three Year Fiscal Plan - Operating Statement(1)

---------------------------------------------------------------------------------------------------
                                                       2003/04
                                                 -------------------    Budget
                                                  Budget     Updated   Estimate    Plan       Plan
($ millions)                                     Estimate   Forecast   2004/05    2005/06   2006/07
---------------------------------------------------------------------------------------------------
Taxpayer-supported programs and agencies:
   Revenue(2).................................    27,615     27,454     28,357     28,913    29,970
   Expense(2).................................   (30,730)   (31,032)   (30,229)   (30,873)  (31,858)
                                                 -------    -------    -------    -------   -------
      Taxpayer-supported balance..............    (3,115)    (3,578)    (1,872)    (1,960)   (1,888)
   Commercial Crown corporation net income....     1,381      2,034      2,072      2,235     2,188
                                                 -------    -------    -------    -------   -------
Surplus/(deficit) before forecast allowance...    (1,734)    (1,544)       200        275       300
   Forecast allowance ........................      (500)      (100)      (100)        --        --
                                                 -------    -------    -------    -------   -------
Surplus/(deficit) ............................    (2,234)    (1,644)       100        275       300
                                                 =======    =======    =======    =======   =======
---------------------------------------------------------------------------------------------------

(1) In order to comply with generally accepted accounting principles, revenue and expense of school districts, post-secondary institutions and regional health authorities/societies are included in the government's reporting entity beginning in 2004/05. The 2003/04 Budget Estimate and Updated Forecast have been restated to reflect this presentation for comparability with 2004/05 and subsequent years.

(2) Excludes $260 million in additional Health Accord funding announced on January 30, 2004, which will be committed to health care.

Introduction

          Budget 2004 delivers on government's legislated commitment to balance the budget beginning in 2004/05. The updated fiscal plan projects surpluses for 2004/05 and the following two fiscal years. A $100 million surplus is forecast in 2004/05, followed by $275 million and $300 million surpluses in 2005/06 and 2006/07 respectively.

          The three-year fiscal plan conforms to the standards set by the accounting profession for senior governments in Canada referred to as generally accepted accounting principles or "GAAP". The main change required to fully comply with GAAP in 2004/05 has been to integrate the financial forecasts of schools, universities, colleges and health authorities/societies (the SUCH sector) into government's revenue, spending and balance sheet projections.

          For comparability with the three-year fiscal plan for 2004/05 to 2006/07, the Budget 2004 fiscal plan includes restatements of the 2003/04 budget and forecast to include the SUCH sector. As shown in Table 1.1, the 2003/04 forecast deficit - restated to include the SUCH sector - is $1,644 million, $590 million less than the $2,234 million restated budget deficit.

          On the Budget 2003 basis that excludes the SUCH sector, the updated 2003/04 deficit forecast is $1,710 million. The effect of including the SUCH sector in 2003/04 is to reduce the deficit forecast by an estimated $66 million.

          For information on the updated 2003/04 forecast and changes since the February 18, 2003 budget, see Part 4: 2003/04 Updated Financial Forecast (third Quarterly Report).

--------------------------------------------------------------------------------
                   Budget and Fiscal Plan - 2004/05 to 2006/07

8                             Three-Year Fiscal Plan
--------------------------------------------------------------------------------

                     Chart 1.1 Updated Balanced Budget Plan

          [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

          Budget 2003 Plan

          $millions   2003/04   2004/05   2005/06
          ---------   -------   -------   -------

           Surplus         --     $50       $375
           Deficit    ($2,300)     --         --

           Budget 2004 Plan
          (Full GAAP basis)

                       2003/04
                       Updated
          $millions   Forecast   2004/05   2005/06   2006/07
          ---------   --------   -------   -------   -------

           Surplus         --      $100      $275      $300
           Deficit    ($1,644)       --        --        --

          Over and above the $100 million forecast surplus, the 2004/05 budget includes a $240 million contingency vote for unexpected spending requirements by government ministries. A further $100 million forecast allowance is available to protect the bottom line from shortfalls in revenue, Crown corporation income and other areas. When combined with the $100 million surplus, these provide a $440 million cushion to protect the balanced budget plan against unforeseen events in 2004/05.

          A $240 million contingency vote is also assumed in each of 2005/06 and 2006/07. Combined with the forecast surpluses, the total cushion protecting the balanced budget against economic, revenue and other forecast shocks is $515 million in 2005/06 and $540 million in 2006/07.

          The three year fiscal plan is based on the Ministry of Finance economic forecast that projects economic growth of 2.8 per cent for 2004 and 3.1 per cent in 2005 and 2006, slightly less than the independent Economic Forecast Council consensus. Full details of the economic forecast are found in Part 3: British Columbia Economic Review and Outlook.

          Chart 1.2 Provisions to Protect the Balanced Budget Plan

          [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

                                  2004/05        2005/06        2006/07
                               ------------   ------------   ------------
          Contingency vote
          for unexpected
          ministry spending    $240 million   $240 million   $240 million

          Forecast
          allowance for
          revenue shortfalls   $100 million         --             --

          Surplus              $100 million   $275 million   $300 million
                               Surplus        Surplus        Surplus

                               $440 million   $515 million   $540 million

--------------------------------------------------------------------------------
                   Budget and Fiscal Plan - 2004/05 to 2006/07

                             Three-Year Fiscal Plan                            9
--------------------------------------------------------------------------------

          In turn, the revenue forecast is based on income growth, commodity prices, the exchange rate and other related assumptions included in the economic forecast. Revenue also includes forecasts submitted by Crown corporations and organizations in the SUCH sector. The resulting total revenue forecast projects an annual growth rate of 3.2 per cent in 2004/05, led by growing revenues from taxation sources. In 2005/06 and 2006/07, revenue is forecast to grow an average 2.8 per cent per year.

          The spending plan is based on government's review of ministry spending plans and allocation or reallocation of available financial resources to meet government priorities. The plan is centered on the Consolidated Revenue Fund (CRF) that makes up over 80 per cent of total government spending. The remainder includes the spending of taxpayer-supported Crown corporations and agencies and SUCH sector organizations, net of grants paid to those entities from the CRF.

          Overall spending is forecast to decline by 2.6 per cent between 2003/04 and 2004/05, as government spending is brought in line with available revenues in order to achieve a balanced budget. For 2005/06 and 2006/07, spending is planned to grow an average 2.7 per cent per year. With planned balanced budgets, additional economic and revenue growth provides the basis for expanded service levels, lower tax rates and/or debt repayment. The need to ensure robust revenue growth to provide these choices underscores the priority placed on building a strong and vibrant economy in British Columbia.

          Since Budget 2003, government has committed new revenues and savings from other areas to the priority areas of health care and education. Additional funding has also been provided for services to children and vulnerable adults, and income assistance for people in need.

          Chart 1.3 Spending Plan Aligned With Revenues

                                 [GRAPHIC]

          Budget 2004 updates the three-year fiscal plan tabled on February 18, 2003, and extends the plan to 2006/07. Table 1.2 summarizes the developments to the fiscal plan since the plan was tabled in February 2003. Over the

--------------------------------------------------------------------------------
                   Budget and Fiscal Plan - 2004/05 to 2006/07

10                            Three-Year Fiscal Plan
--------------------------------------------------------------------------------

Table 1.2 Three-Year Fiscal Plan Update -- Changes from Budget 2003

---------------------------------------------------------------------------------------------------------
   ($ millions)                                                             2003/04    2004/05    2005/06
---------------------------------------------------------------------------------------------------------
Budget 2003 Fiscal Plan                                                      (2,300)        50       375
                                                                             ------      -----     -----
Revenue increases (decreases):
   Health Accord funding ...............................................        319        398       596
   Taxpayer-supported revenue ..........................................        (54)      (263)     (556)
   Commercial Crown corporation operating results ......................        653        403       496
   SUCH sector direct revenue ..........................................      2,570      2,606     2,667
                                                                             ------      -----     -----
      Total revenue changes ............................................      3,488      3,144     3,203
                                                                             ------      -----     -----
Less expense increases (decreases):
   Health Accord funding ...............................................        319        398       596
   CRF funding increases, primarily health care and education ..........        661(1)     209       288
   Taxpayer-supported Crown agency expenses and other adjustments ......       (252)       (95)     (141)
   SUCH sector expenses in excess of grant funding .....................      2,504      2,482     2,560
                                                                             ------      -----     -----
      Total expense changes ............................................      3,232      2,994     3,303
                                                                             ------      -----     -----
Forecast allowance changes .............................................        400       (100)       --
                                                                             ------      -----     -----
Total changes ..........................................................        656         50      (100)
                                                                             ------      -----     -----
Budget 2004 Updated Fiscal Plan ........................................     (1,644)       100       275
                                                                             ======      =====     =====
---------------------------------------------------------------------------------------------------------

(1) Includes an additional $434 million for forest fires, floods and BSE, and $382 million to reinvest proceeds from the BC Rail investment partnership.

          three years, taxpayer-supported revenues are lower than previously forecast mainly due to lower forest and equalization revenues. These reductions are more than offset by increases to commercial Crown corporation net income forecasts, primarily BC Hydro and the Liquor Distribution Branch in 2004/05 and 2005/06. For Budget 2004, revenues have been augmented by the direct revenues of the SUCH sector, which include post-secondary fees, federal contributions to SUCH entities, their own investment earnings and various miscellaneous revenues. The revenue forecast is described starting on page 31, and revenue policy changes are detailed in Part 2: Revenue Measures.

          Spending changes are based on the review and allocation of resources to ministry budgets in the CRF, together with updates to taxpayer-supported Crown corporation forecasts and SUCH sector spending forecasts, net of grants received from government. Further information on the spending forecast, including the CRF spending plan, is found below. A description of the SUCH sector and the impact of its inclusion into the government budget framework is provided in the "Inclusion of SUCH in the Government's Budget and Reporting Framework" topic box at the end of Part 1.

          For 2006/07, an annual revenue increase of $1.01 billion is forecast. This allows for additional CRF funding commitments of $758 million, primarily for health care, education and forestry development. As shown in Table 1.3, the annual revenue increase also accommodates growth in net spending of taxpayer-supported Crown corporations and agencies, and SUCH organizations, while maintaining a planned surplus of $300 million.

          BC's estimated $260 million share of the additional $2 billion federal Health Accord funding announced on January 30, 2004 is not included in Budget 2004. However, all of those funds will be added to the health care budget once details of the January 30 federal plan are known and the appropriate accounting treatment is confirmed.

--------------------------------------------------------------------------------
                   Budget and Fiscal Plan - 2004/05 to 2006/07

                            Three-Year Fiscal Plan                            11
--------------------------------------------------------------------------------

          Government debt at the end of 2003/04 is forecast to total $37.8 billion, $3.6 billion less than budget. This results from a lower than expected deficit, lower debt at the start of the year, reduced capital spending, and defeasance of BC Rail's debt. Lower debt interest costs in 2004/05 and future years result from the reduced borrowing requirements. The taxpayer-supported debt-to-GDP ratio is forecast to show a declining trend in future years as planned surpluses start to reduce future borrowing requirements. Additional information on the debt outlook is found starting on page 42.

          The main risks to the government fiscal plan include economic fluctuations such as exchange rate or commodity price shocks, and equalization changes on the revenue side, as well as wage and service demand pressures on the expenditure side. These and other risks are more fully described starting on page 44.

          Consistent with government's accountability framework, the budget and three-year fiscal plan is complemented by the service plans for government ministries and Crown corporations that detail their goals, objectives and performance targets. Ministers and ministers of state are also subject to ministerial salary deductions if financial or performance targets are not achieved.

Table 1.3 Extending the Fiscal Plan to 2006/07

--------------------------------------------------------------------------------
                                                                          Change
                                                                           from
   ($ millions)                                                          2005/06
--------------------------------------------------------------------------------
2005/06 planned surplus ..............................................      275
                                                                          -----
Plus:
   Revenue Changes
   Taxpayer-supported revenue ........................................      980
   Commercial Crown corporation operating results ....................      (47)
   SUCH sector direct revenue ........................................       77
                                                                          -----
      Total revenue changes ..........................................    1,010
                                                                          -----
Less:
   CRF annual funding increase, primarily health care,
      education and forests ..........................................      758
   Taxpayer-supported Crown agency expenses and other adjustments ....      131
   SUCH sector expenses in excess of grant funding ...................       96
                                                                          -----
      Total taxpayer-supported spending changes ......................      985
                                                                          -----
Total changes ........................................................       25
                                                                          -----
2006/07 planned surplus ..............................................      300
                                                                          =====
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                   Budget and Fiscal Plan - 2004/05 to 2006/07

12                            Three-Year Fiscal Plan
--------------------------------------------------------------------------------

Table 1.4 Revenue by Source(1)
----------------------------------------------------------------------------------------------------------------
                                                                     2003/04
                                                              -------------------    Budget
                                                               Budget     Updated   Estimate     Plan     Plan
      ($ millions)                                            Estimate   Forecast   2004/05    2005/06   2006/07
----------------------------------------------------------------------------------------------------------------
   Taxation revenue
      Personal income .....................................     4,722      4,895      5,005      5,302    5,606
      Corporate income ....................................       755        771        893        776      959
      Social service ......................................     3,995      3,945      4,156      4,353    4,546
      Fuel ................................................       866        870        891        910      939
      Tobacco .............................................       635        645        676        676      676
      Property ............................................     1,574      1,584      1,655      1,716    1,782
      Property transfer ...................................       368        505        432        400      400
      Other ...............................................       450        454        477        487      490
                                                               ------     ------     ------     ------   ------
                                                               13,365     13,669     14,185     14,620   15,398
                                                               ------     ------     ------     ------   ------
   Natural resource revenue
      Natural gas royalties ...............................     1,289      1,263      1,213      1,085    1,063
      Columbia River Treaty ...............................       240        235        215        210      190
      Other energy and minerals ...........................       477        869        603        560      541
      Forests .............................................     1,109      1,004        999      1,012    1,036
      Water and other resources ...........................       301        330        402        412      428
                                                               ------     ------     ------     ------   ------
                                                                3,416      3,701      3,432      3,279    3,258
                                                               ------     ------     ------     ------   ------
   Other revenue
      Medical Services Plan premiums ......................     1,410      1,387      1,398      1,413    1,429
      Post secondary education fees .......................       662        662        713        779      837
      Other healthcare-related fees .......................       437        437        421        423      425
      Motor vehicle licences and permits ..................       352        362        370        378      387
      Other fees and licences .............................       653        673        852        686      708
      Investment earnings .................................     1,036        908        826        873      916
      Sales of goods and services .........................       621        699        681        700      719
      Miscellaneous .......................................     1,225      1,137      1,133      1,097    1,067
                                                               ------     ------     ------     ------   ------
                                                                6,396      6,265      6,394      6,349    6,488
                                                               ------     ------     ------     ------   ------
   Contributions from the federal government
      Health and social transfers(2).......................     3,082      3,148      3,224      3,537    3,719
      Equalization ........................................       675       (149)       402        420      422
      Other cost-shared agreements ........................       681        820        720        708      685
                                                               ------     ------     ------     ------   ------
                                                                4,438      3,819      4,346      4,665    4,826
                                                               ------     ------     ------     ------   ------
Taxpayer-supported programs and agencies ..................    27,615     27,454     28,357     28,913   29,970
                                                               ------     ------     ------     ------   ------
Commercial Crown corporation net income
   BC Hydro (before RSA/Heritage Contract transfers .......       (70)       190        388        448      384
   Liquor Distribution Branch .............................       655        709        760        793      802
   BC Lotteries ...........................................       725        725        850        950    1,010
   BC Rail ................................................        61         89        211         51       17
   ICBC ...................................................        45        196         52         (3)     (22)
   Other ..................................................         5          9          1          4        5
      Accounting adjustments ..............................       (40)       116       (190)        (8)      (8)
                                                               ------     ------     ------     ------   ------
                                                                1,381      2,034      2,072      2,235    2,188
                                                               ------     ------     ------     ------   ------
Total revenue .............................................    28,996     29,488     30,429     31,148   32,158
                                                               ======     ======     ======     ======   ======
----------------------------------------------------------------------------------------------------------------

(1) In order to comply with generally accepted accounting principles, revenue of school districts, post-secondary institutions and regional health authorities/societies is included in the government's reporting entity beginning in 2004/05.The 2003/04 budget estimate and updated forecast have been restated to conform with this presentation.

(2) Effective April 1, 2004 the Canada Health and Social Transfer (CHST) will be split into two separate funding programs, the Canada Health Transfer
     (CHT) and the Canada Social Transfer (CST). Revenue includes entitlement under the CHST (2003/04 only), CHT, CST, Early Learning Child Care Services and Health Reform Fund programs, and BC's share of the Medical/Equipment Trust and the 2003 CHST Supplement Trust. Excludes $260 million in estimated additional Health Accord funding announced on January 30, 2004.

--------------------------------------------------------------------------------
                  Budget and Fiscal Plan - 2004/05 to 2006/07

                             Three-Year Fiscal Plan                           13
--------------------------------------------------------------------------------

Table 1.5 Expense by Ministry, Program and Agency(1)
--------------------------------------------------------------------------------

                                                                    2003/04
                                                              -------------------    Budget
                                                               Budget     Updated   Estimate     Plan      Plan
($ millions)                                                  Estimate   Forecast    2004/05   2005/06   2006/07
----------------------------------------------------------------------------------------------------------------
Advanced Education ........................................    1,899      1,899       1,899     1,929     2,004
Education .................................................    4,860      4,860       4,943     5,003     5,173
Health Services ...........................................   10,531(2)  10,531(2)   10,558    10,785    11,258
                                                              ------     ------      ------    ------    ------
         Subtotal .........................................   17,290     17,290      17,400    17,717    18,435
                                                              ------     ------      ------    ------    ------
Office of the Premier .....................................       52         52          44        46        46
Agriculture, Food and Fisheries ...........................       49         49          45        45        45
Attorney General ..........................................      508        508         489       482       482
Children and Family Development ...........................    1,452      1,452       1,382     1,394     1,408
Community, Aboriginal and Women's Services ................      602        602         506       565       598
Energy and Mines ..........................................       77         77          64        55        56
Finance ...................................................       52         52          46        46        46
Forests ...................................................      565        535         530       629       696
Human Resources ...........................................    1,418      1,418       1,301     1,347     1,347
Management Services .......................................       49         49          61        57        58
Provincial Revenue ........................................       51         51          52        52        52
Public Safety and Solicitor General .......................      537        537         503       501       498
Skills Development and Labour .............................       26         24          19        19        19
Small Business and Economic Development ...................      179        177         143       242       148
Sustainable Resource Management (3) .......................       89         89         281       119       140
Transportation ............................................      855        850         811       812       812
Water, Land and Air Protection ............................      153        153         148       148       148
                                                              ------     ------      ------    ------    ------
         Subtotal .........................................    6,714      6,675       6,425     6,559     6,599
                                                              ------     ------      ------    ------    ------
   Total ministries and Office of the Premier .............   24,004     23,965      23,825    24,276    25,034
Legislation ...............................................       43         43          46        48        46
Officers of the Legislature ...............................       23         23          27        41        20
BC Family Bonus ...........................................       85         78          59        39        32
Management of Public Funds and Debt .......................      926        755         800       855       885
Government Restructuring (All Ministries) .................      190        180          --        --        --
Contingencies (All Ministries) and New Programs ...........      116        116         240       240       240
Other Appropriations ......................................       13         13          12         8         8
                                                              ------     ------      ------    ------    ------
         Subtotal .........................................   25,400     25,173      25,009    25,507    26,265
BC Rail investment partnership ............................       --        382          --        --        --
Natural disasters Supplementary Estimate ..................       --        434          --        --        --
2010 Olympics Supplementary Estimate ......................       --         72          --        --        --
                                                              ------     ------      ------    ------    ------
   Consolidated revenue fund expense ......................   25,400     26,061      25,009    25,507    26,265
   Less: grants to agencies and other internal transfers
      Taxpayer-supported Crown corporations and agencies ..     (769)    (1,024)       (735)     (732)     (707)
      School districts ....................................   (4,214)    (4,214)     (4,314)   (4,343)   (4,350)
      Universities ........................................     (809)      (809)       (817)     (823)     (828)
      Colleges, university colleges, and institutes .......     (787)      (787)       (772)     (788)     (797)
      Health authorities and hospital societies ...........   (6,883)    (6,883)     (6,912)   (6,931)   (6,948)
      CFD governance authorities(4) .......................     (283)        (3)         --      (580)   (1,120)
   Add: Expenses recovered from external entities .........    1,679      1,516       1,569     1,614     1,681
                                                              ------     ------      ------    ------    ------
                                                              13,334     13,857      13,028    12,924    13,196
Taxpayer-supported Crown corporations and agencies ........    1,916      1,975       1,904     1,924     1,963
SUCH sector and regional authorities:
   School districts .......................................    4,368      4,368       4,446     4,485     4,505
   Universities ...........................................    1,857      1,857       1,935     2,015     2,089
   Colleges, university colleges, and institutes ..........    1,314      1,314       1,318     1,343     1,362
   Health authorities and hospital societies ..............    7,658      7,658       7,598     7,602     7,623
   CFD governance authorities (4) .........................      283          3          --       580     1,120
                                                              ------     ------      ------    ------    ------
                                                              15,480     15,200      15,297    16,025    16,699
                                                              ------     ------      ------    ------    ------
Total taxpayer-supported expense ..........................   30,730     31,032      30,229    30,873    31,858
                                                              ======     ======      ======    ======    ======

--------------------------------------------------------------------------------
(1) In order to comply with generally accepted accounting principles, expense of school districts, post-secondary institutions and regional health authorities/societies is included in the government's reporting entity beginning in 2004/05. The 2003/04 budget estimate and updated forecast have been restated to conform with this presentation.

(2) Includes additional federal health funding finalized after Budget 2003. Excludes potential new funding announced January 30, 2004.

(3) Budget increases in 2004/05 to 2006/07 primarily reflect the recognition of market values of Crown lands transferred at below market value, or leased free of charge, as non-cash expense. There is no impact on the summary account bottom line (see page 28 for further information).

(4) The amount of funding to be transferred, and the timing of the transfer, will be based on an assessment of Authority readiness.

--------------------------------------------------------------------------------
                  Budget and Fiscal Plan - 2004/05 to 2006/07

14                           Three-Year Fiscal Plan
--------------------------------------------------------------------------------

Consolidated Revenue Fund (CRF) Spending

          Overview

          The three-year spending plan for 2004/05 - 2006/07 remains consistent with the plan presented in February 2003, and incorporates the additional funding received in 2003/04 from the First Ministers' Accord on Health Care Renewal funding.

          Chart 1.4  Total Consolidated Revenue Fund Spending(1)

          [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR GRAPH IN THE PRINTED MATERIAL.]

                                                 2003/04
                                                  Budget   2004/05   2005/06   2006/07
                                                 -------   -------   -------   -------
          Annual % Change
          (excluding Health Accord in 2003/04)              -0.3%      +2.0%     +3.0%

          Total Spending                         $25.4 B   $25.0 B   $25.5 B   $26.3 B

          Debt Interest and Other                  1.4       1.2       1.2       1.3

          Health Accord Funding                    0.3        --        --        --

          Ministries and Premier's Office         23.7      23.8      24.3      25.0

          (1) Excludes new Health Accord funding from the January 30, 2004 federal announcement.

          On January 30, 2004, the federal government fulfilled a Health Accord commitment by announcing that additional new health funding of $2 billion would be made available to provinces. However, at the time of preparing Budget 2004, the federal government had not yet confirmed details of its new funding for health care. Once the federal government confirms the new health funding and appropriate accounting treatment has been finalized, a Supplementary Estimate will be presented to the Legislature.

          Compared to the original 2003/04 budget estimate, which excluded additional federal health funding, overall CRF spending will increase by approximately $1,184 million or 4.7 per cent by the end of the next three years (see Table 1.5).

          Overall CRF spending, which includes ministries and other areas, will decline by about 0.3 per cent in 2004/05. It will then increase by 2 per cent in 2005/06 followed by a 3 per cent increase in 2006/07, reflecting the additional federal health funding announced last year and an expected improvement in the economy and provincial finances.

          Ministry spending, including the Premier's Office, will show an overall increase of 5.7 per cent by the end of 2006/07, primarily reflecting budget increases to the priority areas of health care and education. Other spending, which includes debt interest, restructuring and special offices, will decline 12 per cent by 2006/07 largely due to the completion of restructuring funding in 2003/04.

--------------------------------------------------------------------------------
                   Budget and Fiscal Plan - 2004/05 to 2006/07

                              Three-Year Fiscal Plan                          15
--------------------------------------------------------------------------------

          The spending plan is based on ministry three-year service plans that have been updated to incorporate some changes in spending priorities, program reallocations and the addition of 2006/07 spending targets.

          Chart 1.5 Ministry Spending (1)

          [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR GRAPH IN THE PRINTED MATERIAL.]

                                            2003/04    2004/05
                                           Budget(2)    Budget   2005/06   2006/07
                                           ---------   -------   -------   -------
          Total ministry spending           $23.7 B    $23.8 B   $24.3 B    $25.0

          Annual % change                    -1.2%      +0.6%     +2.0%      +3.0%

          Other Ministries                    6.7        6.4       6.6        6.6     Other Costs
                                                                                     Reduced: -1.7%

          Education & Advanced Education      6.8        6.8       6.9        7.2     Funding
                                                                                     Increased

          Health Services(1)                 10.2       10.6      10.8       11.2     Funding
                                                                                     Increased

          (1) Excludes new Health Accord funding from the January 30, 2004 federal announcement.

          (2) Excludes additional funding received under the First Minister's Accord on Health Care Renewal as it was finalized after Budget 2003.

          Table 1.6 provides a summary of major changes to the spending targets for 2003/04 to 2005/06 as presented in Budget 2003. In total, $607 million has been added to the spending target for 2004/05 and $884 million in 2005/06.

          Spending increases largely reflect the inclusion of additional federal health funding announced last year and the accommodation of various spending priorities including the mid-term service plan review of the Ministry of Children and Family Development. These changes are offset by significantly lower forecasts of debt interest costs, in part due to the effect of lower interest rates.

          The spending plan assumes government's bargaining mandate of 0 per cent compensation adjustment for each of the years 2003/04 to 2005/06. Public sector employers may address legitimate skills shortages through an approved labour market strategy. However, the government has not provided incremental funding to employers for market adjustments as these must be funded through efficiency savings without a reduction in service levels.

          Part 4 provides an update of developments in 2003/04. Spending for ministries and other programs is expected to be about 0.9 per cent below budget before factoring in Supplementary Estimates for natural disasters and accelerated 2010 Olympics funding, and the flow through of BC Rail investment partnership proceeds.

          Ministry savings and lower debt interest costs helped to address the government's priorities of accelerating funding of the government's 2010 Olympics commitment, a number of other priority initiatives, as well as to reduce the impact of natural disaster costs.

          Key assumptions are provided in Appendix Table A11.

--------------------------------------------------------------------------------
                   Budget and Fiscal Plan - 2004/05 to 2006/07

16                           Three-Year Fiscal Plan
--------------------------------------------------------------------------------

Table 1.6 Three-Year Consolidated Revenue Fund Expense Update - Changes from
          Budget 2003
          (excluding program reorganizations between ministries)

----------------------------------------------------------------------------------------------------------------------------
                                                                                     Estimates
($ millions)                                                                          2003/04    2004/05   2005/06   2006/07
----------------------------------------------------------------------------------------------------------------------------
February 18, 2003 Three-Year Spending Plan .......................................     25,034     24,402    24,623    24,623

Key Changes:
Advanced Education - expanding access to post-secondary system....................                                        75
Children and Family Development - mid-term service plan review and funding for
   early learning and childcare and Child and Youth Mental Health plan funding....                   125       119       133
Community, Aboriginal and Women's Services - early learning and childcare and traffic fine sharing; revised local grant payment schedule; safety inspection
   services transferred outside of government.....................................                   (44)       17        50
Education - improving student achievement, literacy and seismic upgrading.........                                       170
Energy and Mines - funding for oil, gas and offshore development; including
   Vancouver Island Natural Gas Pipeline Agreement funding .......................                    18         9        11
Forests - BC Timber Sales Program investments and other forestry initiatives .....                    (7)       46       112
Health Services - funding from First Ministers' Accord on Health Care Renewal ....        319        398       596       596
   - reallocations of Health Accord funding (to)/from capital budget .............                   (51)      (45)       16
   - Abbotsford Regional Hospital and Cancer Centre; home and community care
      and other changes ..........................................................                              23       104
   - budget increase for service priorities.......................................                                       331
Human Resources - lower-than-expected caseload reductions and caseload
   composition changes............................................................                    80        80        80
Public Safety and Solicitor General - funding to support policing ................                    31        28        26
Small Business and Economic Development - revised payment schedules for
   Vancouver Convention Centre Expansion Project (including funding the
   Tourism Vancouver share); and 2010 Olympics projects ..........................                    (8)       58       (37)
Sustainable Resource Management - applying GAAP for free Crown grants and
   tenure leases .................................................................                   211        49        69
Transportation - flowthrough of federal ferry subsidy to BC Ferry Services Inc ...                    25        25        25
Management of Public Funds and Debt - lower debt levels and interest rates .......                  (242)     (169)     (139)
Contingencies - increased budget .................................................                    40        40        40
Other Appropriations - reduced requirements for BC Family Bonus program and
   other areas ...................................................................                   (19)      (39)      (65)
Other estimates restatements and minor target adjustments(1)......................         47         50        47        45
                                                                                       ------     ------    ------    ------
Total changes ....................................................................        366        607       884     1,642
                                                                                       ------     ------    ------    ------
February 17, 2004 Three-Year Spending Plan .......................................     25,400     25,009    25,507    26,265
                                                                                       ======     ======    ======    ======
----------------------------------------------------------------------------------------------------------------------------

(1) To be consistent with the presentation used in Budget 2004, the estimate for 2003/04 and targets for 2004/05 and 2005/06 have been restated to reflect the effect of a number of fees, licences and other revenues that were previously treated as deductions from expenditures in the Ministry of Water, Land and Air Protection, but are now reported as revenues ($23-$29 million). The estimate for 2003/04 has also been restated to reflect the flow through of $24 million for the federal ferry subsidy to BC Ferry Services Inc. These adjustments do not affect the government's bottom line.

          Health Care

          Budget 2004 invests growing provincial revenues in British Columbia's priorities such as health care while keeping services affordable. Over the next three years, health care will receive the largest share of funding increases.

          By 2006/07, the Health Services budget will increase by over 10 per cent or $1 billion since Budget 2003 was delivered on February 18, 2003. This reflects the government's commitment to reinvest every dollar from the First Ministers'

--------------------------------------------------------------------------------
                   Budget and Fiscal Plan - 2004/05 to 2006/07

                             Three-Year Fiscal Plan                           17
--------------------------------------------------------------------------------

          Chart 1.6 Health Care Budget Change

                                   [GRAPHIC]

          Accord on Health Care Renewal funding (finalized later in 2003/04) and new provincial health funding added in 2005/06 and 2006/07 for priority areas.

          Health Accord funding is being used to help ensure that Fair Pharmacare remains affordable, to provide vital diagnostic and medical equipment funding to health authorities, new vaccination programs for children and increased patient care. A portion of Health Accord equipment funding is also being spent through the capital spending budget rather than the operating budget.

          On January 30, 2004, the federal government fulfilled a Health Accord commitment by announcing that additional new health funding of $2 billion would be made available to provinces. British Columbia's share is estimated at $260 million. Current plans would see the funds allocated evenly with $130 million being spent in 2004/05 and another $130 million used in 2005/06. These incremental funds would be used for acute and post-acute home and community care to free up hospital beds; community-based mental health designed to prevent hospital admissions; critical care pharmaceuticals and services; increased capacity for Nurseline/Bedline to provide better services; and increased surgical capacity to address waitlists.

          Table 1.7 Health Care Funding Increases


          ($ millions)                                            2003/04   2004/05   2005/06   2006/07
          ---------------------------------------------------------------------------------------------
          Post Budget 2003:
          Health Accord funding - 2003/04 Final Service Plan...     319       398       596        596
          Reallocation of funding (to) from capital budget.....      --       (51)      (45)        16
                                                                    ---       ---       ---        ---
          Net Health Accord increase...........................     319       347       551        612
          Budget 2004:
          Home and community care and other changes............      --        --        17         73
          Abbotsford Regional Hospital and Cancer Centre.......      --        --         6         31
          Priority budget allocation...........................      --        --        --        331
                                                                    ---       ---       ---      -----
          Total changes(1).....................................     319       347       574      1,047
                                                                    ===       ===       ===      =====
          ---------------------------------------------------------------------------------------------

          (1) Excludes additional Health Accord funding announced January 30, 2004.

--------------------------------------------------------------------------------
                  Budget and Fiscal Plan - 2004/05 to 2006/07

18                           Three-Year Fiscal Plan
--------------------------------------------------------------------------------

          At the time of preparing Budget 2004, the federal government had not yet confirmed the exact amount of its new funding for health care. Once the federal government confirms the new health funding and appropriate accounting has been finalized, a Supplementary Estimate will be presented to the Legislature.

          Funding has been added to the Health Services budget in 2005/06 and 2006/07 to begin early planning and preparation for the new Abbotsford Regional Hospital and Cancer Centre and for additional support to home and community care clients. A further $331 million is being allocated in 2006/07 to help address anticipated price and volume increases in Fair Pharmacare, significantly increase home and community care services, increase funding for critical pharmaceuticals and services such as renal dialysis, cancer, and HIV/AIDs, and for additional surgeries.

          Health Services will provide $694 million in capital funding (including funding from the Health Accord) for new construction, equipment and upgrading of existing health facilities over the next three years. In addition, government-owned Crown land with an estimated value of $121 million, upon which the BC Children's Hospital and BC Women's Hospital and Health Centre is situated, will be transferred to the Provincial Health Services Authority.

          Provincial capital funding will support priority initiatives including Riverview Hospital replacement projects, home and community care facility projects, medical and diagnostic equipment, academic space projects related to the UBC medical school expansion and rehabilitation of existing health facilities throughout the province.

          Chart 1.7 Health Capital Spending

                                    [GRAPHIC]

          Health Authorities will also spend a further $225 million for minor capital purchases (such as beds and lifts) and capital projects, financed through operating grants provided by the Ministry of Health Services as well as through own-source revenues. Table 1.17 provides information on provincially funded projects of $50 million or more. More information on capital spending is provided in the Ministry of Health Services 2004/05 - 2006/07 Service Plan.

--------------------------------------------------------------------------------
                   Budget and Fiscal Plan - 2004/05 to 2006/07

                            Three-Year Fiscal Plan                            19
--------------------------------------------------------------------------------

          Education -- K-12

          Budget 2004 invests growing provincial revenues to improve student achievement in public schools, promote literacy in communities and make schools safer.

          Chart 1.8 K-12 Education Budget Change

                                    [GRAPHIC]

          Over the next three years, the K-12 education budget will increase by more than $300 million to help support improved student achievement and make schools safer.

          While student enrolment in public schools has been declining, overall funding per student in 2003/04 has risen by $313 since 2000/01. Spending per pupil in 2004/05 will increase $219 from 2003/04 and by a further $107 in 2005/06. Details on per pupil spending in 2006/07 will be provided at a later date.

          Chart 1.9 Student Enrolment and Per Pupil Funding (Public Schools)

                                    [GRAPHIC]

          Additional funding will be used to help achieve:

          o High school completion rates reaching 85 per cent within five years.

          o 90 per cent of students meeting expectations for reading by the end of the third grade.

--------------------------------------------------------------------------------
                  Budget and Fiscal Plan -- 2004/05 to 2006/07

20                            Three-Year Fiscal Plan
--------------------------------------------------------------------------------

          o School completion rates for aboriginal students equaling those of all students, with significant progress made each year -- the completion rate for aboriginal students has risen from 42 per cent in 2001/02 to 46 per cent in 2002/03.

          Table 1.8 K-12 Education Funding Increases

          ($ millions)                                                   2003/04   2004/05   2005/06   2006/07
          ----------------------------------------------------------------------------------------------------
          Budget 2003 :
          Student Achievement(1) .....................................      --        83       143       143
          Budget 2004 :
          Priority funding for student achievement and literacy ......      --        --        --       155
          Seismic Mitigation -- minor structural and non-structural...                --        --        15
                                                                           ---       ---       ---       ---
          Total changes(1) ...........................................      --        83       143       313
                                                                           ===       ===       ===       ===
          ----------------------------------------------------------------------------------------------------

          (1) Excludes one-time grants totalling approximately $90 million provided to school districts at the end of 2001/02 and 2002/03.

          Literacy will also be a focus of education, and initiatives will include an early literacy success strategy targeted at students in the first years of school, and a program to improve literacy in schools, the workplace and communities.

          Over the next three years, operating spending for non-structural and minor structural seismic upgrades to schools will be increased from $8 million to $23 million by 2006/07 as part of a province-wide review of seismic upgrade needs. Based on results of the review, a further $50 million per year in capital spending will also be earmarked for major structural seismic upgrading beginning in 2006/07.

          The Ministry of Education will provide school districts with $442 million in capital funding to support new construction and upgrading of existing K-12 facilities including seismic upgrading. In addition, $182 million will be spent by school districts for minor capital projects funded in part through operating funds provided by the ministry. Further information on capital spending is provided in the Ministry of Education's 2004/05 -- 2006/07 Service Plan.

          Chart 1.10 K-12 Education Capital Spending

          [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

          ($ millions)               2004/05   2005/06   2006/07   Total
                                     -------   -------   -------   -----
          Ministry Capital Funding     $135      $120      $187     $442
          Other Sources                $ 61      $ 85      $ 36     $182
                                       ----      ----      ----     ----
          Total                        $196      $205      $223     $624
                                       ====      ====      ====     ====

--------------------------------------------------------------------------------
                  Budget and Fiscal Plan -- 2004/05 to 2006/07

                            Three-Year Fiscal Plan                            21
--------------------------------------------------------------------------------
          Post-Secondary Education

          Budget 2004 is about investing growing provincial revenues to increase access to higher education.

          Chart 1.11 Post-secondary Education Budget Change

                                   [GRAPHIC]

          Funding for post-secondary education will increase $105 million over the next three years to improve student access to higher education in communities across the province.

          In partnership with the post-secondary sector, 11,811 new student FTE spaces will be created over the next three years and more than 25,000 spaces by 2009/10. As a result, overall seat growth will be 2 per cent in 2004/05, rising to 2.6 per cent in 2005/06 and 2006/07 --
          approximately double the estimated population growth for the 18-29 age group.

          Chart 1.12 Post-Secondary Student FTE Spaces

                                   [GRAPHIC]

          The goal of expanding access while providing financial support to students has required some changes to funding arrangements. Effective August 2004, funding of student grants will be replaced with an expanded student loan program. Funds from this change will be reinvested to create more student spaces starting in 2004/05. Students who require financial assistance will still have access to the same level of funding to pursue their education.

--------------------------------------------------------------------------------
                  Budget and Fiscal Plan -- 2004/05 to 2006/07

22                             Three-Year Fiscal Plan
--------------------------------------------------------------------------------

          Taxpayers will continue to fund 70 to 80 per cent of the cost of every seat for domestic students at the 27 public colleges, university colleges, universities and institutes. Over 50 per cent of BC university students graduated debt free based on a 2002 report of university graduates who completed studies in 2000. The government expects that this trend will continue.

          The Ministry of Advanced Education will be working to adjust its programs to assist those students most in need and determine how best to harmonize its student aid programs with the recently-announced federal changes in this area. Alternatives under consideration over the next three years include completion grants and loan remissions.

          The government anticipates that new funding over the next three years will not only provide for expanded seats, but an opportunity for post-secondary institutions to mitigate tuition fee increases.

          The Ministry of Advanced Education will provide post-secondary institutions with $665 million in capital funding to support new construction and upgrading of existing facilities. This amount includes $30 million toward the provincial contributions to the cost of 2010 Olympic venues that would be owned by post-secondary institutions.

          Capital funding provided by the ministry will support various projects including the UBC Life Sciences Centre, the Northern Medical facility at UNBC, the Island Medical facility at the University of Victoria, BC Knowledge Development Fund projects, as well as the rehabilitation, replacement and expansion of existing post-secondary facilities throughout the province.

          Post-secondary institutions will spend a further $313 million for other projects from their other own-source revenues.

          Chart 1.13 Post-Secondary Education Sector Capital Spending

          [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

                                     2004/05   2005/06   2006/07   Total
                                     -------   -------   -------   -----
          Ministry Capital Funding     $215      $210      $240     $665
          Other Sources                $193      $ 95      $ 25     $313
                                       ----      ----      ----     ----
          Total                        $408      $305      $265     $978
                                       ====      ====      ====     ====

          Further announcements on new projects and access initiatives will be made in the coming months.

          Table 1.17 provides information on provincially funded projects of $50 million or more. Further information on capital spending is provided in the Ministry of Advanced Education's 2004/05 - 2006/07 Service Plan.

--------------------------------------------------------------------------------
                   Budget and Fiscal Plan - 2004/05 to 2006/07

                            Three-Year Fiscal Plan                            23
--------------------------------------------------------------------------------

          Communities and Safety

          Budget 2004 invests growing provincial revenues to help people find employment; protect vulnerable children and families, and adults with developmental disabilities; increase access to early learning and childcare programs; and protect communities from crime.

          Table 1.9 Communities and Safety Funding Increases

          ($ millions)                                                             2004/05   2005/06   2006/07
          ----------------------------------------------------------------------------------------------------
          Budget 2004 :

          Human Resources: employment assistance ...............................      80        80        80
          Children and Family Development: revised service plan and
             funding for the Child and Youth Mental Health Plan ................     122       116       130
          Children and Family Development; and Community, Aboriginal
             and Women's Services: early learning and childcare ................      10        20        41
          Community, Aboriginal and Women's Services:
             - Transition of inspection services to new safety authority .......      (8)      (16)      (16)
             - Traffic fine revenue sharing ....................................                10        17
          Public Safety and Solicitor General:
             - Additional funding for policing including small municipalities ..      13        13        13
             - Missing persons investigation (project Evenhanded) ..............      18        15        13
                                                                                     ---       ---       ---
          Total changes(1)......................................................     235       238       278
                                                                                     ===       ===       ===
          ----------------------------------------------------------------------------------------------------

          (1)  Excludes program transfers and other minor budget adjustments.

          An additional $80 million per year has been provided to the Ministry of Human Resources as a result of a lower than assumed rate of decline in the caseload and changes in its composition.

          While the caseload has declined significantly over the last two years, due to successful strategies to help clients find employment, the rate of decline has slowed. Since 2001/02, the expected-to-work caseload has fallen from 84,114 to 33,140 in 2003/04, a decline of 50,974 or 61 per cent. Over the next three years, this caseload is forecast to decline to 20,200, a further decrease of 12,940 or 39 per cent. Since June 2001, more than 26,000 income assistance clients have been placed in jobs through ministry-sponsored programs. Further information on caseloads is provided in a topic box at the end of this chapter.

          Following a mid-term service plan review in June 2003, the three-year budget for the Ministry of Children and Family Development was increased to protect the health and safety of vulnerable children and families, and adults with developmental disabilities. Over the next three years, the ministry will continue its transition to establishing new governance authorities. In 2006/07, $14 million has been added to the budget to support the Child and Youth Mental Health Plan.

          Over the next three years, over $70 million in new funding is provided to the ministries of Children and Family Development and Community, Aboriginal and Women's Services to increase family access to early learning and childcare programs.

--------------------------------------------------------------------------------
                   Budget and Fiscal Plan - 2004/05 to 2006/07

24                             Three-Year Fiscal Plan
--------------------------------------------------------------------------------

          As part of the Core Review announced previously, safety inspection services in the Ministry of Community, Aboriginal and Women's Services will be assumed by an independent self-financed safety authority in 2004/05.

          Starting in 2005/06, Budget 2004 includes additional funding to phase in traffic fine revenue sharing with local governments. The traffic fine initiative will fulfill a New Era commitment.

          Budget 2004 includes additional funding for the Ministry of Public Safety and Solicitor General in recognition of the growing need for protection of communities and to continue with priority police investigations. Funding for policing has increased since 2001/02, resulting in additional provincial police resources focused on organized crime, major criminal investigations, illegal gaming and traffic enforcement.

          As in each year since 1998, funding for the BC Family Bonus will be reduced in response to federal increases to the National Child Benefit Supplement. However, depending on family circumstances, families will receive the same or increased combined federal and provincial benefits. Further information is provided in Part 2: Revenue Measures.

          Economy and Natural Resources

          Budget 2004 invests growing provincial revenues to revitalize the economy and maximize provincial benefits from natural resources.

          Vancouver Convention Centre Expansion Project (VCCEP)

          In December 2003, Tourism Vancouver confirmed its $90 million contribution to the VCCEP. The province and the federal government had each previously committed $202.5 million to the VCCEP, bringing total funding commitments to $495 million. The provincial and federal governments have also committed an additional $20 million each to upgrade and link the existing Vancouver Convention and Exhibition Centre to VCCEP (the Integration Project). The province has also committed an additional $7.5 million to the Integration Project, subject to the federal government matching this amount. This brings the total provincial commitment for the VCCEP and the Integration Project to $230 million.

          Budget 2004 provides for $163 million in provincial contributions to the VCCEP and the Integration Project. Combined with the 2003/04 provincial

          Table 1.10 VCCEP Funding and Capital Expenditures

          ($ millions)                                                     2003/04   2004/05   2005/06   2006/07
          ------------------------------------------------------------------------------------------------------
          Funding Sources:
          Provincial contribution ......................................      67        62        70        31
          Contribution funded on behalf of Tourism Vancouver ...........       0         9        19        30
                                                                              --        --       ---       ---
          Total funding by province - Ministry of Small Business
             and Economic Development ..................................      67        71        89        61
                                                                              ==        ==       ===       ===
          Capital Expenditures:
          Financed through provincial contributions ....................      51        64        70        45
          Financed through federal & Tourism Vancouver contributions ...       2         6        36        87
                                                                              --        --       ---       ---
          Total Capital Expenditures ...................................      53        70       106       132
                                                                              ==        ==       ===       ===

--------------------------------------------------------------------------------
                  Budget and Fiscal Plan - 2004/05 to 2006/07

                            Three-Year Fiscal Plan                            25
--------------------------------------------------------------------------------

          contribution of $67 million, the provincial funding commitment will be fulfilled in 2006/07.

          The province will also fund the $90 million Tourism Vancouver contribution to the VCCEP, including $58 million from 2004/05 to 2006/07. Tourism Vancouver will use its own revenue sources to reimburse the province for funding its $90 million contribution.

          All contributions provided on behalf of the province and Tourism Vancouver are funded through the Ministry of Small Business and Economic Development to VCCEP Ltd.

          In the government's financial statements, contributions provided by the province to VCCEP Ltd. are eliminated to prevent double counting of actual spending. Projected capital spending by VCCEP Ltd. includes capital expenditures funded by the province, federal government and Tourism Vancouver contributions, plus interest costs during construction (Table 1.16). The provincial share of capital spending for VCCEP Ltd. is also shown on Table 1.17.

          2010 Olympic and Paralympic Winter Games (2010 Olympics)

          In July 2003, Vancouver was selected as the host city of the 2010 Olympics. As part of honouring the provincial funding commitment to the 2010 Olympics, Budget 2004 provides for a total investment of $235 million from 2003/04 to 2006/07, including:

          o $162 million in operating and capital grants toward the construction cost of venues - representing 64 per cent of the provincial commitment for venues;

          o $55 million in grants for an endowment to support the ongoing operation of certain venues - representing 100 per cent of the provincial commitment for the endowment;

          o    $3 million in funding for medical and security planning; and

          o    $15 million in funding for First Nations and municipal legacies.

Table 1.11 2010 Olympics Funding

($ millions)                                         2003/04   2004/05   2005/06   2006/07   Total
--------------------------------------------------------------------------------------------------
Venues ...........................................      51        --        70        11      132
Venues endowment .................................      55        --        --        --       55
Medical and security .............................      --        --         1         2        3
First Nations and municipal legacies .............       3        --        10         2       15
                                                       ---       ---       ---       ---      ---
Total operating expenditure investment(1) ........     109        --        81        15      205
Capital advances to post-secondary institutions
   for venue construction(2) .....................      --         5        10        15       30
                                                       ---       ---       ---       ---      ---
Total contribution to provincial commitment ......     109         5        91        30      235
BC Olympic Games Secretariat(1) ..................       2         6         8         8      ===
                                                       ---       ---       ---       ---
Totals ...........................................     111        11        99        38
                                                       ===       ===       ===       ===
--------------------------------------------------------------------------------------------------

(1) Included in the Ministry of Small Business and Economic Development operating budget in 2004/05 - 2006/07. Funding in 2003/04 includes $37 million from within the budget of the Ministry of Community, Aboriginal and Womens' Services, and $72 million from a Supplementary Estimate (see Part
     4).

(2)  Included in the Ministry of Advanced Education capital budget.

--------------------------------------------------------------------------------
                  Budget and Fiscal Plan - 2004/05 to 2006/07

26                          Three-Year Fiscal Plan
--------------------------------------------------------------------------------

          Of the $235 million investment, $205 million is included as part of government spending. An additional $30 million will be provided as capital advances to post-secondary-institutions through the Ministry of Advanced Education in support of the 2010 Olympics venues constructed and owned by the institutions.

          In addition, the Ministry of Small Business and Economic Development budget includes funding to support the BC Olympic Games Secretariat for coordination and provincial oversight activities.

          Lower debt interest costs in 2003/04 have created room to accelerate the funding of the provincial commitment to the 2010 Olympics. As a result, $37 million will be provided in 2003/04 through the existing budget and $72 million through a Supplementary Estimate funded from savings achieved through lower debt interest.

          Transportation Investment Plan

          Budget 2004 updates and builds on the three-year transportation plan that was announced in Budget 2003. The plan continues to be based on the following principles:

          o the province will dedicate revenue sources to finance its contributions;

          o federal cost-sharing will be secured on all eligible projects and programs; and

          o additional transportation investment will be leveraged through partnerships with private partners.

Table 1.12 Transportation Investment Plan

                                                                                      Three
                                                                                       Year
          ($ millions)                                  2004/05   2005/06   2006/07   Total
          ---------------------------------------------------------------------------------
          New fuel tax revenues .....................     213       219       226       658
                                                          ===       ===       ===     =====

          Additional Provincial Investments:
          Rehabilitation ............................      --       146       146       292
          Heartlands side roads .....................      75        75        75       225
          Airports and ports ........................      15        12        10        37
          Border crossing infrastructure ............      32        33        27        92
          Highway corridors .........................     178       283       137       598
          Other projects ............................       8         8         8        24
                                                          ---       ---       ---     -----
          Total provincial investment ...............     308       557       403     1,268
                                                          ===       ===       ===     =====

          Investments funded through contributions
             from other partners ....................      87       401       627     1,115
                                                          ===       ===       ===     =====
          ---------------------------------------------------------------------------------

          The  updated transportation plan provides:

          o $1,268 million of additional provincial investment in transportation infrastructure between 2004/05 and 2006/07; and

          o $1,115 million of additional investment leveraged through federal cost-sharing and partnerships with private partners.

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                  Budget and Fiscal Plan - 2004/05 to 2006/07

                            Three-Year Fiscal Plan                            27
--------------------------------------------------------------------------------

          Planned provincial investment has increased since Budget 2003 to address a number of changed assumptions. In particular, the decision to advance the construction of a portion of the Sea-to-Sky project by having the province finance and build certain sections has increased the amount of provincial funding required for the transportation plan. These funds will be provided through borrowings $200 million higher than previously planned by the end of 2006/07. The overall plan continues to have no increase in debt levels by the completion of the transportation investment plan.

          Projects currently being planned or constructed under the transportation plan include ongoing rehabilitation, investment in Heartlands side roads, improvements within the Kicking Horse Canyon and the Sea-to-Sky Highway.

          As part of the BC Rail investment partnership, $200 million of proceeds will be made available to finance transportation infrastructure across British Columbia.

          Further information on the transportation plan can be found on the Ministry of Transportation website at: www.gov.bc.ca/tran/.

          Natural Resources

          Forests

          As part of the Forestry Revitalization Strategy, Budget 2004 will increase funding for the BC Timber Sales (BCTS) program by $176 million over the next three years. As a result, volumes of timber prepared and marketed through the program will increase from 13 per cent to 20 per cent of the total provincial annual allowable cut. This strategy will maximize the value from public forests by marketing Crown timber competitively, at auction, and will establish a credible reference point for costs and pricing of Crown forest resources.

          Chart 1.14  BC Timber Sales Program

                                   [GRAPHIC]

          Over the next three years, $6 million will be invested to continue small-scale salvage opportunities and a further $6 million will be provided to increase harvesting of burnt and pine beetle-killed timber. Budget 2004 also includes funding to maintain some forest recreation sites and related roads.

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                   Budget and Fiscal Plan - 2004/05 to 2006/07

28                           Three-Year Fiscal Plan
--------------------------------------------------------------------------------

          Oil and Gas

          Funding of over $12 million will be provided over the next three years for Oil and Gas Development Strategy projects to increase provincial oil and gas development. In addition, $17 million will be invested over the next three years to fund a dedicated offshore oil and gas team to investigate potential offshore development in BC in consultation with the federal government, First Nations, local communities and industry. Further information is provided in a topic box at the end of this chapter.

          Crown Land

          Crown land is a valuable resource, yet most Crown land is not recorded with an asset value on the government's books. Under a variety of government programs, Crown land is sometimes transferred or leased free of charge, or at rates below market value, to local governments, non-profit and other organizations to fulfill social and economic objectives.

          Historically, when transfers or leases of Crown land have occurred at less than market value the equivalent financial cost to government or benefit to recipients has often not been recorded.

          With the transition to full application of generally accepted accounting principles in 2004/05, the government will begin fully recognizing as non-cash revenue and expense the market value of Crown lands transferred or leased free of charge, or at rates below market value.

          Due to the offsetting effect of both the non-cash revenue gain to government and the grant expense to beneficiaries, there is no effect on the government's summary accounts bottom line or debt.

          To accommodate this change, there will be a significant increase to the budget of the Ministry of Sustainable Resource Management over the next three years. This largely reflects the estimated value of planned park transfers to the federal and local governments, as well as a large number of expiring tenure leases.

          First Nations

          Budget 2004 provides $120 million for forestry revenue sharing agreements over three years. Since September 2002, the Ministry of Forests has signed agreements with 29 First Nations to provide access to more than 7 million cubic metres of timber and to share forestry revenues of $39 million.

          First Nations will also benefit from:

          o the use of BC Rail investment partnership proceeds to create a BC Rail First Nations Benefit Trust (see the BC Rail investment partnership topic box at the end of this chapter);

          o land transfers related to the 2010 Olympics and funding for an Aboriginal Sports Legacy Fund;

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                   Budget and Fiscal Plan - 2004/05 to 2006/07

                             Three-Year Fiscal Plan                           29
--------------------------------------------------------------------------------

          o potential finalization of current Agreements-in-Principle that could provide numerous benefits from ownership of, or access to, provincial resources which include forests, minerals and some 33,000 acres of land;

          o more focused First Nations' accommodation strategies which include increased consultations and accommodations through provincial oil and gas development initiatives and Crown land development through Land and Water BC; and

          o the newly signed Recognition and Reconciliation Protocol between government and the First Nations Summit.

          In Budget 2004, the pilot economic measures program which provided ad hoc assistance and capacity building has been replaced by more focused accommodation strategies that establish long-term relationships with First Nations and ensure their participation in the economic prosperity of the province.

          Government Operations

          Budget 2004 includes initiatives consistent with government's goals of ensuring efficiency, accountability and best value for taxpayers in providing public services. These initiatives include the following:

          o Corporate Online, to streamline the operations of the Corporate Registry in the Ministry of Finance by allowing the public to file forms electronically over the Internet.

          o    Ministry of Management Services:

               o developing alternative service delivery initiatives with private sector partners to deliver services and information to both the public and government.

               o working to provide or improve high-speed Internet access to British Columbians through the Communications Infrastructure (Digital Divide) Initiative.

               o implementing a framework for ministries and other levels of government to work together in communities to deliver services and information in a more coordinated and effective manner.

               o continuing to develop the government portal to provide enhanced information and services to the public.

          o In partnership with the private sector, the Ministry of Provincial Revenue is undertaking a revenue management project to improve management and collection of amounts owed to government while improving customer service.

          Further information is available in ministry service plans.

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                   Budget and Fiscal Plan - 2004/05 to 2006/07

30                           Three-Year Fiscal Plan
--------------------------------------------------------------------------------

Taxpayer-supported Crown Corporation and Agency Expenses

          Taxpayer-supported Crown corporations and agencies provide a number of services to the public. These agencies are primarily funded from ministry sources, but may also have outside sources of revenue. Some of the services provided by taxpayer-supported Crowns are highway construction (BC Transportation Financing Authority), property management (BC Buildings), property assessment, (B.C. Assessment Authority), social housing (BC Housing Management Commission), transit services (BC Transit), and legal services (Legal Services Society). Revenue and spending of taxpayer-supported Crown corporations are combined with CRF revenue and expenses in Tables 1.4 and 1.5. However, revenues and expenses for individual taxpayer-supported Crown corporations are detailed in Appendix Table A9.

          The decrease in forecast spending for 2004/05 from the Budget 2003 fiscal plan is primarily due to a reduction in operating costs for the BC Transportation Financing Authority. The infusion of funds from the BC Rail investment partnership will reduce BCTFA's borrowing requirements in the near term, lowering debt service costs. The classification of transportation expenditures has also changed to reflect current procurement and investment strategies. This has resulted in the capitalization of certain costs that were previously anticipated to be expensed or financed by private sector parties.

          SUCH sector expenses

          The SUCH sector is comprised of the school districts; universities; colleges, university colleges, and institutes; and the health authorities and hospital societies. The government funds these organizations that in turn deliver education and health-care services to British Columbians on the government's behalf.

          For some of these organizations, such as the school districts and health authorities, government transfers and fees cover most of their operating costs. For other organizations, such as universities and colleges, their operating costs are only partially funded from government, with the remaining revenues raised from outside sources.

          When calculating total government spending, the transfers to the SUCH sector are deducted from CRF spending to avoid double counting and the SUCH expenses are added to the net amount. Therefore it is the SUCH expenses in excess of government transfers that impact total government spending. For 2004/05, this amount is forecast to be $2.5 billion. This amount will be offset by the SUCH sector's own source revenue in determining the bottom line impact of the SUCH sector. The topic box at the end of this chapter and Appendix Table A9 include these impacts.

          Regional authority expenses

          Ministry of Children and Family Development Governance Authorities - In Budget 2003, the Ministry of Children and Family Development (MCFD) anticipated transferring funding and authority for services in its Community

--------------------------------------------------------------------------------
                   Budget and Fiscal Plan - 2004/05 to 2006/07

                             Three-Year Fiscal Plan                           31
--------------------------------------------------------------------------------

          Living Services and Child and Family Development programs to new governance authorities by the end of 2004/05. The program transfers have been delayed until the authorities are able to fulfill their role based on readiness criteria developed by MCFD. For further details, see MCFD's service plan.

Revenue

          Government revenue includes the combined revenues of the CRF, taxpayer-supported Crown corporations, the SUCH sector, and the net income of commercial Crown corporations. In 2004/05, revenue is forecast to be $30.4 billion, up 3.2 per cent from the updated forecast for 2003/04 (see Table 1.4).

          Chart 1.15 Revenue Forecast

          $billions

          [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

                                  2003/04
                                  Updated
                                  Forecast   2004/05   2005/06   2006/07
                                  --------   -------   -------   -------
          Commercial Crown
             Net Income              2.0       2.1       2.2       2.2

          Federal Contributions      3.8       4.3       4.7       4.8

          Other Revenue              6.3       6.4       6.3       6.5

          Natural Resources          3.7       3.4       3.3       3.3

          Taxation Revenue          13.7      14.2      14.6      15.4

          Annual % change            5.8%      3.2%      2.4%      3.2%

          Total revenue            $29.5 B   $30.4 B   $31.1 B   $32.2 B

          The 2004/05 forecast includes the effects of 4.6 per cent nominal GDP growth in 2004, higher taxation revenues, an increased Liquor Distribution Branch markup effective February 1, 2004 and BC Hydro's electricity rate application approved by the BC Utilities Commission on an interim basis, effective April 1, 2004. These effects are partially offset by lower forest revenue and lower federal transfer payments. In the next two years, revenue is forecast to grow 2.8 per cent per year on average as the economy posts an average 4.7 per cent annual nominal GDP growth.

          The forecast does not include BC's estimated $260 million share of new Health Accord funding from the federal government's January 30, 2004 commitment to provide additional one-time funding of $2 billion to the provinces. Once specific details regarding amounts and timing of revenues are finalized, all of those funds will be added to the health care budget.

          Key assumptions and sensitivities relating to revenue are provided in Appendix Table A10.

--------------------------------------------------------------------------------
                   Budget and Fiscal Plan - 2004/05 to 2006/07

32                           Three-Year Fiscal Plan
--------------------------------------------------------------------------------

          Taxation Revenue

          In 2004/05, revenue from taxation sources is forecast to grow $516 million relative to 2003/04. Excluding a $157 million one-time gain in personal income tax revenue in 2003/04, overall taxation revenue in 2004/05 is forecast to be up 5.0 per cent and average 4.2 per cent growth over the next two years, reflecting expected growth in incomes and consumer spending.

          o Personal income tax - an annual increase of $110 million in 2004/05. Excluding a one-time $157 million gain in 2003/04, growth of 5.6 per cent assumes the tax base increases 4.7 per cent. Over the next two years, revenue is forecast to increase an average 5.8 per cent reflecting forecast personal and labour income growth.

          o Corporate income tax-an annual increase of $122 million in 2004/05, after a $49 million payment to the federal government for overpayments in 2003. The forecast assumes a 2004/05 instalment share of 8.74 per cent, up from 8.49 per cent in 2003/04. Revenue is expected to decline in 2005/06 mainly due to an assumed $112 million reimbursement to the federal government for overpayments received by BC in 2004. Revenue growth resumes in 2006/07 as instalments increase in line with national tax base growth. The forecast incorporates Budget 2004 measures to expand the base and qualifying activities under the International Financial Business Tax Refund Act and to extend the Scientific Research and Experimental Development (SRED) tax credit for five years.

          o Social service tax - up 5.3 per cent in 2004/05 due to broadly-based increases in consumer purchases and business investment. Growth in sales tax revenue is forecast to average
               4.6 per cent over the next two years, based on projected spending patterns in the Budget 2004 economic forecast.

          o Property transfer tax - declining 14.5 per cent in 2004/05 as housing starts are expected to increase a relatively modest 3.0 per cent in 2004 and housing market activity moderates.

          Natural Resource Revenue

          o Energy - Revenue from natural gas, bonus bids, petroleum, minerals, and permits and fees is forecast to decrease $316 million or 14.8 per cent in 2004/05 mainly reflecting the assumption that 2004/05 will not see a repeat of the one-day $418 million bonus bid sale that occurred in September 2003. Over the next two years, revenue declines an average 6.0 per cent per year as natural gas and oil prices are expected to fall.

          o Forests - In 2004/05, revenue is relatively unchanged from the updated 2003/04 forecast as the effects of increased harvest volumes are offset by a higher Canadian dollar and flat commodity prices. Thereafter, revenue rises slightly as an increasing proportion of timber is expected to be made available through the BC Timber Sales program. The forecast incorporates the decision to implement a market price system on the Coast, but assumes no resolution of the softwood lumber dispute and no further changes to stumpage policies.

--------------------------------------------------------------------------------
                   Budget and Fiscal Plan - 2004/05 to 2006/07

                             Three-Year Fiscal Plan                           33
--------------------------------------------------------------------------------

          Other Revenue

          This category includes revenues from Medical Services Plan premiums, fees, licenses, investment earnings, sales of goods and services, fines and other miscellaneous sources. This includes revenue collected by ministries and treated as offsets to CRF spending, as well as revenue earned from outside the government entity by taxpayer-supported Crown corporations and agencies and the SUCH sector.

          o Medical Service Plan premiums - at $1.4 billion, revenue is forecast to average 1.0 per cent growth over the three years, in line with population growth.

          o Post-secondary fees - revenue collected by post secondary institutions (tuition, contract revenue, and fees for parking, incidental student activities and other various charges) is expected to average 8.1 per cent annual growth over the next three years.

          o Other health-care related fees - expected to remain relatively flat over the three years at $425 million in 2006/07. This source includes charges for residential care, accommodation, inspection, community programs, activities, rentals and various other fees.

          o Other fees and licences - includes the effect of providing free Crown grants and nominal rent tenures to establish new parks, transfer provincial parks to local government, and other land transfers. This reflects a non-cash transaction that records the write-up of land from book value to market value as increased revenue, but has no effect on government's bottom line as there is an offsetting expense. Excluding these land transfers, revenue is forecast to average 1.7 per cent annual decline over the three-year plan.

          o Investment earnings - declining $82 million in 2004/05 due to lower sinking fund balances and lower cost recoveries from commercial Crown corporations. Revenue is forecast to grow an average 5.3 per cent over the next two years mainly due to the forecast of rising interest rates in 2005/06 and 2006/07. Recoveries from commercial Crown corporations have no effect on government's bottom line as there is an offsetting interest expense.

          o Miscellaneous - $1.1 billion forecast in 2004/05, including $0.4 billion collected by government ministries, $0.1 billion from taxpayer supported Crowns and the remaining $0.6 billion from the SUCH sector. Overall revenue in this category is forecast to fall by an average of 3.0 cent per year over the next two years.

          Contributions from the Federal Government

          Federal government payments received under health and social transfer and equalization programs are the major sources of transfer payments. Other sources include payments from the federal government for health, education, social, transportation and other cost-shared programs. This includes federal transfers to ministries that are treated as offsets to spending and payments received by taxpayer-supported Crown corporations and agencies and the SUCH sector.

          o Federal government health and social transfers - In April 2004, the Canada Health and Social Transfer (CHST) program will be split into two separate

--------------------------------------------------------------------------------
                   Budget and Fiscal Plan - 2004/05 to 2006/07

34                           Three-Year Fiscal Plan
--------------------------------------------------------------------------------

          funding programs, the Canada Health Transfer (CHT) and the Canada Social Transfer (CST). Two other federal programs included are the Early Learning and Child Care (ELCC) program and the Health Reform Fund (HRF). In addition, the forecast includes deferred revenue from the Diagnostic/Medical Equipment Trust and the 2003 CHST Supplement Trust established by the federal government in its February 2003 plan. Details are shown in Appendix Table A10. In the 2004/05 to 2006/07 period, entitlements are expected to grow in line with increases previously announced by the federal government and BC's share of national population.

          The forecast does not include BC's estimated $260 million share of new Health Accord funding from the federal government's January 30, 2004 commitment to provide additional one-time funding of $2 billion to the

Table 1.13 Three-Year Revenue Forecast Update - Changes from Budget 2003

----------------------------------------------------------------------------------------------------------------------
   ($ millions)                                                                            2003/04   2004/05   2005/06
----------------------------------------------------------------------------------------------------------------------
Budget 2003 Fiscal Plan (February 18, 2003) ............................................    26,000    27,285    27,945
   Additional revenue from the First Ministers' accord on health care renewal (1) ......       319       398       596
                                                                                            ------    ------    ------
Budget 2003 Fiscal Plan (May 29, 2003 Supply Act ) .....................................    26,319    27,683    28,541
                                                                                            ------    ------    ------
Taxpayer supported revenue changes:
   Personal income tax .................................................................       173       (22)      (35)
   Corporate income tax ................................................................        16        20      (153)
   Social service tax ..................................................................       (50)      (68)      (77)
   Property transfer tax ...............................................................       137        64        27
   Other tax revenues ..................................................................        52        92       120
   Energy revenues .....................................................................       361       135       139
   Forest revenues .....................................................................       (98)     (206)     (214)
   Columbia Power Corporation/Columbia Basin Trust .....................................        --        63        64
   Health and social transfers .........................................................        66       (98)      (83)
   Equalization entitlements ...........................................................      (824)     (298)     (280)
   Federal government relief for forest fires ..........................................       148        --        --
   All other taxpayer supported revenue including accounting adjustments ...............       (35)       55       (64)
                                                                                            ------    ------    ------
      Taxpayer supported revenue changes ...............................................       (54)     (263)     (556)
                                                                                            ------    ------    ------
Commercial Crown corporations net income changes:
   BC Hydro net income (before RSA transfer and Heritage Contract) .....................       260       263       368
   BC Rail Investment Partnership(2)....................................................       182        --        --
   Liquor Distribution Branch ..........................................................        54       105       138
   BC Lotteries ........................................................................        --        25        50
   ICBC(2)..............................................................................       121        16       (73)
   Other self-supported Crown corporations .............................................        36        (6)       13
                                                                                            ------    ------    ------
      Commercial Crown corporation net income changes ..................................       653       403       496
                                                                                            ------    ------    ------
Impact of adding the SUCH Sector(3):
   Fees ................................................................................     1,202     1,224     1,292
   Investment Earnings .................................................................       127       123       127
   Sales of goods and services .........................................................       418       435       446
   Miscellaneous .......................................................................       628       614       592
   Contributions from the federal government ...........................................       195       210       210
                                                                                            ------    ------    ------
      SUCH sector direct revenues ......................................................     2,570     2,606     2,667
                                                                                            ------    ------    ------
Budget 2004 Updated Fiscal Plan ........................................................    29,488    30,429    31,148
                                                                                            ======    ======    ======
----------------------------------------------------------------------------------------------------------------------

(1) Excludes $260 million in additional Health Accord funding announced on January 30, 2004.

(2) Impacts reflect adjustments to account for differences between the fiscal year ends of the government and BC Rail and ICBC.

(3)  The SUCH sector was not included in Budget 2003.

--------------------------------------------------------------------------------
                   Budget and Fiscal Plan - 2004/05 to 2006/07

                             Three-Year Fiscal Plan                           35
--------------------------------------------------------------------------------

               provinces. Once specific details regarding amounts and timing of revenue are finalized, all of those funds will be added to the health care budget.

          o Equalization - forecast at $402 million in 2004/05, essentially the same as BC's $400 million 2003/04 entitlement. Equalization revenue is forecast to increase slightly in 2005/06 and 2006/07, as the gap between BC's and Canada's nominal GDP per capita stabilizes. The forecast for this source is volatile due to the risk of historical revisions and the complex formula. Depending on circumstances, changes to the equalization transfers may be partially offset by CHT and CST payments. The forecast does not assume any changes to the current set of federal regulations when the equalization formula is renewed in 2004/05.

          Compared to the Budget 2003 plan, overall taxpayer-supported revenue is forecast to be $54 million lower in 2003/04, down $263 million in 2004/05 and $556 million lower in 2006/07. The main areas of change are:

          o Personal income tax - up $173 million in 2003/04 due to higher-than-expected tax assessments for the 2002 tax year and essentially no change in the next two years.

          o Social service tax - down $50 million in 2003/04 due to lower-than-expected collections, especially in the first half of the year. The change is $77 million lower by 2005/06 reflecting lower taxable expenditure growth.

          o Other taxes - up $52 million, $92 million and $120 million over the 2003/04 to 2005/06 period. The additional higher revenue is mainly due to increasing property, fuel and other tax revenues. The additional $40 million tobacco tax revenue due to rate increases effective December 20, 2003 is also part of the increase from the Budget 2003 plan.

          o Energy - The overall forecast from all energy sources is up from the Budget 2003 plan as assumed increased exploration activity and bonus bid revenue, due in part to government initiatives to promote natural gas exploration and development, is expected to lead to higher natural gas production. In addition, the Budget 2004 forecast assumes energy prices do not decline as quickly over the next two years.

          o Forests - down $98 million in 2003/04 reflecting a higher Canadian dollar and lower harvest volumes. Revenue is more than $200 million lower than the Budget 2003 plan in the next two years due to the effects of a higher Canadian dollar and assumed lower effective rates in the BC Timber sales program.

          o Equalization - down $824 million in 2003/04 reflecting a $275 million lower entitlement in respect of 2003/04 and a negative $549 million prior year adjustment, mainly for 2002/03. BC's estimated equalization entitlement is between $275 million and $300 million lower than the Budget 2003 forecast in each year of the three year plan due to the lower entitlement for 2003/04.

          Commercial Crown Corporation and Agency Net Income

          o British Columbia Hydro and Power Authority - forecasts $388 million in income before deferral transfers for 2004/05. The forecast includes the impact of the 7.23 per cent interim rate increase approved by the BC Utilities Commission that is effective April 1, 2004. The 2004/05 forecast

--------------------------------------------------------------------------------
                   Budget and Fiscal Plan - 2004/05 to 2006/07

36                           Three-Year Fiscal Plan
--------------------------------------------------------------------------------

               represents a $263 million improvement to BC Hydro's projection in the Budget 2003 fiscal plan. The improvement reflects both the rate increase and a reduction in debt servicing costs due to lower interest rates and debt levels. This is partly offset by the impact of lower projected water inflows, which are expected to be 94% of normal (based on the January 01, 2004 snowpack levels). The projection in last year's fiscal plan assumed normal water inflows.

          o British Columbia Liquor Distribution Branch (LDB) - at $760 million, LDB's projected net income for 2004/05 is $105 million higher than the projection in the Budget 2003 fiscal plan. Total liquor sale revenue is forecast to be an average 6.7 per cent higher than previously forecast, reflecting both the increase in mark-up rates and higher volumes. At the same time, LDB forecasts a reduction in commissions due to the government retaining its retail operations. Increased operating costs will be offset by the elimination of projected transition costs.

          o British Columbia Lottery Corporation - BC Lotteries projects net income of $850 million for 2004/05, a $25 million improvement over the Budget 2003 forecast. The lottery revenue forecast has been reduced to reflect more recent sales trends. This is offset by increases in gaming and bingo revenue, reflecting the proposed introduction of 300 slot machines at the Hastings Park racetrack facility and upgrades to bingo facilities.

               BC Lotteries' impact on the fiscal plan is less than its net income due to the distribution of gaming revenue to third parties. For 2004/05, the government forecasts that it will distribute $218 million of gaming revenue to third parties - $133 million to charities, $66 million to local governments, and $11 million for illegal gaming enforcement and horseracing purse enhancement. As well, $8 million will be paid to the federal government. The fiscal plan impact after distribution will be $632 million, of which $147 million is allocated to the Health Special Account and $485 million will go into general revenue.

          o British Columbia Railway Company - BC Rail's forecast for 2004 includes the $182 million net impact of the investment partnership and debt defeasance announced in November 2003. As the partnership is assumed to be complete before March 31, 2004, the government is forecasting that the impact will be included with its 2003/04 financial statements. More information on the investment partnership can be found in the topic box at the end of this chapter.

               Excluding the impact of the investment partnership and debt defeasance, BC Rail forecasts net income of $29 million in 2004, based on full-year projections for its real estate and marine divisions, and the operation of its rail freight division until March 2004. The $29 million forecast for 2004 is unchanged from the net income forecast for the same year in the Budget 2003 fiscal plan.

          o Insurance Corporation of British Columbia (ICBC) - At $52 million, ICBC's 2004 projected net income represents a $16 million improvement over the 2004 projection in last year's fi scal plan. The improvement is primarily due to higher premium revenue and lower operating costs, partially offset by higher claims costs.

--------------------------------------------------------------------------------
                   Budget and Fiscal Plan - 2004/05 to 2006/07

                            Three-Year Fiscal Plan                            37
--------------------------------------------------------------------------------

Full-Time Equivalents (FTEs)

          Taxpayer-supported FTEs, including ministries and special offices
          (CRF), taxpayer-supported Crown corporations and agencies and regional authorities, is projected at 31,100 in 2004/05. This represents a decline of 2,280 FTEs from the 2003/04 forecast and is 160 FTEs lower than the 2004/05 forecast in last year's fiscal plan.

          By 2006/07, FTEs are projected to decline a further 325 to total 30,775 FTEs. Table 1.15 provides details of changes from last year's plan. FTEs of the SUCH sector are not included in these forecasts.

          Ministries and special offices (CRF)

          Total FTEs for ministries and special offices are projected to decline by 1,590 in 2004/05, consistent with ministry service plans for 2004/05 - 2006/07. The decline is 3,293 FTEs lower than the Budget 2003 forecast reflecting priorities in a number of areas.

          Approximately 2,800 FTEs within the Ministry of Children and Family Development were planned to be transferred to new governance authorities by 2004/05. These transfers have been temporarily delayed until the authorities are able to fulfill their role based on readiness criteria developed by the Ministry of Children and Family Development. An additional 95 FTEs were added to ministry's allocation on completion of a mid-term service plan review. Further information is available in the ministry's service plan.

          Other FTE changes in Budget 2004 reflect a number of government economic development priorities such as expanded programs for BC Timber Sales and oil and gas strategies.

          The three-year plan presented in Budget 2002 assumed that the overall FTE budget for ministries and special offices would be reduced by 11,813 FTEs over the period 2001/02 to 2004/05. The updated forecast for 2004/05 show a cumulative reduction of 7,886 FTEs.

          Most of the change since the Budget 2002 forecast reflects the temporary delay in establishing the Children and Family Development governance authorities as well as a mid-term service plan review of the ministry. Other changes reflect

          Table 1.14 Ministries and Special Offices (CRF)
                    FTE Changes Since Budget 2002

          (FTEs)                                                                            2004/05
          -----------------------------------------------------------------------------------------
          Budget 2002 reduction forecast ................................................    11,813
                                                                                             ------
          Significant Changes - Budget 2003
          - Commercial vehicle safety/enforcement transferred from ICBC .................       297
          - Attorney General - primarily legal services .................................       133
          - Fire protection, share services agency and other ministry changes ...........       204
                                                                                             ------
               Total changes ............................................................       634
                                                                                             ------
          Budget 2002 reduction forecast ................................................    11,179
                                                                                             ------
          Significant Changes - Budget 2004 (see Table 1.15) ............................     3,293
                                                                                             ------
          Budget 2004 reduction forecast ................................................     7,886
                                                                                             ======

--------------------------------------------------------------------------------
                   Budget and Fiscal Plan - 2004/05 to 2006/07

38                           Three-Year Fiscal Plan
--------------------------------------------------------------------------------

Table 1.15 Full-Time Equivalents (FTEs) - Changes from Budget 2003

--------------------------------------------------------------------------------------------------------------------------
   FTEs                                                                              2003/04   2004/05   2005/06   2006/07
--------------------------------------------------------------------------------------------------------------------------
Ministries and special offices (CRF):
   Budget 2003 Fiscal Plan .......................................................    29,049    23,867    23,816
                                                                                      ------    ------    ------
Changes:
   Anticipated 2003/04 underutilization ..........................................      (449)       --        --
   Children and Family Development (postponed transfer
      to governance authorities) .................................................       150     2,800     2,400
   Health Services (transfer delay from Health Benefits Operations to delivery
      agent and increased services volume for BC Ambulance Services) .............                 113         1
   Human Resources (office transformation) .......................................                (182)     (182)
   Additional requirements:
      Attorney General (primarily Legal Services, Coroner Services) ..............                  49        49
      Children and Family Development (primarily mid term review) ................                  95        25
      Energy and Mines (primarily oil and gas strategy) ..........................                  64        64
      Forests (forest recreation sites, small scale salvage,
         annual allowable cut, BC Timber Sales) ..................................                 156       156
      Management Services (primarily Alternative Service Delivery
         workstation delay) ......................................................                 106        17
      Provincial Revenue (new auditors) ..........................................                  56        85
      Skills, Development Labour (delay in Workers' Compensation
         Appeal Tribunal) ........................................................                  18        54
      Transportation (motor carrier commision, Coquihalla
         and inland ferries) .....................................................                  33        33
   Other ministry changes (net)(1) ...............................................        --       (15)      (28)
                                                                                      ------    ------    ------
                                                                                        (299)    3,293     2,674
                                                                                      ------    ------    ------
   Budget 2004 Updated Fiscal Plan ...............................................    28,750    27,160    26,490    24,465
                                                                                      ======    ======    ======    ======

--------------------------------------------------------------------------------------------------------------------------

Taxpayer-supported Crown corporations and agencies:
   Budget 2003 Fiscal Plan .......................................................     5,270     4,593     4,558
                                                                                      ------    ------    ------
Changes:
   Forensic Psychiatric Services Commission adjustment(2) ........................      (397)     (362)     (328)
   Pacific National Exhibition - transferred to the City of Vancouver ............      (110)
   BC Buildings Corporation - outsourcing initiative .............................       (18)     (317)     (365)
   BC Pavilion Corporation - increased mandate ...................................       (23)       31        31
   Other changes (net) ...........................................................       (92)       (5)       34
                                                                                      ------    ------    ------
                                                                                        (640)     (653)     (628)
                                                                                      ------    ------    ------
   Budget 2004 Updated Fiscal Plan ...............................................     4,630     3,940     3,930     3,910
                                                                                      ======    ======    ======    ======

--------------------------------------------------------------------------------------------------------------------------

Regional authorities:
   Budget 2003 Fiscal Plan .......................................................       150     2,800    2,800
Changes:
   Children and Family Development governance authorities(3) .....................      (150)   (2,800)   (2,400)
                                                                                      ------    ------    ------
   Budget 2004 Updated Fiscal Plan ...............................................        --        --       400     2,400
                                                                                      ======    ======    ======    ======

--------------------------------------------------------------------------------------------------------------------------

Summary:
Ministries and special offices (CRF) .............................................    28,750    27,160    26,490    24,465
Taxpayer-supported Crown corporations and agencies ...............................     4,630     3,940     3,930     3,910
Regional authorities(3) ..........................................................        --        --       400     2,400
                                                                                      ------    ------    ------    ------
   Budget 2004 Updated Fiscal Plan ...............................................    33,380    31,100    30,820    30,775
                                                                                      ======    ======    ======    ======

--------------------------------------------------------------------------------
(1) Includes adding 3 FTEs for each of the additional Ministers' of State offices (Mining, Forestry Operations, Resort Development).

(2) FTE amounts do not include SUCH sector employees. The Forensic Psychiatric Services Commission is now excluded as it is part of the SUCH sector.

(3) Number of FTEs to be transferred and the timing of the transfers will be based on an assessment of authority readiness.

--------------------------------------------------------------------------------
                   Budget and Fiscal Plan - 2004/05 to 2006/07

                             Three-Year Fiscal Plan                           39
--------------------------------------------------------------------------------

          the assumption of staff from ICBC in Budget 2003 and the various priorities in Budget 2004 noted earlier.

          Table 1.14 provides a summary of Ministry and Offices FTE changes since Budget 2002.

          Taxpayer-supported Crown corporations and agencies

          The 2004/05 taxpayer-supported Crown corporation and agency FTE projection is 3,940, a reduction of 653 FTEs from last year's fiscal plan. The reduction is primarily due to:

          o the exclusion of FTEs in the Forensic Psychiatric Services Commission as this organization is part of the SUCH sector which is not included in the FTE table (362 FTE reduction);

          o an outsourcing initiative by the BC Buildings Corporation (317 FTE reduction); and

          o an increase to the BC Pavilion Corporation's convention centre marketing services for the expanded facility being constructed in Vancouver.

Capital Spending

          Capital spending(1) is needed to replace ageing infrastructure and to meet the needs of a changing population. Financing for the building of schools, hospitals, long-term care facilities, roads, dams and other forms of provincial infrastructure is largely met through borrowed funds and is a major component of provincial debt.

          In each of the next three fiscal years, combined annual capital spending of the provincial government, the SUCH sector, and taxpayer-supported and commercial Crown corporations and agencies will average $2.9 billion.

          Although total expenditures will be relatively unchanged, taxpayer-supported capital spending will decline from $1.9 billion in 2004/05 to $1.6 billion in 2006/07. The decrease reflects completed projects and the impact of P3s on capital spending costs.

          Self-supported capital spending will increase from $1 billion in 2004/05 to $1.3 billion in 2006/07 reflecting BC Hydro and BC Transmission projects to enhance the province's power generation and transmission systems.

          Further details on capital spending over the next three years are shown in the service plans of ministries and Crown corporations.

          As required under the Budget Transparency and Accountability Act, major capital projects with multi-year budgets totaling $50 million or more are shown in Table 1.17. Annual allocations of the full budget for these projects are included as part of the provincial government's capital spending shown in Table 1.16.

----------
(1) Capital spending is not included in the government's annual surplus or deficit. In accordance with generally accepted accounting principles (GAAP), annual amortization expenses that recognize the estimated wear and tear of capital assets during the fiscal year are included in the government's annual expenses instead of recording the full capital costs as they occur.

--------------------------------------------------------------------------------
                   Budget and Fiscal Plan - 2004/05 to 2006/07

40                            Three-Year Fiscal Plan
--------------------------------------------------------------------------------

Table 1.16 Capital Spending

----------------------------------------------------------------------------------------------------------
                                                             2003/04
                                                       -------------------    Budget
                                                        Budget     Updated   Estimate      Plan      Plan
   ($ millions)                                        Estimate   Forecast    2004/05    2005/06   2006/07
----------------------------------------------------------------------------------------------------------
Taxpayer-supported
   Education(1).....................................       658        658        604        510       488
   Health(1)........................................       354        354        326        307       286
   BC Transportation Financing Authority ...........       298        399        500        494       420
   Rapid Transit Project 2000(2)....................        42         15         19         32        --
   Vancouver Convention Centre Expansion Project ...        67         53         70        106       132
   Government operating (ministries) ...............       325        247        257        218       211
   Columbia River power projects ...................        --         --         90(3)      32        30
   Other(4)........................................        108         48         77         78        60
                                                         -----      -----      -----      -----     -----
   Total taxpayer-supported ........................     1,852      1,774      1,943      1,777     1,627
                                                         -----      -----      -----      -----     -----
Self-supported
   BC Hydro ........................................       820        769        821        988     1,108
   BC Transmission Corporation .....................        --         --         --         43        46
   BC Rail .........................................        39         39         17(5)       5         5
   Columbia River power projects ...................        76        112         --(3)      --        --
   ICBC(6)..........................................        71         54         66         48        30
   BC Lotteries ....................................        52         59         75         60        60
   Liquor Distribution Branch ......................         5          3         12         12        12
                                                         -----      -----      -----      -----     -----
   Total self-supported commercial .................     1,063      1,036        991      1,156     1,261
                                                         -----      -----      -----      -----     -----
   Total capital spending ..........................     2,915      2,810      2,934      2,933     2,888
                                                         =====      =====      =====      =====     =====
----------------------------------------------------------------------------------------------------------

(1) In order to comply with generally accepted accounting principles, capital spending of school districts, post-secondary institutions and health authorities are included in the government's reporting entity beginning in 2004/05. The 2003/04 amounts have been restated to reflect this accounting change. Health capital spending excludes land transfers (see page 18).

(2) Net of expenditures by hospital districts for cost-shared projects and capital spending on behalf of, and recovered from, the Greater Vancouver Transportation Authority (TransLink).

(3) A joint venture of the Columbia Power Corporation (CPC) and Columbia Basin Trust (CBT). In 2004/05, this capital spending will be reclassified as taxpayer-supported because of CBT's acquisition of CPC.

(4) Includes BC Housing Management Commission, Provincial Rental Housing Corporation, BC Buildings Corporation, Ministry of Attorney General, Ministry of Public Safety and Solicitor General, Ministry of Children and Family Development, and BC Transit.

(5) Beginning in 2004/05 capital spending only reflects the real estate component of the BCR Group of Companies. Railway capital spending will be undertaken by CN Rail as part of the investment partnership with government.

(6)  Includes ICBC Properties Ltd.

          Over the next three years $1.2 billion of provincial funding will be spent on major capital projects (greater than $50 million) including:

          o $195 million for major transportation capital projects. In addition, the Ministry of Transportation is investigating financial and project delivery options through P3s for improvements to Lower Mainland infrastructure, including expansion of the Port Mann Bridge; the Okanagan Lake Bridge in Kelowna; and the Trans Canada Highway in the Kicking Horse Canyon.

          o $71 million for the Vancouver General Hospital and $33 million to complete the UBC Life Sciences Centre project.

          o $628 million for power generation capital projects by BC Hydro and the Brilliant Expansion Power Corporation. Included in this amount are the Vancouver Island generation project and the Georgia Strait pipeline crossing, although a Call-for-Tender process is underway to solicit proposals from the private sector for supplying Vancouver Island with additional power.

          o $238 million for other projects including the Vancouver Convention Centre Expansion Project and tenant improvements for Surrey Central City.

--------------------------------------------------------------------------------
                   Budget and Fiscal Plan - 2004/05 to 2006/07

                             Three-Year Fiscal Plan                           41
--------------------------------------------------------------------------------

Table 1.17 Capital Expenditure Projects Greater Than $50 million(1)

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                      Estimated
                                                                              ------------------------------------------------------
                                                               Forecast          Cumulative
                                                              Completion        Spending at       Spending    Spending    Spending
($ millions)                                   Start Date        Date         Mar. 31, 2004(2) +   2004/05 +   2005/06 +   2006/07 =
------------------------------------------------------------------------------------------------------------------------------------
Advanced education facilities(4)
   UBC - Life Sciences Centre ..............    Apr. 2002     Sept. 2004               77             33          --          --
------------------------------------------------------------------------------------------------------------------------------------
Health facilities(4)
   Vancouver General Hospital,
      redevelopment project(5) .............   Sept. 2000      Jan. 2007               85             23          32          16
------------------------------------------------------------------------------------------------------------------------------------
Transportation
   Trans Canada Highway -
      5 Mile (Yoho) Bridge .................     May 1999      Fall 2006               27              7           6           2
   Nisga'a Highway .........................    Aug. 1998      Fall 2005               38              8           6          --
   Sea-to-Sky Highway ......................   April 2003           2009               11             25          53          38
   SkyTrain extension - phase 1 ............   Sept. 1998      Dec. 2005            1,067             19          31          --
                                                                                    -----            ---         ---         ---
      Total transportation .................                                        1,143             59          96          40
------------------------------------------------------------------------------------------------------------------------------------
Power generation
   BC Hydro
   - Georgia Strait pipeline crossing(8) ...   April 2000(9)         TBD               32             65          70          42
   - Vancouver Island generation
      project ..............................   April 2000(9)         TBD               70             48         173          79
   - Seven Mile Dam safety
      improvements .........................    June 1999      Mar. 2005               42             25           7          --
   Brilliant Expansion Power
      Corporation(4),(10)
   - Brilliant Dam power expansion .........    Oct. 2002      Aug. 2006               86             80          22          17
                                                                                    -----            ---         ---         ---
      Total power generation ...............                                          230            218         272         138
------------------------------------------------------------------------------------------------------------------------------------
Other
   ICBC Properties Ltd.
   - Surrey Central City ...................   Sept. 1999      Dec. 2005(11)          253             41          18          --
   Vancouver Convention Centre
      Expansion Project(4) .................         2003           2008               51             64          70          45
   Seymour water filtration plant ..........    Dec. 2002      Mar. 2006               50             --          --          --
                                                                                    -----            ---         ---         ---
      Total other ..........................                                          354            105          88          45

------------------------------------------------------------------------------------------------------------------------------------

                                                  Estimated
                                                -------------
                                                 Cumulative         Total Project
                                                Spending at    -----------------------
($ millions)                                    Mar. 31, 2007  Budget(3)   Forecast(3)
--------------------------------------------------------------------------------------
Advanced education facilities(4)
   UBC - Life Sciences Centre ..............          110          110          110
--------------------------------------------------------------------------------------
Health facilities(4)
   Vancouver General Hospital,
      redevelopment project(5) .............          156          156          156
--------------------------------------------------------------------------------------
Transportation
   Trans Canada Highway -
      5 Mile (Yoho) Bridge .................           42           42(6)        42(6)
   Nisga'a Highway .........................           52           52           52
   Sea-to-Sky Highway ......................          127          TBD(7)       TBD(7)
   SkyTrain extension - phase 1 ............        1,117        1,167        1,117
                                                    -----        -----        -----
      Total transportation .................        1,338        1,261        1,211
--------------------------------------------------------------------------------------
Power generation
   BC Hydro
   - Georgia Strait pipeline crossing(8) ...          209          131          209
   - Vancouver Island generation
      project ..............................          370          370          370
   - Seven Mile Dam safety
      improvements .........................           74          100           74
   Brilliant Expansion Power
      Corporation(4),(10)
   - Brilliant Dam power expansion .........          205          205          205
                                                    -----        -----        -----
      Total power generation ...............          858          806          858
--------------------------------------------------------------------------------------
Other
   ICBC Properties Ltd.
   - Surrey Central City ...................          312          312          312
   Vancouver Convention Centre
      Expansion Project(4) .................          230          230          230(12)
   Seymour water filtration plant ..........           50           50           50(13)
                                                    -----        -----        -----
      Total other ..........................          592          592          592
--------------------------------------------------------------------------------------

(1) Amounts in this table only represent provincial spending on projects that have been approved by Treasury Board and/or Crown corporation boards. Ministry service plans may report amounts that include funding from other sources, and they may include projects that still require final approval. Projects forecast to be completed by March 31, 2004 are excluded from the table.

(2)  Total expenditures since commencement of each project.

(3)  Represents sum of annual budgeted expenditures to complete each project.

(4)  Amounts shown exclude interest costs incurred during construction.

(5) Individual components were completed starting in December 2000 and will continue to be completed before the end of the overall project.

(6) Amount represents the provincial portion of this cost-shared project with the federal government. Total project budget is $65 million.

(7) The provincial and private sector portions of this cost-shared project are to be determined. Total project cost is estimated at $600 million.

(8) Project co-sponsored with a private sector company. The amounts shown represent BC Hydro's 50 per cent share of the costs; however, only partial funding has been approved to date.

(9) Initial planning, preliminary field work and engineering design costs. Physical construction will begin at a later date.

(10) A joint venture of the Columbia Power Corporation and the Columbia Basin Trust.

(11) The base building was substantially completed in January 2003; however, work to prepare space for new tenants is required.

(12) Represents the provincial portion of this cost-shared project with the federal government and the tourism industry.

(13) Represents the provincial portion of this cost-shared project under the Canada/BC Infrastructure Program.

--------------------------------------------------------------------------------
                   Budget and Fiscal Plan - 2004/05 to 2006/07

42                           Three-Year Fiscal Plan
--------------------------------------------------------------------------------

          Table 1.17 identifies the provincial share of funding for major capital projects (over $50 million). However, total costs for some of these projects are higher as they are cost-shared with the federal government, municipal authorities and the private sector.

Provincial Debt

          In 2003/04, provincial debt is forecast to increase by $915 million to total $37.8 billion, $3.6 billion below budget. In 2004/05, provincial debt will increase $1.6 billion from the 2003/04 updated forecast to total $39.5 billion. The 2004/05 change reflects:

          o a $1.6 billion increase in taxpayer-supported debt to finance operating and net capital requirements, and the reclassification of Columbia River power projects debt to the taxpayer-supported category;

          o an $81 million decrease in commercial Crown corporation debt, mainly due to the reclassification of Columbia River power projects debt ($215 million), partially offset by increased borrowing for BC Hydro; and

          o a $100 million forecast allowance to mirror the income statement forecast allowance.

          Over the following two years, taxpayer-supported debt will increase $655 million reflecting the annual capital requirements under the fiscal plan.

Table 1.18 Provincial Debt Summary(1)

---------------------------------------------------------------------------------------------------------
                                                          2003/04
                                                   --------------------    Budget
                                                                Updated   Estimate      Plan        Plan
   ($ millions unless otherwise indicated)         Budget(2)   Forecast    2004/05    2005/06     2006/07
---------------------------------------------------------------------------------------------------------
Taxpayer-supported debt
   Provincial government direct operating ......     17,782     16,022     16,615      16,419      15,897
   Education (2) ...............................      6,655      6,585      6,901       7,170       7,457
   Health (2) ..................................      2,340      2,255      2,479       2,732       2,864
   Highways, ferries and public transit ........      4,987      4,761      5,018       5,396       5,564
   Other (3) ...................................        794        957      1,159       1,099       1,045
                                                     ------     ------     ------      ------      ------
Total taxpayer-supported debt ..................     32,558     30,580     32,172      32,816      32,827
                                                     ------     ------     ------      ------      ------
Self-supported Commercial Crown corporations
   and agencies debt ...........................      8,420      7,261      7,180       7,602       7,651
Forecast allowance .............................        500         --        100(4)      100(4)      100(4)
                                                     ------     ------     ------      ------      ------
Total provincial debt ..........................     41,478     37,841     39,452      40,518      40,578
                                                     ======     ======     ======      ======      ======

Total provincial debt as a per cent of GDP .....       29.7%      26.9%      26.8%       26.3%       25.1%
Taxpayer-supported debt as a per cent of GDP ...       23.3%      21.7%      21.9%       21.3%       20.3%
Taxpayer-supported debt per capita ($) .........      7,789      7,374      7,687       7,762       7,681
Taxpayer-supported interest bite (cents per
   dollar of revenue) ..........................        7.3        6.4        6.4         6.6         6.5
---------------------------------------------------------------------------------------------------------

(1) Debt is after deduction of sinking funds and unamortized discounts, and excludes accrued interest. Government direct and fiscal agency accrued interest is reported in the government's accounts as an accounts payable.

(2) Includes debt and guarantees incurred by the government on behalf of school districts, universities, colleges and health authorities/hospital societies
     (SUCH), and debt directly incurred by these entities. In compliance with generally accepted accounting principles, debt directly incurred by SUCH entities will be included as part of government's reporting entity beginning in 2004/05. The 2003/04 budget and updated forecast have been restated to conform with this presentation.

(3) Includes taxpayer-supported Crown corporations and agencies, other fiscal agency loans, student assistance loan guarantees, loan guarantees to agricultural producers, guarantees issued under economic development and home mortgage assistance programs, loan guarantee provisions, and a $255 million indemnity to CN related to tax attributes with respect to the BC Rail investment partnership.

     In 2004/05, Columbia Basin Trust will acquire the Columbia Power Corporation and their combined debt will be reclassified as taxpayer-supported.

(4) Reflects the effect over the plan of a one-time debt increase in 2004/05 to reflect the operating statement forecast allowance. Since it is unknown as to which agency would require this debt, the borrowing allowance is shown as a separate item over the plan.

--------------------------------------------------------------------------------
                   Budget and Fiscal Plan - 2004/05 to 2006/07

                            Three-Year Fiscal Plan                            43
--------------------------------------------------------------------------------

          Self-supported debt will increase $471 million, mainly to fund BC Hydro's capital program.

          The debt forecast assumes a borrowing allowance of $100 million to mirror the operating statement forecast allowance. This has the effect of raising the debt forecast by $100 million in 2004/05 and each subsequent year. However, should the government not require this allowance, projected debt levels under the fiscal plan would be $100 million lower for 2004/05 and thereafter.

          The ratio of taxpayer-supported debt, which excludes commercial Crown corporations and other self-supported debt, to GDP is a key measure often used by financial analysts and investors to assess a province's ability to repay debt. In 2004/05 taxpayer-supported debt is forecast to increase to 21.9 per cent of GDP before declining to 21.3 per cent of GDP in 2005/06 and 20.3 per cent of GDP in 2006/07. The change from the Budget 2003 forecast reflects a $2 billion improvement in taxpayer-supported debt in 2003/04 and higher GDP forecasts. Taxpayer-supported interest costs are expected to remain stable at just over six cents per dollar of revenue over the three-year period.

          Table 1.19 summarizes the provincial financing plan for 2004/05. New borrowing of $4.6 billion is anticipated, of which $3 billion will be used to replace maturing debt and $1.6 billion to finance capital and operating requirements.

          Further details on the debt outstanding for government, Crown corporations and agencies are provided in Appendix Tables A14 and A15.

Table 1.19 Provincial Financing

-----------------------------------------------------------------------------------------------------------------------------
                                                          Forecast                                                Estimated
                                  Debt (1)                 Debt (1)              2004/05 Transactions             Debt (1)
                                Outstanding   2003/04    Outstanding   ---------------------------------------    outstanding
                               at March 31,     Debt    at March 31,       New         Retirement        Net     at March 31,
   ($ millions)                    2003        Change      2004        Borrowing (2)   Provision (3)   Change        2005
-----------------------------------------------------------------------------------------------------------------------------
Taxpayer-supported debt
   Provincial government
      direct operating .....      15,453         569       16,022          1,621          1,028           593       16,615
   Education (4) ...........       6,124         461        6,585            734            418           316        6,901
   Health (4) ..............       2,146         109        2,255            391            167           224        2,479
   Highways, ferries and
      public transit .......       4,786         (25)       4,761            644            387           257        5,018
   Other debt (5) ..........         920          37          957            291 (6)         89           202        1,159
                                  ------       -----       ------          -----          -----         -----       ------
   Total taxpayer-
      supported debt .......      29,429       1,151       30,580          3,681          2,089         1,592       32,172
                                  ------       -----       ------          -----          -----         -----       ------
Self-supported debt
      Commercial Crown
      corporations and
      agencies .............       7,497        (236)       7,261            791            872 (6)       (81)       7,180
Forecast allowance .........          --          --           --            100             --           100          100
                                  ------       -----       ------          -----          -----         -----       ------
Total provincial debt ......      36,926         915       37,841          4,572          2,961         1,611       39,452
                                  ======       =====       ======          =====          =====         =====       ======
-----------------------------------------------------------------------------------------------------------------------------

(1) Debt is after deduction of sinking funds and unamortized discounts, and excludes accrued interest. Government direct and fiscal agency accrued interest is reported in the government's accounts as an accounts payable.

(2)  New long-term borrowing plus net change in short-term debt.

(3) Sinking fund contributions, sinking fund earnings and net maturities of long-term debt (after deduction of sinking fund balances for maturing issues).

(4) Includes debt and guarantees incurred by the government on behalf of school districts, universities, colleges and health authorities/hospital societies
     (SUCH), and debt directly incurred by these entities. In compliance with generally accepted accounting principles, debt directly incurred by SUCH entities will be included as part of government's reporting entity beginning in 2004/2005. Prior years have been restated to conform with this presentation.

(5) Includes taxpayer-supported Crown corporations and agencies, other fiscal agency loans, student assistance loans, loan guarantees to agricultural producers, guarantees issued under economic development and home mortgage assistance programs, and loan guarantee provisions, and a $255 million indemnity to CN related to tax attributes with respect to the BC Rail investment partnership.

(6) Includes $215 million for the reclassification of Columbia Basin Power project debt to taxpayer-supported.

--------------------------------------------------------------------------------
                   Budget and Fiscal Plan - 2004/05 to 2006/07

44                            Three-Year Fiscal Plan
--------------------------------------------------------------------------------

Risks to the Fiscal Plan

          The risks to the fiscal plan stem mainly from changes in factors that government does not directly control. These include:

          o Assumptions underlying revenue and Crown Corporation and agency forecasts such as economic and population growth, commodity prices and weather conditions.

          o The outcome of litigation, arbitrations, and negotiations with third parties, such as the softwood lumber dispute.

          o Utilization rates for government services such as health care or employment assistance.

          In addition, changes in accounting treatment or revised interpretations of GAAP could have significant impacts on the bottom line.

          Table 1.20 summarizes the average bottom-line effect of changes in some of the key variables. However, individual circumstances and inter-relationships between the variables may cause the actual variances to be higher or lower than the estimates shown in the table. For example, a decrease in equalization payments may be offset by an increase in commercial Crown corporation incomes; or as occurred in 2003/04, an increase in the US exchange rate can be largely offset by higher commodity prices.

          Table 1.20 Fiscal Sensitivities

          --------------------------------------------------------------
                                                           Fiscal Impact
                   Variable              Increases of:     ($ millions)
          --------------------------------------------------------------
          Nominal GDP                         1%            $150 - $250*
          --------------------------------------------------------------
          Lumber prices                      $50             $80 - $140*
          (US$/thousand board feet)
          --------------------------------------------------------------
          Natural gas prices                50 cents        $120 - $170*
          (Cdn$/gigajoule)
          --------------------------------------------------------------
          Wage and compensation
             rates                            1%               -$150
          --------------------------------------------------------------
          US exchange rate                   1 cent        -$25 to -$40
          (US cent/Cdn $)
          --------------------------------------------------------------
          Interest rates              1 percentage point       -$130
          --------------------------------------------------------------

          * Revenue effects before adjustments due to equalization.

          The experience of the 2003/04 fiscal year also demonstrates the tendency for negative fiscal shocks - forest fires, floods, BSE, equalization revenue losses - to be offset by positive variances in other areas - Commercial crown corporation incomes, taxation and energy revenues, and other improvements. Despite the volatility in 2003/04, the $500 million forecast allowance has not been needed and in fact has been reduced to $100 million in the updated forecast.

          Forecast Allowance and other contingency provisions.

          In 2004/05, the government continues to build a forecast allowance into the bottom-line to act as a cushion against possible deterioration in revenue

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                   Budget and Fiscal Plan - 2004/05 to 2006/07

                            Three-Year Fiscal Plan                            45
--------------------------------------------------------------------------------

          forecasts, and thus increase the likelihood of meeting the balanced budget target established in the fiscal plan.

          A forecast allowance of $100 million is included in the 2004/05 budget. This forecast allowance reduces the expected surplus from the government's most likely forecast of $200 million in 2004/05 to a more conservative budget surplus of $100 million.

          Over and above the $100 million budget surplus and the $100 million forecast allowance, the 2004/05 budget includes a $240 million contingency vote for unexpected spending requirements or opportunities by government ministries. Combined, these provide a $440 million cushion to protect the balanced budget plan against unforeseen events in 2004/05.

          A corresponding $100 million borrowing allowance has also been included in the provincial debt forecast for 2004/05, increasing the total debt forecast by $100 million compared to the most likely forecast.

          Forecast allowances are not included in the fiscal plan for the 2005/06 and 2006/07 years. The government will incorporate annual forecast allowances in the budgets for those years based on a risk assessment at that time. However, a $240 million contingency vote is included in each of 2005/06 and 2006/07. Combined with the forecast surpluses, the total cushion protecting the balanced budget against economic, revenue and other forecast shocks is $515 million in 2005/06. This increases to $540 million in 2006/07.

          SUCH Sector

          SUCH sector forecasts have been provided by management of the various organizations based on broad policy assumptions provided by the Ministries of Health Services, Advanced Education and Education. Every effort has been made to ensure that the financial information is compiled in a manner consistent with GAAP. However due to the timing of the budget, SUCH sector organizations submitted their forecasts before final review and approval of these forecasts and the underlying assumptions by their respective boards. Final approved plans may therefore differ from the management forecasts included in the budget.

          Revenue

          The revenue forecast contained in the fiscal plan is based on the economic forecast detailed in Part 3: British Columbia Economic Review and Outlook. Details on major assumptions and sensitivities resulting from changes to those assumptions are shown in Appendix Table A10.

          The main areas that may affect the revenue forecast are:

          o    B.C.'s overall economic performance;

          o exchange rate and commodity prices, especially natural gas, lumber and electricity;

          o    the outcome of the softwood lumber dispute with the U.S.;

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                   Budget and Fiscal Plan - 2004/05 to 2006/07

46                           Three-Year Fiscal Plan
--------------------------------------------------------------------------------

          o    final determination of the rate application by BC Hydro;

          o    water levels in the BC Hydro system;

          o fluctuations in BC's equalization entitlement due to new information, including changes in the fiscal capacity of Ontario and Quebec; and

          o changes to the federal government formula for calculating equalization entitlements.

          Equalization revenue estimates are subject to large fluctuations. For example, the federal government estimates received in October 2003 showed a reduction from their February 2003 estimates of over $300 million in each of 2002/03 and 2003/04. New federal estimates that may also be volatile will be received in February 2004. In addition, changes to equalization revenues can be expected as the federal government defines the formula to be used over the next five years. Formula changes could have significant effects on forecast equalization entitlements, as some options being considered by the federal government could eliminate BC's equalization entitlements entirely.

          Crown corporations and agencies have provided their own forecasts that were used to prepare the fiscal plan, as well as their statements of assumptions. The boards of those corporations and agencies have included these forecasts, along with further details on assumptions and risks, in the service plans being released with the budget.

          The fiscal plan does not assume or make allowance for extraordinary adjustments other than those noted in the assumptions provided by the Crown corporations and agencies. Factors such as electricity prices, water inflows into the BC Hydro system, accident trends, interest/exchange rates, decisions of an independent regulator, or pending litigation could significantly change actual financial results over the forecast period. In particular, the final ruling by the BC Utilities Commission on BC Hydro's rate application could differ from their interim approval that was used as the budget assumption.

          A further risk to Crown corporation net incomes is the possibility of delays in BC Lotteries implementation plans. In addition, as noted in the topic box on the BC Rail Investment Partnership, the timing of the Competition Bureau's review determines the fiscal year in which the transaction will be booked for accounting purposes. The fiscal plan assumes this will occur prior to March 31, 2004. However, there would be no impact on the bottom line from a delay into the 2004/05 fiscal year, as the timing of related reinvestments is linked to the date of completion. There would however be a change to the debt levels at March 31, 2004, since the planned debt reduction would not occur until 2004/05.

          New decisions or directions by Crown corporation or agency boards of directors may result in changes to costs and revenues due to restructuring, valuation allowances and asset write-downs, or gains and losses on disposals of businesses or assets.

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                   Budget and Fiscal Plan - 2004/05 to 2006/07

                             Three-Year Fiscal Plan                           47
--------------------------------------------------------------------------------

          In situations where revenue could benefit as a result of a negotiated or litigated settlement, no revenue increases have been assumed except where a detailed agreement-in-principle has been reached, as in the BC Rail Investment Partnership. Specifically no assumptions have been made as to potential benefits from various outstanding liabilities owing to BC Hydro, or potential resolution of the softwood lumber dispute with the US. Additionally, due to uncertainty as to the precise conditions and accounting treatment of the estimated $260 million share of the additional $2 billion Health Accord funds announced on January 30, 2004, these additional federal transfers have not been included in Budget 2004.

          Spending

          The spending forecast contained in the fiscal plan is based on ministry and taxpayer-supported Crown corporation and agency spending plans and strategies, as well as SUCH sector forecasts. Details on major assumptions and sensitivities resulting from changes to those assumptions are shown in Appendix Table A11 and in ministry service plans. The main spending issues follow.

          Compensation

          Between March 31, 2003 and March 31, 2006 virtually all public sector collective agreements either expired or will soon expire. The Working Agreement with the British Columbia Medical Association also expires during this period.

          With an annual compensation bill of about $15 billion for taxpayer supported entities, and an additional $1.1 billion in commercial Crown corporations, a hypothetical 1 per cent increase in each of the next three years would increase taxpayer-supported spending by $150 million in 2004/05, $300 million in 2005/06 and $450 million or more in 2006/07. Within a balanced budget environment, the effect of such a raise would require government to reduce program funding or raise taxes.

          That is why the mandate for new negotiations has been confirmed as being 0 per cent/0 per cent for the 2004/05 to 2005/06 period, reconfirming the government's bargaining mandate for 2003/04 through 2005/06 of 0 per cent/0 per cent/0 per cent. Public sector employers may address legitimate skills shortages through market adjustment increases; however the government has not provided incremental funding to employers for market adjustment increases.

          This mandate recognizes that public sector wages are among the highest in the country. After the last round, health care professionals and physicians received significant increases that provide this key sector with competitive wage and salary rates. Government believes the current mandate to be both realistic and reflective of market conditions, and consistent with the province's desire to ensure BC retains the professionals needed to deliver quality health care and other services. Twenty seven agreements have been concluded under this mandate including a settlement with the BC Government and Service Employees' Union, the second largest public sector union, and others

--------------------------------------------------------------------------------
                   Budget and Fiscal Plan - 2004/05 to 2006/07

48                           Three-Year Fiscal Plan
--------------------------------------------------------------------------------

          within the post secondary education sector, with midwives, and within Crown corporations.

          Demand-driven Programs

          The government funds a number of demand-driven programs such as Pharmacare, K-12 education, student financial assistance and income assistance. The budgets for these programs reflect the best estimate of demand and other factors such as price inflation. If demand is higher than estimated, this will result in a spending pressure to be managed.

          Public Sector Program Delivery

          The vast majority of government funded services are delivered through third party delivery agencies that provide programs such as acute and continuing health care, K-12 education, post-secondary education, and community social services. All of these sectors face cost pressures in the form of program demand and non-wage inflation.

          The provincial government has implemented legislative changes to provide public sector delivery agencies with greater flexibility to determine how they will deliver services. The lower cost structure made possible by the legislative changes and upcoming accountability contracts with public sector delivery agencies is reflected in this plan. If public sector delivery agencies are unable to achieve the estimated savings, budgetary pressures could arise.

          Treaty Negotiations

          The government is committed to negotiating affordable, working treaties with First Nations that provide certainty regarding ownership and use of provincial Crown land and resources. The province has recently concluded, or is near conclusion of, Agreements-in-Principle with the Lheidli T'enneh, Maa-nulth, Sliammon, Snuneymuxw and Tsawwassen First Nations. The province will focus resources on key opportunities in order to reach final settlements with these and other First Nations and Canada over the next two to three years. Outcomes of negotiations could affect both the economic outlook and the fiscal plan.

          Catastrophes and Disasters

          The spending plans for the Ministries of Forests; Public Safety and Solicitor General; and Water, Land and Air Protection include amounts to fight forest fires and deal with other emergencies such as floods and blizzards. These amounts are based on historical averages of actual spending and on conditions of normal to moderate severity. Abnormal occurrences, as occurred in 2003/04, may affect expenses in these ministries and those of other ministries.

          Pending Litigation

          The spending plan for the Ministry of Attorney General contains provisions for payments under the Crown Proceeding Act based on estimates of expected claims and related costs of settlements likely to be incurred. These estimates are based on a historical ten-year average of actual spending. Litigation

--------------------------------------------------------------------------------
                   Budget and Fiscal Plan - 2004/05 to 2006/07

                             Three-Year Fiscal Plan                           49
--------------------------------------------------------------------------------

          developments may occur that are beyond the assumptions used in the plan (for example, higher-than-expected volumes, or size of claim amounts and timing of settlements). Various legal actions may also establish precedents requiring minimum service levels in various areas of provincial jurisdiction. These developments may also affect expenditures in other ministries.

          One-time Write-downs and Other Adjustments

          Ministry budgets provide for normal levels of asset or loan write-downs. The overall spending forecast does not make allowance for extraordinary items other than the amount provided in the contingencies vote.

          Unfunded Liabilities

          The College, Public Service, Teachers and Municipal Pension Plans - the four major public service plans - are joint trusteeship plans. In the event that a plan deficit is determined by an actuarial evaluation, the pension boards are required to address it by contribution adjustments or other means. Any unfunded liabilities are therefore expected to be short term in nature. For example, the most recent actuarial valuation of the Teachers' Pension Plan indicated a $382 million liability, which will be addressed by an increase to contribution rates of 0.55 per cent effective July 1, 2004.

          The Healthcare Benefits Trust, established to provide health and welfare benefits to certain health sector and social service sector employees, has an estimated unfunded liability of $260 million as of March 31, 2004. The updated forecast for 2003/04 includes a $51 million expense to the regional Health Authorities and a $12 million expense in the Ministries of Health Services and Children and Family Development. The remaining liability is assumed to be charged as a prior year adjustment.

          Capital Risks

          The capital spending forecasts assumed in the fiscal plan may be affected by various factors including:

          o weather and geotechnical conditions causing project delays or unusual costs;

          o changes in market conditions, including service demand, inflation, borrowing costs and wage settlements;

          o    the outcome of environmental impact studies;

          o    cost-sharing agreements with other jurisdictions; and

          o    the success of public-private sector partnership negotiations.

          Contingencies

          The fiscal plan includes a CRF contingencies vote of $240 million for each of the 2004/05, 2005/06 and 2006/07 fiscal years, to help offset unforeseen spending pressures. For budget planning purposes, these votes are assumed to be fully spent.

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                   Budget and Fiscal Plan - 2004/05 to 2006/07

50                           Three-Year Fiscal Plan
--------------------------------------------------------------------------------

        Inclusion of SUCH in Government's Budget and Reporting Framework

Introduction

The Public Sector Accounting Board (PSAB) of the Canadian Institute of Chartered Accountants (CICA) establishes generally accepted accounting principles (GAAP) for senior governments.

As a key component of the government's election commitments, the Budget Transparency and Accountability Act requires all financial documents produced by the province under that legislation to fully comply with GAAP by 2004/05. Financial documents produced by the province include the Estimates, Budget and Three Year Fiscal Plan, Quarterly Reports and Public Accounts. As well, the move to full GAAP addresses the recommendations of the Office of the Auditor General.

Previous exceptions to GAAP on British Columbia's financial documents included:

o The definition of the government reporting entity (the province did not include school districts, universities, colleges and institutes, and health-care organizations (SUCH); and

o The use of prepaid capital advances to provide capital funding to the SUCH organizations.

Budget 2004 addresses both of these exceptions by expanding the government reporting entity to fully include the SUCH sector, which in turn, effectively removes prepaid capital advances from the assets of government.

Generally Accepted Accounting Principles for Senior Governments

GAAP guidance is subject to change. At this time there are a number of PSAB initiatives that could result in future changes to GAAP for senior governments.

One of these initiatives involves a review of the method of accounting for SUCH organizations. Current guidance requires any SUCH organizations that are included in the government reporting entity to be consolidated on a line-by-line basis (adding assets, liabilities, revenues and expenses to those of government). PSAB is currently reviewing this guidance to determine if modified equity accounting (adding an entity's net income to the government's bottom line) might be more suitable.

In accordance with current guidance, the SUCH sector has been consolidated on a line-by-line basis. However, the government will continue to monitor the accounting practices of other provinces and the recommendations of PSAB to ensure that the most appropriate accounting treatment is applied.

Other initiatives currently underway include a review of when government transfers, in particular revenues and expenses associated with capital grants and multi-year funding arrangements, should be recognized in a government's budget and financial statements.

Comparison with other Provinces

Currently, British Columbia is the only province within Canada to legislate adherence to GAAP in the preparation of its financial documents.

--------------------------------------------------------------------------------
Table 1 Inclusion of SUCH by Other Provinces
--------------------------------------------------------------------------------
                       School                                        Health Care
                      Districts      Universities      Colleges          Org.
--------------------------------------------------------------------------------
British Columbia         Yes              Yes             Yes            Yes
--------------------------------------------------------------------------------
Alberta                  No               No              No             No
--------------------------------------------------------------------------------
Saskatchewan             No               No              Yes            Yes
--------------------------------------------------------------------------------
Manitoba                 No           Partial(1)          Yes            Yes
--------------------------------------------------------------------------------
Ontario                  No               No              No             No
--------------------------------------------------------------------------------
Quebec                   No               No              No             No
--------------------------------------------------------------------------------
Nova Scotia              Yes              No              Yes            Yes
--------------------------------------------------------------------------------
New Brunswick            Yes              No              Yes            Yes
--------------------------------------------------------------------------------
Prince Edward
Island                   Yes              No              No             Yes
--------------------------------------------------------------------------------
Newfoundland             Yes              No              Yes            Yes
--------------------------------------------------------------------------------

(1) Two of five universities included

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                   Budget and Fiscal Plan - 2004/05 to 2006/07

                            Three-Year Fiscal Plan                            51
--------------------------------------------------------------------------------

Although all senior governments generally follow GAAP in the preparation of their Public Accounts, the application of GAAP across provinces is inconsistent. This is due to the fact that GAAP guidelines are principle based rather than rule based, and therefore, in many instances, professional judgment is required to interpret and apply the guidelines.

As noted in Table 1, most other provincial governments do not include the entire SUCH sector in their reporting entity.

Accounting Policy Advisory Committee

To assist the province in moving to full compliance with GAAP, the province established an Accounting Policy Advisory Committee. The Committee is comprised of professional accountants independent of government, and its role is to advise Treasury Board on the implementation of GAAP. The Committee's advice has been sought in areas where the implementation of GAAP requires significant professional judgment - such as the determination of the government reporting entity.

Expanding the Government Reporting Entity

The decision to include the SUCH sector in the government reporting entity was a complex undertaking. In making this determination, the government followed the PSAB criteria for determining inclusion, which is based on whether or not an entity is controlled (or not controlled) by government.

The PSAB criteria clearly show that school districts, colleges and institutes, and health care organizations are controlled by government and should therefore be included in the government reporting entity.

Although the PSAB control indicators make a strong case for the exclusion of universities, the Auditor General has indicated that universities should be included in the government reporting entity, as he believes that the government controls the financial affairs and resources of the public universities in the province. In recognition of the Auditor General's opinion, these organizations have been included in the government reporting entity. However, government will continue to monitor this issue and, in particular, the treatment of universities by other provinces under the new PSAB reporting entity criteria.

Financial Impact of the SUCH Sector

Expanding the government reporting entity to include SUCH organizations requires full consolidation of the financial results of those organizations into government's budget and financial reports.

As noted in Chart 1 and Table 2, the inclusion of the SUCH sector in recent years would have resulted in a positive impact on government's bottom line and is forecast to have a positive effect for the next three fiscal years.

Chart 1   Net Fiscal Plan Impact of SUCH
$ millions

  [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

2001/02*   2002/03*   2003/04   2004/05   2005/06   2006/07
--------   --------   -------   -------   -------   -------
  120         511       66        124       107        88

(*) 2001/02 and 2002/03 have been restated to include the Healthcare Benefits Trust.

The noticeable decline in 2003/04 relates to a $51 million expense by the health authorities to address their share of the current year portion of the $260 million unfunded liability associated with the Healthcare Benefits Trust. It is assumed that the health authorities will treat the remaining liability as a prior year adjustment.

The assets, liabilities and debt of the SUCH sector are included in government's statement of financial position.

Overall, the SUCH sector receives a significant amount of its revenues from provincial sources

--------------------------------------------------------------------------------
                   Budget and Fiscal Plan - 2004/05 to 2006/07

52                           Three-Year Fiscal Plan
--------------------------------------------------------------------------------

in the form of operating grants. Non-provincial revenue sources include contributions from the federal and municipal governments as well as own-source revenue, such as fees and licences.

Spending by the SUCH sector reflects the costs incurred to deliver health and education programs on behalf of the province, in keeping with statutory obligations as well as for other related activities.

In accordance with GAAP requirements, a number of adjustments have been made to the forecast amounts provided by SUCH organizations in arriving at the impact of including these organizations in the government reporting entity. Adjustments typically involve entries to adjust accounting policies of the organization to a basis consistent with the accounting policies of the government. Appendix Table A9 provides the net operating impact of the SUCH sector both before and after adjustments.

The province also provides annual capital grant funding to SUCH organizations towards the acquisition of capital infrastructure and equipment. This funding is provided through a prepaid capital advance. Upon consolidation, this advance is eliminated and replaced by the capital assets of the SUCH organizations. Capital assets for these organizations are funded through both provincial and non-provincial sources.

Although the assets of the SUCH sector are reflected on government's balance sheet, some of the assets owned by these organizations have external restrictions on their use and therefore cannot be used to meet government's general obligations. Examples include endowment funds of post-secondary institutions, and assets owned by denominational hospitals that are used in the delivery of provincial health care services.

As noted in Table 2, the addition of SUCH sector debt to government's balance sheet increases taxpayer-supported debt. This debt is used primarily to finance the construction of post-secondary institutions, hospitals and

Table 2 Financial Impact of SUCH

----------------------------------------------------------------------------------------------------------
($ Millions)                               2001/02(1)   2002/03(1)   2003/04   2004/05   2005/06   2006/07
                                           ----------   ----------   -------   -------   -------   -------
      Before Inclusion of SUCH
Revenue(2) .............................     25,728       25,289     26,918     27,823    28,481    29,414
Expense(2) .............................     28,499       28,480     28,528     27,747    28,313    29,202
                                             ------       ------     ------     ------    ------    ------
Surplus/(Deficit) before forecast
   allowance & joint trusteeship .......     (2,771)      (3,191)    (1,610)        76       168       212
                                             ======       ======     ======     ======    ======    ======
Taxpayer-supported capital
   spending ............................      1,415        1,131      1,283      1,622     1,568     1,437
Taxpayer-supported debt ................     27,175       29,060     30,067     31,664    32,328    32,359
      After Inclusion of SUCH
Revenue ................................     28,093       27,879     29,488     30,429    31,148    32,158
Expense ................................     30,744       30,559     31,032     30,229    30,873    31,858
                                             ------       ------     ------     ------    ------    ------
Surplus/(Deficit) before forecast
   allowance & joint trusteeship .......     (2,651)      (2,680)    (1,544)       200       275       300
                                             ======       ======     ======     ======    ======    ======
Taxpayer-supported capital
   spending ............................      2,070        1,924      1,774      1,943     1,777     1,627
Taxpayer-supported debt ................     27,542       29,429     30,580     32,172    32,816    32,827
   Net Fiscal Plan Impact of SUCH
Revenue (direct revenue) ...............      2,365        2,590      2,570      2,606     2,667     2,744
Expense (in excess of grant funding) ...      2,245        2,079      2,504      2,482     2,560     2,656
                                             ------       ------     ------     ------    ------    ------
Surplus/(Deficit) before forecast
   allowance & joint trusteeship .......        120          511         66        124       107        88
                                             ======       ======     ======     ======    ======    ======
Taxpayer-supported capital
   spending ............................        655          793        491        321       209       190
Taxpayer-supported debt ................        367          369        513        508       488       468
----------------------------------------------------------------------------------------------------------

(1) 2001/02 and 2002/03 have been restated to include the Healthcare Benefits Trust.

(2) Reflects sinking fund impacts and changes to accounting adjustments resulting from the inclusion of the SUCH sector.

--------------------------------------------------------------------------------
                   Budget and Fiscal Plan - 2004/05 to 2006/07

                             Three-Year Fiscal Plan                           53
--------------------------------------------------------------------------------

Chart 2: Taxpayer - supported debt Percent of GDP

 [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE CHART IN THE PRINTED MATERIAL.]

Budget 2004 forecast   Budget 2004 forecast
   (before SUCH)        (including SUCH)
--------------------   --------------------
        20.6                   20.9
        21.4                   21.7
        21.4                   21.7
        21.5                   21.9
          21                   21.3
          20                   20.3

long-term care facilities. Chart 2 illustrates the impact of the additional debt on taxpayer-supported debt to GDP ratios.

In many cases, methods employed by SUCH organizations in tracking employees are incompatible with how government monitors its staffing levels. For this reason, SUCH employees are not included in government's annual staff utilization (FTEs).

Implementation of SUCH - Budget Integration and Confirmation Process

Identifying responsibilities and procedures for the developing and reporting of financial plans by the SUCH organizations required significant effort on the part of staff from the various government ministries and the SUCH organizations.

Chart 3 outlines the budget integration and confirmation process used to collect the information contained in this year's budget documents.

Inclusion of the SUCH sector in government budget documents will require closer coordination of government and SUCH organization financial processes and timelines in order to facilitate a streamlined process. The initial years of the new consolidated budgeting and forecasting process inevitably presents some challenges, however the process should improve as both government and the SUCH organizations gain experience.

Successful conversion to GAAP would not have been possible without the co-operation and support of staff in the school districts, universities, colleges and institutes, health-care organizations and participating ministries.

                                  [FLOWCHART]

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                   Budget and Fiscal Plan - 2004/05 to 2006/07

54                           Three-Year Fiscal Plan
--------------------------------------------------------------------------------

                   The Oil and Gas Sector in British Columbia

The petroleum industry is one of BC's success stories. Since 2001, employment in oil and gas extraction has increased by 44 per cent. In 2003/04, the industry is forecast to invest approximately $3.5 billion in the province, and is forecast to contribute over $2 billion in government revenues through royalties, resource taxes and tenures.

British Columbia's oil and gas industry began to grow significantly during the 1950's. Major discoveries in northeastern BC focused industry development efforts in that area including the construction of pipelines to gather and transport gas to markets. Since deregulation of gas markets in 1985, BC natural gas has played a growing role in domestic and international markets and recent growth in the industry has been especially rapid. In 1992, the number of wells drilled in BC was 157. By 2002, this number was 643 (821 for fiscal year 2002/03). In 1993/94, government revenues from oil and gas were $393 million; by 2002/03, they had grown to $1,506 million.

              Petroleum and Natural Gas Revenues 1993/94 -- 2003/04

                                   [GRAPHIC]

Currently, BC is in the midst of one of its strongest drilling seasons ever. As of January 30, 2004, there were 162 drilling rigs active in the province, compared to 124 at the same time last year. The Oil and Gas Commission has issued almost double the number of drilling permits this year as at the same time last year. Over 1,144 wells are expected to be drilled during 2003/04, and provincial revenues of about $2 billion are forecast.

Government Initiatives

There are a number of economic fundamentals which have contributed to the growth of the oil and gas industry in BC. These include higher natural gas prices, consolidation in the Canadian petroleum industry which has brought expertise and investment strategies of major international petroleum companies to Canada, and the high-profile natural gas discovery at Ladyfern. However, a significant driver for the recent rapid growth of the industry in BC, has also been a changing investment climate and a number of government initiatives designed to promote BC's oil and gas potential, and attract industry investment.

In addition to ongoing activities to support oil and gas development, over the past several years, the provincial government has:

o    cut the corporate tax rate from 16.5 per cent to 13.5 per cent;

o    eliminated the Corporation Capital Tax on non-financial corporations;

o eliminated the sales tax on production machinery and equipment for the oil and gas sector;

o maintained a six-year $103 million program to improve roads accessed by the oil and gas industry; and

o strengthened the Oil and Gas Commission, providing a single window access to regulatory approvals for oil and gas activities.

In 2002/03, the Ministry of Energy and Mines embarked upon a concerted effort to attract additional oil and gas investment to BC. This included:

o    new marketing efforts targeted at Canadian and United States producers;

o    development of targeted tenure and royalty changes;

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                             Three-Year Fiscal Plan                           55
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o    promotion of coalbed methane development;

o more in-depth evaluation of BC's oil and gas reserves and enhancement of the province's resource mapping capabilities;

o    promotion of public-private partnerships for road infrastructure;

o ensuring an adequate supply of aggregate for Northeast BC oil and gas roads; and

o enhancement of services such as those in the Fort St. John Core Lab, a ministry facility which stores drilling samples and is used by industry to research BC's resource potential.

In 2003/04, the provincial government built on the work conducted in 2002/03 and launched the Oil and Gas Development Strategy. This strategy is a comprehensive program that develops and expands the province's service sector supporting the oil and gas industry, addresses resource and community road infrastructure, aims to reduce and streamline regulation, and targets royalty incentives to encourage increased exploration and resource development. Specific measures included:

o $10 million annually in road infrastructure royalty credits. These are royalty credits that are matched by industry contributions towards road infrastructure. The province is also assessing the business case for a further $20 million annually in road royalty credits based on industry proposals;

o support for a public-private partnership model for financing upgrades to the Sierra-Yoyo-Desan road near Fort Nelson;

o new royalty initiatives to encourage the development of marginally economic resources, exploration for deep resources, and expanding summer drilling activity; and

o initiating research into a net profit royalty regime for unconventional resources and new basins.

Further, as part of the Oil and Gas Development Strategy, the Ministry of Energy and Mines is implementing recommendations from the Regulatory Best Practices Advisory Group and the Service Sector Strategy Committee, both with industry cooperation. The ministry has also launched the Skills Development Partnership with industry to enhance employment opportunities in the oil and gas industry for British Columbians. This partnership will support $1 million in training initiatives annually over the next three years. Further, in order to support higher levels of activity, the ministry has now initiated a comprehensive rewrite of oil and gas legislation and regulation to complete transition to a single-window, best practices regulatory environment.

First Nations involvement has also been an essential element of accelerated oil and gas development. The Oil and Gas Commission has entered into consultation Memoranda of Understanding with Treaty 8 First Nations which provides funding to allow First Nations to meaningfully consult on each drilling application submitted to the Commission. Revenue sharing agreements are already in place with respect to developments on the Fort Nelson and Blueberry-Doig reserves, and the province is exploring broader revenue sharing options regarding development in the Treaty 8 First Nations' traditional territory. The province has also initiated a number of projects in consultation with Treaty 8 First Nations designed to ensure that the First Nations heritage and cultural sites in the Northeast are preserved as oil and gas development continues, as well as providing funding from the First Nations Economic Measures Fund to facilitate Treaty 8 First Nations' participation in oil and gas related opportunities. In emerging new basin areas, the Ministry of Energy and Mines is consulting with First Nations to engage their participation in the oil and gas industry prior to tenure sales. Further, the province is developing innovative partnerships with First Nations, government and industry to increase First Nations employment and business involvement in the industry. This will help ensure that First Nations communities can receive long-term benefits from development.

Industry response to the Oil and Gas Development Strategy has been positive.

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56                           Three-Year Fiscal Plan
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The September 10, 2003 sale of petroleum and natural gas rights reached an all-time high of $418 million. Of this record-setting land sale, $370 million was in response to new deep gas royalties introduced as part of the Oil and Gas Development Strategy. Summer drilling in 2003 was more than double that in 2002, in response to the new summer drilling incentives. Winter drilling activity is also up almost 40 per cent over last year.

  [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

                                 Drilling in BC

Number of wells drilled

1998/99   1999/00   2000/01   2001/02   2002/03   2003/04*
-------   -------   -------   -------   -------   --------
  616       750       858       716       821       1144

* Forecast

Other Onshore Oil and Gas Resources

British Columbia is clearly on the right track. Development is increasing, as are industry investments, employment and government revenues. However, the province's work is not done with respect to promotion of BC's resources. Currently, commercial production only takes place in the northeast corner of the province, and is focused on conventional resources. Much of BC's potential oil and gas growth lies in under-explored horizons (underground layers) underlying traditionally productive horizons, in geographically remote areas, in under-explored basins, or with unconventional resources. For example, more than 55 per cent of BC's remaining marketable gas is located in under-explored horizons. Interest in exploring for these resources is on the rise in part due to the targeted incentives components of the Oil and Gas Development Strategy.

The province is also formulating a strategy for expediting development of the under-explored onshore basins such as the Bowser and Nechako basins. BC's under-explored onshore basins have a combined estimated conventional in-place resource potential of 18 trillion cubic feet (Tcf) of natural gas, and approximately 7.7 billion barrels of oil (BBO). For comparison, northeast BC has potential of 50 Tcf and .7 BBO.

Further growth of BC's resources will also be influenced by increased development of unconventional resources such as coalbed methane (natural gas sourced from coal seams), as well as shale gas (natural gas sourced from shale beds) and tight gas (natural gas sourced from formations with very low permeability). The province has implemented a special coalbed methane gas royalty to encourage development, and is currently working to develop a net profit royalty regime applicable to tight gas and shale gas development projects. Industry leaders in these types of plays are already considering BC for development of these unconventional resources.

Offshore Oil and Gas Resources

In addition to under-explored and underdeveloped resources onshore, BC also boasts substantial offshore oil and gas resource potential. This potential is estimated at 9.8 BBO and approximately 42 Tcf of gas. However, due to federal and provincial development moratoria, which were put in place to respond to environmental concerns in the 1970's and 1980's, these resources have not yet been developed.

As announced in the July 2001 Speech from the Throne, the BC government appointed a scientific panel to ascertain whether offshore resources could be extracted in a way that was environmentally responsible and scientifically sound. In 2002, this panel released its report and concluded that "there is no inherent or fundamental inadequacy of the science or technology, properly applied in an appropriate regulatory framework, to justify a blanket moratorium on such activities."

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                             Three-Year Fiscal Plan                           57
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Government has established and funded a dedicated offshore oil and gas team to investigate potential offshore development in BC, and to work with the federal government, First Nations, local communities, and industry on the issue. The team is working with these groups to identify issues and concerns, and is researching possible fiscal and regulatory frameworks. The province has also granted $2 million to the University of Northern British Columbia to advance the state of knowledge pertaining to offshore oil and gas issues in British
Columbia.

In March 2003, the federal government announced that it would proceed with a three-part review of offshore oil and gas development in the Queen Charlotte Basin. This review involves a scientific review panel, public hearings and a First Nations engagement process. The release of the scientific review panel report, the initiation of public hearings, and the initiation of the First Nations engagement process are expected by mid-2004. British Columbia is not formally part of the federal review process, but is providing advice and cooperation where possible.

In the long term, development of offshore oil and gas resources could produce substantial job creation, revenues and economic benefits to the province. However, the province has stated that it will only pursue offshore development if it can be done in an environmentally responsible and scientifically sound manner.

Summary

BC has been blessed with considerable oil and gas potential. Market conditions and recent government initiatives have combined to make the industry one of the province's success stories. Growth in the Northeast of the province is expected to continue, and looking towards the future, BC will increasingly see the development of unconventional resources, and interest in the under-explored basins. Further, if BC's offshore oil and gas potential can be developed in an environmentally responsible and scientifically sound way a whole new industry could develop around BC's offshore resources. As is already the case in the northeast, First Nations and local community involvement will be a key element of oil and gas development elsewhere in BC.

                     Conventional Natural Gas and Petroleum
                          Potential in British Columbia

                                      [MAP]

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58                            Three-Year Fiscal Plan
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                         BC Rail Investment Partnership

Restructuring the British Columbia Railway Company

Early in 2003, the Province of British Columbia (Province) undertook to restructure the British Columbia Railway Company (BCRC). This restructuring initiative was aimed at seeking investment by third party operators in the freight railway.

The Freight Railway

The objectives for seeking investment in the freight railway were developed in consultation with communities along the railway line as well as British Columbia's shippers. The objectives were:

o Sustainability--proponents had to promote a robust and well-maintained transportation infrastructure, which supports the long-term economic development and diversification of communities throughout British Columbia;

o Competitiveness--proponents had to recognize industrial customers' desire for competitive freight rail services and rates while ensuring integrated North American access to preferred markets and carriers for interline rail shipments;

o Growth Opportunities--proponents had to accommodate access to the railway line for third party passenger rail services on reasonable economic terms and identify any new opportunities for freight rail services; and

o Community Specific Issues--proponents had to demonstrate how they would benefit key groups, such as employees, communities, and First Nations and ensure continuation of the rail shuttle service between D'Arcy and Lillooet.

On November 25, 2003, the province announced that the Canadian National Railway Company (CN) was the successful proponent to invest in the railway and assume operations of BCRC's freight railway as they best responded to the objectives identified by the Province, communities and shippers.

CN will pay the Province $1.005 billion for the opportunity to operate the freight railway. CN will acquire the outstanding shares of BC Rail Ltd. and all of the interests in the BCR Partnership. BCRC, which will remain a Crown corporation, will retain ownership of the right-of-way, railbed and track. The railway right-of-way and infrastructure will be leased on a long-term basis to CN. The term of the lease is 60 years with an initial renewal of term of 30 years.

Charles River Associates, in their December 17, 2003, report entitled "Fairness Evaluation of the Restructuring of the BC Rail Freight Division," confirmed that the Province and its advisors designed and managed the partnership process in a fair and impartial manner and ensured the best proposals were put forward for consideration. The report concluded that the Province will receive fair value from CN for the opportunity to operate the freight railway.

It is anticipated that the investment partnership will be finalized prior to the end of the 2003/04 fiscal year. However, the investment partnership is currently under review by the federal government's Competition Bureau and will not conclude until that review has been completed.

Investing in Jobs and Opportunities

As a result of the partnership between BCRC and CN, the Province will be in a position to directly invest in northern communities and provide opportunities for First Nations along the railway line to undertake economic development initiatives.

$135 Million for Northern Communities

Proceeds from the investment partnership will be used to establish a $135 million Northern Development Initiative to support investments

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                            Three-Year Fiscal Plan                            59
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related to forestry, pine beetle recovery, transportation, tourism, mining,
Olympic opportunities, small business, economic development, energy and sustainable communities. Headquartered in Prince George, the Initiative will be established in legislation and structured as follows:

o $25 million for an operating endowment account, with the interest used to support the operations of the Northern Development Initiative;

o Four $15 million regional development accounts - Prince George, Peace, Northwest and Cariboo-Chilcotin/Lillooet regions and

o $50 million for a cross-regional account to support investments, economic development and job creation in one or more regions.

A board, also established in legislation, will administer the Northern Development Initiative. The board, with a majority appointed from the regions, will be assisted by a regional advisory committee for each of the four regions to provide input on spending priorities. The regional advisory committees will include locally elected community officials as well as members of the Legislative Assembly.

$15 Million First Nations Benefits Trust

A $15 million BC Rail First Nations Benefits Trust will be established by legislation to support economic development, educational advancement and cultural renewal for the 25 First Nations along the freight railway corridor. This may include funding to: build capacity and provide seed-capital for aboriginal enterprises and joint partnerships; protect and promote First Nations' languages; support initiatives for aboriginal youth apprenticeship training; and other initiatives. Final objectives for Trust funding, structure and governance will be based on consultation with the 25 First Nations along the railway corridor.

Other Initiatives

Other transportation related infrastructure projects will also be supported from proceeds related to the investment partnership, examples include BCTFA capital program initiatives such as the $4 million for expansion to the Prince George Airport, and $17.2 million for container terminal development at the Port of Prince Rupert. A $13 million contribution will be made to Legacies Now to support the development of sport, recreation, arts, music and volunteer initiatives. In addition, $6 million will be invested in Asia Pacific Market Outreach initiatives and fuel cell research. Up to an additional $13 million will be invested in projects/initiatives to be identified once the investment partnership has been concluded.

Accounting Approach

BCRC is a commercial Crown corporation able to fund itself from sources outside of government. BCRC's financial statements are consolidated into the province's Summary Financial Statements on the modified equity basis of consolidation, meaning the original investment by the Province in BCRC is recorded at cost. The Province's investment is adjusted annually to include earnings and losses and other net equity changes of BCRC.

BCRC prepares its financial statements in accordance with Generally Accepted Accounting Principles for commercial entities. Under these principles, assets and liabilities of the corporation's subsidiaries are shown on its balance sheet as assets and liabilities of BCRC.

The gross cash proceeds of the transaction to BCRC will be $1 billion. In addition, debt with a present value of $5 million will remain outstanding and be payable by CN to BCRC in 90 years, resulting in a gross transaction value of $1.005 billion. The investment partnership will mean CN will prepay rent for the long-term lease of the railway right-of-way. The investment partnership is expected to conclude by March 31, 2004.

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60                             Three-Year Fiscal Plan
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The investment partnership with CN is estimated to result in a net gain of $182 million which will be recognized in the fiscal year in which it is concluded. Table One shows how that gain has been determined and how the positive impact on BC Rail net income is offset by an equal amount of expenditures as the gain is reinvested in northern and First Nations' communities. As the investment partnership has not yet concluded and is subject to review by the Competition Bureau, the estimates contained in the table are subject to finalization.

Table One: Impact on Government Operating Statement
--------------------------------------------------------------------------------

                                                            ($ millions)
Gross transaction proceeds...............................   1,005
Less: Net book value of disposed assets and
   deferred revenue......................................   (770)
                                                            -----   ----
Transaction gain.........................................           235
Amount of cash required to pay off the debt..............   (532)
Book value of debt that will be paid off.................   479
                                                            -----   ----
Costs incurred to defease debt prior to maturity date....            (53)
                                                                     ---
BC Rail net income after debt defeasance costs...........            182
                                                                     ---
Reinvestment in Northern and First Nations Communities
Northern Development Initiative..........................           (135)
First Nations Benefits Trust.............................            (15)
Legacies Now, Asia Pacific Market Outreach, fuel cell
   research and other initiatives........................            (32)
                                                                     ---
Total operating budget changes ..........................              0
                                                                    ====

Table Two outlines the disposition of the $1 billion cash proceeds.

The monies payable to the Northern Development Initiative and the BC Rail First Nations Trust are subject to the investment partnership with CN concluding and net proceeds being received. Legislation will be introduced to create both the Northern

                    Impact on Government Operating Statement

                                     ------------   ---Gros transaction
Less-net book value of disposed      $770 million      proceeds $1,005 billion
assets and deferred revenue---
                                     ------------      BC Rail Net income
Less-debt defeasance cost---         $ 53 million   ---($182 million)
                                     ------------
Reinvestment in northern and First                  ---No impact on the
Nations communities/---              $182 million      provincial Surplus/
other initiatives                                     (deficit)
                                     ------------

Table Two: Disposition of Cash Proceeds
--------------------------------------------------------------------------------

                                                                    ($ millions)
Cash proceeds ...................................................       1,000
Transaction costs/BCRC cash requirements from the proceeds ......         (25)
Proceeds used to pay off BC Rail debt ...........................        (532)
BCTFA multi-year capital program
   & cash available to reduce provincial debt ...................        (261)
Reinvestment in Northern and
   First Nations Communities and other initiatives ..............        (182)
                                                                        -----
                                                                            0
                                                                        =====

Development Initiative and the First Nations Benefits Trust, to authorize applicable expenditures and the transfer of proceeds from BCRC to the Province. The payments to the Northern Development Initiative and the First Nations Benefits Trust will represent an expense in the year they are made. In addition to funding these initiatives, $200 million will be provided to the British Columbia Transportation Financing Authority (BCTFA) for the multi-year capital program. This BCTFA transfer represents the redistribution of cash from one part of the government reporting entity to another, and has no impact on the government's bottom line.

BCRC and the Province have provided commercial indemnities to CN with respect to the purchase of the subsidiary and partnership, including indemnities related to tax attributes. BCRC and the Province, based on independent legal advice, believe there is a very low risk these indemnities will be called upon.

                          Disposition of Cash Proceeds

                                     ------------
                                                 ---Total cash proceeds - $1
                                                    billion (Transaction
Proceeds used for debt               $557 million   proceeds less $5 million
defeasance, transaction costs                       debt owing by CN)
and BCRC cash---
requirements
                                     ------------
                                                    BCTFA multi-year capital
                                                 ---program & cash available to
                                     $261 million   reduce provincial debt
                                     ------------
Reinvestment in northern and First---
Nations communities other            $182 million
initiatives                          ------------

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                             Three-Year Fiscal Plan                           61
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The Province will report indemnities that have an amount identified with them as guaranteed debt in the notes to the Summary Financial Statements. The amount of the guarantee will also be included as part of total taxpayer-supported debt reported in the Budget, Summary of Provincial Debt and Quarterly Reports. The indemnities are a non-cash debt item and do not incur interest. Those indemnities without a specific amount identified will be reported as contingent liabilities in the notes to the Summary Financial Statements.

Following completion of the investment partnership, BCRC will remain a Provincial Crown corporation. Its primary function will be to own the railway right-of-way, railbed and track and administer the lease agreement with CN. In addition, BCRC will continue to operate several non-railway related subsidiaries, such as Vancouver Wharves.

Impact of a Delay in Concluding the Investment Partnership

Legislation establishing the Northern Development Initiative and the First Nations Benefits Trust will be introduced before March 31, 2004 and will anticipate the possibility that the Competition Bureau review will extend into fiscal year 2004/05. The legislation therefore ties the provincial commitments to reinvest to the completion of the investment partnership. This means that the $182 million in revenues from the proceeds and associated expenditures will occur within the same fiscal year. This will result in no impact on the Province's bottom line. However, if the investment partnership does not conclude until fiscal 2004/05, the planned debt reduction would be delayed. While provincial debt as of March 31, 2004, would be higher than currently forecast, debt would return to forecast levels upon completion of the partnership transaction.

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62                           Three-Year Fiscal Plan
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                          BC Employment and Assistance

The goal of the BC Employment and Assistance (BCEA) program is to assist people who are able to work in achieving sustainable employment while providing income assistance to those most in need.

BCEA provides services to both temporary assistance and disability assistance clients.

Temporary assistance clients include those that are expected to work and have employment related obligations, those who are temporarily excused from work and persons with persistent multiple barriers.

Disability assistance is available to eligible persons with disabilities who may not achieve complete financial independence through employment.

The Ministry of Human Resources' employment programs support temporary assistance and disability assistance clients as they move toward self-reliance.

Caseload trends

From 1994/95 to 2003/04, the annual average income assistance caseload decreased from 210,492 to a forecasted 116,700, a reduction of 44.9 per cent. The caseload is expected to continue to decline over the next three years to an estimated 108,700 in 2004/05, 107,800 in 2005/06 and 106,100 in 2006/07.

                                 Total Caseload

                                   [GRAPHIC]

For 2003/04, temporary assistance is estimated to be 57 per cent of the caseload, including 29 per cent of the caseload expected to work, 20 per cent temporarily excused from work and 8 per cent persons with persistent multiple barriers. Persons with disabilities make up the remaining 43 per cent of the caseload.

                             Total Caseload 2003/04*

  [THE FOLLOWING TABLE WAS REPRESENTED BY A PIE CHART IN THE PRINTED MATERIAL.]

Persons with Disabilities                    43%
Expected to Work                             29%
Temporarily Excused                          20%
Persons with  Persistent Multiple Barriers    8%

Source: Ministry of Human Resources (*Forecast)

Expectation to actively seek employment

Employable clients are required to have an active employment plan as a condition of eligibility for income assistance.

Employment plans outline the ministry's expectations of clients regarding their activities that will lead to employment. This may include directed job search, referral to job placement programs and specific training for employment, which provide clients with access to the tools and supports they require to find a job and become independent of income assistance.

Employment Programs

Employment programs are available to assist clients to find and sustain employment and include the Job Placement and Training for Jobs programs. Specialized employment programs under the Employment Strategy for Persons with Disabilities are available to support persons with disabilities.

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                             Three-Year Fiscal Plan                           63
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The provincial government spent $300 million over three years (from 2001/02 to
2003/04) on employment programs. In 2004/05, due to the declining number of employable clients, government will spend less on employment programs.

Expected to Work Clients

In the last five years, the caseload for those expected to work has fallen from 104,040 in 1998/99 to an estimated 33,140 in 2003/04, a decline of 70,900 or
68.1 per cent. This caseload is expected to continue to decline at a modest rate over the next three years.

                                Expected to Work

                                   [GRAPHIC]

Since June 2001, more than 26,000 income assistance clients have been placed in jobs through ministry contracted job placement agencies. The majority of jobs are in the retail sales, hospitality and service occupations, office administration, manufacturing and trades related areas. This is consistent with the results of the ministry's client exit surveys. To date, the average wage for participants in the Training for Jobs program is $9.36 per hour and $10.29 per hour for the Job Placement program.

Temporarily Excused

Temporarily Excused clients are those that are temporarily excused from employment plan obligations, such as parents of a young child and those with a temporary illness or injury that prevents the person from working and requires medical treatment. These clients receive the same rate as clients that are expected to work. The temporarily excused category is expected to decline at a moderate rate over the next three years.

Persons with Persistent Multiple Barriers (PPMB)

The PPMB category was created in September 2002 to recognize people who may be unable to achieve financial independence because of persistent multiple barriers to employment that are beyond the person's control. PPMB clients receive a higher rate of assistance than those who are expected to work. At the end of 2003, there were 11,480 PPMB cases. This number is expected to rise at a modest rate as the provincial population increases and ages.

Persons with Disabilities (PWD)

The Employment and Assistance for Persons with Disabilities Act recognizes that people with disabilities face unique challenges in daily living and may require ongoing assistance or supports to employment.

The PWD caseload has more than tripled in twenty years, from 15,840 in 1984/85 to an estimated 49,699 in 2003/04. The PWD caseload is expected to grow by approximately 5 per cent in 2004/05 and to rise to an estimated 56,400 in 2006/07 as the provincial population increases and ages.

                           Persons with Disabilities

                                   [GRAPHIC]

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64                            Three-Year Fiscal Plan
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Caseload Distribution

As the temporary assistance caseload declines and the disability assistance caseload increases, the percentage of the total caseload receiving disability assistance is expected to climb to over 50 per cent by 2006/07. Given the change in the proportion of disability assistance cases to temporary assistance cases, the overall average cost per BCEA case will increase reflecting the higher rate of assistance provided to persons with disabilities.

                             Caseload Distribution

                                  [GRAPHIC]

Beginning in 2004/05, an additional $80 million was added to the Ministry of Human Resources' budget to accommodate:

o a more modest rate of temporary assistance caseload decline than previously estimated and

o a higher rate of growth for the disability assistance caseload than previously estimated.

Time Limits

The BC Employment and Assistance program encourages personal responsibility, emphasizing self-reliance through employment. Under the Employment and Assistance Act, temporary assistance recipients are expected to look for and accept employment. In order to further support a system based upon personal responsibility, the ministry established time limits for those able to work. This policy limits access to income assistance to a maximum of 24 out of 60 months, and encourages clients to take advantage of all opportunities that lead to employment.

There are 25 exemptions to the time limit policy. These include persons with disabilities, persons with persistent multiple barriers, pregnant women, and parents with children under the age of three. In addition, people with a mental illness, drug or alcohol problems, or other barriers are exempt where the condition interferes with their ability to search for, accept or continue in employment. People who exceed their time limit and continue to be compliant with their Employment Plan will not be affected by time limits. For a complete list of categories that are exempt as part of the time limits policy, please refer to the ministry's website (www.mhr.gov.bc.ca).

Conclusion

The Ministry of Human Resources will continue to:

o work with employable people to support them in their efforts to gain employment and self-reliance;

o assist persons with disabilities to achieve greater independence, whether in their daily life or in the workplace, while ensuring that those who are unable to work are provided with the assistance they need; and

o work towards increasing public confidence that taxpayer dollars are being directed only to those most in need.

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                             Three-Year Fiscal Plan                           65
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               Bringing Out the Best in British Columbia's Economy

The government's plan to revitalize and bring out the best in the economy is working. The British Columbia economy showed newfound resilience in 2004. Despite forest fires, pine beetle infestations, SARS and floods, the economy continued to expand.

In the last two years BC's job growth has recorded stronger job growth than any other province - including 84,400 since December 2002. Private sector investment has also been strong. Housing starts increased by 21 per cent in 2003, while non-residential building permits increased by 6.8 per cent in 2003. In the third quarter of 2003, for the first time in six years more people moved to BC, from within Canada, than moved away.

                      Significant employment gains in 2003

                                   [GRAPHIC]

The 2002 Budget and Fiscal Plan included an ambitious strategy for revitalizing and restoring confidence in BC's future. Last year a new element was added - the Heartlands Economic Strategy to focus attention on an essential part of BC's economy.

The plan now includes five key components:

o    developing a stable and competitive policy framework;

o    ambitious, but achievable strategies for key sectors of the economy;

o    moving towards efficient, performance-based environmental policy;

o a flexible, responsive and affordable education system for British Columbians of all ages; and

             1st in North America, 2nd worldwide for quality of life

  [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

Zurich, CH       106.5
Vancouver, CA    106.0
Vienna, AT       106.0
Geneva, CH       106.0
Sydney, AU       105.0
Frankfurt, DE    105.0
Auckland, NZ     105.0
Copenhagen, DK   105.0
Bern, CH         105.0

Source: Mercer Human Resource Consulting, March 2003

o the BC Heartlands Economic Strategy to create new opportunities in all regions of the province.

Much has been accomplished since 2002. In the coming year the government will continue to refine and develop the plan to ensure the focus remains on:

o bringing out the best in British Columbia by building a strong and vibrant economy characterized by new investment, new job opportunities and a higher standard of living for British Columbians.

Stable and Competitive Policy Framework

Responsible Fiscal Policy and a Competitive Tax Structure

The new three-year fiscal plan includes balanced budgets in 2004/05, 2005/06 and 2006/07. Achieving balanced budgets will complete the shift to a stable and sustainable fiscal policy - a basic requirement to build and reinforce consumer and investor confidence.

With the changes introduced since 2001, BC's personal and business taxes are now competitive.

The overall level of taxes for BC families are the second lowest in the country. The province also has the lowest personal income tax rates in the country for the bottom two tax brackets, meeting a key New Era commitment.

Changes to restore investor confidence include:

o    lowering the general corporate income tax rate by almost 20 per cent;

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o    eliminating the corporation capital tax for general corporations;

o    introducing sales tax exemption for production machinery and equipment; and

o implementing sector specific tax reductions, such as new incentives for digital animation and new media productions.

Last fall a new initiative was announced to improve the competitiveness of BC's vital ports infrastructure by capping property tax rates and providing compensation to municipalities for lost revenue. The changes will support much needed new investment in all British Columbia's major ports. It will also assist in meeting the Vancouver Port Authority's short term goal of increasing capacity by more than 20 per cent to almost 2 million containers annually at the Port of Vancouver by 2005.

In Budget 2004, in keeping with the Premier's Technology Council recommendations, the government will extend the Scientific Research and Experimental Development Tax Credit for an additional five years. The credit has been instrumental in encouraging a resurgence of research and development in BC and the extension will build on this momentum.

The government is also taking advantage of an opportunity to expand BC's status as an international financial centre. The existing provincial tax advantage for international financial activities will be expanded to include a broader range of activities and will no longer be restricted solely to financial institutions or to Greater Vancouver. (These enhancements are described in Part 2: Revenue Measures).

Deregulation

Since 2001 the government has eliminated nearly 90,000 regulations and has cut five regulations for every new one introduced - far exceeding the commitment to reduce two for every new one. As a result, there has been a net reduction of over 79,000 regulatory requirements - approaching two thirds of the way toward the government's target for reducing the regulatory burden in BC.

                           Reducing regulatory burden

                                   [GRAPHIC]

The province is already reaping the benefits of reduced red tape. For example, increased sales of petroleum, oil and gas rights reflect, in part, recent streamlining and regulatory reform efforts. Land use decisions in the Heartlands have also been streamlined, saving time and money, while protecting provincial interests. The move to a regulatory environment that is SMART (Sound, Modern, Accountable, Results-Based and Transparent) - a comprehensive and innovative approach to regulatory reform - is attracting international attention and boosting BC's competitiveness.

In November 2003 the government introduced the Significant Projects Streamlining Act to provide a fast track approval process for designated major projects that will make a substantial contribution to meeting the provinces economic and social objectives. Projects that could be designated include major transportation infrastructure projects, regional sewage treatment plants and major resort developments.

Infrastructure

Last year the government announced a multi-year plan to build an integrated and competitive transportation system throughout BC.

Budget 2004 updates and builds on the initial three-year plan. Over the next three years the province will invest an additional $1.3 billion in transportation infrastructure in British Columbia

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and will leverage an additional $1.1 billion through federal and private sector partnerships.

The Transportation Investment Plan includes investing more than $800 million in British Columbia's Heartlands. Roads in the Heartlands represent 72 per cent of the provincial highway system and the province will invest a significant amount in upgrading these roads. The plan also includes $30 million for upgrading ports and airports in the Heartlands.

In partnership with the federal government, significant improvements will be made at provincial border crossings and the Kicking Horse Pass section of the Trans Canada Highway - BC's gateway to the rest of Canada - will be upgraded.

Subject to financial feasibility and final negotiations with a private sector partner, the Province, TransLink, Vancouver International Airport, and the federal government will each contribute approximately $300 million in 2003 dollars to build the Richmond-Airport-Vancouver rapid transit project. The private sector firm will also invest in and operate the line. The RAV line will provide improved access for commuters and residents, control the growth of traffic congestion, improve air quality, and contribute to greater economic development in the region and at the Airport.

The $1 billion BC Rail Investment Partnership with CN Rail will revitalize the BC rail system, eliminate the railway's debt and support new job growth. Part of the proceeds will be used to establish a $135 million Northern Development Initiative. The initiative will be managed by Northerners for Northerners. The province will also establish a $15 million First Nations Trust to provide benefits to 25 First Nations along the rail corridor. In addition, another $200 million from the partnership will finance projects included in the government's transportation plan. The partnership initiative is subject to review by Canada's Competition Bureau.

British Columbia Ferry Services Inc. - a new independent, commercial company - now delivers coastal ferry services under a 60-year contract with the province signed in April 2003. The new company, which is governed by the BC Ferry Authority, is designed to attract private sector investment and establish innovative partnerships that respond to the marketplace. An independent regulator has been established to protect customers by regulating price increases.

The government is also addressing BC's past infrastructure deficit through innovative partnerships that ensure accountability and best value for taxpayer's dollars, while harnessing private sector efficiencies and best practices. Partnerships B.C. is presently engaged in approximately 11 major infrastructure projects around the province including a major resource road in Northeastern BC, major bridge construction in the Southeast and Okanagan, the new academic ambulatory (outpatient) care centre in Vancouver, the new Abbotsford Regional Hospital and Cancer Centre, the new Fraser River Crossing, the proposed Richmond-Vancouver rapid transit service and the Sea to Sky Highway improvement project.

Partnerships B.C. is also in discussions with a number of public sector agencies regarding further provincial and municipal government infrastructure priorities. New partnership opportunities are expected in the transportation, health care, local government and education sectors.

Strategies for Key Sectors

The government continues to make progress in revitalizing and fostering renewed growth in key sectors of the economy.

Forestry

In 2003, legislation was passed that fundamentally changed the way the forest sector is managed. These changes include the reallocation of timber rights and market-based policy reforms to forest tenure and revenue administration. The objective is to create a more competitive, dynamic forest industry that

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68                           Three-Year Fiscal Plan
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will contribute sustainable well-paying jobs to BC's economy.

The changes will:

o diversify BC's forest economy by increasing the number of tenure holders and expanding the variety of economic uses for BC's public forests;

o ensure that more logs flow to open markets, where their highest value and best use within the province can be determined;

o help create a more open pricing system for public timber, ensuring British Columbians receive fair value for the use of their forest resources.

The government's commitment to provide economic development opportunities for First Nations is reflected in 29 agreements with First Nations that have been established since September 2002. These agreements provide access to 7.62 million cubic metres of timber and will share forestry revenue of $38.6 million. Over the next three years up to $120 million will be available for new and existing agreements throughout the province. In 2004/05 alone, negotiations are expected with an additional 20 First Nations.

The Working Forest initiative is well advanced. Consultations were completed and the enabling legislation, the Land Amendment Act (Bill 46) was passed in November. The Working Forest land base will be designated by June 30, 2004. Work continues on the development of the Working Forest sustainable resource management framework to be completed by April 2004. This framework will create greater land-base certainty for the forestry sector and complement the other revitalization initiatives that are underway.

The Forest and Range Practices Act that took effect in January 2004 is a key to modernizing and revitalizing the forest industry. The Act introduces a streamlined, science-based, results-oriented regulatory approach to protect human health and the environment and ensure effective enforcement within a market-based pricing system. Full implementation of the Act is a major objective in 2004/05. It places a greater emphasis on defining acceptable results on the ground, thus allowing licensees and individual professionals to enjoy greater autonomy in deciding how best to achieve specified results.

In 2003, BC continued to pursue negotiations and litigation as a means to establish a durable long-term solution to the softwood lumber dispute with the United States. Although progress was made, the issue has not been resolved. Work on the softwood dispute will continue until a satisfactory resolution is achieved.

A new Minister of State for Forestry Operations has been appointed to provide an additional voice for forestry revitalization at the cabinet table.

A new market-based pricing system will be introduced for the coastal forest sector on February 29, 2004. The new system will contribute to industry renewal by ensuring competitive stumpage rates that better reflect global markets and local harvesting costs. Introduction of market-based pricing in the interior is expected later this year.

Work is continuing on implementation of the tenure reallocation that requires major licensees to return approximately 8 million cubic metres of Allowable Annual Cut (AAC) to the Crown. About half of this AAC will then be redistributed to create woodlot, community forest, and First Nation opportunities. The other half will be sold at auction establishing a stronger foundation for market-based pricing and creating additional log purchase opportunities.

The Filmon Firestorm Provincial Review is anticipated to have useful insights and recommendations pertaining to fire prevention, planning and response that will improve the long-term sustainability of the industry.

In keeping with the government's alternative service delivery objectives, 104 partnerships

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have been established to manage the province's forest recreational sites and trails.

Energy Development

Last year the government unveiled a new energy plan designed to capitalize on BC's competitive advantage in energy. The plan included four cornerstones: Low electricity rates and public ownership of BC Hydro; Secure, reliable supply:
More private sector opportunities; and environmental responsibility and no nuclear power sources. The energy plan is well on its way:

o legislation has been passed to confirm public ownership of BC Hydro's core generation, transmission and distribution assets, and to implement the Heritage Contract to preserve the benefits of low-cost generation for BC ratepayers;

o the BC Transmission Corporation, the publicly owned, independent transmission operator, has been created to provide greater access to transmission for independent power producers;

o BC Hydro's goal is that 50 per cent of BC's future power needs will be met from clean energy sources. Hydro has already made the largest offer to purchase green energy in BC's history and this could result in up to $800 million in private sector energy projects and create up to 1,000 construction jobs throughout the province.

Oil and Gas

BC's potential oil and gas reserves are immense. In May 2003, the government announced the Oil and Gas Development Strategy for the Heartlands to promote all-season oil and gas activity, attract industry investment, and generate revenue. The Strategy is targeted at increasing natural gas production by 17 per cent, and the number of wells drilled by 31 per cent by 2006/07. The Strategy has four key objectives:

o    improve resource and community road infrastructure;

o target royalty incentives to encourage increased exploration and open up new basins, promote year-round activity, and maximize resource extraction of unconventional resources;

o    reduce and streamline regulation; and

o develop and expand the province's service sector supporting the oil and gas industry.

In November 2003, to build upon initial successes, the government announced a second phase of initiatives. Royalty credits of up to $30 million annually may be available to companies constructing, upgrading and maintaining road infrastructure in support of resource exploration and development. As of December 2003, three projects were awarded $9.5 million in royalty credits to develop resource roads.

A public-private partnership is expected to invest $37 million in the Sierra Yoyo Desan Road near Fort Nelson to improve safe, reliable, year-round access for industry to 27,000 square kilometers of oil and gas territory in northeast BC.

New royalty rates have been established as incentives for marginal and deep wells and summer drilling. Work is underway on incentives to encourage frontier exploration as well as development of unconventional resources, and new basins.

In addition, regulations are being reduced and streamlined with assistance from an industry-stakeholder advisory group.

Finally, a comprehensive service sector strategy is being implemented to ensure BC-based businesses and communities are better able to capitalize on opportunities in the oil and gas sector. Government funding of $500,000 is being matched by industry funds to provide oil and gas skills-development training for British Columbians.

The success of the strategy is clear:

o the September 2003 sale of petroleum and natural gas rights hit an all time record of $418 million;

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o    in 2003, summer drilling was more than double the previous year;

o rigs drilling in BC in the week of December 9, 2003 increased by 80.4 per cent, compared to the same week last year; and

o provincial government revenues from oil and natural gas royalties and sales of petroleum and natural gas rights are now forecast to increase to $2.04 billion for 2003/04, which would be a 38 per cent increase over 2002/03 revenues. And new opportunities exist in under-explored and unconventional oil and gas resources, such as coal bed gas, deep gas and tight gas in both northeast BC and new basins such as the Bowser and Nechako.

The government has also established the BC Offshore Oil and Gas Team and has allocated $17 million over the next three years to pursue the goal of an environmentally sound offshore oil and gas industry by 2010. The Team is working with First Nations, coastal communities and the federal government to ensure development reflects the needs and interests of British Columbians. BC is preparing to engage the federal government in negotiations on a fiscal and regulatory regime for the offshore resource should a decision be made to lift the federal moratorium.

These successes and new opportunities will further reinforce BC's reputation as the province of choice for new natural gas exploration and development in Canada.

Mining

British Columbia has extensive mineral reserves and is ranked eighth in the world in terms of its potential mineral wealth.

There are further indications of recovery in the province's mining sector due to improved tax competitiveness, regulatory streamlining, and the extension of the federal and provincial flow-through share tax credits.

Mineral exploration in BC is rebounding and claim staking and exploration spending are increasing. Exploration expenditure sank to a low of $25 million the late 1990s, but is expected to reach between $45 and $55 million in 2003/04. The goal is to achieve annual exploration expenditures of $200 million - the level required to support a sustainable industry.

A $100 million construction aggregate quarry has been approved in the Alberni Valley and is a joint venture between First Nations and the private sector.

The "Health, Safety and Reclamation Code for Mines in British Columbia" has been rewritten to streamline the regulations and introduce a more results-based focus.

To reinforce the government's commitment to restore BC's mining industry, a new Minister of State for Mining was recently appointed. Among other tasks, the new Minister will work on implementing the two-zone system for mineral exploration. A review of "no staking" reserves will be concluded by the end of March 2004. This is expected to free up significant land for new mining exploration and development.

High Tech

Prospects for BC's high tech sector have brightened in recent months with spending on technology increasing and stocks rebounding. The government has taken great strides in creating a competitive environment for the high tech sector and continues to work with the Premier's Technology Council to achieve the goal of establishing BC as one of the top ten high tech centres in the world.

Many of the tax cuts introduced since 2001 are of direct benefit to the high tech sector, including:

o the reduction in the top marginal personal income tax rate to the second lowest in Canada;

o    the elimination of the corporation capital tax on general corporations;

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BC ranks #2 in Internet connectivity

Per cent of households using the Internet, 2002

  [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

Ontario                67.4
British Columbia       65.7
Alberta                64.3
Manitoba               60.1
Nova Scotia            58.1      Canadian Average
Saskatchewan           57.6            61.6%
Prince Edward Island   54.1
Quebec                 53.2
Newfoundland           50.8
New Brunswick          48.6

Source: Statistics Canada

o    the sales tax exemption for production machinery and equipment; and

o the enhancements to the small business venture capital programs announced in the last budget.

Second lowest top marginal personal income tax rates

  [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

Nfld    48.6
Que     48.2
PEI     47.4
NB      46.8
Ont     46.4
Man     46.4
NS      45.7
Sask    44.0
BC      43.7
Alta    39.0

Reflects tax rates for the 2004 tax year known as of February 3, 2004

Source: Ministry of Finance

Other initiatives already underway include:

Doubling the number of graduates in computer science, electrical and computer engineering. The government has provided funding for 1,650 student spaces to date (2002/03 and 2003/04) and will complete funding for this initiative over the next three years, by funding an additional 1,750 new student spaces for a total of 3,400 by 2006/07.

Forging closer links between education and the economy. In 2003/04, through the government's BC Knowledge Development Fund and funding leveraged from the Canada Foundation for Innovation and other contributors, close to $125 million was awarded to post-secondary institutions for research infrastructure.

In October 2003, $30.5 million in provincial funding was announced under this program for the NEPTUNE project, which will benefit BC through research into early earthquake warning, fisheries protection, understanding climate change, and offshore resource extraction methods. In addition, the province has provided $45 million to the Leading Edge Endowment Fund to create 20 B.C. Leadership Chairs, and $7.5 million for six B.C. Regional Innovation Chairs at colleges. These investments create direct economic activity in many industries including: information technology, engineering, pharmaceuticals, instrument development and research support services. In addition they will be instrumental in attracting world-class researchers and educators to the province.

These initiatives build on BC's reputation for scientific innovation and will generate new opportunities to attract and retain high quality scientists to the province.

The fifth report of the BC Technology Council was recently released and included recommendations to increase the availability of venture capital in the province, continue work on improving the education system to meet the needs of the new economy, attract more highly skilled managers to the province and continue to encourage innovation and research.

The government has implemented many of the Council's earlier recommendations, including the Budget 2004 decision to extend the Scientific Research and Experimental Development Tax Credit by five years. The other recommendations will be considered within the context of other priorities and the overarching requirement to balance the budget in 2004/05 and beyond.

Film and Television

BC's film and television production industry remains a success story. Although competition for film and television production is fierce, industry expenditures approached $1 billion in 2003, similar to the 2002 level.

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Last year, the government introduced two new measures. First, a new bonus credit for digital animation and visual effects was added to the existing Film
Incentive BC and Production Services Tax Credit (PSTC). Second, $5 million dedicated to New Media was added to the budget for tax credits under the small business venture capital program.

In addition, eligibility criteria were relaxed and a new add-on credit was introduced to the PSTC to enhance the regional tax credit.

New guidelines for filming on provincial property were completed in November 2003, and published on the BC Film Commission website. Considerable progress has been made on a streamlined and consistent province-wide location policy (e.g., common approach to applications and contracting processes).

Tourism

The government remains committed to doubling tourism's contribution to the provincial economy and in the last year progress has been made on several fronts to boost the tourism sector.

BC's successful bid to host the 2010 Olympic and Paralympic Winter Games will create opportunities for tourism development across the province. The BC Tourism
Strategy: The Olympics and Beyond sets out a plan to stimulate and grow tourism throughout the province. The four primary objectives are:

o increased numbers of visitors, particularly visitors with high spending ability;

o    increased tourism investment;

o    increased use of existing tourism resources; and

o    using the Olympic to leverage new tourism opportunities.

An agreement signed with Tourism Vancouver in December 2003 represented an important milestone for the Vancouver Convention Centre expansion project. The agreement cements the partnership between the tourism industry and the provincial government by confirming that Tourism Vancouver will contribute $90 million to the $495 million expansion. The project will generate up to $5.1 billion in economic activity and the expanded convention centre will be a magnet for international events in the lead up to the 2010 Olympics and beyond.

The BC Resort Task Force was formed in June 2003 to enhance resort development partnerships in BC and to identify and eliminate barriers to resort creation, development and expansion. The work of the Task Force has been strengthened by the recent appointment of a new Minister of State for Resort Development.

Over the next twelve months, the Task Force will:

o review all acts, regulations and policies that affect resort development and investment, looking to improve deregulation and streamline application processes;

o document, review and analyze barriers to expanding existing resorts and to proposals for new resorts;

o    review application timelines and costs;

o conduct a review of BC's competitiveness relative to other resort jurisdictions;

o work with industry, communities and First Nations to identify economic opportunities associated with resort development; and

o develop an aggressive action plan that will lead to increased investment in resort development;

To improve Crown Land access, Land and Water BC (LWBC) has reduced land tenure application processing time by 50 per cent, and has eliminated the land tenure application backlog that accumulated over the past 14 years. As a result, 99 per cent of land tenure and water licence applications are now processed within 140 days.

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Over the coming year, LWBC will:

o improve land security and increase its focus on land-based investment opportunities;.

o eliminate constraints on economic development by increasing land inventory for development; and

o move toward a one-window service delivery approach. LWBC will work with government agencies, ministries and the private sector to continue to improve decision-making processes.

Small Business

Small business remains a critical source of strength in the BC economy. Small business accounts for almost 98 per cent of all businesses in BC, and nearly one million people are employed by small business in the province, representing 58 per cent of all private sector jobs.

Low small business corporation income tax rate

  [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

NB     3.0
Alta   4.0
B.C.   4.5
Man    5.0
NS     5.0
Nfld   5.0
Ont    5.5
Sask   5.5
PEI    7.5
Que    8.9

Reflects rates for the 2004 tax year known as of February 3, 2004
Source: Ministry of Finance

BC has one of the lowest small business corporate income tax rates in the country and the threshold for this rate was increased to $300,000 in the last budget. In addition, BC now has the second lowest top marginal income tax rate in the country, has eliminated the corporation capital tax for general corporations and introduced a sales tax exemption for production machinery and equipment to encourage new investment and growth by small business.

The introduction of competition to venture capital funds has had a dramatic and successful impact. Business registrations have increased by more than five times from 31 in 2002, to 158 in 2003. Venture capital raised has more than tripled, from $15 million in 2002 to $51 million in 2003.

In May 2003, government made additional changes to the Employment Standards Act to further reduce unnecessary regulation and make employment standards more flexible, understandable and effective. The government has also introduced the One-Stop on-line business registration system that has reduced application times from days or weeks to less than an hour. These changes have opened up new opportunities for small business by making it easier to raise capital, simplifying workplace rules and reducing tax compliance costs.

A Single Business Number (SBN) is in the final stages of implementation and should be fully available in March 2004. The SBN will simplify the relationship between business and government by creating a common identifier for business among partner agencies and expands on the One-Stop Business Registration services offered by the three levels of government.

Marketing the BC Economy

BC's economic success depends on building greater awareness around the world of British Columbia's new competitiveness and capacity for innovation and expansion in a broad range of industries throughout the province.

In the last year, British Columbia's innovative capabilities have been promoted to key markets in North America, Asia and the European Union. Joint government-industry marketing missions were conducted in the US (California and Texas), China, India, South Korea and Taiwan, and at the World Economic Forum summits in Davos, Switzerland and Beijing, China.

Investment opportunities in British Columbia's key innovative industries were also showcased at investment forums in San Francisco,

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San Jose, San Diego, Los Angeles, Seattle, Washington DC, Vancouver, and
Toronto.

A new Invest British Columbia website was deployed that highlights British Columbia's competitive advantages and expansion opportunities for international investment, and provides a one-stop shop for business location information and services.

Through Leading Edge British Columbia, a new partnership with industry and other stakeholders in the technology community more than $8.3 million will be invested over three years to aggressively market British Columbia as an internationally competitive location for technology investment and research.

BC has established a foothold in attracting international call centres to the province. To capitalize on this progress in an extremely competitive marketplace, the province created Linx BC a unique public/private partnership. Its sole purpose is to create employment opportunities in BC through the attraction of quality inbound Contact Centres. Linx BC has been involved in attracting 10 US-based contact centres that have created 7,350 jobs, provided more than $150 million in direct investment and produced approximately $155 million per year in new provincial payroll. New contact centre announcements made in 2003 include eBay (1,000 jobs in Burnaby), West Corporation (800 jobs in Central Saanich) and JP Morgan Chase Bank (800 jobs in Surrey).

Sustainable Environmental Policies

The government remains committed to the principle of revitalizing the economy while balancing environmental and community values. Science-based environmental stewardship, sustainable resource management and respect for the strong environmental values of British Columbians are essential to the long run success of the economic strategy. Several key steps have been taken:

o effective December 30, 2002, the new, streamlined Environmental Assessment Act and accompanying regulations came into force;

o a new AOX regulation has been enacted to appropriately limit discharges of absorbable organic halides;

o a response to the final report of the Advisory Panel on Contaminated Sites will be developed;

o the Environmental Management Act, passed in the fall 2003, is a significant change from the 23-year-old Waste Management Act. This Act will streamline approval processes, thus removing impediments to business and fostering economic development. It will also provide better use of penalties and incentives to ensure compliance and help to address the cumulative impacts of pollution;

o under the Environmental Management Act, government will regulate and advise on the province's highest-risk contaminated sites. This will provide more opportunities for the private sector with environmental consultants having an increasing role in advising on the cleanup of lower-risk sites; and

o a review of the product stewardship program was completed with a view to extending industry-led product stewardship (e.g. used oil recycling; electronic recycling).

Education Excellence

A flexible and modern education system is a basic requirement for an energized and productive economy. Steps will be taken to create an even better system in British Columbia. Per student funding will increase by $219 in 2004/05 for a total increase of more than $500 since 2000/01. The province has also introduced new graduation requirements and will launch a new major initiative to promote literacy for all British Columbians.

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In the new economy of the 21st century 70 per cent of new job openings will require some form of post-secondary education or training. The government will introduce a comprehensive new approach to create 25,000 new student spaces in BC's colleges, universities and institutions by 2010. Almost 12,000 of these new spaces will be created over the term of the new three-year plan.

The government has already made substantial progress in improving our post secondary system, including the addition of approximately 6,000 new spaces over the last two years. Other developments include:

o an on-line loan application system that allows students to apply for student financial assistance on-line was introduced in the Spring of 2003;

o the new Degree Authorization Act enables private and out-of-province post-secondary institutions to apply for Ministerial consent to grant degrees, provide or advertise degree programs, and/or use the word "university" in BC;

o the Industry Training Authority Act (ITA) came into effect in early 2004. A nine member, industry-based board has hired a CEO and is beginning to implement the new model of industry training. The ITA will become fully operational in 2004/05 and will finalize a three year business plan which will see an overall 30 per cent increase in industry trainees and graduates; and

Highest-educated population among provinces

Share of working-age population with university, college or trade school graduation

  [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

NB     46.7%
Man    49.1%
NF     49.1%
Sask   49.9%
Que    50.1%
PEI    50.8%
Ont    55.0%
NS     55.4%
Alta   55.5%
B.C.   56.4%
Canadian average = 53.4%

Source: Statistics Canada; 2001 Census

o adding 230 student spaces for online learning in each of the next three years, to bring the total number of student spaces to 1,310 in fiscal 2006/07 from 260 in fiscal 2001/02.

Summary

Since 2001, the government has made great strides in bringing out the best in the BC economy by restoring the confidence of investors and consumers alike. Job growth has been strong and private sector investment is picking up.

The government's economic strategy is working and more progress will be made in the next year:

o the new fiscal plan includes balancing the budget in each of the next three years and marks a major step in restoring sound fiscal management to the province;

o further steps will be taken to improve competitiveness by extending the scientific research and experimental development tax credit and expanding the tax incentives available for international financial business;

o the government will achieve its goal of reducing the regulatory burden by one third;

o work will continue to build a modern competitive efficient transportation system with particular emphasis on BC's Heartlands;

o    implementation of the sector strategies will continue;

o to ensure BC's people are able to take advantage of economic opportunities, steps will be taken to further improve BC's education system; and

o the Heartlands Economic Strategy will ensure people all across the province will benefit from BC's economic resurgence.

The government is committed to revitalizing the economy and providing opportunities for all British Columbians to achieve their goals.

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                   Budget and Fiscal Plan - 2004/05 to 2006/07

--------------------------------------------------------------------------------
                            Part 2: REVENUE MEASURES
--------------------------------------------------------------------------------

Table 2.1 Summary of Revenue Measures

-------------------------------------------------------------------------------------------------------------------------
                                                                                        Effective        Taxpayer Impacts
                                                                                          Date          2004/05   2005/06
-------------------------------------------------------------------------------------------------------------------------
                                                                                               ($ millions)
Income Tax Act
o    Reduce BC Family Bonus and BC Earned Income Benefit amounts* ...............     July 1, 2004          4        20
o    Extend Scientific Research and Experimental Development Tax Credit
     for five years .............................................................   September 1, 2004     (35)      (60)

International Financial Business (Tax Refund) Act
o    Allow non-financial institutions to register, expand the list of qualifying
     activities and eliminate the employee tax refund ...........................   September 1, 2004      (4)      (5)

Tobacco Tax Act
o    Increase tobacco tax rate to $35.80 from $32.00 per carton of 200
     cigarettes and to 17.9 cents from 16 cents per gram for fine-cut tobacco ...   December 20, 2003      40        40

Home Owner Grant Act
o    Increase the threshold for the home owner grant phase-out
     to $585,000 from $525,000 ..................................................    January 1, 2004       (7)       (7)

Ports Property Tax Act
o    Reduce property taxes on major BC port facilities and provide compensation
     to affected municipalities** ...............................................    January 1, 2004       (7)       (7)
                                                                                                          ---       ---
     Total ......................................................................                          (9)      (19)
                                                                                                          ===       ===
-------------------------------------------------------------------------------------------------------------------------

* The amount shown is the full impact on the program's cost, a portion of which is shown in the Estimates as an expenditure with the remaining portion reported as a reduction in personal income tax revenue.

** The amount shown includes the reduction in local and school property taxes for taxpayers.

                  Revenue Measures -- Supplementary Information

     For more details on tax changes see the Ministry of Provincial Revenue website at: www.rev.gov.bc.ca/budget/budget.htm

Income Tax Act

          BC Family Bonus

          In response to federal increases to the National Child Benefit Supplement, the BC Family Bonus, including the basic benefit and BC Earned Income Benefit, is reduced effective July 2004. The policy of offsetting all or a portion of the federal increases through changes to the basic BC Family Bonus has been in place since July 1998 and will now apply to the BC Earned Income Benefit. Depending on family circumstances, families will receive the same or increased combined federal and provincial benefits.

          Scientific Research and Experimental Development Tax Credit

          The BC Scientific Research and Experimental Development (SR&ED) Tax Credit is extended for a further five years to August 2009. The credit provides a corporate income tax incentive of 10 per cent of qualifying expenditures to encourage research and development activities in British Columbia. The

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

                                Revenue Measures                              77
--------------------------------------------------------------------------------

          credit is modeled after the federal SR&ED credit and is refundable on the first $2 million in annual expenditures for qualifying Canadian-controlled private corporations and is non-refundable above the limit and non-refundable for other corporations.

          Over the past five years, annual tax credits under the program have risen from about $28 million to about $100 million reflecting the increase in research and development activities in the province.

International Financial Business (Tax Refund) Act

          Changes to the International Financial Business Program

          In the interest of attracting new international financial business
          (IFB) to British Columbia several changes will be made to the British Columbia IFB program.

          Effective September 1, 2004, most types of corporations will be able to register providing they carry on international financial activities. Previously registration was restricted to financial institutions. The requirement that international financial businesses be located in the Greater Vancouver Regional District is eliminated and the program is extended to all areas of the province.

          The list of eligible international financial activities that qualify for a tax refund is expanded to include the following activities, effective September 1, 2004:

          o Treasury functions, back-office operations and back up office operations where at least one party to the transaction is a non-resident. These activities will be allowed for both related party and non-related party activities.

          o Film and television distribution. This allows distribution of film and television rights (including ancillary rights) to non-residents. These activities will be allowed for both related party and non-related party activities.

          o One-sided foreign exchange transactions. This allows one party of a foreign exchange transaction to be a Canadian resident as long as other parties are non-residents.

          o Import letters of credit. These instruments are used to finance the purchase of foreign goods where a Canadian purchaser incurs the liability to pay once the goods are received. Previously, only export letters of credit were eligible.

          Effective January 1, 2005, the tax benefit that is currently available to employees engaged in IFB activities is eliminated. The tax refund for specialists remains in place. The tax refund is reduced to 75 per cent of British Columbia tax payable, but the time limit for qualifying as a specialist is extended to 5 years from the current 2 years.

Tobacco Tax Act

          Tobacco Tax Rate

          As previously announced, effective December 20, 2003, the cigarette tax rate is increased by 1.9 cents per cigarette ($3.80 per carton of 200) and the loose tobacco rate is increased by 1.9 cents per gram.

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78                               Revenue Measures
--------------------------------------------------------------------------------

Home Owner Grant Act

          Increase in Threshold Value for Home Owner Grant Phase-out

          Effective for the 2004 tax year, the threshold value for the phase-out of the home owner grant is increased to $585,000 from $525,000. For properties with assessed values exceeding the threshold amount, the home owner grant continues to be phased out at the rate of $10 of grant reduction for each $1,000 of assessed value above the threshold. Recipients of the basic home owner grant will continue to receive some grant for properties with values up to $632,000. For seniors and other home owners receiving the additional grant a partial grant will be available for properties with values up to $659,500.

          The increase to the threshold value will, on average, offset the increase of sharply rising assessed values on higher-priced properties over the past year. As was the case last year, approximately 95.5 per cent of homeowners will receive the full home owner grant.

Ports Property Tax Act

          Ports Competitiveness Initiative

          On October 15, 2003, the government announced a ports competitiveness initiative to provide property tax relief for Lower Mainland port operators. At the time of the announcement the government committed to engage in discussions with non-Lower Mainland port operators and municipalities with the intent of determining whether they should be included in the initiative.

          As a result of these discussions, the initiative will be extended to port operators in Squamish and Prince Rupert.

          The initiative is effective January 1, 2004 and includes:

          o A cap on municipal tax rates for existing ports facilities of $27.50 per $1,000 of assessed value. The cap will remain in place for five years starting in 2004.

          o A 10-year cap on municipal tax rates for new investment in ports facilities of $22.50 per $1,000. The cap will apply to new investment undertaken before January 1, 2009.

          o Annual compensation to affected municipalities, equal to the impact of the tax cap on existing ports facilities in 2003.

          o    A tax exemption for berth corridors.

          o A remission of provincial school property tax for the tax on berth corridors back to 2002. The remission means that the province will not collect any revenue from the berth corridors, and will refund the school property taxes collected on berth corridors for 2002 and 2003.

          o The Ports Competitiveness Initiative will be reviewed after three years. The purpose of the review will be to measure the success of the initiative and determine how to proceed after the initial five-year rate cap and compensation program ends.

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                              Revenue Measures                                79
--------------------------------------------------------------------------------

Table 2.2 Summary of Administrative Measures*

---------------------------------------------------------------------------------------------------------
                                                                                            Effective
                                                                                               Date
---------------------------------------------------------------------------------------------------------
Income Tax Act
o    Limit the pension, overseas employment and dividend tax credits to multi-
     jurisdictional taxpayers that are resident in British Columbia..................    January 1, 2004
o    Confirm increasing expenditure limit phase out range to $300,000-$500,000 for
     purposes of the Scientific Research and Experimental Development Tax Credit.....    January 1, 2003
o    Maintain the Royalty and Deemed Income Rebate...................................    January 1, 2003

Corporation Capital Tax Act
o    Clarify that only assets used directly for an eligible purpose qualify for a
     deduction from capital tax......................................................     April 1, 1993

Social Service Tax Act
o    Expand exemption for software acquired  for retail sale.........................   February 18, 2004
o    Clarify application of tax to gifts brought into BC by residents................   February 18, 2004
o    Amend application of tax to new mobile/modular homes and portable buildings.....           **
o    Provide additional exemptions for bona fide fishers.............................   February 18, 2004
o    Provide additional exemptions for bona fide aquaculturists......................   February 18, 2004
o    Provide additional exemptions for bona fide farmers.............................   February 18, 2004
o    Expand motor dealer use formula to include shuttle vehicles.....................   February 18, 2004
o    Exclude interest charges from tax under conditional sale contracts..............   February 18, 2004
o    Clarify application of tax to returnable  and reusable containers...............   February 18, 1998
o    Clarify application of tax to bundled purchases made up of taxable and
     non-taxable goods or services sold for a single price...........................   February 18, 2004
o    Clarify definition of "sale"....................................................   February 18, 2004
o    Clarify eligibility for the penstock exemption..................................   February 18, 2004
o    Clarify production machinery and equipment exemption for pollution control
     and waste management equipment..................................................   February 18, 2004
o    Expand and clarify exemption for newspapers.....................................          ***
o    Provide exemption for specified avalanche safety equipment......................   February 18, 2004

Motor Fuel Tax Act
o    Revise and expand the alternative motor fuel tax regulations....................   February 18, 2004
o    Increase fee for temporary motive fuel user permits to 7 cents from 4.5
     cents per kilometer.............................................................   February 18, 2004
o    Increase the refund cap for persons with  disabilities to $500 from $400........    January 1, 2004
o    Expand the definition of family farm to capture additional corporate
     structure for the motor fuel tax exemption......................................   February 18, 2004

Tobacco Tax Act
o    Authorize the removal of the right to sell tobacco from a location where the permit or the authorization has been cancelled and authorize the
     requirement for a minimum bond..................................................   February 18, 2004

School Act
o    Based on the provincial residential school property tax rate formula, set rates so that the tax on the average home increases by the provincial rate
     of inflation....................................................................    January 1, 2004
o    Leave non-residential provicial school property tax rates unchanged.............    January 1, 2004

Taxation (Rural Area) Act
o    Reduce the provincial rural residential property tax rate so that tax on the
     average home increases only by the provincial rate of inflation.................    January 1, 2004
o    Leave non-residential property tax rates unchanged..............................    January 1, 2004

Insurance Premium Tax Act
o    Harmonize the tax treatment of unlicensed insurance with licensed insurers......   February 18, 2004
---------------------------------------------------------------------------------------------------------

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80                            Revenue Measures
--------------------------------------------------------------------------------

Table 2.2 Summary of Administrative Measures - Continued

---------------------------------------------------------------------------------------------------------
                                                                                            Effective
                                                                                               Date
---------------------------------------------------------------------------------------------------------
Property Transfer Tax Act
o    Expand the definition of family farm and the exemptions for transfers of
     family farms to related individuals.............................................   February 18, 2004
o    Create an exemption for specified properties transferred to and from the
     Public Guardian and Trustee involving related individuals and minors............   February 18, 2004
o    Create an exemption for certain trustees who hold property for a registered
     charity with a religious purpose subject to specified statutes..................   February 18, 2004
o    Provide exemptions for transfers through a trustee to a family farm
     corporation for related individuals.............................................   February 18, 2004

Community Charter
o    Grandparent the tax exemption for improvements determined to be dust and
     particulate matter eliminators in the 2003 tax year.............................   December 31, 2003

Various Statutes
o    Change beginning of limitation period for collection action from date
     liabilty arose to date assessment raised........................................   February 18, 1998
---------------------------------------------------------------------------------------------------------

*    Note: measures have no material impact on the status quo revenue forecast

**   Effective dates: mobile homes (January 24, 1977), modular homes (May 5,
     1977), portable buildings after consultation with industry.

***  Effective dates April 1, 2000 and December 18, 2003.

              Administrative Measures -- Supplementary Information

     For more details on tax changes see the Ministry of Provincial Revenue website at: www.rev.gov.bc.ca/budget/budget.htm

Income Tax Act

          Multi-jurisdictional Taxpayers

          Effective for the 2004 and subsequent tax years, the pension, overseas employment and dividend tax credits are restricted to taxpayers that are resident of the province and these credits will not be prorated. This change only affects multi-jurisdictional taxpayers.

          As a result of this change, multi-jurisdictional taxpayers that are residents of British Columbia will receive the full amount of the credit for the pension, overseas employment and dividend tax credits while non-resident multi-jurisdictional taxpayers will receive no credits. Providing these credits only to residents of the province is consistent with the treatment of most multi-jurisdictional taxpayers in other provinces.

          Scientific Research and Experimental Development Expenditure Limit

          The province's Scientific Research and Experimental Development Tax Credit is refundable for Canadian-controlled private corporations based on 10 per cent of qualifying expenditures up to a $2 million limit. This limit is phased out across a range of taxable income. The budget confirms that effective for 2003 and subsequent tax years the phase out range for the expenditure limit is $300,000 to $500,000 up from $200,000 to $400,000.

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                               Revenue Measures                               81
--------------------------------------------------------------------------------

          Royalty and Deemed Income Rebate

          The province will introduce amendments to the Income Tax Act if federal changes to the tax treatment of the resource sector affect the province's royalty and deemed income rebate provisions. Once the federal government has finalized its legislative amendments, the province will determine what amendments are necessary to maintain the royalty and deemed income rebate as originally intended.

          The British Columbia royalty and deemed income rebate is an income tax provision that contains special rules that require a taxpayer to calculate tax by adding back into income the federal resource allowance, and deducting provincial royalties and taxes paid under the Mineral Tax Act. By 2007, the federal government will have phased out its resource allowance and phased in deductibility of provincial royalties and mining taxes. As such, consideration will be given to eliminating the British Columbia royalty and deemed income rebate in 2007. The province has initiated some discussions with industry representatives and the federal government and will make a decision on an appropriate course of action after conclusion of these discussions.

Corporation Capital Tax Act

          BC Eligible Expenditure Deduction

          The Act is amended to clarify that capital assets must be used directly in a qualifying activity to qualify as a BC Eligible Expenditure deduction. This clarification is consistent with how the Act has been administered.

          The BC Eligible Expenditure deduction was intended to provide a concession for general corporations for capital assets used directly in a qualifying activity. It was not intended to apply to assets used in relation to or in connection with the activity. The clarification will apply to the period April 1, 1993 to August 31, 2002.

Social Service Tax Act

          Software

          Effective February 18, 2004, the exemption for software incorporated into other software for retail sale is expanded to include software acquired for the purpose of:

          o making copies of the software to incorporate into other tangible personal property for retail sale; and

          o making copies of the software and re-licensing it for retail sale.

          These exemptions only apply where:

          o under the terms of the license governing the use of the acquired software, the software must be used exclusively for one or both of the purposes referred to above; or

          o a person who has acquired all rights to the software (i.e. ownership) uses it exclusively for one or both of the purposes referred to above.

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82                              Revenue Measures
--------------------------------------------------------------------------------

          Gifts

          Effective February 18, 2004, the sales tax is imposed on the fair market value of all taxable goods brought into the province as gifts by residents where:

          o    the donor of the gift is a British Columbia resident; and

          o no tax was paid to British Columbia or to another jurisdiction, other than Canada, by the donor at the time the gift was purchased.

          Sales tax is not payable on gifts where satisfactory evidence is provided that:

          o the person who provided the gift paid tax to British Columbia or to another jurisdiction, other than Canada, and is not eligible for a refund or rebate of the tax paid; or

          o    circumstances prescribed by regulation are met.

          Under the Social Service Tax Act, tax has long been imposed on taxable goods purchased by residents outside of British Columbia for use in the province. This is to ensure that all British Columbians contribute to the cost of funding essential public services such as health care and education. The amendments to impose the tax on gifts in specific circumstances are required to address a technical tax avoidance scheme under which inappropriate use of the existing gift exemption has allowed some people to avoid the obligation to pay tax on goods, particularly automobiles, purchased outside British Columbia for use in the province.

          Mobile/Modular Homes and Portable Buildings

          Retroactive to 1977, the Act is amended to make the application of tax to new mobile and modular homes constitutionally valid by placing the liability to pay the tax on the final purchaser of the mobile or modular home. This is consistent with the treatment of mobile and modular homes in other provinces with retail sales taxes. Similar changes will be made to the application of tax to portable buildings after consultation with industry. There is no change to the longstanding arrangement to treat mobile and modular homes and portable buildings like conventional buildings. Tax will be imposed on 50 per cent of the purchase price of a mobile home and 55 per cent of the purchase price of a modular home. The retroactive amendments will not affect past sales or purchases where tax was paid because the amendments confirm that tax was valid.

          Bona Fide Commercial Fishers

          Effective February 18, 2004, the following are added to the list of items that can be purchased or leased exempt from provincial sales tax by bona fide commercial fishers:

          o electronic monitoring equipment used to monitor fishing activities; and

          o    fish tags and tagging equipment.

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

                                Revenue Measures                              83
--------------------------------------------------------------------------------

          Bona Fide Aquaculturists

          Effective February 18, 2004, the following are added to the list of items that can be purchased or leased exempt from provincial sales tax by bona fide aquaculturists for an aquaculture purpose:

          o    artificial seaweed;

          o    scallop ear hanging equipment, including ear hanging pins;

          o    automated shellfish nursery systems and parts;

          o    ladder racks;

          o artificial lighting systems used in hatchery and nursery operations to promote plant growth, including replacement bulbs for such lighting systems;

          o    tumblers for oyster grow-out operations;

          o    aquaculture planting and harvesting machines and parts;

          o    predator traps;

          o    steam generators for cleaning hatcheries and nurseries; and

          o styrofoam, whole logs, barrels and other items used for floatation.

          Bona Fide Farmers

          Effective February 18, 2004, the following are added to the list of items that can be purchased or leased exempt from provincial sales tax by bona fide farmers for a farm purpose:

          o    on-farm incineration units;

          o treatment products to reduce gas and bacteria levels in litter, bedding and manure;

          o treatment products to promote the decay of organic material water in on-farm ponds, dugouts and reservoirs; and

          o    rolling benches.

          Dealer Use Formula

          Effective February 18, 2004, vehicles removed temporarily from inventory by motor vehicle dealers to transport customers whose vehicles are being serviced are eligible to be taxed under the "dealer use formula". Under the dealer use formula tax is paid monthly at a rate of 1.75 per cent of the tax that would otherwise be payable if the vehicle were converted to permanent business or personal use.

          Conditional Sale Contracts

          Effective February 18, 2004, the definition of "purchase price" is amended to exclude interest charges under conditional sale contracts if:

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

84                              Revenue Measures
--------------------------------------------------------------------------------

          o the charges are shown separately on the invoice or are billed separately to the purchaser; and

          o    the charges are payable over the term of the contract.

          Returnable and Reusable Containers

          Retroactive to February 18, 1998, the Act is amended to clarify that persons who bring containers into British Columbia to package or deliver their product for sale and which are capable of being returned and reused are subject to tax. Tax is not payable in prescribed circumstances where the containers are not returnable after sale.

          Bundled Purchases

          Effective February 18, 2004, where taxable and non-taxable goods and/or services are sold for a single price (bundled purchase), sales tax is payable on the fair market value of the taxable portion except:

          o the taxable portion is exempt if it qualifies as an inexpensive package as outlined below;

          o the otherwise taxable tangible personal property is not subject to tax if it is incidental to the purchase of a service that is not subject to tax under the Act (See Definition of "Sale"); and

          o the total purchase price is subject to tax if the single price is $500 or less and the fair market value of the taxable portion is 90 per cent or more.

          The exemption for the taxable portion of inexpensive packages is provided where:

          o the value of the taxable portion is $50 or less and represents 10 per cent or less of the total value of the package; and

          o    the taxable component is:

               -    prepackaged with the non-taxable component;

               -    not ordinarily sold separately;

               -    not promotional distribution;

               -    not packaged with telecommunications or legal services; and

               -    not liquor.

          Prior to these amendments, tax was generally payable on the total value of taxable and non-taxable goods and/or services sold for a single price if the taxable portion represented more than 10 per cent of the sale price. As a result, tax was potentially payable on the total value of a bundled purchase even if most of the value comprised exempt or non-taxable goods or services.

          Definition of "Sale"

          Effective February 18, 2004, the Act is amended to clarify the application of tax where the provision of tangible personal property
          (TPP) is incidental to the

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

                                Revenue Measures                              85
--------------------------------------------------------------------------------

          provision of a service that is not subject to tax. In these circumstances, where the service and the TPP are sold for a single price the TPP will not be taxable.

          Examples of where incidental TPP is provided in conjunction with a nontaxable service include:

          o    drawings provided under architectural service contracts; and

          o original research reports provided under a contract for research services.

          These amendments confirm the longstanding application of the tax to nontaxable services. In addition, music recording services and graphic design services are now treated consistently with other non-taxable services.

          Penstock

          Effective February 18, 2004, the requirement that penstock pipe must be at least 30 centimeters in diameter to be exempt from the sales tax is replaced with a requirement that the facility hold a valid water license for power production purposes under the Water Act.

          Production Machinery and Equipment

          Effective February 18, 2004, eligibility for the production machinery and equipment exemption for pollution control and waste management equipment is clarified. The exemption only applies when such equipment is purchased by manufacturers or contractors who are eligible for the production machinery and equipment exemption and only when purchased for use at eligible sites.

          Newspapers

          Retroactive to April 1, 2000, the definition of qualifying content is expanded to include public service listings of events, activities or attractions. Effective December 18, 2003, the qualifying content percentage requirement is reduced to 20 per cent from 25 per cent. These changes are intended to ensure that publications generally considered to be newspapers qualify for the sales tax exemption for newspapers.

          Avalanche Safety Equipment

          Effective February 18, 2004, the following avalanche safety and rescue equipment is exempt from provincial sales tax:

          o avalanche airbag backpack systems specifically designed to carry gas cartridges and airbags which inflate instantly when triggered to help keep the wearer above the snow surface during an avalanche;

          o    avalanche beacons and probes for locating avalanche victims; and

          o avalanche equipment specifically designed to reduce the likelihood of asphyxiation from ice mask formation by providing an artificial air pocket through which air is taken by the victim from the surrounding snowpack (e.g. Avalung(TM)).

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86                              Revenue Measures
--------------------------------------------------------------------------------

Motor Fuel Tax Act

          Alternative Motor Fuel Tax Regulations

          Effective February 18, 2004, sections of the Motor Fuel Tax Regulations are modified to improve the existing exemption for alternative motor fuels (AMFs).

          The number of emission groups used to evaluate potential AMFs has been reduced to four from six. The new categories are greenhouse gases, nitrogen oxides, particulate matter combined with air toxics and volatile organic compounds.

          The number of categories of AMFs has been expanded to three including:

          o Category 1 - provides at least a 15 per cent reduction in one emission group, at least a 5 per cent reduction in one other group and not more than a 5 per cent increase in any other group.

          o Category 2 - provides at least a 20 per cent reduction in greenhouse gases on a life-cycle basis and no increase in any other emission group.

          o Category 3 - provides at least a 35 per cent reduction in greenhouse gases on a life-cycle basis and no increase in any other emission group.

          The structure for phasing in AMF tax rates based on motor fuel market shares remains unchanged.

          Further work is underway to develop regulations and an administrative model that will provide an exemption for the AMF portion of low level blends of AMFs and either gasoline or diesel fuel, such as E10. It is expected that the regulations will be implemented by June 1, 2004.

          Temporary Motive Fuel User Permits

          Effective February 18, 2004, the fee for a temporary motive fuel user permit that is issued to a commercial carrier who is not registered under the International Fuel Tax Agreement is increased to 7 cents per kilometer from 4.5 cents per kilometer. The fee represents the tax payable on fuel brought into the province in the supply tank of the motor vehicle and consumed in the province. This brings the temporary permit fee more into line with the current gasoline and diesel fuel tax rates.

          Refund Cap for Persons With Disabilities

          Effective January 1, 2004, the maximum refund amount for fuel tax paid by persons with disabilities is increased to $500 per year from $400 per year. The higher cap reflects the impact of the 3.5 cent per litre tax increase implemented on March 1, 2003.

          Definition of a Family Farm Corporation

          Effective February 18, 2004, for the purpose of the motor fuel tax exemption for farmers, the definition of a family farm corporation is expanded to include any corporate structure provided that at least 75 per cent of the voting

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                   Budget and Fiscal Plan - 2004/05 to 2006/07

                                Revenue Measures                              87
--------------------------------------------------------------------------------

          shareholders are direct family members actively engaged in farming and the corporation's sole activity is farming. This recognizes the changes that have occurred in family farm structures while maintaining the original intent of the fuel tax exemption to restrict it to family owned and operated farms.

Tobacco Tax Act

          Dealer Permits and Bond Deposits

          Effective February 18, 2004, the Act is amended to give the director the authority to refuse to grant a permit or retail authorization to sell tobacco products if:

          o the application for the permit is in respect of a location where a previous permit held by another person was suspended or cancelled; and

          o there is sufficient evidence that the applicant for the permit or retail authorization is not at arms length from the person who previously sold tobacco at the same location.

          The Act is also amended to allow the director to require a minimum bond of $5,000 as a condition of granting a retail authorization to a person who proposes to sell tobacco from a location where the previous authorization held by another person was suspended or cancelled.

School Act

          Provincial Residential School Property Tax Rates

          In general, a separate residential tax rate is set for each school district. For the 2004 calendar year, average residential school property taxes before application of the home owner grant will be increased by the provincial inflation rate from the previous year. For 2004 the increase will be 2.1 per cent. This follows the policy announced in Budget 2003.

          Residential tax rates will be set in April when authenticated assessment roll data are available to calculate the rates according to the provincial residential school tax rate formula. Tax rates will fall in almost every school district in response to rising average assessed values. Even though the average residential tax is increased by the rate of inflation, the change in individual tax bills will vary. Some homeowners will experience an increase in their school taxes, while others will have reductions. The variation in individual tax bills will occur because changes in the assessed value of any individual property are likely to differ from changes in average provincial and school district assessed values.

          Provincial Non-Residential School Property Tax Rates

          For each of the eight non-residential property classes, a single, province-wide rate is set. Non-residential school property tax rates will remain unchanged in 2004.

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

88                              Revenue Measures
--------------------------------------------------------------------------------

Taxation (Rural Area) Act

          Provincial Rural Property Tax Rates

          A single provincial rural residential tax rate applies province-wide. For the 2004 calendar year, the provincial rural residential tax rate will fall in response to rising average assessed values. Average residential provincial rural area taxes will increase by the provincial inflation rate.

          Non-residential provincial rural tax rates remain unchanged.

Insurance Premium Tax Act

          Unlicensed Insurance

          Effective February 18, 2004, the taxing provision for unlicensed insurance is amended prospectively to harmonize with licensed insurers and thereby capture only that portion of premiums covering risks located in the province. The definition of "taxpayer" is also amended to ensure that British Columbia residents are subject to the tax on premiums relating to their risks located in the province regardless of who actually enters into a contract to purchase the insurance.

Property Transfer Tax Act

          Transfers of a Family Farm

          Effective February 18, 2004, the scope of family relationships which meet the ownership test in the definition of "family farm" is broadened to include siblings, aunts, uncles, cousins, nieces, nephews, and the spouses of the above. In addition, the tax-exempt intergenerational transfers of a family farm are broadened to include transfers to siblings and the spouses of siblings. Taken together, these changes will facilitate the tax-free transfer of family farms.

          Transfers Involving the Public Guardian and Trustee

          Effective February 18, 2004, an exemption is added for transfers of a principal residence, recreational residence or family farm from a related person or their estate to the Public Guardian and Trustee on behalf of a minor, and on the transfer of any property from the Public Guardian and Trustee to the minor when the minor comes of age.

          Exemptions for transfers of principal residences, recreational residences and family farms between related individuals already exist, but were not available in cases when the Public Guardian and Trustee registered property on behalf of a minor, or when the minor came of age and the property was transferred into his or her name.

          The new exemption of tax on the subsequent transfers from the Public Guardian and Trustee to the beneficiary will avoid a second imposition of tax in cases where the Public Guardian and Trustee has already paid tax on behalf of the minor.

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

                                Revenue Measures                              89
--------------------------------------------------------------------------------

          Regulation to Exempt Trustees of Specified Registered Charities

          Effective February 18, 2004, an exemption is provided for transfers to trustees of registered charities with religious purposes under specified statutes.

          An exemption already exists for registered charities that take title to property for charitable purposes. However, certain religious organizations are required or encouraged by provincial or federal law to hold property through trustees rather than through the registered charity directly, and therefore do not qualify for exemption. Previously, the Financial Administration Act has routinely been used to grant remission from tax in these circumstances.

          Transfers to a Family Farm Corporation Through a Trustee

          Effective February 18, 2004, the exemptions for transfers of a family farm through trustees to related individuals are expanded to include transfers through a trustee to a family farm corporation owned by related individuals.

Community Charter

          Grandparent Dust and Particulate Matter Eliminator Exemptions for Certain Improvements

          The Community Charter is amended to grandparent the property tax exemption for those improvements that were determined to be exempt dust and particulate matter eliminators in the 2003 tax year. The grandparenting is effective for the 2004 tax year and subsequent tax years.

Various Statutes

          Limitation Period

          Effective February 18, 1998, the following statutes are amended to establish a seven-year period for collecting unremitted or unpaid taxes commencing on the date an assessment or re-assessment is raised.

          Corporation Capital Tax Act, Hotel Room Tax Act, Logging Tax Act, Insurance Premium Tax Act, Mineral Tax Act, Mining Tax Act, Motor Fuel Tax Act, Social Service Tax Act and Tobacco Tax Act.

          The retroactive application of the amendments will have no impact on tax collectors or taxpayers because they are consistent with longstanding administrative practice. Taxation statutes include various mechanisms for collecting unremitted or unpaid taxes. Each statute provides a period during which collection action may be taken, called the limitation period. Under some statutes the limitation period is seven years and under others it is six years. Depending on the statute, the limitation period may begin at the time a liability arises, when a remittance is due, a specified number of days after a corporation's year-end or at the end of a fiscal year. The changes standardize the limitation periods and clarify when the period begins.

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                   Budget and Fiscal Plan - 2004/05 to 2006/07

            Part 3: BRITISH COLUMBIA ECONOMIC REVIEW AND OUTLOOK (1)

Overview

          British Columbia real GDP is forecast to grow 2.8 per cent in 2004 and
          3.1 per cent in 2005. The Economic Forecast Council, a group of private sector economists who provide independent advice to the Minister of Finance on the provincial economic outlook, forecasts growth in British Columbia of 2.9 per cent in 2004 and 3.2 per cent in 2005 (see Chart 3.1).

          From 2006 to 2008, the British Columbia economy is expected to grow about 3.1 per cent per year. The Council's medium-term growth forecast is 3.2 per cent.

          Following growth of 2.4 per cent in 2002, the Ministry of Finance estimates that the British Columbia economy grew 1.5 per cent in 2003. This is lower than last year's budget forecast of 2.4 per cent, as British Columbia and other Canadian provinces were hit by a number of external shocks in 2003. These included the rapid rise in the Canadian dollar, the SARS outbreak, forest fires, floods and Bovine Spongiform Encephalopathy (BSE).

          A topic box at the end of Part Three reports on the December 2003 consultation with the Economic Forecast Council.

Recent Developments

          Chart 3.1 British Columbia economic expansion to continue

          [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR GRAPH IN THE PRINTED MATERIAL.]

          BC Real GDP
          Per cent change

                                      2003   2004   2005   2006   2007   2008
                                      ----   ----   ----   ----   ----   ----
          Ministry of Finance          1.5    2.8    3.1    3.1    3.1    3.0
          Economic Forecast Council    1.7    2.9    3.2    3.2    3.2    3.2

          The performance of several key economic indicators is presented in Table 3.1. Employment growth picked up steam in the final quarter of 2003 to post annual growth of 2.5 per cent. Housing starts grew 21.0 per cent in 2003 and reached a six-year peak in the July through September quarter. Net interprovincial migration increased by 2,614 people in the third quarter of 2003, the first net increase in interprovincial migration since 1997.

----------
(1) Reflects information available as of February 6, 2004. All annual and quarterly references are for the calendar year.

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

                  British Columbia Economic Review and Outlook                91
--------------------------------------------------------------------------------

          The rise in interprovincial migration combined with a net gain of almost 6,000 international migrants resulted in total net migration increasing 8,606 people in the third quarter of 2003.

          The value of non-residential building permits increased 6.8 per cent in 2003, despite a weak performance in the fourth quarter. Both manufacturing shipments and exports declined in the first eleven months of 2003 relative to the same period in 2002. Retail sales increased modestly on a year-to-date basis to November, with growth of
          1.9 per cent.

Table 3.1 British Columbia Economic Indicators

-----------------------------------------------------------------------------------------------
                                        Third Quarter      Fourth Quarter        Year-to-Date
                                      July to Sept.2003   Oct. to Dec.2003    Jan. to Dec. 2003
                                         change from        change from          change from
All data seasonally adjusted           Apr.to Jun.2003    July to Sept.2003    Jan.to Dec. 2002
-----------------------------------------------------------------------------------------------
                                                           Per cent change
Employment.........................          +0.8                +1.6                +2.5
Manufacturing Shipments............          +2.9                -0.5*               -2.0*
Exports............................          +5.0                -5.2*               -0.6*
Retail Sales.......................          +0.8                -0.5*               +1.9*
Housing Starts.....................         +27.4                -4.2               +21.0
Non-Residential Building Permits...         +41.6               -32.1                +6.8

Source: Statistics Canada; BC Stats
* Data available to November only
--------------------------------------------------------------------------------

The Outlook for the External Environment

          The North American economy benefited from the recovery of the U.S. economy in 2003. Economic growth in the U.S. gained strength throughout the year, posting 8.2 per cent annualized growth in the third quarter and 4.0 per cent in the fourth quarter. By mid-year, U.S. growth was more broadly-based as business sector investment picked up in response to improving profits. This gave rise to increased confidence that the recovery would be sustained. However, the labour market was slow to show signs of improvement. Payroll employment in the U.S. fell 0.2 per cent in 2003 and some analysts expect it will continue to stagnate until mid-2004.

          Overall, the U.S. economy grew 3.1 per cent in 2003, up from 2.2 per cent in 2002. Business investment rebounded in the latter half of 2003 to post growth of 2.8 per cent for the year. U.S. retail sales were up
          5.6 per cent in 2003 as low interest rates and the strong housing market continued to boost durable goods sales. In addition, tax cuts and tax rebates helped spur consumer spending. Residential construction was strong in 2003 with housing starts reaching 1.8 million units, an increase of 8.1 per cent from 2002. The outlook remains strong for residential construction with continued low mortgage rates and a stabilizing job market.

          The January Consensus Economics survey forecasts a strong performance in the business sector of the U.S. economy. Corporate profits are expected to increase 15.3 per cent in 2004 and 6.5 per cent in 2005. Business investment is also expected to be strong with growth forecast at 10.5 per cent for 2004 and 9.0 per cent for 2005.

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

92                British Columbia Economic Review and Outlook
--------------------------------------------------------------------------------

              Chart 3.2 Consensus outlook for the U.S. has improved

                                    [GRAPHIC]

          Forecasters have been raising their outlook for the U.S. economy since mid-2003. The January Consensus Economics survey suggests real GDP growth of 4.6 per cent in 2004, compared to 4.4 per cent in its December survey. Forecasters see U.S. growth leveling off in 2005 as some of the U.S. tax cuts expire and the Federal Reserve begins to raise interest rates. Consensus Economics indicates 3.6 per cent growth in the U.S. for 2005.

          The Ministry of Finance assumes U.S. economic growth will be 4.1 per cent in 2004, somewhat below the current 4.6 per cent consensus. In 2005, U.S. growth is expected to moderate to 3.2 per cent, followed by
          3.0 per cent per year over the medium-term. Interest rates are forecast to rise slowly in the U.S., removing the monetary stimulus currently at work in the U.S. economy and resulting in more moderate growth in 2005 and beyond. The Ministry of Finance's growth assumptions are somewhat lower than the consensus, reflecting concerns over the durability of the U.S. recovery and the twin fiscal and current account deficits in the U.S.

Table 3.2 Ministry of Finance Economic Forecast: Key Assumptions

-------------------------------------------------------------------------------------------------
                                                                             Forecast
                                                                 --------------------------------
                                                        2003     2004   2005   2006   2007   2008
-------------------------------------------------------------------------------------------------
                                                         Per cent change unless otherwise noted
Canada Real GDP......................................    1.6(e)   2.7    3.0    3.0    3.0    3.0
U.S. Real GDP........................................    3.1      4.1    3.2    3.0    3.0    3.0
Japan Real GDP.......................................    2.4(e)   1.5    1.0    1.0    1.0    1.0
Europe Real GDP......................................    0.5(e)   1.5    2.5    2.5    2.5    2.5
Short-term Interest Rates (1)........................    2.9      2.5    3.5    4.6    5.0    5.0
Long-term Interest Rates (2).........................    4.8      4.9    5.5    5.9    6.0    6.0
U.S. cents / Canadian dollar.........................   71.4     79.0   80.0   80.0   80.0   80.0

(e)  Ministry of  Finance estimate.

(1)  Canada 3-month treasury bills.

(2)  Government of Canada 10-year bonds.
--------------------------------------------------------------------------------

          The Canadian economy was battered by a number of shocks last year. Although a year ago most analysts expected Canada to grow faster than the U.S., growth is now expected to be just over half of that in the U.S., growing an estimated 1.6 per cent in 2003. This was largely due to the rapid

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                   Budget and Fiscal Plan - 2004/05 to 2006/07

                  British Columbia Economic Review and Outlook                93
--------------------------------------------------------------------------------

          appreciation of the Canadian dollar relative to the U.S. dollar. Unlike the U.S., employment in Canada was robust in 2003, rising 2.2 per cent, an addition of 333,600 jobs. Low interest rates spurred the housing market but retail sales have been weaker than last year. Canadian retail sales increased 3.3 per cent in the first eleven months of 2003, about half the growth rate seen a year earlier. Many firms that export mainly to the U.S. had difficulty adjusting to the rapid rise in the Canadian dollar. Firms in central Canada were particularly hard hit with its heavy dependence on the factory sector, such as auto parts.

          The Ministry of Finance forecast assumes the Canadian economy will continue to underperform the U.S. economy in 2004, with growth of 2.7 per cent, as the high Canadian dollar dampens growth somewhat. In 2005 and beyond, Canadian economic growth is expected to return to growth on par with the U.S. at around 3.0 per cent. This is slightly lower than the January survey of Consensus Economics, which suggested Canadian growth of 3.0 per cent in 2004 and 3.3 per cent in 2005.

          Economic conditions in Japan improved in 2003, with real GDP growing an estimated 2.4 per cent. However, most analysts do not see this growth rate continuing over the medium-term. The Ministry of Finance is expecting Japan's economy to grow 1.5 per cent in 2004 and 1.0 per cent over the medium-term.

          In Europe, Germany's economy continues to struggle with weak consumer spending and poor employment prospects. Overall, Europe should benefit from a pick up in the global economy, led by the U.S. and Asia, but the near term outlook remains weak. In 2004, Europe is expected to grow 1.5 per cent, rising to 2.5 per cent in 2005 and thereafter.

Financial Markets

          The U.S. federal funds rate has been relatively steady over the past two years with only two changes to this key interest rate: a 50 basis point reduction in November of 2002 and a 25 basis point reduction in June of 2003. The federal funds rate now stands at 1.0 per cent. The Bank of Canada raised the overnight target rate by 25 basis points in March and again in April. However, it reversed

          Chart 3.3 Interest rates are forecast to rise Forecast

                                    [GRAPHIC]

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                   Budget and Fiscal Plan - 2004/05 to 2006/07

96                British Columbia Economic Review and Outlook
--------------------------------------------------------------------------------

          these moves by cutting 25 basis points in both its July and September policy announcements. As a result, the overnight target rate in Canada ended the year at 2.75 per cent, the same level it began 2003. In January of 2004, the Bank of Canada reduced its key policy rate by 25 basis points to 2.50 per cent, citing the rapid appreciation of the dollar and the subsequent downward pressure on Canadian economic growth.

          Chart 3.4 Canadian dollar strength continues

                                   [GRAPHIC]

Outlook Monetary conditions are forecast to remain unchanged in the U.S. for the first half of 2004 since inflationary pressures are expected to be minimal and the employment situation remains uncertain. As the U.S. economy gains momentum, the federal funds rate is expected to rise gradually as monetary stimulus is removed. Canadian interest rates are also forecast to rise, although more slowly, narrowing the interest rate gap between Canada and the U.S. The Canadian three-month treasury bill rate is expected to average 2.5 per cent in 2004, rising to 3.5 per cent in 2005. Ten-year Government of Canada bonds are forecast to average 4.9 per cent in 2004, rising to 5.5 per cent in 2005. The Ministry of Finance interest rate outlook was based on a private sector average as of January 22, 2004.

          The Canadian dollar averaged 71.4 cents US in 2003, up from 63.7 cents US the previous year. High Canadian interest rates, relative to the U.S., together with concerns about the U.S. twin deficit situation pushed up the Canadian dollar

          Table 3.3 Private Sector Exchange Rate Forecasts

          ----------------------------------------------------------------------
          Average annual exchange rate (US cents/Can $)              2004   2005
          ----------------------------------------------------------------------

          Global Insight..........................................   78.4   80.2
          BMO.....................................................   78.0   77.5
          Nesbitt Burns...........................................   80.0   80.4
          Scotiabank..............................................   78.6   81.7
          TD Economics............................................   80.3   79.0
          RBC Capital Markets.....................................   78.8   82.0
          Average (as of January 22, 2004)........................   79.0   80.1
          Budget 2004/05 Forecast.................................   79.0   80.0
          ----------------------------------------------------------------------

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

                  British Columbia Economic Review and Outlook                95
--------------------------------------------------------------------------------

          in 2003. The Canadian dollar ended 2003 at 77.4 cents US and continued to strengthen in the first few weeks of the new year.

Outlook The weakness in the U.S. dollar is expected to continue in 2004, as foreign investors will be less willing to accumulate U.S. dollar assets to finance large ongoing current account deficits. Delayed interest rate hikes by the Federal Reserve will also maintain the Canadian dollar's strength in 2004.

          The private sector forecast of the Canadian dollar averages 79.0 cents US in 2004, rising to around 80.0 cents US in 2005. The Ministry of Finance exchange rate outlook is based on these private sector averages (see Table 3.3). As the interest rate spread between Canada and the U.S. narrows, it is assumed that the dollar will stabilize at around 80.0 cents US for the 2006 to 2008 period.

The British Columbia Outlook

          Economic growth in British Columbia is expected to pick up in 2004 with the economy forecast to expand 2.8 per cent, followed by growth of around 3.1 per cent over the medium-term. This outlook is consistent with but slightly lower than the Economic Forecast Council (see Table 3.4). Table 3.5 presents the Ministry of Finance's outlook for key economic indicators, while the tables at the end of Part Three provide additional detail on the economic forecast.

Table 3.4 British Columbia Economic Outlook

-------------------------------------------------------------------------------------------
                                                                       Forecast
                                                           --------------------------------
                                                    2003   2004   2005   2006   2007   2008
-------------------------------------------------------------------------------------------
                                                              Per cent change in real GDP
Ministry of Finance Economic Forecast...........   1.5(e)   2.8    3.1    3.1    3.1    3.0
Economic Forecast Council(1) ...................   1.7      2.9    3.2    3.2    3.2    3.2

(e)  Ministry of Finance estimate.

(1) Average of the thirteen members who provided forecasts. (The Council provided an average annual growth rate for 2006 through 2008.)
--------------------------------------------------------------------------------

Table 3.5 Ministry of Finance Economic Forecast:  Key Economic Indicators

---------------------------------------------------------------------------------------------
                                                                           Forecast
                                                             --------------------------------
                                                     2003    2004   2005   2006   2007   2008
---------------------------------------------------------------------------------------------
British Columbia Economic Indicators                 Per cent change unless otherwise noted

Real GDP .......................................    1.5 (e)   2.8    3.1    3.1    3.1    3.0
Nominal GDP ....................................    3.8 (e)   4.6    4.7    4.8    4.8    4.9
Employment .....................................    2.5       1.8    1.8    1.9    1.9    1.9
Unemployment Rate ..............................    8.1       7.9    7.7    7.5    7.2    7.1
Total Net In-migration (thousands of persons)...   26.5 (1)  28.7   34.4   38.4   39.3   41.2
Personal Income ................................    2.9 (e)   4.0    4.3    4.3    4.3    4.3
Corporate Pre-tax Profits ......................    1.1 (e)   6.8    8.1    7.7    7.8    7.7
Housing Starts (thousands of units) ............   26.2      26.9   27.0   27.5   27.9   28.0
Retail Sales ...................................    2.0 (e)   4.4    4.9    4.7    4.5    4.6
Inflation Rate .................................    2.1       1.6    1.9    2.0    2.0    2.0
B.C. Goods and Services Export Price Deflator...    0.4 (e)  -1.3    0.5    1.1    1.4    1.5

(e)  Ministry of Finance estimate.

(1)  BC STATS estimate.
--------------------------------------------------------------------------------

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                   Budget and Fiscal Plan - 2004/05 to 2006/07

                  British Columbia Economic Review and Outlook
--------------------------------------------------------------------------------

External Trade and Commodity Markets

          In the January to November period of 2003, the value of merchandise exports fell 0.6 per cent compared to the same period of the previous year. Despite rising lumber prices in the second half of 2003, exports of forest products fell about ten per cent year-to-date to November, as prices were weak early in the year and the exchange rate started its upward rise. On the upside, energy exports rose 43.5 per cent in the first eleven months of 2003 over the same period the previous year. The value of merchandise exports excluding energy fell 7.0 per cent in the January to November period of 2003.

          Chart 3.5 Natural Gas Prices

                                   [GRAPHIC]

          Canadian natural gas prices rose quickly in the first three months of 2003, peaking at C$8.3/GJ in March before falling back to the C$4.0 to C$5.0/GJ range. Nevertheless, natural gas prices were up 88 per cent in the first ten months of 2003 over the same period in 2002.

          Overall, the average price of British Columbia goods and services exports grew an estimated 0.4 per cent in 2003 as higher prices for key commodities including lumber, pulp, copper, gold and natural gas rose faster than the Canadian dollar.

Outlook   Real exports of goods and services are expected to pick up in 2004 to
          4.2 per cent growth, as British Columbia's largest trading partner, the U.S., posts strong economic growth. Natural gas prices are expected to stabilize, and are forecast to level off at C$3.8/GJ in the medium-term. Spruce-pine-fir prices are expected to remain at $US300 per thousand board feet for 2004 and through the forecast period.

          The average price of British Columbia goods and services exports is forecast to decline 1.3 per cent in 2004 as the higher Canadian dollar reduces the value of exporters sales. The average export price is then expected to pick up gradually over the medium-term as commodity prices continue to firm and the Canadian dollar remains around 80 cents US.

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

                 British Columbia Economic Review and Outlook                 97
--------------------------------------------------------------------------------

          Chart 3.6 Export trends reflect stronger U.S. growth

          [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR GRAPH IN THE PRINTED MATERIAL.]

          Real Exports of Goods and Services
          Per cent change

          2001      -5.8
          2002      -0.1
          2003(e)   -0.4
          2004       4.2
          2005       3.4
          2006       3.3
          2007       3.4
          2008       3.5

          e: Ministry of Finance estimate
          Sources: Statistics Canada and B.C. Ministry of Finance forecast

The Labour Market

          Employment in British Columbia averaged 2,023,300 persons in 2003, up
          2.5 per cent from the previous year, a gain of almost 50,000 jobs (see Chart 3.7). The jobs created in British Columbia in 2003 were almost all full-time, with part-time employment also posting a small gain over the year. Job growth in British Columbia was broadly based with employment in both the goods and services sectors expanding in 2003. From December 2002 to January 2004, employment grew faster than the annual averages, posting an increase of 84,400 jobs. The unemployment rate averaged 8.1 per cent in 2003, down from 8.5 per cent in 2002, as employment gains outweighed the annual growth in the labour force. In January of 2004, British Columbia's unemployment rate was 7.3 per cent.

          Chart 3.7 Significant employment gains in 2003

                                   [GRAPHIC]

Outlook Employment is forecast to grow 1.8 per cent, or about 36,000 new jobs in each of 2004 and 2005. The unemployment rate in British Columbia is forecast to continue its decline as employment gains outpace labour force growth. In 2004, the average unemployment rate is forecast at
          7.9 per cent, falling to 7.7 per cent in 2005.

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

98                  British Columbia Economic Review and Outlook
--------------------------------------------------------------------------------

          Chart 3.8 Unemployment rate forecast to decline

          [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR GRAPH IN THE PRINTED MATERIAL.]

          Unemployment rates; per cent

          2001   7.7
          2002   8.5
          2003   8.1
          2004   7.9
          2005   7.7
          2006   7.5
          2007   7.2
          2008   7.1

          Sources: Statistics Canada and B.C. Ministry of Finance forecast

Domestic Demand

          Consumer Spending and Housing

          Retail sales in 2003 were dampened by a number of external shocks that affected the Canadian and British Columbia economies, such as the SARS outbreak and increased security concerns. The value of retail sales rose 1.9 per cent in the first eleven months of 2003, compared to the same period in 2002.

          Aggressive dealer incentives and low auto loan rates resulted in strong motor vehicle sales in 2002. As a result, demand for new vehicles was substantially weaker in the first eleven months of 2003. Sales of other durable goods, such as household appliances and furniture performed well so far in 2003, supported by the high level of housing activity. The value of fuel sales rose strongly in 2003, due to higher market prices for gasoline.

          Chart 3.9 Housing starts

                                   [GRAPHIC]

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

                 British Columbia Economic Review and Outlook                 99
--------------------------------------------------------------------------------

          Residential construction was a source of strength in the British Columbia economy in 2003. Low mortgage rates and robust employment gains resulted in continued strong growth in housing demand. Housing starts totalled 26,174 units in 2003, a 21.0 per cent increase over 2002. This was the highest level of housing starts seen since 1997.

Outlook Consumer demand for goods and services adjusted for inflation is expected to rise 3.1 per cent in 2004, supported by continued low interest rates as well as steady employment and personal income growth. Further growth of 3.3 per cent is expected in 2005 and then
          2.7 per cent growth on average in 2006 through 2008.

          Chart 3.10 Housing starts to remain robust
          Thousands of starts

          [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR GRAPH IN THE PRINTED MATERIAL.]

          2001   17.2
          2002   21.6
          2003   26.2
          2004   26.9
          2005   27.0
          2006   27.5
          2007   27.9
          2008   28.0

          Sources: Canada Mortgage and Housing Corporation actuals and B.C. Ministry of Finance forecast

          Housing starts are forecast to total 26,900 units in 2004 and 27,000 units in 2005. From 2006 to 2008, housing starts are expected to continue to expand, gradually reaching 28,000 units by 2008.

          Business and Government

          Business investment (including residential) is estimated to have expanded 4.0 per cent in 2003 after falling 2.6 per cent in 2002. Investment in machinery and equipment benefited from the higher Canadian dollar, which resulted in lower costs for many industries importing equipment from the U.S. In addition, the provincial government exempted production machinery and equipment from the social services tax starting in 2001 in order to encourage business investment.

          The Ministry of Finance estimates that investment in machinery and equipment rose 3.4 per cent in 2003, while non-residential construction investment is estimated to have fallen 0.1 per cent. Corporate profits in British Columbia are estimated to have recovered somewhat in 2003 after a decline in 2002. However, the ongoing softwood lumber dispute with the U.S. continues to put downward pressure on corporate profits.

          Spending by the three levels of government (local, provincial and federal) is estimated to have risen 0.8 per cent in 2003 in inflation-adjusted terms.

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

100                British Columbia Economic Review and Outlook
--------------------------------------------------------------------------------

Outlook Total investment in British Columbia is forecast to grow 6.5 per cent in 2004 and 4.0 per cent in 2005. The strong growth in 2004 results from a combination of a pick up in business investment, in both machinery and equipment and non-residential construction, and public sector investment in capital projects.

          In the medium-term, total investment is expected to grow 4.1 per cent a year on average due to increased business investment in machinery and equipment and non-residential structures, by the oil and gas, high-tech and other manufacturing sectors that include the electronic, communications and biotech industries.

          In inflation-adjusted terms, spending by the three levels of government, which makes up 20 per cent of the provincial economy, is expected to decline a combined 1.6 per cent in 2004 and then rise 1.4 per cent in 2005. Over the 2006 to 2008 period, inflation-adjusted government spending is forecast to average 2.6 per cent growth per year. This incorporates the provincial government's three-year fiscal plan that includes balanced budgets beginning in 2004/05.

          Inflation

          The beginning of 2003 was characterized by high consumer price inflation due to rising fuel prices, including gasoline and natural gas, as well as higher insurance premiums across the country. In Canada, consumer price inflation was well above the Bank of Canada's 1 to 3 per cent target range for the first three months of 2003, averaging 4.5 per cent. Prices began to moderate mid-year and had returned to more normal levels by the end of 2003. Overall, inflation in Canada averaged 2.8 per cent for 2003, while British Columbia experienced lower inflation of 2.1 per cent for the year.

Outlook Consumer price inflation in British Columbia is expected to moderate in 2004 to 1.6 per cent, rising to 1.9 per cent in 2005. Over the medium-term, inflation is forecast to average 2.0 per cent, in line with the Bank of Canada's inflation target.

Risks to the Economic Outlook

          The economic outlook has risks on both the upside and downside. The most significant risks to the British Columbia economic outlook remain the durability of the U.S. recovery and exchange rate volatility.

          The British Columbia economy could grow faster than forecast if:

          o Canada and the U.S. return to the high-productivity fuelled growth recorded in the late 1990s, generating stronger demand for goods and services in the medium-term.

          o A durable solution to the softwood lumber dispute is reached, which, alongside growing U.S. demand, would provide an opportunity for growth in British Columbia's forest industry.

          o Visitors to B.C. increase as Vancouver gains further international recognition as a tourism destination through promotion of the 2010 Winter Olympic Games. The successful Vancouver/Whistler bid should also boost the outlook in the longer-term as infrastructure spending gets underway.

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

                British Columbia Economic Review and Outlook                 101
--------------------------------------------------------------------------------

          o British Columbia business confidence and investment strengthen further; this would provide a base for stronger economic growth in the province.

          o Interprovincial net in-migration to British Columbia turns around more quickly than forecast; this would generate additional demand for goods and services and housing that would boost economic growth.

          Alternatively, the British Columbia economy could grow slower than forecast if:

          o    The Canadian dollar rises sharply above the current forecast.

          o The U.S. must cut government spending or raise taxes to deal with its large fiscal deficit, resulting in a fiscal drag on economic growth.

          o Geopolitical uncertainty rises due to increased tensions in the Middle East and other global hot spots.

          o Tourism in B.C. does not recover from the impact of global terrorism and the SARS outbreak as quickly as anticipated.

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

102               British Columbia Economic Review and Outlook
--------------------------------------------------------------------------------

Table 3.6    British Columbia Economic Review

------------------------------------------------------------------------------------------------------------------
                                                                                         Budget 2003    Actual/
                                                                               Actual      Forecast    Estimate
                                                                                         -------------------------
                                                                                2002         2003      2003
------------------------------------------------------------------------------------------------------------------
                                                                            Per cent change unless otherwise noted
Gross Domestic Product (current dollars; per cent change) ...............         2.7          4.3         3.8(1)
Real Gross Domestic Product (per cent change) ...........................         2.4          2.4         1.5(1)
   Consumer Expenditure .................................................         3.1          3.1         2.1
   Capital Investment ...................................................        -0.9          3.5         4.6
   Government Expenditure ...............................................         2.1         -1.6         0.8
   Exports of Goods and Services ........................................        -0.1          2.0        -0.4
   Imports of Goods and Services ........................................         0.7          2.6         2.3
   Inventory Investment (change in billions of constant 1997 dollars) ...         0.4          0.9         0.9
B.C. Economic Forecast Council - Real GDP growth ........................         2.4          2.7         1.7
Population July 1 (per cent change) .....................................         0.9          0.9         0.8
Total Net In-migration (persons) ........................................      20,459       31,900      26,451(2)
   Interprovincial ......................................................      -7,117        2,300           0(2)
   International ........................................................      27,576       29,600      26,451(2)
Labour Force (thousands of persons) .....................................       2,158        2,193       2,202
   (per cent change) ....................................................         2.6          1.6         2.1
Employment (thousands of persons) .......................................       1,973        2,007       2,023
   (per cent change) ....................................................         1.6          1.7         2.5
Unemployment Rate (percent) .............................................         8.5          8.5         8.1
Retail Sales (millions of current dollars) ..............................      40,273       42,150      41,094(1)
   (per cent change) ....................................................         6.0          4.8         2.0
Labour Income(3).........................................................      71,819       73,290      74,066(1)
   (per cent change) ....................................................         2.5          3.2         3.1
Corporate Pre-tax Profits (millions of current dollars) .................      10,563       10,470      10,676(1)
   (per cent change) ....................................................        -5.8          3.5         1.1
Housing Starts ..........................................................      21,625       22,500      26,174
   (per cent change) ....................................................        25.5          4.0        21.0
Consumer Price Index (1992 = 100) .......................................       117.9        120.5       120.4
   (per cent change) ....................................................         2.3          2.2         2.1

Key Assumptions:
   Economic Growth (per cent)
      Canada ............................................................         3.3          3.1         1.6(1)
      United States .....................................................         2.2          2.4         3.1
      Japan .............................................................        -0.3          0.4         2.4(1)
      Europe ............................................................         0.9          1.3         0.5(1)
   Housing Starts (per cent change)
      Canada ............................................................        26.0        -11.9         6.5
      United States .....................................................         6.9         -5.4         8.1
      Japan .............................................................        -1.9          0.9         0.8
   Industrial Production (per cent change)
      United States .....................................................        -0.6          2.2         0.3
      Japan .............................................................        -1.2          1.0         3.1
   Canadian Consumer Price Index (per cent change) ......................         2.2          2.5         2.8
   Canadian Interest Rates (per cent; annual average)
      3-month Treasury Bills ............................................         2.6          3.3         2.9
      Government of Canada 10-year+ Bonds ...............................         5.3          5.1         4.8
   United States Interest Rates (per cent; annual average)
      3-month Treasury Bills ............................................         1.6          1.6         1.0
      Government 10-year+ Bonds .........................................         4.6          4.3         4.0
   U.S. cents/Canadian Dollar (annual average) ..........................        63.7         64.5        71.4
   BC Goods and Services Export Price Deflator (Cdn$; per cent change) ..        -5.2         -0.3         0.4(1)

(1)  Ministry of Finance estimate.

(2)  BC STATS estimate.

(3)  Wages, salaries and supplementary labour income.
--------------------------------------------------------------------------------

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

                British Columbia Economic Review and Outlook                 103
--------------------------------------------------------------------------------

Table 3.7.1 Gross Domestic Product: British Columbia and Canada

----------------------------------------------------------------------------------------------------------------------
                                                                                             Forecast
                                                                       -----------------------------------------------
                                                    2002     2003(e)     2004      2005      2006      2007      2008
----------------------------------------------------------------------------------------------------------------------
BRITISH COLUMBIA:
Gross Domestic Product
   at Market Prices:
   - Real (1997 $ million; chain-weighted)         128,151   130,055   133,707   137,802   142,023   146,374   150,753
      (% change)................................       2.4       1.5       2.8       3.1       3.1       3.1       3.0
   - Current Dollar ($ million).................   135,552   140,663   147,161   154,041   161,388   169,120   177,380
      (% change)................................       2.7       3.8       4.6       4.7       4.8       4.8       4.9
   - GDP Price Deflator (1997 = 100)............     105.8     108.2     110.1     111.8     113.6     115.5     117.7
   (% change)...................................       0.3       2.3       1.8       1.6       1.7       1.7       1.8
Real GDP Per Person
      (1997 $; chain-weighted)..................    31,143    31,364    31,946    32,594    33,233    33,890    34,530
      (% change)................................       1.5       0.7       1.9       2.0       2.0       2.0       1.9
Real GDP Per Employed Person
      (% change)................................       0.8      -1.0       1.0       1.2       1.2       1.1       1.1
Unit Labour Cost(1) (% change)..................       0.2       1.6       1.4       1.3       1.6       1.6       1.7

CANADA:
Gross Domestic Product at Market Prices:
   - Real (1997 $ billion; chain-weighted)......     1,075     1,091     1,120     1,154     1,189     1,224     1,260
      (% change)................................       3.3       1.6       2.7       3.0       3.0       3.0       3.0
   - Current Dollar ($ billion).................     1,155     1,216     1,272     1,338     1,405     1,475     1,549
      (% change)................................       4.3       5.3       4.6       5.2       5.0       5.0       5.0
   - GDP Price Deflator(1997 = 100).............     107.5     111.4     113.5     115.9     118.2     120.5     122.9
      (% change)................................       1.0       3.6       1.9       2.1       2.0       2.0       2.0
Real GDP Per Person (1997 $)....................    34,262    34,501    35,097    35,848    36,594    37,359    38,147
      (% change)................................       2.2       0.7       1.7       2.1       2.1       2.1       2.1
Real GDP Per Employed Person
      (% change)................................       1.0      -0.6       0.9       1.3       1.4       1.5       1.7

(e)  British Columbia GDP figures for 2003 are Ministry of Finance estimates.

(1) Unit labour cost is the nominal cost of labour incurred to produce one unit of real output.
--------------------------------------------------------------------------------

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

104                 British Columbia Economic Review and Outlook
--------------------------------------------------------------------------------

Table 3.7.2 Components of British Columbia Real GDP at Market Prices

---------------------------------------------------------------------------------------------------------
                                                                                  Forecast
                                                                   --------------------------------------
                                                 2002    2003(e)    2004    2005      2006  2007    2008
---------------------------------------------------------------------------------------------------------
                                                               1997$ billion; chain-weighted
Personal Expenditure on
   Goods and Services ........................    83.0     84.7     87.4    90.3    92.7    95.2    97.7
      (% change) .............................     3.1      2.1      3.1     3.3     2.7     2.7     2.6
   - Goods ...................................    36.1     36.3     37.5    38.7    39.6    40.6    41.5
      (% change) .............................     4.0      0.5      3.3     3.3     2.4     2.4     2.3
   - Services ................................    47.0     48.5     49.9    51.5    53.0    54.6    56.2
      (% change) .............................     2.4      3.2      2.9     3.3     2.8     3.0     2.9
Government Current Expenditures
   on Goods and Services .....................    25.1     25.3     24.9    25.2    25.9    26.6    27.2
      (% change) .............................     2.1      0.8     -1.6     1.4     2.8     2.5     2.4
Investment in Fixed Capital . ................    25.0     26.2     27.9    29.0    29.9    31.2    32.7
      (% change) .............................    -0.9      4.6      6.5     4.0     3.1     4.5     4.6

Final Domestic Demand ........................   133.2    136.2    140.0   144.4   148.4   152.9   157.4
      (%change) ..............................     2.1      2.3      2.8     3.1     2.8     3.0     3.0
Exports Goods & Services .....................    56.6     56.4     58.8    60.8    62.8    65.0    67.2
      (% change) .............................    -0.1     -0.4      4.2     3.4     3.3     3.4     3.5
Imports Goods & Services .....................    61.9     63.3     66.0    68.2    70.0    72.3    74.3
      (% change) .............................     0.7      2.3      4.2     3.3     2.7     3.2     2.9
Inventory Change .............................     0.4      0.9      1.0     1.0     1.0     1.0     0.7
Statistical Discrepancy ......................     0.0      0.0      0.0     0.0     0.0     0.0     0.0

Real GDP at Market Prices ....................   128.2    130.1    133.7   137.8   142.0   146.4   150.8
      (% change) .............................     2.4      1.5      2.8     3.1     3.1     3.1     3.0

(e)  Figures for 2003 are Ministry of Finance estimates.
--------------------------------------------------------------------------------

Table 3.7.3 Components of Nominal Income and Expenditure

----------------------------------------------------------------------------------------------------------------------
                                                                                             Forecast
                                                                       -----------------------------------------------
                                                   2002      2003        2004      2005      2006      2007      2008
----------------------------------------------------------------------------------------------------------------------
Labour Income(1) ($ million) .................    71,819    74,066(e)   77,240    80,677    84,449    88,396    92,565
   (% change) ................................       2.5       3.1         4.3       4.5       4.7       4.7       4.7
Personal Income ($ million) ..................   111,852   115,132(e)  119,713   124,840   130,167   135,715   141,586
   (% change) ................................       1.8       2.9         4.0       4.3       4.3       4.3       4.3
Corporate Profits Before Taxes ($ million) ...    10,563    10,676(e)   11,403    12,331    13,284    14,326    15,431
   (% change) ................................      -5.8       1.1         6.8       8.1       7.7       7.8       7.7
Retail Sales ($ million) .....................    40,273    41,094(e)   42,905    44,987    47,095    49,223    51,485
   (% change) ................................       6.0       2.0         4.4       4.9       4.7       4.5       4.6
Housing Starts ...............................    21,625    26,174      26,949    26,966    27,536    27,855    27,987
   (% change) ................................      25.5      21.0         3.0       0.1       2.1       1.2       0.5
Residential Investment(2) ($ million) ........     9,012    10,241(e)   10,894    11,403    12,034    12,651    13,289
   (% change) ................................      19.6      13.6         6.4       4.7       5.5       5.1       5.0
B.C. Consumer Price Index (1992 = 100) .......     117.9     120.4       122.4     124.6     127.1     129.7     132.2
   (% change) ................................       2.3       2.1         1.6       1.9       2.0       2.0       2.0

(e)  Figures are Ministry of Finance estimates.

(1)  Domestic basis; wages, salaries and supplementary labour income.

(2)  Includes renovations and improvements.
--------------------------------------------------------------------------------

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                   Budget and Fiscal Plan - 2004/05 to 2006/07

                British Columbia Economic Review and Outlook                 105
--------------------------------------------------------------------------------

Table 3.7.4 Labour Market Indicators

---------------------------------------------------------------------------------------------------------------
                                                                                      Forecast
                                                                     ------------------------------------------
                                                  2002     2003       2004     2005     2006     2007     2008
---------------------------------------------------------------------------------------------------------------
Population (on July 1) (000's) ...............    4,115    4,147      4,185    4,228    4,274    4,319    4,366
   (% change) ................................      0.9      0.8        0.9      1.0      1.1      1.1      1.1
Labour Force Population, 15+ Years (000's) ...    3,325    3,366      3,413    3,464    3,516    3,568    3,619
   (% change) ................................      1.4      1.2        1.4      1.5      1.5      1.5      1.4
Net In-Migration
   - International(1) ........................   27,576   26,451(3)  23,744   25,438   26,429   27,986   28,426
   - Interprovincial .........................   -7,117        0(3)   5,000    9,000   12,000   11,300   12,800
   - Total ...................................   20,459   26,451(3)  28,744   34,438   38,429   39,286   41,226
Participation Rate(2) (%) ....................     64.9     65.4       65.5     65.6     65.6     65.8     65.9
Labour Force (000's) .........................    2,158    2,202      2,236    2,272    2,308    2,347    2,385
   (% change) ................................      2.6      2.1        1.6      1.6      1.6      1.7      1.6
Employment (000's) ...........................    1,973    2,023      2,059    2,096    2,135    2,176    2,217
   (% change) ................................      1.6      2.5        1.8      1.8      1.9      1.9      1.9
- Goods Sector Employment (000's) ............      387      408        416      426      439      452      467
   (% change) ................................      1.7      5.7        1.9      2.4      2.9      3.1      3.3
- Service Sector Employment (000's) ..........    1,587    1,615      1,643    1,670    1,696    1,724    1,750
   (% change) ................................      1.6      1.8        1.7      1.6      1.6      1.6      1.5
Unemployment Rate (%) ........................      8.5      8.1        7.9      7.7      7.5      7.2      7.1

(1) International migration includes net non-permanent residents and returning emigrants less net temporary residents abroad.

(2)  Percentage of the population 15 years of age and over in the labour force.

(3)  Figures are BC Stats estimates.
--------------------------------------------------------------------------------

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                Budget and Fiscal Plan - 2004/05 to 2006/07

106               British Columbia Economic Review and Outlook
--------------------------------------------------------------------------------

Table 3.7.5 Major Economic Assumptions

--------------------------------------------------------------------------------------------------------------------
                                                                                           Forecast
                                                                     -----------------------------------------------
                                                2002      2003        2004       2005      2006      2007      2008
--------------------------------------------------------------------------------------------------------------------
Real GDP (billions)
   Canada (1997 $; chain-weighted) ........     1,075     1,091(e)     1,120     1,154     1,189     1,224     1,260
      (% change) ..........................       3.3       1.6          2.7       3.0       3.0       3.0       3.0

   U.S.A. (1996 U.S.$; chain-weighted) ....    10,083    10,397       10,821    11,163    11,498    11,842    12,196
      (% change) ..........................       2.2       3.1          4.1       3.2       3.0       3.0       3.0

   Japan (1990 Yen) .......................   533,022   545,597(e)   554,053   559,756   565,512   570,905   576,721
      (% change) ..........................      -0.3       2.4          1.5       1.0       1.0       1.0       1.0

   Europe(1) (% change) ...................       0.9       0.5(e)       1.5       2.5       2.5       2.5       2.5

Housing Starts(2) (000's)
   Canada .................................       205       218          199       188       182       182       182
      (% change) ..........................      26.0       6.5         -8.9      -5.6      -2.9       0.0       0.0

   U.S.A ..................................     1,711     1,850        1,680     1,600     1,600     1,600     1,600
      (% change) ..........................       6.9       8.1         -9.2      -4.8       0.0       0.0       0.0

   Japan ..................................     1,151     1,160        1,160     1,160     1,160     1,160     1,160
      (% change) ..........................      -1.9       0.8          0.0       0.0       0.0       0.0       0.0

Consumer Price Index
   Canada (1992=100) ......................     119.0     122.3        124.5     127.0     129.5     132.1     134.8
      (% change) ..........................       2.2       2.8          1.8       2.0       2.0       2.0       2.0

Canadian Interest Rates (%)
   3-Month Treasury Bills .................       2.6       2.9          2.5       3.5       4.6       5.0       5.0
   Long-Term Government Bonds (10 year) ...       5.3       4.8          4.9       5.5       5.9       6.0       6.0

United States Interest Rates (%)
   3-Month Treasury Bills .................       1.6       1.0          1.2       3.1       4.4       5.0       5.0
   Long-Term Government Bonds (10 year) ...       4.6       4.0          4.6       5.5       5.9       6.0       6.0

Exchange Rate (U.S. cents /Canadian $) ....      63.7      71.4         79.0      80.0      80.0      80.0      80.0

British Columbia Goods and Services
   Export Price Deflator (% change) .......      -5.2       0.4(e)      -1.3       0.5       1.1       1.4       1.5

(e)  Figures are Ministry of Finance estimates.

(1) Euro zone (12) is Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, Netherlands, Portugal and Spain .

(2)  British Columbia housing starts appear in Table 3.7.3
--------------------------------------------------------------------------------

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                   Budget and Fiscal Plan - 2004/05 to 2006/07

                  British Columbia Economic Review and Outlook               107
--------------------------------------------------------------------------------

                       The Economic Forecast Council, 2004

Introduction

Prior to the annual budget, the Minister of Finance seeks the advice of the Economic Forecast Council (the Council) on the outlook for the provincial economy and presents their forecasts with the budget. This consultation process is a requirement of the Budget Transparency and Accountability Act.

The Minister met with the Council on December 8, 2003 to discuss the economic outlook for 2004 and beyond.

Council members discussed their views on the international outlook as well as the Canadian dollar. This was followed by a discussion of the province's near-term economic outlook, as well as factors affecting the province's medium-term outlook. Finally, the Council discussed the impact of fiscal policy and other issues facing the BC economy. The underlying forecast details are summarized in the table at the end of the topic box.

Overview

Improving North American and global economic conditions are expected to contribute to stronger BC growth in 2004. In the medium-term, Council members expect infrastructure construction relating to the 2010 Olympics to result in stronger growth. The forecasters also acknowledged the impact of policies to attract investment, noting recent successes in the oil and gas sector. The average of participants' forecasts was that the British Columbia economy would post growth in 2004 of 2.9 per cent, up from 1.7 per cent in 2003, and then grow
3.2 per cent on average in 2005 through 2008.

All the participants agreed that the U.S. economy would post stronger growth in 2004; the average outlook was 4.4 per cent. Continued appreciation in the Canadian dollar was one of the main concerns of Council members and was their main forecast risk.

The Council's updated average forecast for British Columbia growth in 2003 of
1.7 per cent was lower than the 2.7 per cent anticipated a year ago. The weaker-than-expected growth resulted from a number of external shocks including the rapid appreciation of the Canadian dollar, the SARS outbreak, the war in Iraq and forest fires. Retail sales growth was weaker in 2003, while the housing sector soared due to record low interest rates.

International Outlook

Given the significant fiscal and monetary stimulus in the U.S., all the Council members expected the U.S. economy to post stronger growth in 2004. The economic recovery in the U.S. was also expected to improve Canada's growth prospects. However, the Council saw Canadian economic growth lagging behind the U.S. over the forecast period.

The Council was more mixed in terms of the durability of strong growth in the U.S. Some Council members felt that fiscal retrenchment would weaken growth in 2005 and 2006. Others expected U.S. growth at or above four per cent to continue in 2005. High levels of consumer debt and slow job creation in 2003 made consumers vulnerable, and a pick-up in business investment will be crucial to a sustained period of economic growth in the U.S.

Overall, the participants' forecasts on average point to U.S. growth of 4.4 per cent in 2004 and 3.7 per cent in 2005, before slowing to 3.2 per cent for the 2006 to 2008 period.

The Council recognized that Japan's economy performed well in 2003, but they did not see this growth as sustainable and expect a return to weaker growth over the medium-term. China was mentioned by the Council as the engine of economic growth in Asia, and it will be important for BC and Canada to gain access to this growing market.

--------------------------------------------------------------------------------
                   Budget and Fiscal Plan - 2004/05 to 2006/07

108               British Columbia Economic Review and Outlook
--------------------------------------------------------------------------------

The Canadian Economy

In 2003, the Canadian economy grew more slowly than the U.S. largely as a result of several external shocks. While the economic recovery in the U.S. is expected to boost Canadian growth, many Council members pointed out that the composition of growth in the U.S. also matters. The sectors that use Canadian exports heavily such as auto manufacturing and housing are not where some members of the Council expect to see strong growth.

The Canadian economy was forecast to grow 3.0 per cent in 2004, strengthening to
3.2 per cent in 2005 before returning to 3.0 per cent on average in 2006 through 2008.

The biggest concern expressed by Council members in terms of Canadian economic growth was the rapid appreciation of the Canadian dollar. Some members felt that the Canadian dollar would appreciate further and that the Canadian economy will continue to feel the impact of the appreciation that happened in 2003, as firms and consumers adjust to the higher dollar.

Financial Markets

Council members agreed that the record low interest rates in the U.S. were providing stimulus to the economy and supporting a booming housing market. The intended federal funds rate was projected to be 1.3 per cent on average in 2004, rising to 2.9 per cent in 2005 and 4.1 per cent on average over the 2006 to 2008 period.

In Canada, the Bank of Canada's overnight target rate was forecast to increase from 2.9 per cent in 2004 to 3.6 per cent in 2005. The interest rate spread with the U.S. will continue to narrow over the medium-term with the Bank of Canada's overnight target rate expected to average 4.4 per cent for 2006 to 2008.

The Canadian dollar was recognized by the Council as the most significant forecast risk. The impact of the rapid appreciation in the currency will continue to be felt this year. Exports and tourism are negatively affected by a higher Canadian dollar, while consumers and investors in communications equipment and capital benefit. Some Council members

British Columbia Economic Forecast Council: Summary of Forecasts
December 8, 2003 Survey

--------------------------------------------------------------------------------
                                                                       2006-2008
Participant        Organization                  2003    2004    2005    Average
--------------------------------------------------------------------------------
                                                   Per cent change in real GDP
Don Drummond       TD Bank                        1.9     3.0     3.3      3.0
Peter Hall         Conference Board               1.2     2.9     3.0      2.7
Jock Finlayson     BC Business Council            1.6     3.1     3.2       na
Warren Jestin      Scotiabank                     1.4     3.0     3.2      3.2
Craig Wright       RBC Financial Group            1.5     2.9     3.4      3.8
Tim O'Neill        Bank of Montreal               1.2     2.7     3.3      3.5
Dale Orr           Global Insight                 1.5     3.3     3.6      3.1
Helmut Pastrick    Credit Union Central of BC     1.2     2.4     2.8      3.3
Warren Lovely      CIBC                           1.5     3.0     3.4      3.3
Carl Sonnen        Informetrica                   2.5     3.2     2.9      3.1
Ernie Stokes       Stokes Economic Consulting     2.1     2.6     3.3      3.6
David Baxter       Urban Futures Institute        2.5     2.8     3.0      3.1
William Tharp      M. Murenbeeld & Associates     1.4     2.5     2.9      2.8
Average                                           1.7     2.9     3.2      3.2

--------------------------------------------------------------------------------
                   Budget and Fiscal Plan - 2004/05 to 2006/07

                  British Columbia Economic Review and Outlook               109
--------------------------------------------------------------------------------

expressed concern that the Canadian dollar could overshoot into 80 cent US territory in 2004.

The Council debated the ability of the Bank of Canada to influence the level of the dollar. Some members pointed to the lack of success that the Bank of Canada has had in the past controlling the exchange rate. Some Council members felt that the Canadian dollar would appreciate further, in the range of another 10 per cent, while others see the dollar returning to the low 70's over the medium-term.

The Council had divergent views on the Canadian dollar outlook. For 2004, the range of participants' opinions was from a low of 73.9 cents up to a high of
80.0 cents US. By 2005 half of the Council members expect the Canadian dollar to rise vis-a-vis the U.S. dollar, while the other half see the dollar depreciating. For the 2006 to 2008 period the Council members outlook for the Canadian dollar ranged from 72.0 cents to 82.0 cents US.

British Columbia Forecast

On average, participants at the Economic Forecast Council meeting expected B.C.'s economy to grow 2.9 per cent in 2004 and 3.2 per cent per year in 2005 through 2008. Opinions for 2004 ranged from 2.4 per cent to 3.3 per cent. Forecasts of growth in 2004 were

Economic Forecast Council Outlook for the British Columbia Economy

BC Real GDP
Per Cent Change

 [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

2003   1.7
2004   2.9
2005   3.2
2006   3.2
2007   3.2
2008   3.2

fairly concentrated with nine Council members predicting growth at or above 2.75 per cent. Several Council members had Canada showing stronger growth than British Columbia in 2004 and 2005, while others felt that British Columbia would do as well or outperform the country as a whole this year and next.

External Issues

The Council felt that the softwood lumber dispute was a significant factor affecting the outlook for the BC economy.

In addition, many Council members noted that BC is well positioned to benefit from China's emergence as an engine of global economic growth. Due to geographic and market positioning considerations, Council members were optimistic that BC can capitalize on the opportunities provided by China's large and growing markets.

Sectoral Issues

In terms of the domestic economy the Council focused on the outlook for the labour market, immigration and housing.

Some Council members saw a tightening of the labour market over the next few years with industries such as construction facing labour shortages. Promoting immigration was raised


Economic Growth Forecasts, 2004

Number of Forecasters

 [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

2.25 less than 2.50      2
2.50 less than 2.75      2
2.75 less than 3.00      6   Average = 2.9%
3.00 less than 3.25      2
3.25 less than 3.50      1

Per cent change in real BC GDP

--------------------------------------------------------------------------------
                  Budget and Fiscal Plan - 2004/05 to 2006/07

110               British Columbia Economic Review and Outlook
--------------------------------------------------------------------------------

as a possible solution to labour shortages. However, Council members noted that BC must compete with other provinces for skilled immigrants and that several administrative barriers exist, resulting in Canadian immigration targets not being achieved and skilled immigrants being under utilized in the workforce. The Council expected BC's net migration to average 24,720 people in 2004, opinions ranged from a low of 12,700 people to a high of 33,000 people.

Economic Growth Forecasts, 2005

Number of Forecasters

 [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

2.50 less than 2.75     0
2.75 less than 3.00     5
3.00 less than 3.25     2   Average = 3.2%
3.25 less than 3.50     5
3.50 less than 3.75     1

Per cent change in real BC GDP

The housing sector has been an area of strength in the BC economy over the past year. Some Council members felt that housing construction is not sustainable at current levels and would undergo a correction, due to market saturation, pre-emptive building and affordability issues. For 2004, the Council's outlook for housing starts ranged from 20,000 to 29,000 units with an average of 25,565 units.

Several Council members noted that international security concerns have hindered the tourism sector in BC and Canada. It is difficult to isolate the impact of heightened security concerns in the U.S. as a number of other shocks experienced by the economy have also been detrimental to tourism, such as the SARS outbreak, the weak U.S. economy and the higher Canadian dollar.

Government

Council members commented on the government's three-year plan and recommended staying the course, in particular the legislated commitment to balance the budget starting in 2004/05.

In reference to the energy sector, the Council noted that BC's "open for business" climate had been well received. Energy was seen to be a bright spot in the BC economy and demand from the U.S. is expected to continue to strengthen. Council members expect U.S. demand for natural gas to rise as more industries and consumers move away from coal and other energy sources towards natural gas.

Most participants agreed that an increase in business investment was needed to put the province on a faster growth path.

Risks to the Outlook

The Council discussed the risks to the outlook for the British Columbia economy. The major risk was a further appreciation in the Canadian dollar, which could dampen growth prospects. On the upside, a possible resolution to the softwood lumber dispute would provide certainty for the forest industry and encourage investment, boosting economic growth in BC. The Kyoto Protocol was recognized as a potential issue in the outlook although the implications were unclear. The ability of BC to attract skilled immigrants and realize their full potential in the labour force will be a key issue in achieving the workforce skills required to sustain economic growth.

--------------------------------------------------------------------------------
                  Budget and Fiscal Plan - 2004/05 to 2006/07

                  British Columbia Economic Review and Outlook               111
--------------------------------------------------------------------------------

Forecast Survey - Participants' Opinions
-----------------------------------------------------------------------------------------
                                              2003                         2004
      All figures are based         ------------------------    -------------------------
        on annual averages             Range      Average(1)       Range       Average(1)
-----------------------------------------------------------------------------------------
United States

Real GDP (% change)..............    2.8 - 3.5      3.1 (13)(3)  4.0 - 4.8      4.4 (13)

Intended Federal Funds
   rate (%)......................    1.1 - 1.2      1.1 (13)     1.0 - 1.8      1.3 (13)

Housing starts (million units)...   1.75 - 1.82    1.79 (12)    1.60 - 1.87    1.71 (12)
-----------------------------------------------------------------------------------------
Canada

Real GDP (% change)..............    1.5 - 2.2      1.8 (13)     2.5 - 3.6      3.0 (13)

Bank of Canada Overnight
   Target rate (%)...............    2.2 - 3.2      2.9 (13)     2.3 - 3.3      2.9 (13)

Exchange rate (US cents/C$)......   71.0 - 76.0    72.1 (13)    73.9 - 80.0    77.1 (13)
-----------------------------------------------------------------------------------------
British Columbia

Real GDP (% change)..............    1.2 - 2.5      1.7 (13)     2.4 - 3.3      2.9 (13)

Nominal GDP (% change)...........    2.8 - 6.7      4.5 (12)     3.3 - 5.0      4.3 (12)

Personal Income (% change).......    2.0 - 3.8      3.0 (9)      3.4 - 4.1       3.8 (9)

Net Migration (thousand
   persons)......................   16.0 - 30.8    22.5 (11)    12.7 - 33.0    24.7 (11)

Employment (% change)............    2.0 - 2.5      2.2 (12)     1.1 - 2.5      1.7 (12)

Unemployment rate (%)............    8.0 - 8.6      8.3 (13)     7.5 - 8.6      8.2 (13)

Corporate pre-tax profits
   (% change)....................    2.5 - 7.5      5.4 (6)      5.0 - 11.0     7.5  (6)

Housing starts (thousand
   units)........................   23.6 - 32.0    26.6 (13)    20.0 - 29.0    25.6 (13)

Retail sales (% change)..........    1.7 - 5.7      2.8 (13)     2.8 - 5.5      4.3 (13)


----------------------------------------------------------------------------------------
                                              2005                     2006 to 2008
      All figures are based         ------------------------    -------------------------
        on annual averages             Range      Average(1)       Range       Average(2)
-----------------------------------------------------------------------------------------
United States

Real GDP (% change)..............    3.0 - 4.3      3.7 (13)     2.8 - 3.8       3.2 (12)

Intended Federal Funds
   rate (%)......................    1.5 - 3.8      2.9 (12)     2.0 - 5.1       4.1 (12)

Housing starts (million units)...   1.52 - 1.80    1.63 (12)    1.49 - 1.70     1.57 (10)
-----------------------------------------------------------------------------------------
Canada

Real GDP (% change)..............    2.7 - 3.9      3.2 (13)     2.5 - 3.5       3.0 (12)

Bank of Canada Overnight
   Target rate (%)...............    2.3 - 4.5      3.6 (13)     3.0 - 6.0       4.4 (12)

Exchange rate (US cents/C$)......   72.1 - 82.0    76.9 (13)    72.0 - 82.0     76.9 (12)
-----------------------------------------------------------------------------------------
British Columbia

Real GDP (% change)..............    2.8 - 3.6      3.2 (13)     2.7 - 3.8       3.2 (12)

Nominal GDP (% change)...........    4.2 - 5.6      4.9 (12)     4.2 - 5.9       5.0 (11)

Personal Income (% change).......    3.5 - 5.4      4.4  (9)     3.4 - 5.6       4.5  (9)

Net Migration (thousand
   persons)......................   15.0 - 35.0    26.6 (11)    16.6 - 58.0     32.7 (10)

Employment (% change)............    1.2 - 3.0      2.1 (12)     1.3 - 3.0       2.0 (11)

Unemployment rate (%)............    7.0 - 8.5      7.9 (13)     6.0 - 8.8       7.5 (12)

Corporate pre-tax profits
   (% change)....................    4.8 - 15.0     8.1  (6)     6.5 - 8.0       7.3  (5)

Housing starts (thousand
   units)........................   21.1 - 31.0    25.4 (13)    20.0 - 36.0     25.1 (11)

Retail sales (% change)..........    3.0 - 6.0      4.9 (13)     3.2 - 6.5       4.6 (12)
-----------------------------------------------------------------------------------------

(1) Based on responses from participants providing forecasts.

(2) Participants provided an average forecast for 2006 to 2008.

(3) Number of respondents shown in parenthesis.

--------------------------------------------------------------------------------
                  Budget and Fiscal Plan - 2004/05 to 2006/07

                   Part 4: 2003/04 UPDATED FINANCIAL FORECAST
                            (THIRD QUARTERLY REPORT)

--------------------------------------------------------------------------------

Table 4.1 2003/04 Budget and Quarterly Updates - Operating Statement
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------
                                                           First       Second      Third
                                                         Quarterly   Quarterly   Quarterly
($ millions)                                   Budget      Report      Report      Report
------------------------------------------------------------------------------------------
Taxpayer-supported programs and agencies:
   Revenue .................................    24,938     24,864      24,732      24,780
   Expense .................................   (28,119)   (28,335)    (28,271)    (28,424)
                                               -------    -------     -------     -------
      Taxpayer-supported balance ...........    (3,181)    (3,471)     (3,539)     (3,644)
   Commercial Crown corporation
      net income ...........................     1,381      1,621       1,689       2,034
                                               -------    -------     -------     -------
   Deficit before forecast allowance .......    (1,800)    (1,850)     (1,850)     (1,610)
   Forecast allowance ......................      (500)      (450)       (450)       (100)
                                               -------    -------     -------     -------
Deficit ....................................    (2,300)    (2,300)     (2,300)     (1,710)
                                               =======    =======     =======     =======
------------------------------------------------------------------------------------------

Introduction

          The deficit forecast for 2003/04 has improved by $590 million from the second Quarterly Report forecast. At $1.71 billion, the deficit (which includes a $100 million forecast allowance for potential negative developments over the rest of the year) is now projected to be $590 million lower than forecast in the February 18, 2003 budget. Excluding forecast allowances, the updated deficit forecast would be $1.61 billion, $190 million less than the comparable budget forecast of $1.8 billion.

          The third Quarterly Report forecast does not include the SUCH sector (schools, universities, colleges, health authorities) since the sector was not included in Budget 2003. Including these entities is part of government's compliance with full GAAP, starting in the 2004/05 fi scal year. The effect of including the SUCH sector would be a $66 million improvement bringing the 2003/04 deficit to $1.64 billion.

          Restatements of the 2003/04 budget and updated forecast to include the SUCH sector are used in Part 1 to enable appropriate comparison of the 2003/04 forecast to the three year fiscal plan that starts in 2004/05.

          Chart 4.1 Progress of 2003/04 financial forecasts

          [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

          Deficit forecast
          $ millions
          --------------------------------------------------------------------
                                   Sept 10th         Nov 28th       Feb 17th
                      Feb 18th   1st Quarterly   2nd Quarterly   3rd Quarterly
                       Budget        Report          Report         Report
                      --------   -------------   -------------   -------------
          Deficit
          before
          Forecast
          Allowance   ($1,800)      ($1,850)        ($1,850)        ($1,610)

          Forecast
          Allowance     ($500)        ($450)          ($450)          ($100)

                      ($2,300)      ($2,300)        ($2,300)        ($1,710)

          --------------------------------------------------------------------
                   Budget and Fiscal Plan - 2004/05 to 2006/07

           2003/04 Updated Financial Forecast (Third Quarterly Report)       113
--------------------------------------------------------------------------------

          The 2003/04 Public Accounts will be prepared on the same basis as the 2003/04 Estimates and exclude the SUCH sector. However, estimates of final 2003/04 results that include the SUCH sector will also be provided as supplemental information.

2003/04 Fiscal Year in Review

          Since the February 18, 2003 budget, the deficit forecast has remained relatively unchanged despite significant revenue and expenditure shocks, including losses to equalization revenues and the costs of forest fires, floods and bovine spongiform encephalopathy (BSE). These shocks offset improvements to Crown corporation finances, taxation revenues and other areas, as well as higher energy revenues reflecting the record drilling rights sale in September 2003.

          Lower overall ministry spending and lower debt interest costs also helped to offset the revenue and expenditure shocks, and at the same time provide room for $138 million of priority initiatives including the acceleration of $72 million in funding to support the 2010 Olympic and Paralympic Winter Games (2010 Olympics). Table 4.9 provides further information on the changes since Budget 2003.

          In the updated deficit forecast, the forecast allowance has been reduced by $400 million, from the $500 million established a year ago to $100 million, reflecting reduced uncertainty over the remainder of the fiscal year. In total these changes reduced the deficit forecast from $2.3 billion at budget to $1.71 billion.

          The BC Rail investment partnership is forecast to have no impact on the 2003/04 deficit as the $182 million net income gain by BC Rail is offset by the $182 million reinvestment in Northern and First Nations communities and other initiatives.

          Chart 4.2 2003/04 deficit improved by $590 million

          [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

          Main changes since Budget 2003
          $ millions

          Forest fires,                (434)
          floods
          BSE

          Equalization:
          prior years decrease         (549)

          Equalization:
          2003/04                      (275)
          decrease

          Commercial Crown              471
          Corporations

          Energy revenue                361
          increase

          Higher Taxtion                328
          Revenue

          Debt interest                 293
          and ministry savings

          2003/04 Priority             (138)
          Initiatives

          Other net changes             133

          Forecast Allowance change     400

          BC Rail: Net Income           182

          BC Rail: Reinvestment        (182)

--------------------------------------------------------------------------------
                   Budget and Fiscal Plan - 2004/05 to 2006/07

114         2003/04 Updated Financial Forecast (Third Quarterly Report)
--------------------------------------------------------------------------------

Third Quarterly Report Overview

          Since the second Quarterly Report in November:

          o Total revenue, including commercial Crown corporation net income, increased $393 million. Taxpayer-supported revenue is up $48 million as higher taxation revenue was partially offset by lower federal transfers and natural gas royalties. Commercial Crown corporation net income increased by $345 million reflecting completion of the BC Rail investment partnership, that is assumed to occur in March 2004, and higher ICBC and BC Hydro incomes.

          o Total spending increased $153 million from the previous forecast. The CRF spending forecast increased $342 million, mainly due to the assumed distribution of the BC Rail investment partnership proceeds to regional economic development, First Nations, transportation infrastructure and other initiatives. The forecast also has been updated to reflect accelerated funding for the 2010 Olympics and spending for other priority areas from lower debt interest costs, ministry savings and other spending forecast reductions.

          o Completion of the BC Rail investment partnership has no impact on the deficit for 2003/04, since the $182 million estimated increase to BC Rail's net income is offset by an equal $182 million reinvestment in Northern and First Nations communities and priority initiatives. The $200 million cash redistribution to the BC Transportation Financing Authority also has no effect on the bottom line since it is an internal transfer. These reinvestments and redistributions are contingent on the transaction closing in 2003/04.

          o The forecast allowance has been lowered to $100 million, a reduction of $350 million, in recognition of reduced uncertainties remaining over the final quarter of the year.

          o In total, revenue, expense and forecast allowance changes have reduced the forecast 2003/04 deficit by $590 million from $2,300 million to $1,710 million.

          Table 4.2 provides details on developments since the second Quarterly Report.

Revenue

          The revenue forecast update in part reflects trends experienced in the first nine months of the fiscal year. During the nine months ended December 31, 2003, revenue was $593 million higher than expected, refl ecting improved commercial Crown corporation net incomes and stronger energy revenues.

          The full-year revenue forecast is $393 million higher than the second Quarterly Report, and $495 million above the forecast in Budget 2003. Significant changes since the second Quarterly Report include:

          o Personal income tax - up $44 million mainly due to lower mutual fund refunds for 2002 based on final tax assessments (as of December 31, 2003).

          o Corporate income tax - up $38 million due to higher-than-assumed final assessments for the 2002 tax year that reduces the prior year adjustment payment to the federal government.

--------------------------------------------------------------------------------
                   Budget and Fiscal Plan - 2004/05 to 2006/07

           2003/04 Updated Financial Forecast (Third Quarterly Report)       115
--------------------------------------------------------------------------------

Table 4.2 Operating Statement Update Since the Second Quarterly Report
--------------------------------------------------------------------------------

                                                                                             Updated
   ($ millions)                                                                    Changes   Forecast
-----------------------------------------------------------------------------------------------------
Budget 2003 Fiscal Plan (February 18, 2003) ....................................              (2,300)
First Ministers' Accord on Health Care Renewal:
   Additional revenues from the federal government .............................     319
   Additional BC commitments to health care ....................................    (319)         --
                                                                                    ----      ------
Fiscal Plan (May 29, 2003 Supply Act ) .........................................              (2,300)
   Revenue increases up to the second Quarterly Report .........................     102
   Expense increases up to the second Quarterly Report .........................    (152)
   Forecast allowance changes up to the second Quarterly Report ................      50          --
                                                                                    ----      ------
2003/04 deficit - second Quarterly Report ......................................              (2,300)
                                                                                              ------
Third Quarterly Report Update:
   Revenue changes
   Personal income tax revenue - mainly due to higher 2002 tax assessments .....      44
   Corporate income tax revenue - improved 2002 tax entitlement ................      38
   Social service tax revenue - stronger collections during third quarter ......      50
   Other taxes .................................................................      49
   Energy revenue - mainly lower natural gas volumes ...........................     (36)
   Federal transfers - mainly impact of revised 2002 tax information on CHST and equalization entitlements
         - prior year adjustment (lower 2002/03 and earlier equalization
           entitlements) .......................................................     (31)
         - lower 2003/04 equalization entitlement ..............................    (111)
   All other taxpayer-supported revenue - higher sales of goods and services and recoveries from miscellaneous sources, partially offset by lower
      recoveries from the federal government ...................................      45
   Commercial Crown corporation net income:
      BC Hydro - mainly higher energy sales ....................................      44
      BC Rail - impact of investment partnership ...............................     182
      ICBC - higher revenues and lower claims and insurance operations costs ...      99
      Other Crown corporation changes - primarily LDB operating improvements ...      20
                                                                                    ----
         Total revenue increases ...............................................                 393
   Expense changes
   BC Rail investment partnership (1) - reinvestment in Northern and First
      Nations communities, and other initiatives ...............................    (182)
   BC Rail investment partnership (1) - cash distribution to the BC
      Transportation Financing Authority .......................................    (200)
   Acceleration of funding for the 2010 Olympic and Paralympic Winter Games ....     (72)
   Priority initiatives ........................................................     (66)
   Forecast reductions, below-budget spending and potential ministry savings ...     178
                                                                                    ----
         CRF expense increases .................................................    (342)
   Flow through of BC Rail cash distribution to the BC Transportation
      Financing Authority(1) ...................................................     200
   Other taxpayer-supported Crown corporation and agency expenses and
      adjustments ..............................................................     (11)
                                                                                    ----
         Total expense increases ...............................................                (153)
   Forecast allowance reduction ................................................                 350
                                                                                              ------
      Net change ...............................................................                 590
                                                                                              ------
   2003/04 deficit - third Quarterly Report ....................................              (1,710)
                                                                                              ======
-----------------------------------------------------------------------------------------------------

(1) Subject to the federal government's Competition Bureau completing its review by March 31, 2004.

--------------------------------------------------------------------------------
                   Budget and Fiscal Plan - 2004/05 to 2006/07

116        2003/04 Updated Financial Forecast (Third Quarterly Report)
--------------------------------------------------------------------------------

          o Social service tax - up $50 million reflecting improved collections in the three months to December 2003, compared to the first six months of the fiscal year.

          o Other taxes - Fuel tax up $8 million due to improved collections; tobacco tax up $10 million reflecting the tax increase effective December 20, 2003; property tax up $19 million mainly due to a change in accounting for the tax collected by municipalities for BC Transit (previously recorded as miscellaneous revenue); and property transfer tax up $12 million reflecting ongoing strength in the housing market.

          o Natural gas royalties - down $33 million due to lower assumed production volumes. Volumes are expected to decline 2.5 per cent from the previous year (a 0.3 per cent decline was assumed in the second Quarterly Report), reflecting weaker demand in the Pacific Northwest.

          o Other revenue - up $77 million reflecting higher miscellaneous recoveries and sales of goods and services by taxpayer-supported Crown corporations, partially offset by reduced recoveries of interest costs from commercial Crown corporations.

          o Equalization - down $149 million, reflecting improved 2002 BC tax assessments and weaker Ontario results. The forecast assumes a $68 million decline in respect of 2003/04 and a negative $81 million prior year adjustment for 2002/03.

               Prior-year adjustments result from differences between updated estimates and the amounts included in the 2002/03 Public Accounts. The current BC forecast for 2001/02 and 2002/03 entitlement is $153 million and zero, respectively. This results in a negative prior-year adjustment of $549 million, as the 2002/03 Public Accounts estimates were $159 million and $543 million for 2001/02 and 2002/03.

               Consequently, revenue for 2003/04 is forecast to be negative $149 million as a 2003/04 entitlement of $400 million is offset by a $549 million prior year adjustment. For more information on Equalization, see the topic box in the 2003/04 second Quarterly Report released on November 28, 2003.

               The federal government's estimates for BC (as of October 2003) are $153 million, $212 million and $557 million for 2001/02, 2002/03 and 2003/04. BC's 2002/03 and 2003/04 estimates are lower since they incorporate more recent information on 2002 taxation revenue from the provinces.

          o Canada health and social transfer (CHST) - up $7 million. CHST revenue increased $46 million mainly due to a partial offsetting effect of the decrease in equalization entitlement in respect of 2002/03. Revenue from the Medical/Equipment Trust is $39 million lower due to timing differences in capital purchases. This has no effect on the deficit since revenue and expense changes are identical. There is also no change to the assumption that $200 million will be spent on equipment over three years.

--------------------------------------------------------------------------------
                   Budget and Fiscal Plan - 2004/05 to 2006/07

           2003/04 Updated Financial Forecast (Third Quarterly Report)       117
--------------------------------------------------------------------------------

          Commercial Crown Corporation Net Income

          o BC Hydro projects operating results of $190 million (before rate stabilization transfers) for 2003/04. This is a $44 million improvement since the update provided in the second Quarterly Report, and is primarily due to a reduction in finance charges as a result of lower interest rates and to an increase in revenues from the residential sector due to weather impacts.

          o The Liquor Distribution Branch has improved its projected result for 2003/04 by $18 million due to higher sales and reduced operating costs, partially offset by an increase in the discounts provided to licensee retail stores.

          o The BC Rail preliminary results for 2003 (BC Rails' fiscal year) shows a slight improvement since the previous forecast update, primarily due to reduced operating costs. As the BC Rail investment partnership is anticipated to conclude by March 31, 2004 (within the government's 2003/04 fiscal year), revenue has been adjusted to add the $182 million net impact to BC Rail's net income. More information on the BC Rail investment partnership can be found in a topic box in Part 1.

          o ICBC's preliminary (before audit) results for the 2003 calendar year are $99 million higher than the projection in the second Quarterly Report. The improvement is primarily due to higher premium revenue and investment earnings, lower operating costs, and a positive adjustment to claims costs resulting from ICBC's annual claims review in December. This was partially offset by an increase to prior-year claims costs resulting from the estimated impact of a potential legal tariff increase. Depending on the recommendations of its auditors, ICBC's final results for 2003 could vary by up to $20 million from the preliminary report.

          Further details on the full year revenue forecast are shown in Table
          4.10 and key assumptions are provided in Appendix Table A10.

Spending

          By year-end, total spending for ministries and other areas is expected to be $227 million below budget before factoring in Supplementary Estimates and the BC Rail investment partnership. Lower debt interest costs account for the largest savings at $171 million. These savings have been redirected to address the government's priority of accelerating the funding of the 2010 Olympics, as well as to reduce the impact of natural disaster costs.

          The updated consolidated revenue fund (CRF) forecast reflects:

          o Planned legislation to (a) reinvest $182 million from the BC Rail investment partnership in the Northern Development Initiative, the BC Rail First Nations Benefi t Trust, Legacies Now and other Heartlands initiatives and (b) distribute $200 million of cash proceeds to the BC Transportation Financing Authority for reinvestment in the transportation plan. Further information is provided in a topic box in Part 1.

--------------------------------------------------------------------------------
                   Budget and Fiscal Plan - 2004/05 to 2006/07

118        2003/04 Updated Financial Forecast (Third Quarterly Report)
--------------------------------------------------------------------------------

Table 4.3 Priority Spending

---------------------------------------------------------------------------------------------------------------------------------
                                                                                                      Supplementary
   ($ millions)                                                                            Ministry      Estimate     Legislation
---------------------------------------------------------------------------------------------------------------------------------
Ministry of Advanced Education
   Facilities maintenance and other initiatives.........................................      14

Ministry of Community, Aboriginal and Women's Services
   Accelerated funding for the 2010 Olympic and Paralympic Winter Games.................                    72
   Grants to Legacies Now and for seniors housing and services initiatives..............       4

Ministry of Education
   Grants to Legacies Now and literacy initiatives......................................      17

Ministry of Health
   Grant to Legacies Now - Action Schools - to promote physical activity in schools.....       1
   Reimbursement of SARS costs to Health Authorities....................................       2
   Additional funding to Health Authorities to address waitlists and other priorities...      20
   Michael Smith Foundation - grant to promote enhanced research........................       8

Ministry of Transportion - BC Rail Investment Partnership (see topic box)
   Northern Development initiative......................................................                                  135
   BC Rail First Nations Benefits Trust.................................................                                   15
   Grants to Legacies Now, and for Asia Pacific Market Outreach and
      fuel cell research................................................................                                   19
   Other initiatives....................................................................                                   13
                                                                                                                          ---
      Total spending to external beneficiaries..........................................                                  182
   BC Transportation Financing Authority - reallocation of investment to support
      the transportation plan...........................................................                                  200
                                                                                             ---           ---            ---
         Total..........................................................................      66            72            382
                                                                                             ===           ===            ===
---------------------------------------------------------------------------------------------------------------------------------

          o A planned Supplementary Estimate of $434 million to cover the projected additional costs of responding to natural disasters, including forest fires, floods and BSE assistance.

          o Further forecast reductions, below-budget spending and potential savings of $178 million in ministries and in other areas including debt interest.

          o A planned Supplementary Estimate of $72 million to accelerate funding for the 2010 Olympics subsequent to the successful bid.

          o A $66 million allocation of savings to priority initiatives, as listed in Table 4.3.

          In total, the CRF spending forecast increased $342 million from the second Quarterly Report, and is now $661 million above budget.

          The forecast update for ministries and other programs in part reflects spending trends experienced in the first nine months of the fiscal year. During the nine months ended December 31, 2003, spending was $281 million lower than expected, excluding $336 million of costs related to forest fires and floods in the Ministries of Forests and Public Safety and Solicitor General. This reflected below-budget spending in most programs and significantly lower debt interest costs.

--------------------------------------------------------------------------------
                   Budget and Fiscal Plan - 2004/05 to 2006/07

           2003/04 Updated Financial Forecast (Third Quarterly Report)       119
--------------------------------------------------------------------------------

          Other significant changes since the second Quarterly Report include:

          o Ministry of Forests - down $30 million mainly reflecting lower costs of the BC Timber Sales Program as a result of lower than assumed timber sales activity.

          o Management of Public Funds and Debt (debt interest) - down $40 million reflecting final borrowing plans for the remainder of the year.

          As a result of successful management of in-year ministry budgets, ministries have reviewed their spending plans and potential savings over the remainder of the 2003/04 fiscal year and addressed one-time funding needs in a number of priority areas. These priority spending initiatives are detailed in Table 4.3, and are included in the updated spending forecasts shown in Table 4.11.

          Table 4.4 2003/04 Pressures Allocated to the Contingencies Budget

          -----------------------------------------------------------------------------------
                                                                                 ($ millions)
          Crown Proceeding Act payments and other litigation/program costs ...         27
          Port Coquitlam missing persons investigation .......................         22
          Vancouver Island Gas Pipeline Assistance Agreement .................         15
          Oil and gas development strategy ...................................          6
          Air India trial ....................................................          7
          Pickton trial ......................................................          3
                                                                                      ---
             Subtotal ........................................................         80
          Unallocated ........................................................         90
                                                                                      ---
          Total contingencies budget .........................................        170
                                                                                      ===
          -----------------------------------------------------------------------------------

          The second Quarterly Report identified spending pressures for the Ministry of Attorney General. The updated forecast assumes that these pressures will be managed within the ministry's budget or funded through the Contingencies vote.

          A total of $80 million has been allocated against the Contingencies vote, leaving $90 million available to address other spending pressures over the rest of the year.

          When cost estimates for the provincial natural disasters in 2003/04 are finalized, a Supplementary Estimate will be presented in the Legislature. Table 4.5 details the current $506 million forecast of provincial disaster costs and the proposed funding sources. The revenue forecast for 2003/04 assumes $148 million of federal assistance. However, the province is continuing discussions with the federal government to ensure appropriate cost recovery of provincial disaster costs.

          The total spending forecast includes taxpayer-supported Crown corporations and adjustments for internal transfers. The effect of these is to reduce the CRF variance by $356 million, resulting in total spending being $305 million above the budget forecast and $153 million higher than the second Quarterly Report forecast. Excluding the costs of natural disasters and the BC Rail investment partnership, total spending is $379 million below budget.

          Further details on the spending forecasts are shown in Table 4.11 and assumptions are provided in Appendix Table A11.

--------------------------------------------------------------------------------
                   Budget and Fiscal Plan - 2004/05 to 2006/07

120        2003/04 Updated Financial Forecast (Third Quarterly Report)
--------------------------------------------------------------------------------

Table 4.5 Natural Disaster Costs

-----------------------------------------------------------------------------------------------------------------------------------
                                                                           Second               Third
                                                                         Quarterly            Quarterly   Available   Supplementary
   ($ millions)                                                            Report    Change     Report      Budget       Estimate
-----------------------------------------------------------------------------------------------------------------------------------
Fires
   Ministry of Forests
      Direct fire costs ..............................................      375        --        375
      Forest remediation .............................................       30       (15)        15
                                                                            ---       ---        ---
                                                                            405       (15)       390          55           335
                                                                            ---       ---        ---
   Ministry of Public Safety and Solicitor General
      Emergency response .............................................       92       (34)        58           3            55
      Related compensation ...........................................       --         5          5          --             5

Floods
   Ministry of Public Safety and Solicitor General
      Prior year floods and other ....................................       12        --         12
      2003 Floods ....................................................       17        (4)        13
                                                                            ---       ---        ---
                                                                             29        (4)        25          14            11
                                                                            ---       ---        ---
Bovine Spongiform Encephalopathy (BSE) assistance
   Ministry of Agriculture, Food and Fisheries
      Bovine Spongiform Encephalopathy (BSE) assistance ..............       11        --         11
      Contribution to Whole Farm Trust - recognition of BSE claims ...       --        17         17
                                                                            ---       ---        ---
                                                                             11        17         28          --            28
                                                                            ---       ---        ---         ---           ---
      Total ..........................................................      537       (31)       506          72           434
                                                                            ===       ===        ===         ===           ===
-----------------------------------------------------------------------------------------------------------------------------------

Capital Spending and Provincial Debt

          Since the second Quarterly Report, the capital spending forecast has increased $80 million to total $2.319 billion, but remains $194 million below the Budget 2003 amount of $2.513 billion. This is mainly due to lower spending for health and education facilities, ministry minor capital purchases, the SkyTrain extension project and BC Hydro power projects.

          Significant changes since the second Quarterly Report are shown in Table 4.7. Further details on capital spending are shown in Table
          4.12. Information on updated forecasts for major capital projects (those with multi-year budgets totaling $50 million or more) is provided in Table 4.13.

Table 4.6 2003/04 Budget and Quarterly Updates - Capital Spending and Provincial Debt

---------------------------------------------------------------------------------------------
                                                              First       Second      Third
                                                            Quarterly   Quarterly   Quarterly
   ($millions)                                     Budget     Report      Report      Report
---------------------------------------------------------------------------------------------
Capital spending
   Taxpayer-supported ..........................    1,450     1,296       1,205       1,283
   Self-supported ..............................    1,063     1,087       1,034       1,036
                                                   ------    ------      ------      ------
   Total capital spending ......................    2,513     2,383       2,239       2,319
                                                   ======    ======      ======      ======
Provincial Debt
   Taxpayer-supported ..........................   32,046    30,631      30,497      30,067
   Self-supported ..............................    8,420     7,899       7,798       7,261
   Forecast allowance ..........................      500       450         450          --
                                                   ------    ------      ------      ------
   Total provincial debt .......................   40,966    38,980      38,745      37,328
                                                   ======    ======      ======      ======
Total provincial debt as a per cent of GDP .....     29.4%     27.9%       27.5%       26.5%
Taxpayer-supported debt as a per cent of GDP ...     23.0%     21.9%       21.6%       21.4%

--------------------------------------------------------------------------------
                   Budget and Fiscal Plan - 2004/05 to 2006/07

        2003/04 Updated Financial Forecast (Third Quarterly Report)          121
--------------------------------------------------------------------------------

          Provincial debt is forecast to total $37.3 billion at year-end, 26.5 per cent of GDP, while taxpayer-supported debt is expected to total $30.1 billion or 21.4 per cent of GDP. The debt to GDP ratios forecast in Budget 2003 for total and taxpayer-supported debt were 29.4 per cent and 23.0 per cent respectively.

          The total debt forecast is $1.4 billion lower than the second Quarterly Report mainly due to an improved CRF deficit forecast, improved cash flows, lower BC Transportation Financing Authority debt, the defeasance of BC Rail's debt, and elimination of the debt forecast allowance (see Table 4.7). The decreased forecast continues a trend that saw the debt forecast decline by $2.2 billion as of the second Quarterly Report. Total debt is now forecast to be $3.6 billion below budget.

          Further information on the debt forecast is shown in Table 4.14.

Table 4.7 Capital Spending and Debt Update Since the Second Quarterly Report

--------------------------------------------------------------------------------------------------------
                                                                                                Updated
                                 ($ millions)                                          Change   Forecast
--------------------------------------------------------------------------------------------------------
Budget 2003 capital spending .......................................................              2,513
   Taxpayer-supported changes up to the second Quarterly Report ....................     (245)
   Self-supported changes up to the second Quarterly Report ........................      (29)     (274)
                                                                                       ------    ------
Second Quarterly Report updated capital spending ...................................              2,239
   Taxpayer-supported changes
      BC Transportation Financing Authority - accounting treatment to reflect
            currentprocurement and investment strategies ...........................      109
      Government operating - reduced ministry minor capital spending ...............      (13)
      Other ........................................................................      (18)       78
                                                                                       ------
   Self-supported changes ..........................................................                  2
                                                                                                 ------
Third Quarterly Report updated capital spending ....................................              2,319
                                                                                                 ======
--------------------------------------------------------------------------------------------------------

Budget 2003 total provincial debt ..................................................             40,966
   Taxpayer-supported changes up to the second Quarterly Report ....................   (1,549)
   Self-supported changes up to the second Quarterly Report ........................     (622)
   Reduced forecast allowance up to the second Quarterly Report ....................      (50)   (2,221)
                                                                                       ------    ------
Second Quarterly Report updated total provincial debt ..............................             38,745
                                                                                                 ------
   Taxpayer-supported debt changes
      Government operating:
      - Improved operating results and cash flows ..................................     (255)
      - Improved cash flows and lower financing transactions .......................     (217)
      BC Transportation Financing Authority - mainly due to cash
         flows from BC Rail investment partnership .................................     (187)
      Provincial indemnity to CN related to tax attributes
         (non-cash guarantee to recognize a potential liability) ...................      255
      Other ........................................................................      (26)     (430)
                                                                                       ------
   Self-supported debt changes
      BC Hydro - improved operating results and lower financing transactions .......      (61)
      BC Rail debt defeasance - proceeds from the BC Rail investment partnership ...     (478)
      Other ........................................................................        2      (537)
                                                                                       ------
   Debt forecast allowance not required ............................................               (450)
                                                                                                 ------
   Total third Quarterly Report changes ............................................             (1,417)
                                                                                                 ------

Third Quarterly Report updated total provincial debt ...............................             37,328
                                                                                                 ======

--------------------------------------------------------------------------------
                   Budget and Fiscal Plan - 2004/05 to 2006/07

122        2003/04 Updated Financial Forecast (Third Quarterly Report)
--------------------------------------------------------------------------------

Table 4.8 2003/04 Operating Statement

----------------------------------------------------------------------------------------------------------------------------
                                                 Year-to-Date to December 31                         Full Year
                                            --------------------------------------   ---------------------------------------
                                                       2003/04                                  2003/04
                                            ----------------------------    Actual   -----------------------------    Actual
               ($ millions)                  Budget    Actual   Variance   2002/03    Budget   Forecast   Variance   2002/03
----------------------------------------------------------------------------------------------------------------------------
Taxpayer-supported programs and agencies:
   Revenue ..............................    18,496    18,644     148       17,613    24,938    24,780      (158)     23,419
   Expense ..............................   (20,709)  (20,718)     (9)     (20,381)  (28,119)  (28,424)     (305)    (28,376)
                                            -------   -------     ---      -------   -------   -------      ----     -------
      Taxpayer-supported balance.........    (2,213)   (2,074)    139       (2,768)   (3,181)   (3,644)     (463)     (4,957)
   Commercial Crown corporation net
       income ...........................     1,063     1,508     445        1,384     1,381     2,034       653       1,766
                                            -------   -------     ---      -------   -------   -------      ----     -------
   Deficit before forecast allowance.....    (1,150)     (566)    584       (1,384)   (1,800)   (1,610)      190      (3,191)
   Forecast allowance ...................        --        --      --           --      (500)     (100)      400          --
                                            -------   -------     ---      -------   -------   -------      ----     -------
Deficit .................................    (1,150)     (566)    584       (1,384)   (2,300)   (1,710)      590      (3,191)
                                            =======   =======     ===      =======   =======   =======      ====     =======
----------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                   Budget and Fiscal Plan - 2004/05 to 2006/07

         2003/04 Updated Financial Forecast (Third Quarterly Report)         123
--------------------------------------------------------------------------------

Table 4.9 Operating Statement - Changes from Budget 2003

------------------------------------------------------------------------------------------------------------------
                                                                                                          Updated
               ($ millions)                                                                     Changes   Forecast
------------------------------------------------------------------------------------------------------------------
2003/04 forecast deficit - Budget 2003 Fiscal Plan (February 18, 2003) ......................              (2,300)
First Ministers' Accord on Health Care Renewal:
   Additional revenues from the federal government ..........................................     319
   Additional BC commitments to health care .................................................    (319)         --
                                                                                                 ----      ------
2003/04 forecast deficit - Fiscal Plan (May 29, 2003 Supply Act ) ...........................              (2,300)
                                                                                                           ------
   Revenue changes
      Personal income tax revenue - mainly due to higher 2002 tax assessments ...............     173
      Property transfer tax revenue - strong housing market .................................     137
      Other taxes - increased CIT, property and tobacco, offset by lower social service .....      18
      Energy revenue - mainly higher sales of drilling rights, partially offset
         by lower natural gas volumes .......................................................     361
      Forestry revenue - impact of higher Canadian dollar and lower volumes .................    (108)
      CHST and equalization entitlements - mainly impact of updated population figures, and revised 2002 tax and natural gas bases:
            - prior year equalization adjustment (lower 2002/03 and earlier entitlements) ...    (549)
            - lower 2003/04 equalization entitlement ........................................    (275)
            - higher CHST ...................................................................      66
      Other revenue - mainly federal fire relief funding, partially offset by lower cost
         recoveries .........................................................................      19
      Commercial Crown corporation net income:
         BC Hydro - improved water levels, higher sales and interest savings ................     260
         BC Rail - mainly operating efficiencies and increased railcar rental revenue .......      29
         BC Rail - impact of partnership initiative .........................................     182
         ICBC - higher revenues and lower lower claims and insurance operations costs .......     151
         Other Crown corporation changes - primarily LDB operating results ..................      31
                                                                                                 ----
            Total revenue increases .........................................................                 495

   Expense changes
      BC Rail investment partnership(1) - reinvestment in Northern and First Nations
         communities, and other initiatives .................................................    (182)
      BC Rail investment partnership(1) - cash distribution to the BC Transportation
         Financing Authority ................................................................    (200)
      Higher disaster response costs including forest fires, floods and BSE .................    (434)
      Acceleration of funding for the 2010 Olympic and Paralympic Winter Games ..............     (72)
      Priority initiatives ..................................................................     (66)
      Interest costs - mainly reduced debt levels ...........................................     171
      Forecast reductions - below-budget spending and potential ministry savings ............     122
                                                                                                 ----
         CRF expense increases ..............................................................    (661)
      Adjustment to CRF expense for the flow through of BC Rail initiative funding to
         the BC Transportation Financing Authority ..........................................     200
      Taxpayer-supported Crown corporation and agency expenses and
         adjustments - mainly lower cost recoveries for interest costs ......................     156
                                                                                                 ----
         Total expense increases ............................................................                (305)
   Forecast allowance reduction .............................................................                 400
                                                                                                           ------
   Net change ...............................................................................                 590
                                                                                                           ------
2003/04 forecast deficit - third Quarterly Report ...........................................              (1,710)
                                                                                                           ======
------------------------------------------------------------------------------------------------------------------

(1) Subject to the federal government's Competition Bureau completing its review by March 31, 2004.

--------------------------------------------------------------------------------
                   Budget and Fiscal Plan - 2004/05 to 2006/07

124        2003/04 Updated Financial Forecast (Third Quarterly Report)
--------------------------------------------------------------------------------

Table 4.10 2003/04 Revenue by Source

------------------------------------------------------------------------------------------------------------------------------------
                                                            Year-to-Date to December 31                      Full Year
                                                       ------------------------------------   --------------------------------------
                                                                2003/04                                 2003/04
                                                       --------------------------    Actual   ----------------------------    Actual
                    ($ millions)                       Budget   Actual   Variance   2002/03   Budget   Forecast   Variance   2002/03
------------------------------------------------------------------------------------------------------------------------------------
Taxation
   Personal income .................................    3,485    3,537       52       3,220    4,722     4,895       173      4,150
   Corporate income ................................      652      645       (7)        698      755       771        16        612
   Social service ..................................    3,084    3,042      (42)      2,951    3,995     3,945       (50)     3,795
   Fuel ............................................      659      661        2         502      866       870         4        684
   Tobacco .........................................      485      490        5         466      635       645        10        606
   Property ........................................    1,148    1,165       17       1,129    1,550     1,584        34      1,520
   Property transfer ...............................      288      397      109         310      368       505       137        407
   Corporation capital .............................       75       45      (30)        215      101       101        --        198
   Other ...........................................      262      278       16         263      349       353         4        359
                                                       ------   ------     ----      ------   ------    ------      ----     ------
                                                       10,138   10,260      122       9,754   13,341    13,669       328     12,331
                                                       ------   ------     ----      ------   ------    ------      ----     ------
Natural resources                                                            --                                       --
   Natural gas royalties ...........................      899      925       26         661    1,289     1,263       (26)     1,056
   Petroleum royalties, permits, fees & minerals ...      345      760      415         387      477       869       392        532
   Columbia River Treaty ...........................      179      171       (8)         63      240       235        (5)       100
   Forests .........................................      697      586     (111)        847    1,102       994      (108)     1,323
   Water resources, Wildlife Act and other .........      229      222       (7)        196      288       317        29        270
                                                       ------   ------     ----      ------   ------    ------      ----     ------
                                                        2,349    2,664      315       2,154    3,396     3,678       282      3,281
                                                       ------   ------     ----      ------   ------    ------      ----     ------
Other revenue
   Medical Services Plan premiums ..................    1,067    1,056      (11)      1,000    1,410     1,387       (23)     1,355
   Motor vehicle licences and permits ..............      269      277        8         269      352       362        10        351
   BC Ferries tolls ................................       --       --       --         259       --        --        --        315
   Other fees and licences .........................      366      435       69         424      500       522        22        595
   Investment earnings .............................      519      440      (79)        533      728       585      (143)       640
   Sales of goods and services by                                            --                                       --
      taxpayer-supported Crown corporations ........      199      270       71         208      266       325        59        275
   Miscellaneous ...................................      387      505      118         360      634       628        (6)       629
                                                       ------   ------     ----      ------   ------    ------      ----     ------
                                                        2,807    2,983      176       3,053    3,890     3,809       (81)     4,160
                                                       ------   ------     ----      ------   ------    ------      ----     ------
Contributions from the federal
   government(1)
   Canada health and social transfer ...............    2,318    2,336       18       1,911    3,082     3,148        66      2,606
   Equalization - current year .....................      506      468      (38)        524      675       400      (275)       543
      - prior year adjustments .....................       --     (509)    (509)        (96)      --      (549)     (549)        --
   Other ...........................................      378      442       64         313      554       625        71        498
                                                       ------   ------     ----      ------   ------    ------      ----     ------
                                                        3,202    2,737     (465)      2,652    4,311     3,624      (687)     3,647
                                                       ------   ------     ----      ------   ------    ------      ----     ------
Taxpayer-supported programs and
   agencies ........................................   18,496   18,644      148      17,613   24,938    24,780      (158)    23,419
                                                       ------   ------     ----      ------   ------    ------      ----     ------
Commercial Crown corporation
   net income
   BC Hydro (before RSA transfers) .................      (41)     150      191         306      (70)      190       260        352
   Liquor Distribution Branch ......................      533      567       34         534      655       709        54        654
   BC Lotteries ....................................      517      531       14         504      725       725        --        671
   BC Rail .........................................       61       89       28         (84)      61        89        28        (84)
   ICBC ............................................       45      196      151          45       45       196       151         45
   Other ...........................................        4        8        4          14        5         9         4         14
      Accounting adjustments .......................      (56)     (33)      23          65      (40)      116       156        114
                                                       ------   ------     ----      ------   ------    ------      ----     ------
                                                        1,063    1,508      445       1,384    1,381     2,034       653      1,766
                                                       ------   ------     ----      ------   ------    ------      ----     ------
   Total revenue ...................................   19,559   20,152      593      18,997   26,319    26,814       495     25,185
                                                       ======   ======     ====      ======   ======    ======      ====     ======
------------------------------------------------------------------------------------------------------------------------------------

(1) Includes additional federal contributions received under the First Ministers' Accord on Health Care Renewal.

--------------------------------------------------------------------------------
                   Budget and Fiscal Plan - 2004/05 to 2006/07

           2003/04 Updated Financial Forecast (Third Quarterly Report)       125
--------------------------------------------------------------------------------

Table 4.11 2003/04 Expense by Ministry, Program and Agency

---------------------------------------------------------------------------------------------------------------------------------
                                                 Year-to-Date to December 31                         Full Year
                                            ------------------------------------      -------------------------------------------
                                                      2003/04                                    2003/04
                                            --------------------------     Actual     -----------------------------     Actual
                ($ millions)                Budget   Actual   Variance   2002/03(1)   Budget    Forecast   Variance    2002/03(1)
---------------------------------------------------------------------------------------------------------------------------------
Advanced Education ......................    1,409    1,395      (14)       1,367      1,899      1,899        --         1,897
Education ...............................    3,574    3,543      (31)       3,583      4,860      4,860        --         4,858
Health Services .........................    7,904    7,889      (15)       7,626     10,528(2)  10,528        --        10,198
                                            ------   ------     ----       ------     ------     ------      ----        ------
         Subtotal .......................   12,887   12,827      (60)      12,576     17,287     17,287        --        16,953
                                            ------   ------     ----       ------     ------     ------      ----        ------
Office of the Premier ...................       39       28      (11)          29         52         52        --            40
Agriculture, Food and Fisheries .........       39       39       --           46         49         49        --            72
Attorney General ........................      377      385        8          365        506        506        --           532
Children and Family Development .........    1,094    1,076      (18)       1,138      1,451      1,451        --         1,567
Community, Aboriginal and
   Women's Services .....................      475      464      (11)         492        665        665        --           638
Energy and Mines ........................       43       48        5           33         57         57        --            47
Finance .................................       44       43       (1)          38         55         55        --            63
Forests .................................      415      712      297          425        565        535       (30)          618
Human Resources .........................    1,064    1,035      (29)       1,110      1,417      1,417        --         1,515
Management Services .....................       36       38        2           43         47         47        --            63
Provincial Revenue ......................       36       33       (3)          30         50         50        --            55
Public Safety and Solicitor General .....      382      421       39          379        507        507        --           528
Skills Development and Labour ...........       16       14       (2)          18         26         24        (2)           24
Small Business and Economic
   Development ..........................      100       98       (2)          33        115        113        (2)           55
Sustainable Resource Management .........       62       63        1           82         92         92        --           124
Transportation ..........................      624      623       (1)         522        834        829        (5)          744
Water, Land and Air Protection ..........       89       87       (2)          98        130        130        --           149
                                            ------   ------     ----       ------     ------     ------      ----        ------
         Subtotal .......................    4,935    5,207      272        4,881      6,618      6,579       (39)        6,834
                                            ------   ------     ----       ------     ------     ------      ----        ------
   Total ministries and
      Office of the Premier .............   17,822   18,034      212       17,457     23,905     23,866       (39)       23,787
Legislation .............................       32       29       (3)          28         43         43        --            39
Officers of the Legislature .............       17       17       --           17         23         23        --            25
BC Family Bonus .........................       64       59       (5)          71         85         78        (7)           88
Management of public funds and debt .....      674      559     (115)         536        926        755      (171)          711
Government restructuring (ministries) ...       71       46      (25)          73        190        180       (10)          212
Contingencies and new programs ..........       --        2        2           --        170        170        --            --
Other appropriations ....................       18        7      (11)          45         11         11        --            67
                                            ------   ------     ----       ------     ------     ------      ----        ------
         Subtotal .......................   18,698   18,753       55       18,227     25,353     25,126      (227)       24,929
BC Rail investment partnership ..........       --       --       --           --         --        382       382            --
Natural disasters Supplementary
   Estimate .............................       --       --       --           --         --        434       434            --
2010 Olympics Supplementary Estimate ....       --       --       --           --         --         72        72            --
Forestry restructuring ..................       --       --       --           --         --         --        --           275
                                            ------   ------     ----       ------     ------     ------      ----        ------
   CRF expense ..........................   18,698   18,753       55       18,227     25,353     26,014       661        25,204
   Less: Grants/internal transfers ......     (620)    (719)     (99)        (508)    (1,087)      (983)      104          (781)
   Add: Recoveries ......................    1,173    1,163      (10)         968      1,615      1,365      (250)        1,411
                                            ------   ------     ----       ------     ------     ------      ----        ------
                                            19,251   19,197      (54)      18,687     25,881     26,396       515        25,834
Taxpayer-supported Crown corporations
   and agencies (net of adjustments) ....    1,455    1,519       64        1,694      1,955      2,025        70         2,542
Children and Family Development
   governance authorities ...............        3        2       (1)          --        283          3      (280)(3)       --
                                            ------   ------     ----       ------     ------     ------      ----        ------
Total taxpayer-supported expense ........   20,709   20,718        9       20,381     28,119     28,424       305        28,376
                                            ======   ======     ====       ======     ======     ======      ====        ======
---------------------------------------------------------------------------------------------------------------------------------

(1) Figures have been restated to reflect the government organization as of December 31, 2003.

(2) Includes additional federal contributions received under the First Ministers' Accord on Health Care Renewal.

(3) Reflects a revised schedule for the transfer of operations by the Ministry of Children and Family Development to authorities.Further details are provided in the ministry's service plan.

--------------------------------------------------------------------------------
                   Budget and Fiscal Plan - 2004/05 to 2006/07

126           2003/04 Updated Financial Forecast (Third Quarterly Report)
--------------------------------------------------------------------------------

Table 4.12 2003/04 Capital Spending

----------------------------------------------------------------------------------------------------------------------------
                                                    Year-to-Date to December 31                      Full Year
                                               ------------------------------------   --------------------------------------
                                                        2003/04                                  2003/04
                                               --------------------------    Actual   ----------------------------    Actual
                ($ millions)                   Budget   Actual   Variance   2002/03   Budget   Forecast   Variance   2002/03
----------------------------------------------------------------------------------------------------------------------------
Taxpayer-supported
   Education ...............................      292      237      (55)       255       407       378       (29)       367
   Health(1) ...............................      117       81      (36)        84       203       143       (60)       117
   BC Transportation Financing Authority ...      271      286       15        229       298       399       101        255
   BC Ferries ..............................       --       --       --         37        --        --        --         58
   Rapid Transit Project 2000(1) ...........       25       11      (14)        33        42        15       (27)        59
   Vancouver Convention Centre
      Expansion Project ....................       58       43      (15)        --        67        53       (14)        --
   Government operating (ministries) .......      211       68     (143)        77       325       247       (78)       183
   Other(2) ................................       53       25      (28)        39       108        48       (60)        92
                                                -----    -----     ----      -----     -----     -----      ----      -----
   Total taxpayer-supported ................    1,027      751     (276)       754     1,450     1,283      (167)     1,131
                                                -----    -----     ----      -----     -----     -----      ----      -----

Self-supported
   BC Hydro ................................      623      473     (150)       533       820       769       (51)       741
   BC Rail .................................       29       29       --         47        39        39        --         52
   Columbia River power projects(3) ........       58       80       22         46        76       112        36         54
   ICBC(4) .................................       53       25      (28)        38        71        54       (17)        41
   BC Lotteries  ...........................       39       38       (1)        24        52        59         7         28
   Liquor Distribution Branch ..............        4        2       (2)         6         5         3        (2)         9
                                                -----    -----     ----      -----     -----     -----      ----      -----
   Total self-supported ....................      806      647     (159)       694     1,063     1,036       (27)       925
                                                -----    -----     ----      -----     -----     -----      ----      -----
   Total capital expenditures ..............    1,833    1,398     (435)     1,448     2,513     2,319      (194)     2,056
                                                =====    =====     ====      =====     =====     =====      ====      =====
----------------------------------------------------------------------------------------------------------------------------

(1) Net of spending by hospital districts for cost-shared projects and capital spending on behalf of, and recovered from, the Greater Vancouver Transportation Authority (TransLink).

(2) Includes BC Housing Management Commission, Provincial Rental Housing Corporation, BC Buildings Corporation, Ministry of Attorney General, Ministry of Public Safety and Solicitor General, Ministry of Children and Family Development and BC Transit.

(3)  Columbia Power Corporation and Columbia Basin Trust.

(4)  Includes ICBC Properties Ltd.

--------------------------------------------------------------------------------
                   Budget and Fiscal Plan - 2004/05 to 2006/07

        2003/04 Updated Financial Forecast (Third Quarterly Report)          127
--------------------------------------------------------------------------------

Table 4.13 2003/04 Capital Expenditure Projects Greater Than $50 million(1)
Note: Information in bold type denotes changes from the 2003/04 second Quarterly Report.

-------------------------------------------------------------------------------------------------------------------
                                                                                                         Estimated
                                                                       Forecast        Cumulative         Spending
                                                          Start       Completion       Spending at       April 1 to
($ millions)                                               Date          Date      Mar.31, 2003(2)(+)     Dec. 31
-------------------------------------------------------------------------------------------------------------------
Advanced Education facilities (4)
   UBC - Life Sciences Centre .....................       Apr. 2002   Sept.2004             22               39
-------------------------------------------------------------------------------------------------------------------
Health facilities (4)
   Vancouver General Hospital,
      redevelopment project .......................      Sept. 2000   Jan. 2007(5)            61             19
   Prince George Regional Hospital ................     Spring 2001   Mar. 2004               32             13
                                                                                           -----            ---
      Total health facilities .....................                                           93             32
-------------------------------------------------------------------------------------------------------------------
Transportation
   Trans Canada Highway -
      5 Mile (Yoho) Bridge ........................        May 1999    Fall 2006              19              7
   Nisga'a Highway ................................       Aug. 1998    Fall 2005              26             11
   Sea-to-Sky Highway .............................      April 2003         2009              --              5
   SkyTrain extension - phase 1 ...................      Sept. 1998    Dec. 2005           1,050              8
   SkyTrain fleet expansion (8)....................       Oct. 1998    Mar. 2004              65              3
                                                                                           -----            ---
      Total transportation ........................                                        1,160             34
-------------------------------------------------------------------------------------------------------------------
Power generation
   BC Hydro
   - Burrard upgrade (including 6 selective
     catalytic reduction systems) .................       June 1993    Oct. 2003             191              8
   - Georgia Strait pipeline crossing (9)..........   April 2000(10)         TBD              25              3
   - Vancouver Island generation project ..........   April 2000(10)         TBD              77             (8)
   - Addition of fourth generating unit
     at Seven Mile Dam ............................       Feb. 1995    Apr. 2003              81              3
   - Seven Mile Dam safety improvements ...........       June 1999    Mar. 2005              23             15
   - Customer information system ..................       July 2001    Dec. 2003              39             21
   - Finance business transformation ..............       Jan. 1999    May. 2003              49              4
   Brilliant Expansion Power Corporation (4, 11)
   - Brilliant Dam power expansion ................       Oct. 2002    Aug. 2006              11             55
                                                                                           -----            ---
     Total power generation .......................                                          496            101
-------------------------------------------------------------------------------------------------------------------
Other
   ICBC Properties Ltd.
   - Surrey Central City .....................           Sept. 1999   Dec. 2005(12)          216             14
   Vancouver Convention Centre
     Expansion Project (4) ...................                 2003         2008              --             40
   Seymour water filtration plant ............            Dec. 2002    Mar. 2006              50             --
                                                                                           -----            ---
     Total other .............................                                               266             54
-------------------------------------------------------------------------------------------------------------------

                                                         Estimated
                                                         Cumulative       Total         Total
                                                        Spending at      Project      Project
                                                      = Dec. 31, 2003   Budget(3)   Forecast (3)
                                                      ------------------------------------------
Advanced Education facilities (4)
   UBC - Life Sciences Centre .....................           61            110         110
------------------------------------------------------------------------------------------------
Health facilities (4)
   Vancouver General Hospital,
      redevelopment project .......................           80            156         156
   Prince George Regional Hospital ................           45             50          50
                                                           -----          -----       -----
      Total health facilities .....................          125            206         206
------------------------------------------------------------------------------------------------
Transportation
   Trans Canada Highway -
      5 Mile (Yoho) Bridge ........................           26             42(6)       42(6)
   Nisga'a Highway ................................           37             52          52
   Sea-to-Sky Highway .............................            5            TBD(7)      TBD(7)
   SkyTrain extension - phase (1) .................        1,058          1,167       1,117
   SkyTrain fleet expansion (8)....................           68             68          68
                                                           -----          -----       -----
      Total transportation ........................        1,194          1,329       1,279
------------------------------------------------------------------------------------------------
Power generation
   BC Hydro
      - Burrard upgrade (including 6 selective
        catalytic reduction systems) ..............          199            222         199
      - Georgia Strait pipeline crossing (9).......           28            131         209
      - Vancouver Island generation project .......           69            370         370
      - Addition of fourth generating unit
        at Seven Mile Dam .........................           84             97          89
      - Seven Mile Dam safety improvements ........           38            100          74
      - Customer information system ...............           60             63          63
      - Finance business transformation ...........           53             61          57
   Brilliant Expansion Power Corporation (4, 11)
   - Brilliant Dam power expansion ................           66            205         205
                                                           -----          -----       -----
      Total power generation ......................          597          1,249       1,266
------------------------------------------------------------------------------------------------
Other
   ICBC Properties Ltd.
      - Surrey Central City ....................             230            312         312
   Vancouver Convention Centre
      Expansion Project (4)                                   40            230         230(13)
   Seymour water filtration plant...............              50             50          50(14)
                                                           -----          -----       -----
      Total other ..............................             320            592         592
------------------------------------------------------------------------------------------------

(1) Amounts in this table only represent provincial spending on projects that have been approved by Treasury Board and/or Crown corporation boards. Ministry service plans may report amounts that include funding from other sources, and they may include projects that still require final approval.

(2)  Total expenditures since commencement of each project.

(3)  Represents sum of annual budgeted expenditures to complete each project.

(4)  Amounts shown exclude interest costs incurred during construction.

(5) Individual components were completed starting in December 2000 and will continue to be completed before the end of the overall project.

(6) Amount represents the provincial portion of this cost-shared project with the federal government. Total project budget is $65 million.

(7) The provincial and private sector portions of this cost-shared project are to be determined. Total project cost is estimated at $600 million.

(8) Funds are fully recovered from the Greater Vancouver Transportation Authority ( TransLink).

(9) Project co-sponsored with a private sector company. The amounts shown represent BC Hydro's 50 per cent share of the costs; however, only partial funding has been approved to date.

(10) Initial planning, preliminary field work and engineering design costs. Physical construction will begin at a later date.

(11) A joint venture of the Columbia Power Corporation and the Columbia Basin Trust.

(12) The base building was substantially completed in January 2003; however, work to prepare space for new tenants is required.

(13) Provincial portion of this cost-shared project with the federal government and the tourism industry.

(14) Provincial portion of this cost-shared project under the Canada/BC Infrastructure Program.

--------------------------------------------------------------------------------
                  Budget and Fiscal Plan - 2004/05 to 2006/07

128        2003/04 Updated Financial Forecast (Third Quarterly Report)
--------------------------------------------------------------------------------

Table 4.14 2003/04 Provincial Debt(1)

----------------------------------------------------------------------------------------------
                                                           Balance as at December 31, 2003
                                                       ---------------------------------------
                                            Balance                  Debt Outstanding
                                           March 31,      Net       ------------------
($ millions)                                  2003     Change (2)    Actual  Budget   Variance
----------------------------------------------------------------------------------------------
Taxpayer-supported debt
   Provincial government operating .....     15,453      (385)      15,068   15,955      (887)
   Education facilities
      Schools ..........................      4,294        70        4,364    4,423       (59)
      Post-secondary institutions ......      1,499       110        1,609    1,644       (35)
                                             ------      ----       ------   ------    ------
                                              5,793       180        5,973    6,067       (94)
                                             ------      ----       ------   ------    ------
Health facilities ......................      2,004        60        2,064    2,124       (60)
                                             ------      ----       ------   ------    ------
Highways, ferries and public transit
   BC Transportation Financing
      Authority ........................      2,661        66        2,727    2,857      (130)
   BC Transit ..........................         87        (6)          81       80         1
   Public transit ......................        930       (14)         916      924        (8)
   SkyTrain extension ..................      1,105        11        1,116    1,153       (37)
   Rapid Transit Project 2000 ..........          3        (3)          --       --        --
                                             ------      ----       ------   ------    -------
                                              4,786        54        4,840    5,014      (174)
                                             ------      ----       ------   ------    -------
Other
   BC Buildings ........................        456      (102)         354      405       (51)
   Social housing (3)...................        161       (25)         136      176       (40)
   Homeowner Protection Office .........        123         7          130      133        (3)
   Universities and colleges - fiscal
      agency loans .....................        105       (14)          91      109       (18)
Other (4)...............................        179       (41)         138      115        23

                                             ------      ----       ------   ------    ------
                                              1,024      (175)         849      938       (89)
                                             ------      ----       ------   ------    ------
Total taxpayer-supported debt ..........     29,060      (266)      28,794   30,098    (1,304)
                                             ------      ----       ------   ------    ------
Self-supported debt
   Commercial Crown corporations
      and agencies
   BC Hydro.............................      6,829       190        7,019    7,644      (625)
   BC Rail..............................        494       (16)         478      479        (1)
   Columbia River power projects .......        118        97          215      251       (36)
   Columbia Power Corporation ..........         47       (47)          --       --    ------
   Liquor Distribution Branch ..........          9        --            9       10        (1)
                                             ------      ----       ------   ------    ------
                                              7,497       224        7,721    8,384      (663)
   Warehouse borrowing program .........         --       333          333      358       (25)
                                             ------      ----       ------   ------    ------
Total self-supported debt ..............      7,497       557        8,054    8,742      (688)
                                             ------      ----       ------   ------    ------
Forecast allowance .....................         --        --           --       --        --
                                             ------      ----       ------   ------    ------
Total provincial debt ..................     36,557       291       36,848   38,840    (1,992)
                                             ======      ====       ======   ======    ======

                                                  Balance as at March 31, 2004
                                           ------------------------------------------
                                                         Debt Outstanding
                                              Net       ------------------
($ millions)                               Change (2)    Forecast   Budget   Variance
-------------------------------------------------------------------------------------
Taxpayer-supported debt
   Provincial government operating .....       569        16,022    17,782    (1,760)
   Education facilities
      Schools ..........................       128         4,422     4,468       (46)
      Post-secondary institutions ......       182         1,681     1,702       (21)
                                             -----        ------    ------    ------
                                               310         6,103     6,170       (67)
                                             -----        ------    ------    ------
Health facilities ......................       116         2,120     2,205       (85)
                                             -----        ------    ------    ------
Highways, ferries and public transit
   BC Transportation Financing
      Authority ........................       (25)        2,636     2,812      (176)
   BC Transit ..........................        (2)           85        82         3
   Public transit ......................       (13)          917       923        (6)
   SkyTrain extension ..................        18         1,123     1,170       (47)
   Rapid Transit Project 2000 ..........        (3)           --        --        --
                                             -----        ------    ------    ------
                                               (25)        4,761     4,987      (226)
                                             -----        ------    ------    ------
Other
   BC Buildings ........................      (164)          292       372       (80)
   Social housing (3)...................        16           177       178        (1)
   Homeowner Protection Office .........        11           134       134        --
   Universities and colleges - fiscal
      agency loans .....................        (1)          104       108        (4)
Other (4)...............................       175           354       110       244

                                             -----        ------    ------    ------
                                                37         1,061       902       159
                                             -----        ------    ------    ------
Total taxpayer-supported debt ..........     1,007        30,067    32,046    (1,979)
                                             -----        ------    ------    ------
Self-supported debt
   Commercial Crown corporations
      and agencies
   BC Hydro.............................       209         7,038     7,689      (651)
   BC Rail..............................      (494)           --(5)    478      (478)
   Columbia River power projects .......        97           215       243       (28)
   Columbia Power Corporation ..........       (47)           --        --        --
   Liquor Distribution Branch ..........        (1)            8        10        (2)
                                             -----        ------    ------   -------
                                              (236)        7,261     8,420    (1,159)
   Warehouse borrowing program .........        --            --        --        --
                                             -----        ------    ------   -------
Total self-supported debt ..............      (236)        7,261     8,420    (1,159)
                                             -----        ------    ------   -------
Forecast allowance .....................        --            --       500      (500)
                                             -----        ------    ------   -------
Total provincial debt ..................       771        37,328    40,966   (3,638)
                                             =====        ======    ======   =======
-------------------------------------------------------------------------------------

(1) Debt includes provincial government direct debt, fiscal agency loans, other debt that has been guaranteed by the provincial government, and certain other debt that is not provincially guaranteed.

(2) Gross new long-term borrowing plus net change in short-term debt outstanding, less sinking fund contributions, sinking fund earnings and net maturities of long-term debt (after deduction of sinking fund balances for maturing issues).

(3) Includes the BC Housing Management Commission and the Provincial Rental Housing Corporation.

(4) Includes student assistance loan guarantees. The forecast at March 31, 2004 includes a $255 million indemnity to CN related to tax attributes with respect to the BC Rail investment partnership.

(5) BC Rail debt to be defeased upon conclusion of the BC Rail investment partnership, which is expected to occur by March 31, 2004.

--------------------------------------------------------------------------------
                   Budget and Fiscal Plan - 2004/05 to 2006/07

           2003/04 Updated Financial Forecast (Third Quarterly Report)       129
--------------------------------------------------------------------------------

Table 4.15 2003/04 Statement of Financial Position

---------------------------------------------------------------------------------------
                                                      Actual    Year-to-Date   Forecast
                                                     March 31    December 31   March 31
                    ($ millions)                       2003         2003         2004
---------------------------------------------------------------------------------------
Financial assets
   Cash and temporary investments ................       326          353          198
   Other financial assets ........................     4,093        4,648        4,867
   Investments in commercial Crown corporations:
      Retained earnings ..........................     2,629        3,045        2,622
      Recoverable capital loans ..................     7,381        7,504        7,148
                                                     -------      -------      -------
                                                      10,010       10,549       9,770
                                                     -------      -------      -------
                                                      14,429       15,550       14,835
                                                     -------      -------      -------
Liabilities
   Current and accrued liabilities ...............     4,580        5,428        5,887
   Debt:
      Taxpayer-supported debt ....................    29,060       28,794       30,067
      Self-supported debt ........................     7,497        8,054        7,261
      Forecast allowance .........................        --           --           --
                                                     -------      -------      -------
   Total provincial debt .........................    36,557       36,848       37,328
      Less : guarantees and non-guaranteed debt...      (416)        (491)        (640)
                                                     -------      -------      -------
                                                      36,141       36,357       36,688
                                                     -------      -------      -------
                                                      40,721       41,785       42,575
                                                     -------      -------      -------
Net Liabilities ..................................   (26,292)     (26,235)     (27,740)
                                                     -------      -------      -------
Capital and other assets
   Prepaid capital advances ......................     7,108        7,089        7,223
   Tangible capital assets .......................    10,950       10,375       10,595
   Other assets ..................................       280          251          258
                                                     -------      -------      -------
 .................................................    18,338       17,715       18,076
                                                     -------      -------      -------
Accumulated surplus (deficit) ....................    (7,954)      (8,520)      (9,664)
                                                     =======      =======      =======

---------------------------------------------------------------------------------------

                    Changes in Financial Position

---------------------------------------------------------------------------------------------
                                                                          Actual     Forecast
                                                                       December 31   March 31
                            ($ millions)                                  2003         2004
---------------------------------------------------------------------------------------------
Change in accumulated (surplus) deficit ............................        566        1,710
                                                                         ------       ------
Working capital changes:
   Increase (reduction) in cash and temporary investments ..........         27         (128)
   Other working capital changes ...................................       (322)        (555)
                                                                         ------       ------
                                                                           (295)        (683)
                                                                         ------       ------
Capital asset and investment changes:
   Increase in taxpayer-supported capital investments ..............        509        1,283
      Less: amortization and other accounting changes ..............     (1,103)      (1,523)
                                                                         ------       ------
                                                                           (594)        (240)
                                                                         ------       ------
   Increase in total investment in commercial Crown corporations ...        270        1,278
      Less: loan repayments and other accounting changes ...........        269       (1,518)
                                                                         ------       ------
                                                                            539         (240)
                                                                         ------       ------
                                                                            (55)        (480)
                                                                         ------       ------
Increase (decrease) in guarantees and non-guaranteed debt ..........         75          224
                                                                         ------       ------
Increase (decrease) in total provincial debt .......................        291          771
                                                                         ======       ======

--------------------------------------------------------------------------------
                  Budget and Fiscal Plan - 2004/05 to 2006/07

--------------------------------------------------------------------------------
                                   APPENDICES
--------------------------------------------------------------------------------

A1: Tax Expenditures

          Introduction

          A tax expenditure is the reduction in revenues from delivering government programs or benefits through the tax system rather than through voted budget appropriations. Tax expenditures are usually made by offering special tax rates, exemptions, or tax credits. Governments introduce tax expenditures primarily to achieve social policy objectives such as transfers to lower income families or to promote economic development and job creation.

          Reporting tax expenditures improves government accountability by providing a more complete picture of government activities. The tax expenditure appendix outlines major tax expenditures for the 2003/04 fiscal year. It does not include tax expenditures introduced or expanded in Budget 2004. These are described in Part Two: Revenue Measures.

          The Role of Tax Expenditure Programs

          Using the tax system to deliver programs can reduce administration costs and compliance costs for recipients. In certain situations, the tax system allows intended beneficiaries to be readily identified from information that is already collected. In these cases setting up a separate expenditure program would result in costly overlap and duplication of effort. An example is the provincial sales tax credit, which is delivered through the income tax system. If this were a direct provincial expenditure program, a provincial agency or office would have to be established to duplicate much of the work already done by the Canada Revenue Agency. In addition, it would require individuals to undertake a separate, time-consuming application process in order to qualify for the benefit.

          There are, however, several potential drawbacks to tax expenditure programs. First, their overall cost often receives less public scrutiny than is the case for spending programs because annual budget appropriations by the legislature are not typically required. Second, tax expenditure programs do not always effectively target those who are intended to benefit from them. Some expenditure programs that are intended to provide tax relief for low income earners may, in reality, confer the greatest benefit on high income earners who pay the most taxes. Sales tax exemptions, for example, often provide a greater absolute benefit to those with higher incomes because they have more to spend on consumer products. Finally, costs are often more difficult to control under a tax expenditure program because the benefits tend to be more open ended and enforcement is often more difficult than for spending programs.

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

132                                   Appendices
--------------------------------------------------------------------------------

          Tax Expenditure Reporting

          Not all tax reductions, credits and exemptions are classed as tax expenditures. Three criteria were used to choose those features of the tax system that should be reported as tax expenditures.

          First, the emphasis is on tax reductions, exemptions and refunds that are close equivalents to spending programs. By implication, the list does not include tax measures designed to meet broad tax policy objectives such as improving fairness in the tax system, or measures designed to simplify the administration of the tax. The list also does not include items that are generally excluded from a particular tax base. For example, most services are excluded from provincial sales taxes, which are primarily designed to apply to purchases of goods.

          Second, revenues raised under provincial government authority that are turned over to agencies outside of government are not reported as tax expenditures in this appendix. This includes, for example, the hotel room tax revenues transferred to Tourism BC.

          Third, smaller items of less than $2 million are not included. Where practical, smaller items have been presented together as an aggregate figure.

          British Columbia Tax Expenditure Programs

          The following tables report 2003/04 tax expenditure estimates.

          For presentation purposes, British Columbia tax expenditures have been broken into three broad categories.

          o Social and Income Transfer Programs (Table A1.1): These include tax expenditures that are offered as part of government's mix of health, education, housing, income transfer and family related programs. Examples include the BC Family Bonus, the home owner grant, the sales tax exemption for children's clothing and the income tax credit for medical expenses.

          o Economic Development and Business Assistance Programs (Table A1.2): This category includes tax preferences for small businesses and measures to encourage new private sector investment.

          o Environmental Protection Programs (Table A1.3): There are relatively few tax expenditures in this category because environmental protection is now generally based on the principle of "polluter pay", such as the tire tax and battery levies. However, environmental tax expenditures include, for example, a sales tax exemption for bicycles and a fuel tax exemption for certain alternative fuels.

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

                                   Appendices                                133
--------------------------------------------------------------------------------

          Each category has its own table of tax expenditure estimates. Within each table, the list of tax expenditures delivered through the income tax system has been separated into two sub-categories.

          o Provincial Measures: This includes all major tax expenditures that are under provincial policy control.

          o Federal Measures: British Columbia shares the cost of some federal income tax expenditure programs because, under the tax collection agreement between British Columbia and the federal government, the province has agreed to maintain a consistent income tax base with the federal government in the interest of reducing administrative and compliance costs.

          The cost of individual tax expenditures cannot be added together to reach a total tax expenditure figure for two reasons:

          o in some cases the programs interact with one another so that eliminating one program could increase or decrease the cost of another; and

          o eliminating certain tax expenditure programs could change the choices taxpayers make, which in turn would affect the cost estimates.

          The estimates for each tax expenditure are based on a static analysis of the costs and do not take into account any behavioural changes which could change the cost over time.

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

134                                Appendices
--------------------------------------------------------------------------------

Table A1.1 Social and Income Transfer Programs - Tax Expenditure

-----------------------------------------------------------------------------------------------
                                                                                    2003/04
                                                                                 Estimated Cost
                                                                                  ($ millions)
                                                                                 --------------
Provincial Sales Tax (1)

   Exemptions for the following items:
      o Food (basic groceries, snack foods, candies, soft drinks and
           restaurant meals) .................................................         801
      o Residential fuels (electricity, natural gas, fuel oil, etc.) .........         159
      o Prescription and non-prescription drugs, vitamins and certain other
           health care products and appliances ...............................          83
      o Children's clothing and footwear .....................................          24
      o Clothing patterns, fabrics and notions ...............................           7
      o Specified school supplies ............................................          50
      o Books, magazines and newspapers ......................................          64
      o Basic telephone and cable service ....................................          59
      o "1-800" and equivalent telephone services ............................           8
      o Specified safety equipment ...........................................          10
      o Labour to repair major household appliances, clothing and footwear ...           7
      o Miscellaneous consumer exemptions (e.g. used clothing under $100) ....           4
      o Livestock for human consumption and feed, seed and fertilizer ........          39

Personal Income Tax

   Provincial Measures

   BC Family Bonus (2) .......................................................          53
   Sales tax credit ..........................................................          59
   Political contributions tax credit ........................................           2
   Provincial Non-Refundable Credits: (3)
      o Charitable donations tax credit ......................................         113
      o Tax credits for tuition and education.................................          45
      o Tax credits for disabilities and medical expenses ....................          51
      o Pension income tax credit ............................................          24
      o Credit for persons older than 65 years ...............................          62
      o Married and equivalent-to-married credits ............................          80
      o Tax credit for Canada Pension Plan contributions .....................         107
      o Tax credit for Employment Insurance premiums paid ....................          50

   Federal Measures (4)

      o Deduction and inclusion of alimony and child support payments ........           7
      o Child care expense deduction .........................................          22
      o Exemption from capital gains up to $500,000 for small businesses
           and family farms ..................................................          35
      o Deduction for residents of northern and isolated areas ...............           7
      o Non-taxation of employer-paid insurance premiums for group private
           health and welfare plans ..........................................          91
      o Registered Retirement Savings Plans: (5)
         o exemption for - contributions .............................    370
                         - investment earnings .......................    302
         o taxation of   - withdrawals ...............................   (196)
                         Total ...............................................         476
      o Registered Pension Plans: (5)
         o exemption for - contributions .............................    219
                         - investment earnings .......................    510
         o taxation of   - withdrawals ...............................   (360)
                         Total ...............................................         369

--------------------------------------------------------------------------------
                  Budget and Fiscal Plan - 2004/05 to 2006/07

                                   Appendices                                135
--------------------------------------------------------------------------------

Table A1.1 Social and Income Transfer Programs - Tax Expenditure - Continued

--------------------------------------------------------------------------------------
                                                                            2003/04
                                                                        Estimated Cost
                                                                         ($ millions)
                                                                        --------------
Corporation Income Tax (6)

   Charitable donations deduction ...................................         10

School and Rural Area Property Tax (7)

   Home Owner Grant .................................................        515

   Exemption for places of worship ..................................          9

Property Transfer Tax

   Exemption for first-time home buyers .............................         42
   Exemptions for the following:

      o Property transfers between related individuals ..............         28
      o Property transfers to municipalities, regional districts, hospital districts, library boards, school boards, water
        districts and educational institutions ......................          3
      o Property transfers to charities registered under the
        Income Tax Act (Canada) .....................................          2
--------------------------------------------------------------------------------------

(1) Estimates of the cost of sales tax measures are based on last year's estimates adjusted to reflect increases in the consumer price index and population growth.

(2) The $53 million represents the tax expenditure portion of the program's cost. The tax expenditure portion represents family bonus payments that effectively reduce the recipient's personal income tax. The remaining cost of the program, including recoveries and administration costs, of $79 million for 2003/04, is presented in the BC Benefits Vote because it represents payments to families which exceed their provincial income tax liabilities. In 2003/04, the total program cost was $132 million.

(3) Provincial non-refundable credits are generally based on estimates of credit claims by British Columbia residents.

(4) The estimates show provincial revenue losses only. They are based on estimates of projected federal losses contained in Government of Canada:
     Tax Expenditures and Evaluations, 2003. British Columbia personal income tax expenditures for the federal measures are based on the amounts claimed by British Columbia residents for the measure and the relevant provincial tax rates for the period. (Prior to 1997 federal tax expenditure reports did not include projections; previous estimates of provincial revenue losses were based on historical federal estimates.) Certain tax expenditure items have been excluded where no data were available or the amounts were immaterial.

(5) Registered retirement savings plans and registered pension plans are treated in the same way as in the federal tax expenditure report. The tax expenditure associated with these schemes is presented as the amount of tax that would otherwise be paid in the year of deferral, were the deferral not available. However, this type of estimate overstates the true costs of these preferences because taxes are eventually paid, including tax on investment earnings. An estimate that does not overstate these costs would, however, be difficult to develop and would require some largely speculative assumptions.

(6) The deduction offered for corporate charitable donations is a federal measure, but the estimate shows only the provincial revenue loss. This is calculated from the federal revenue loss by applying British Columbia's share of corporate taxable income and the relevant tax rates to the federal estimate.

(7) The property tax estimate is for the 2003 calendar year, and includes only school and rural area property taxes levied by the province. Home Owner Grant cost is shown for the 2003/04 fiscal year.

--------------------------------------------------------------------------------
                   Budget and Fiscal Plan - 2004/05 to 2006/07

136                                  Appendices
--------------------------------------------------------------------------------

Table A1.2 Economic Development and Business Assistance Programs - Tax
           Expenditure

------------------------------------------------------------------------------------------------------------------------
                                                                                                              2003/04
                                                                                                          Estimated Cost
                                                                                                           ($ millions)
                                                                                                          --------------
Fuel Tax
   Tax exemption for international flights carrying cargo .............................................          2
   Tax exemption for family farm trucks (on road) .....................................................          3
   Tax reduction for compressor fuel used to transmit natural gas from wellhead to processing plant ...         13

Personal Income Tax
   Venture capital tax credit .........................................................................         19
   Employee venture capital tax credit ................................................................          7

Corporation Income Tax
   Provincial Measures
   Film and video tax credit ..........................................................................         25
   Production services tax credit .....................................................................         40
   International financial business tax refund(1)......................................................          7
   Scientific Research and Experimental Development Tax Credit ........................................         90
   Mining Exploration Tax Credit ......................................................................          3

School and Rural Area Property Taxation(2)
   Assessment exemption of $10,000 for industrial and business properties .............................          9
   Overnight tourist accommodation assessment relief ..................................................          3
   Exemption for property used for pollution abatement(3) .............................................          6
------------------------------------------------------------------------------------------------------------------------

(1)  Includes employee income tax refunds.

(2) Estimates are for the 2003 calendar year and include only school and rural area property taxes levied by the province.

(3) The property tax exemption for most land and improvements used in pollution abatement equipment was removed for 1997, but existing properties which were exempt in 1996 remain exempt under grandparenting provisions.
--------------------------------------------------------------------------------

Table A1.3 Environmental Protection Programs - Tax Expenditure

------------------------------------------------------------------------------------------------------------------------
                                                                                                             2003/04
                                                                                                          Estimated Cost
                                                                                                           ($ millions)
                                                                                                          --------------
Provincial Sales Tax
   Exemptions for the following items:
      o Bicycles ......................................................................................          6
      o Specified energy conservation equipment .......................................................         12

Fuel Tax
   Tax exemption for alternative fuels ................................................................         17
------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                   Budget and Fiscal Plan - 2004/05 to 2006/07

                                 Appendices                                  137
--------------------------------------------------------------------------------

Table A2 Interprovincial Comparisons of Tax Rates - 2004
(Rates known as of February 3, 2004) (1)

------------------------------------------------------------------------------------------------------------------------------------
                                    British                                                                        Prince
                                   Columbia           Saskat-                                      New      Nova   Edward     New-
             Tax                      (2)    Alberta   chewan   Manitoba   Ontario     Quebec   Brunswick  Scotia  Island  foundland
------------------------------------------------------------------------------------------------------------------------------------
Corporation income tax
(per cent of taxable income) (3)
   General Rate .................     13.5     12.5       17       15.5       14     8.9/16.25    13        16       16      14
   Manufacturing Rate ...........     13.5     12.5       10       15.5       12        8.9       13        16      7.5       5
   Small Business Rate ..........      4.5       4       5.5        5        5.5        8.9        3         5      7.5       5
   Small Business Threshold
      ($000s) ...................      300     400       300       360       400        n/a       400      250      250     250

Corporation Capital Tax (4)
   Non-financial ................      Nil     Nil       .6       .3/.5       .3         .6        .3      .25/.5    Nil     Nil
   Financial ....................   1.0/3.0    Nil     .7/3.25     3.0    .6/.72/.9     1.2       3.0       3.0      3.0     4.0

Health Care Premiums (5)
   Individual/family ............    54/108   44/88      Nil        Nil       Nil        Nil       Nil       Nil     Nil     Nil

Payroll tax (6) (per cent) ......      Nil     Nil       Nil       2.15      1.95       4.26       Nil       Nil     Nil     2.0

Insurance premium tax
   (per cent) (7) ...............     2-4.4    2-3       3-4       2-3      2-3.5       2-3       2-3       3-4      3.5      4

Fuel tax (cents per litre)
   Gasoline (8) .................     14.5     9.0      15.0      11.5       14.7      19.2      14.5       15.5    14.0     16.5
   Diesel .......................     15.0     9.0      15.0      10.9       14.3      20.2      16.9       15.4    13.5     16.5

Sales tax (per cent)
   General rate .................      7.5     Nil        6         7          8        7.5        8         8      10        8
   Liquor .......................       10     Nil       10         7         12        7.5        8         8     37.5       8
   Meals ........................      Nil     Nil       Nil        7          8        7.5        8         8      10        8
   Accommodation ................       8       5         6         7          5        7.5        8         8      10        8

Tobacco tax (dollars per
   carton of 200 cigarettes)
   (9) ..........................     35.80   32.00     36.00     35.60     19.70      20.60     28.10      30.90   29.90    35.20
------------------------------------------------------------------------------------------------------------------------------------

(1) Rates shown are those known as of February 3, 2004 and that are in effect for 2004.

(2)  British Columbia rates are those announced in the February 17, 2004 Budget.

(3) Alberta has announced plans to reduce its general rate to 11.5 per cent and its small business rate to 3 per cent on April 1, 2004 subject to affordability; Saskatchewan has announced a reduction in its small business rate to 5 per cent in 2005; and Manitoba plans to reduce its general rate to 15 per cent in 2005.

(4) Ontario has a deduction of $5 million for all corporations; Manitoba has a $5 million deduction and the higher rate applies to corporations with taxable capital in excess of $10 million; Saskatchewan has a $10 million deduction with up to an additional $7.5 million proportional to total wages and salaries paid in the province; and Quebec has a $600,000 deduction. Large Saskatchewan resource corporations are assessed a surcharge on the value of Saskatchewan resource sales. Ontario and Quebec have an additional surcharge or compensation tax on financial institutions.

(5) British Columbia has a two-person rate of $96. British Columbia and Alberta offer premium assistance in the form of lower rates or an exemption from premiums for lower income individuals and families.

(6) Provinces with payroll taxes provide payroll tax relief for small businesses.

(7) The lower rate applies to premiums for life, sickness and accident insurance; the higher rate applies to premiums for property insurance including automobile insurance. In Ontario, Quebec and Newfoundland specific sales taxes also apply to insurance premiums, except those related to individual life and health.

(8) Tax rate is for regular fuel used on highways. The British Columbia rate includes 6.75 cents per litre dedicated to the BC Transportation Financing Authority. The rates do not include regional taxes. The Quebec rate includes estimated sales tax.

(9)  Includes estimated provincial sales tax where applicable.

--------------------------------------------------------------------------------
                   Budget and Fiscal Plan - 2004/05 to 2006/07

138                                Appendices
--------------------------------------------------------------------------------

Table A3 Comparison of Provincial and Federal Taxes by Province - 2004

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                   Prince
                                          British           Saskat-                                New      Nova   Edward    New-
                 Tax                     Columbia  Alberta  chewan   Manitoba  Ontario  Quebec  Brunswick  Scotia  Island  foundland
------------------------------------------------------------------------------------------------------------------------------------
Two Income Family of Four - $90,000   -------------------------------------------( $ )----------------------------------------------
 1. Provincial Income Tax ............     4,227     4,904    6,374    7,120     4,229   8,375     6,974    6,696   7,019     7,974
    Net Child Benefits ...............         0       129        0       --         0       0         0        0      --         0
 2. Property Tax - Gross .............     2,210     2,087    3,138    4,907     3,276   2,946     2,451    2,410   1,658     1,700
       - Net .........................     1,740     2,087    3,138    4,507     3,276   2,946     2,451    2,410   1,658     1,700
 3. Sales Tax ........................     1,219        14    1,024    1,252     1,633   1,925     1,779    1,791   1,851     1,738
 4. Fuel Tax .........................       218       135      225      173       221     294       218      233     210       248
                                          ------    ------   ------   ------    ------  ------    ------   ------  ------    ------
 5. Provincial Direct Taxes ..........     7,404     7,269   10,761   13,052     9,359  13,540    11,422   11,130  10,738    11,660
                                          ------    ------   ------   ------    ------  ------    ------   ------  ------    ------
 6. Health Care Premiums/Payroll
       Tax ...........................     1,296     1,056       --    1,935     1,755   3,834        --       --      --     1,800
                                          ------    ------   ------   ------    ------  ------    ------   ------  ------    ------
 7. Total Provincial Tax .............     8,700     8,325   10,761   14,987    11,114  17,374    11,422   11,130  10,738    13,460
                                          ------    ------   ------   ------    ------  ------    ------   ------  ------    ------
 8. Federal Income Tax ...............    10,645    10,645   10,645   10,645    10,645  10,645    10,645   10,645  10,645    10,645
 9. Net Federal GST ..................     1,650     1,730    1,630    1,586     1,682   1,618     1,557    1,567   1,671     1,521
                                          ------    ------   ------   ------    ------  ------    ------   ------  ------    ------
10. Total Tax ........................    20,995    20,700   23,036   27,218    23,441  29,637    23,624   23,342  23,054    25,626
                                          ======    ======   ======   ======    ======  ======    ======   ======  ======    ======

Two Income Family of Four - $60,000

 1. Provincial Income Tax ............     2,252     2,343    3,357    3,715     2,219   3,294     3,775    3,650   3,892     4,339
    Net Child Benefits ...............         0       129        0       --         0       0         0        0      --         0
 2. Property Tax - Gross .............     2,111     1,853    2,605    3,568     2,395   2,577     1,287    1,928   1,425     1,594
       - Net .........................     1,641     1,853    2,605    3,168     2,395   2,577     1,287    1,928   1,425     1,594
 3. Sales Tax ........................       942        11      811      999     1,276   1,602     1,411    1,417   1,465     1,387
 4. Fuel Tax .........................       218       135      225      173       221     294       218      233     210       248
                                          ------    ------   ------   ------    ------  ------    ------   ------  ------    ------
 5. Provincial Direct Taxes ..........     5,053     4,471    6,998    8,055     6,111   7,767     6,691    7,228   6,992     7,568
                                          ------    ------   ------   ------    ------  ------    ------   ------  ------    ------
 6. Health Care Premiums/Payroll
       Tax ...........................     1,296     1,056       --    1,290     1,170   2,556        --       --      --     1,200
                                          ------    ------   ------   ------    ------  ------    ------   ------  ------    ------
 7. Total Provincial Tax .............     6,349     5,527    6,998    9,345     7,281  10,323     6,691    7,228   6,992     8,768
                                          ------    ------   ------   ------    ------  ------    ------   ------  ------    ------
 8. Federal Income Tax ...............     5,875     5,875    5,875    5,875     5,875   5,875     5,875    5,875   5,875     5,875
 9. Net Federal GST ..................     1,274     1,406    1,291    1,264     1,314   1,347     1,235    1,240   1,322     1,213
                                          ------    ------   ------   ------    ------  ------    ------   ------  ------    ------
10. Total Tax ........................    13,498    12,808   14,164   16,484    14,470  17,545    13,801   14,343  14,189    15,856
                                          ======    ======   ======   ======    ======  ======    ======   ======  ======    ======

Two Income Family of Four - $30,000

 1. Provincial Income Tax ............       616         0      609      431       428    (510)    1,134      890   1,014     1,311
    Net Child Benefits ...............       (48)     (713)       0       --      (383)   (160)      (52)       0      --         0
 2. Property Tax - Gross .............     2,111     1,853    2,605    3,568     2,395   2,577     1,287    1,928   1,425     1,594
       - Net .........................     1,641     1,853    2,605    3,168     2,395   2,577     1,287    1,928   1,425     1,594
 3. Sales Tax ........................       668         9      586      732       909   1,213     1,008    1,017   1,053       998
 4. Fuel Tax .........................       145        90      150      115       147     196       145      155     140       165
                                          ------    ------   ------   ------    ------  ------    ------   ------  ------    ------
 5. Provincial Direct Taxes ..........     3,022     1,239    3,950    4,446     3,496   3,316     3,522    3,990   3,632     4,068
                                          ------    ------   ------   ------    ------  ------    ------   ------  ------    ------
 6. Health Care Premiums/Payroll
       Tax ...........................       518       263      --       645       585   1,278        --       --      --       600
                                          ------    ------   ------   ------    ------  ------    ------   ------  ------    ------
 7. Total Provincial Tax .............     3,540     1,502    3,950    5,091     4,081   4,594     3,522    3,990   3,632     4,668
                                          ------    ------   ------   ------    ------  ------    ------   ------  ------    ------
 8. Federal Income Tax ...............     1,793     1,793    1,793    1,793     1,793   1,793     1,793    1,793   1,793     1,793
 9. Net Federal GST ..................       220       430      248      243       252     336       198      206     267       190
                                          ------    ------   ------   ------    ------  ------    ------   ------  ------    ------
10. Total Tax ........................     5,553     3,725    5,991    7,127     6,126   6,723     5,513    5,989   5,692     6,651
                                          ======    ======   ======   ======    ======  ======    ======   ======  ======    ======

Unattached Individual - $25,000

 1. Provincial Income Tax ............       821       775    1,521    1,137       850   1,127     1,388    1,306   1,439     1,552
 2. Property Tax .....................        --        --       --       --        --      --        --       --      --        --
 3. Sales Tax ........................       388         4      347      448       557     724       643      647     700       636
 4. Fuel Tax .........................       145        90      150      115       147     196       145      155     140       165
                                          ------    ------   ------   ------    ------  ------    ------   ------  ------    ------
 5. Provincial Direct Taxes ..........     1,354       869    2,018    1,700     1,554   2,047     2,176    2,108   2,279     2,353
                                          ------    ------   ------   ------    ------  ------    ------   ------  ------    ------
 6. Health Care Premiums/Payroll
       Tax ...........................       518       528       --      538       488   1,065        --       --      --       500
                                          ------    ------   ------   ------    ------  ------    ------   ------  ------    ------
 7. Total Provincial Tax .............     1,872     1,397    2,018    2,238     2,042   3,112     2,176    2,108   2,279     2,853
                                          ------    ------   ------   ------    ------  ------    ------   ------  ------    ------
 8. Federal Income Tax ...............     2,253     2,253    2,253    2,253     2,253   2,253     2,253    2,253   2,253     2,253
 9. Net Federal GST ..................       239       266      238      244       252     274       221      224     260       214
                                          ------    ------   ------   ------    ------  ------    ------   ------  ------    ------
10. Total Tax ........................     4,364     3,916    4,509    4,735     4,547   5,639     4,650    4,585   4,792     5,320
                                          ======    ======   ======   ======    ======  ======    ======   ======  ======    ======

--------------------------------------------------------------------------------
                   Budget and Fiscal Plan - 2004/05 to 2006/07

                                   Appendices                                139
--------------------------------------------------------------------------------

Table A3 Comparison of Provincial and Federal Taxes by Province - 2004 -
Continued

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                   Prince
                                          British           Saskat-                                New      Nova   Edward     New-
                  Tax                    Columbia  Alberta  chewan   Manitoba  Ontario  Quebec  Brunswick  Scotia  Island  foundland
------------------------------------------------------------------------------------------------------------------------------------
Unattached Individual - $80,000          ------------------------------------------( $ )--------------------------------------------
 1. Provincial Income Tax ............     5,287     5,676    7,662    8,551     5,597  11,035     8,424    7,957   8,624     9,687
 2. Property Tax - Gross .............     1,453     1,830    2,036    3,119     2,293   2,578       977    2,041   1,300     1,300
       - Net .........................       983     1,830    2,036    2,719     2,293   2,578       977    2,041   1,300     1,300
 3. Sales Tax ........................     1,025        11      881    1,084     1,436   1,623     1,591    1,612   1,727     1,532
 4. Fuel Tax .........................       218       135      225      173       221     294       218      233     210       248
                                          ------    ------   ------   ------    ------  ------    ------   ------  ------    ------
 5. Provincial Direct Taxes ..........     7,513     7,652   10,804   12,527     9,547  15,530    11,210   11,843  11,861    12,767
                                          ------    ------   ------   ------    ------  ------    ------   ------  ------    ------
 6. Health Care Premiums/Payroll
       Tax ...........................       648       528       --    1,720     1,560   3,408        --       --      --     1,600
                                          ------    ------   ------   ------    ------  ------    ------   ------  ------    ------
 7. Total Provincial Tax .............     8,161     8,180   10,804   14,247    11,107  18,938    11,210   11,843  11,861    14,367
                                          ------    ------   ------   ------    ------  ------    ------   ------  ------    ------
 8. Federal Income Tax ...............    12,563    12,563   12,563   12,563    12,563  12,563    12,563   12,563  12,563    12,563
 9. Net Federal GST ..................     1,537     1,591    1,471    1,419     1,532   1,380     1,392    1,411   1,486     1,340
                                          ------    ------   ------   ------    ------  ------    ------   ------  ------    ------
10. Total Tax ........................    22,261    22,334   24,838   28,229    25,202  32,881    25,165   25,817  25,910    28,270
                                          ======    ======   ======   ======    ======  ======    ======   ======  ======    ======

Senior Couple with Equal Pension
Incomes - $30,000

 1. Provincial Income Tax ............       200         0      174     (400)     (388)   (186)      476      569     582       657
 2. Property Tax - Gross .............     2,111     1,853    2,605    3,568     2,395   2,577     1,287    1,928   1,425     1,594
       - Net .........................     1,366     1,853    2,605    3,168     2,395   2,577     1,287    1,928   1,425     1,594
 3. Sales Tax ........................       741         8      633      759       976   1,339     1,207    1,205   1,255     1,233
 4. Fuel Tax .........................       145        90      150      115       147     196       145      155     140       165
                                          ------    ------   ------   ------    ------  ------    ------   ------  ------    ------
 5. Provincial Direct Taxes ..........     2,452     1,951    3,562    3,642     3,130   3,926     3,115    3,857   3,402     3,649
                                          ------    ------   ------   ------    ------  ------    ------   ------  ------    ------
 6. Health Care Premiums/Payroll
       Tax ...........................       691     1,056       --       --        --      --        --       --      --        --
                                          ------    ------   ------   ------    ------  ------    ------   ------  ------    ------
 7. Total Provincial Tax .............     3,143     3,007    3,562    3,642     3,130   3,926     3,115    3,857   3,402     3,649
                                          ------    ------   ------   ------    ------  ------    ------   ------  ------    ------
 8. Federal Income Tax ...............       664       664      664      664       664     664       664      664     664       664
 9. Net Federal GST ..................       694       720      675      631       674     737       652      650     759       675
                                          ------    ------   ------   ------    ------  ------    ------   ------  ------    ------
10. Total Tax ........................     4,501     4,391    4,901    4,937     4,468   5,327     4,431    5,171   4,825     4,988
                                          ======    ======   ======   ======    ======  ======    ======   ======  ======    ======

--------------------------------------------------------------------------------
Personal Income Tax

     o Income tax is based on basic personal credits, applicable provincial credits, and typical major deductions at each income level. Quebec residents pay federal income tax less an abatement of 16.5 per cent of basic federal tax. This abatement has been used to reduce Quebec provincial tax rather than federal tax, for comparative purposes. The two income family of four with $60,000 annual income is assumed to have one spouse earning $40,000 and the other $20,000, the family with $90,000 income is assumed to have one spouse earning $50,000 and the other $40,000,the family with $30,000 is assumed to have each spouse earning $15,000 and each senior is assumed to receive $15,000. All representative families are assumed to have employment income except the senior couple. Contributions to the Quebec Health Services Fund are included in Quebec personal income tax.

Net Child Benefits

     o Net child benefits are provincial measures affecting payments to families with children. Provincial child benefit measures are available in British Columbia (BC Family Bonus), Alberta (Family Employment Credit), Saskatchewan (Child Benefit), Ontario (Child Care Supplement for Working Families), Quebec (Integrated Child Allowance), New Brunswick (Child Tax Benefit), Nova Scotia (Child Benefit) and Newfoundland (Child Benefit). In addition, the Alberta government has chosen to vary the amount of the basic federal child tax benefit that its residents receive (shown as a net amount).

Property Tax

     o Estimates of property taxes are from a survey of Royal LePage's on-line listings of residential properties for sale conducted in 2004 (the estimates for Prince Edward Island and Newfoundland for the luxury condominium were not changed from last year's estimates). It is assumed that the individual at $25,000 rents accommodation; the family at $30,000 and at $55,000 and the senior couple own bungalows; the family at $90,000 owns a two-storey executive style home; and the single at $80,000 owns a luxury condominium, in a major city for each province. Net property taxes are estimated as taxes owing after credits provided through the property tax system are subtracted.

Sales and Fuel Tax Estimates

     o Includes sales tax on meals, liquor and accommodation. Estimates are based on expenditure patterns from the Survey of Household Spending in 2001. In estimating individual and family taxable consumption, disposable income is reduced by 20 per cent to reflect housing (mortgage and property taxes or rent) costs. The senior couple is assumed to own their home and have no mortgage costs. For each province, disposable income is further reduced by estimated federal income taxes, estimated provincial income taxes and health care premiums if applicable. In addition, the single individual with $80,000 annual income and the family with $90,000 annual income are assumed to have savings equal to 5 per cent of their disposable income. For each family, disposable income is distributed among expenditures using the consumption pattern of a typical family with the relevant characteristics as estimated by the family expenditure survey. The provincial retail sales tax and the federal goods and services tax (GST) components of these expenditures are then calculated. GST estimates have been reduced by the GST credit, where applicable.

     o Fuel tax is based on annual consumption: 1,000 litres of unleaded fuel for the single at $25,000, the family at $30,000 and the senior couple; others are assumed to consume 1,500 litres.

Health Care Premiums/Payroll Tax

     o Health care premiums are levied in British Columbia and Alberta only. Approximately 50 per cent of British Columbia premiums are paid by employers on behalf of their employees with the remainder paid by individuals, either by employees or by residents who are not employed. Payroll taxes, in the four provinces that levy them, are paid by the employer. The cost to employers of payroll taxes and health care premiums paid on behalf of employees is generally reflected in reduced wages.

Effective Tax Rates

     o British Columbia taxes have been calculated using rates in effect for 2004. Taxes for other provinces were calculated using rates that were announced prior to February 3, 2004, and that come into effect during 2004.

--------------------------------------------------------------------------------
                   Budget and Fiscal Plan - 2004/05 to 2006/07

140                                 Appendices
--------------------------------------------------------------------------------

Table A4  Interprovincial   Comparisons  of  Provincial   Personal  Income
          Taxes Payable(1) - 2004 (Rates known as of February 3, 2004)

-------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Prince
                       British               Saskat-                                       New       Nova    Edward      New-
Taxable income (2)   Columbia(2)   Alberta   chewan    Manitoba   Ontario   Quebec(3)   Brunswick   Scotia   Island   foundland
-------------------------------------------------------------------------------------------------------------------------------
                                                    Annual provincial taxes payable(4) ($)
$10,000 ..........          58           0       134       76           0        (39)        167         0        0        219
$20,000 ..........         621         445     1,158     1,191        650        946       1,068       966    1,115      1,203
$30,000 ..........       1,184       1,376     2,181     2,230      1,213      2,533       1,969     1,854    2,027      2,209
$40,000 ..........       1,982       2,308     3,284     3,540      1,983      4,348       3,273     3,152    3,311      3,754
$50,000 ..........       2,895       3,306     4,581     4,937      2,896      5,981       4,753     4,508    4,688      5,367
$60,000 ..........       3,810       4,306     5,881     6,337      3,811      7,879       6,235     5,879    6,155      6,999
$70,000 ..........       4,854       5,306     7,181     7,907      4,979     10,006       7,813     7,396    7,944      8,960
$80,000 ..........       6,132       6,306     8,481     9,647      6,693     12,067       9,465     8,913    9,781     10,924
$100,000 .........       8,967       8,306    11,081    13,127     10,175     16,179      12,769    12,142   13,455     14,852
$125,000 .........      12,642      10,806    14,765    17,477     14,528     21,239      17,167    16,314   18,047     19,763
$150,000 .........      16,317      13,306    18,515    21,827     18,880     26,053      21,627    20,485   22,640     24,673

                                           Provincial personal income taxes as a per cent of taxable income (%)

$10,000 ..........         0.6         0.0       1.3       0.8        0.0      (0.4)         1.7       0.0      0.0        2.2
$20,000 ..........         3.1         2.2       5.8       6.0        3.3       4.7          5.3       4.8      5.6        6.0
$30,000 ..........         3.9         4.6       7.3       7.4        4.0       8.4          6.6       6.2      6.8        7.4
$40,000 ..........         5.0         5.8       8.2       8.9        5.0      10.9          8.2       7.9      8.3        9.4
$50,000 ..........         5.8         6.6       9.2       9.9        5.8      12.0          9.5       9.0      9.4       10.7
$60,000 ..........         6.4         7.2       9.8      10.6        6.4      13.1         10.4       9.8     10.3       11.7
$70,000 ..........         6.9         7.6      10.3      11.3        7.1      14.3         11.2      10.6     11.3       12.8
$80,000 ..........         7.7         7.9      10.6      12.1        8.4      15.1         11.8      11.1     12.2       13.7
$100,000 .........         9.0         8.3      11.1      13.1       10.2      16.2         12.8      12.1     13.5       14.9
$125,000 .........        10.1         8.6      11.8      14.0       11.6      17.0         13.7      13.1     14.4       15.8
$150,000 .........        10.9         8.9      12.3      14.6       12.6      17.4         14.4      13.7     15.1       16.4
-------------------------------------------------------------------------------------------------------------------------------

(1) Calculated for a single individual with wage income and claiming credits for Canada Pension Plan and Quebec Pension Plan contributions, Employment Insurance premiums and the basic personal amount. Quebec personal income tax is calculated using the simplified tax system which provides a minimum level of non-refundable credits that is greater than the basic personal credit amount.

(2) Taxable income, total income less allowable deductions, is defined by federal legislation in all provinces except Quebec. In the table, it is assumed that federally defined taxable income is equal to Quebec taxable income.

(3) Quebec residents pay federal tax less an abatement of 16.5 per cent of federal tax.In the table, the Quebec abatement has been used to reduce Quebec provincial personal income tax for comparative purposes.

(4) Includes provincial low income reductions in Manitoba, Ontario, Nova Scotia and Prince Edward Island, provincial surtaxes payable in Ontario, Nova Scotia, Prince Edward Island and Newfoundland and contributions to the Health Services Fund in Quebec. Excludes credits for sales and property taxes.

--------------------------------------------------------------------------------
                   Budget and Fiscal Plan - 2004/05 to 2006/07

                                   Appendices                                114
--------------------------------------------------------------------------------

Table A5 Summary of July 30, 2001 Update and Budget 2002, 2003 and 2004 Revenue Measures(1)

----------------------------------------------------------------------------------------------------------------------------
                                                                                          Taxpayer Impacts
                                                                                            ($ millions)
----------------------------------------------------------------------------------------------------------------------------
July 30, 2001 Economic and Fiscal Update                                     2001/02   2002/03   2003/04   2004/05   2005/06
                                                                             -----------------------------------------------
Income Tax
o    25 per cent personal income  tax cut ................................    (1,150)   (1,505)   (1,505)   (1,505)   (1,505)
o    Dividend tax credit rates reduced ...................................        20        40        40        40        40
o    General corporate income tax rate reduced to 13.5% from 16.5% .......       (16)     (200)     (200)     (200)     (200)
o    Manufacturing and processing tax credit  repealed ...................        20        30        30        30        30

Corporation Capital Tax
o    Tax phased-out for general corporations .............................      (101)     (273)     (345)     (345)     (345)

Social Service Tax
o    Tax exemption for production machinery and equipment ................      (107)     (160)     (160)     (160)     (160)
o    Vehicle surtax threshold for passenger vehicles increased ...........       (27)      (40)      (40)      (40)      (40)

Motor Fuel Tax
o    Tax exemption provided for marine bunker fuel .......................        (7)      (10)      (10)      (10)      (10)
o    Domestic jet fuel and aviation fuel tax rates reduced
     to 2 cent/litre .....................................................       (10)      (15)      (15)      (15)      (15)
                                                                             -----------------------------------------------
      Total July 30, 2001 Update .........................................    (1,378)   (2,133)   (2,205)  (2,205)   (2,205)
                                                                             -----------------------------------------------
Budget 2002
Income Tax

o    Increase sales tax credit ...........................................        (5)      (20)      (20)      (20)      (20)
o    Adjust BC Family Bonus ..............................................        --        8         19        19        19
o    Raise small business threshold to $300,000 ..........................        --       (10)      (13)      (13)      (13)

Medical Services Plan Premiums
o    Increase premiums and enhance premium assistance ....................        --       358       392       392       392

Social Service Tax
o    Increase provincial sales tax rate to 7.5% from 7% ..................        27       250       250       250       250
o    Expand machinery and equipment tax exemption to repair parts ........        (2)      (15)      (15)      (15)      (15)

Tobacco Tax
o    Increase tobacco tax rate to $30 from $22 per carton ................        16       150       150       150       150

School and Rural Area Property Taxes
o    Increase average gross residential rural and school property
     taxes by 2% .........................................................        --        21        21        21        21
Miscellaneous measures
o    Disability credits; sales tax exemptions for farmers and
     refund to Parent Advisory Councils ..................................        (1)       (6)       (6)       (6)       (6)
                                                                             -----------------------------------------------
      Total Budget 2002 ..................................................        35       736       778      778       778
                                                                             -----------------------------------------------
                                                                                                                         -->

--------------------------------------------------------------------------------
                  Budget and Fiscal Plan - 2004/05 to 2006/07

142                                Appendices
--------------------------------------------------------------------------------
Table A5 Summary of July 30, 2001 Update and Budget 2002, 2003 and 2004 Revenue
         Measures(1) - Continued

----------------------------------------------------------------------------------------------------------------------------
                                                                                        Taxpayer Impacts
                                                                                        ($ millions)
----------------------------------------------------------------------------------------------------------------------------
Budget 2003                                                                  2001/02   2002/03   2003/04   2004/05   2005/06
                                                                             -----------------------------------------------
Income Tax
o    Increase budget for labour sponsored venture capital tax credis .....        --        --        (4)       (4)       (4)
o    Introduce an equity tax credit for new media ........................        --        --        (5)       (5)       (5)
o    Provide an enhanced regional incentive for film credits .............        --        --        (1)       (1)       (1)
o    Introduce a Digital Animation or Visual Effects tax credit ..........        --        --        (5)       (5)       (5)
o    Extend the Mining Flow - Through Share Tax Credit ...................        --        --        (3)       (3)       (3)
o    Extend the BC Mining Exploration Tax Credit for three years .........        --        --        (2)       (3)       (3)
o    Introduce a book publishing tax credit ..............................        --        --        (2)       (2)       (2)

Corporation Capital Tax
o    Increase the capital tax exemption threshold for small
     financial institutions to $10 million from $5 million ...............        --        --        (2)       (2)       (2)

Motor Fuel Tax
o    Provide exemption for marine gas oil used in gas turbine powered
     commercial vessels ..................................................        --        --        (2)       (2)       (2)

BC Transportation Financing Authority Revenue
o    Increase the clear fuel tax rate levied on behalf of BC
     Transportation Financing Authority by 3.5 cents per litre ...........        --        --       211       211       211

Tobacco Tax
o    Increase the tobacco tax rate to $32 from $30 per carton of 200 cigarettes and to 16 cents from 15 cents per gram of fine-cut
     tobacco .............................................................        --        --        25        25        25

School and Rural Area Property Taxes
o    Increase average gross residential rural and school property taxes
     by inflation ........................................................        --        --        35        64        64

Insurance Premium Tax
o    Increase tax on property insurance to 4.4 per cent from 4 per cent to
     offset forest fire suppression costs ................................        --        --         4        14        14
o    Clarify the definition of taxable insurers ..........................        --        --         5         5         5

Property Transfer Tax
o    Enhance fairness and effectiveness of First Time Home Buyers'
     exemption ...........................................................        --        --        (2)       (2)       (2)
                                                                             -----------------------------------------------
     Total Budget 2003 ...................................................        --        --       252       290       290
                                                                             -----------------------------------------------
Budget 2004
Income Tax
o    Reduce BC Family Bonus and BC Earned Income amounts .................        --        --        --         4        20
o    Extend Scientific Research and Experimental Development
     Tax Credit ..........................................................        --        --        --       (35)      (60)

International Financial Business Tax Refund
o    Allow non-financial institutions to register, expand the list of
     qualifying activities and eliminate the employee tax refund .........        --        --        --        (4)       (5)

Tobacco Tax (2)
o    Increase tobacco tax rate to $35.80 from $32.00 per carton of 200 cigarettes and to 17.9 cents from 16 cents per gram for fine-cut
     tobacco .............................................................        --        --        10        40        40

Home Owner Grant Act
o    Increase the threshold for the home owner grant phase-out
     to $585,000 from $525,000 ...........................................        --        --        --        (7)       (7)

Ports Property Tax Act
o    Reduce property taxes on major BC port facilities and provide
     compensation to affected municipalities (3) .........................        --        --        --        (7)       (7)
                                                                             -----------------------------------------------
     Total Budget 2004 ...................................................                            10        (9)      (19)
                                                                             -----------------------------------------------
Total July 30, 2001 Update and Budget 2002, 2003 and 2004 ................    (1,343)   (1,397)   (1,165)   (1,146)   (1,156)
                                                                             ===============================================

(1) Amounts for each measure are as shown at the time of announcement before the impact of economic growth. Measures with no material revenue impact are excluded.

(2)  Increase effective December 20, 2003.

(3) The amount shown includes the reduction in local and school property taxes for taxpayers.

--------------------------------------------------------------------------------
                   Budget and Fiscal plan - 2004/05 to 2006/07

                                 Appendices                                  143
--------------------------------------------------------------------------------

Table A6 Operating Statement - 2000/01 to 2006/07(1)

----------------------------------------------------------------------------------------------------------------------
                                                                                Updated    Budget
                                                  Actual    Actual    Actual   Forecast   Estimate     Plan      Plan
   ($ millions)                                  2000/01   2001/02   2002/03    2003/04    2004/05   2005/06   2006/07
----------------------------------------------------------------------------------------------------------------------
Taxpayer-supported programs and agencies:
   Revenue ...................................    28,258    27,008    26,113    27,454     28,357     28,913    29,970
   Expense ...................................   (28,428)  (30,744)  (30,559)  (31,032)   (30,229)   (30,873)  (31,858)
                                                 -------   -------   -------   --------   --------   -------   -------
      Taxpayer-supported balance .............      (170)   (3,736)   (4,446)   (3,578)    (1,872)    (1,960)   (1,888)
   Commercial Crown corporation net income ...     1,725     1,085     1,766     2,034      2,072      2,235     2,188
                                                 -------   -------   -------   --------   --------   -------   -------
Surplus/(deficit) before joint
   trusteeship and forecast allowance ........     1,555    (2,651)   (2,680)   (1,544)       200        275       300
   Joint trusteeship .........................       (52)    1,464        --        --         --         --        --
   Forecast allowance ........................        --        --        --      (100)      (100)        --        --
                                                 -------   -------   -------   --------   --------   -------   -------
Surplus/(deficit) ............................     1,503    (1,187)   (2,680)   (1,644)       100        275       300
                                                 =======   =======   =======   ========   ========   =======   =======
----------------------------------------------------------------------------------------------------------------------

(1) In order to comply with generally accepted accounting principles, revenue and expense of school districts, post-secondary institutions and regional health authorities/societies are included in the government's reporting entity beginning in 2004/05. To conform with this presentation, prior years have been restated based on unaudited financial information in the Public Accounts.

--------------------------------------------------------------------------------
                   Budget and Fiscal Plan - 2004/05 to 2006/07

144                                  Appendices
--------------------------------------------------------------------------------

Table A7 Revenue by Source(1) - 2000/01 to 2006/07

------------------------------------------------------------------------------------------------------------------
                                                                            Updated    Budget
                                              Actual    Actual    Actual   Forecast   Estimate     Plan      Plan
               ($ millions)                  2000/01   2001/02   2002/03    2003/04    2004/05   2005/06   2006/07
------------------------------------------------------------------------------------------------------------------
Taxation revenue
   Personal income .......................     5,963     5,366     4,150     4,895      5,005      5,302     5,606
   Corporate income ......................     1,054     1,522       612       771        893        776       959
   Social service  .......................     3,625     3,552     3,795     3,945      4,156      4,353     4,546
   Fuel ..................................       715       659       684       870        891        910       939
   Tobacco ...............................       460       499       606       645        676        676       676
   Property ..............................     1,452     1,481     1,541     1,584      1,655      1,716     1,782
   Property transfer .....................       262       303       407       505        432        400       400
   Other(2) ..............................       772       728       557       454        477        487       490
                                              ------    ------    ------    ------     ------     ------    ------
                                              14,303    14,110    12,352    13,669     14,185     14,620    15,398
                                              ------    ------    ------    ------     ------     ------    ------

Natural resource  revenue
   Natural gas royalties .................     1,249       836     1,056     1,263      1,213      1,085     1,063
   Columbia River Treaty .................       632       360       100       235        215        210       190
   Other energy and minerals .............       669       533       532       869        603        560       541
   Forests ...............................     1,341     1,253     1,323     1,004        999      1,012     1,036
   Other resources .......................       308       298       270       330        402        412       428
                                              ------    ------    ------    ------     ------     ------    ------
                                               4,199     3,280     3,281     3,701      3,432      3,279     3,258
                                              ------    ------    ------    ------     ------     ------    ------

Other revenue
   Medical Services Plan premiums ........       894       954     1,355     1,387      1,398      1,413     1,429
   Post secondary fees ...................       440       452       580       662        713        779       837
   Other healthcare-related fees .........       411       383       445       437        421        423       425
   Motor vehicle licences and permits ....       339       342       351       362        370        378       387
   Other fees and licences ...............     1,068     1,071     1,074       673        852        686       708
   Investment earnings ...................     1,438     1,257     1,009       908        826        873       916
   Sales of goods and services ...........       916       890       875       699        681        700       719
   Miscellaneous(3) ......................       966       960       976     1,137      1,133      1,097     1,067
                                              ------    ------    ------    ------     ------     ------    ------
                                               6,472     6,309     6,665     6,265      6,394      6,349     6,488
                                              ------    ------    ------    ------     ------     ------    ------

Contributions from the federal government
   Health and social transfers(4) ........     2,619     2,445     2,606     3,148      3,224      3,537     3,719
   Equalization ..........................        --       158       543      (149)       402        420       422
   Other cost shared agreements(5) .......       665       706       666       820        720        708       685
                                              ------    ------    ------    ------     ------     ------    ------
                                               3,284     3,309     3,815     3,819      4,346      4,665     4,826
                                              ------    ------    ------    ------     ------     ------    ------

Taxpayer-supported
   programs and agencies .................    28,258    27,008    26,113    27,454     28,357     28,913    29,970
                                              ------    ------    ------    ------     ------     ------    ------

Commercial Crown corporations
   BC Hydro (before transfers) ...........       549       258       352       190        388        448       384
   Liquor Distribution Branch ............       642       637       654       709        760        793       802
   BC Lotteries...........................       562       606       671       725        850        950     1,010
   BC Rail ...............................        (7)     (107)      (84)       89        211         51        17
   ICBC ..................................       139      (251)       45       196         52         (3)      (22)
   Other .................................         4        --        14         9          1          4         5
   Accounting adjustments ................      (164)      (58)      114       116       (190)        (8)       (8)
                                              ------    ------    ------    ------     ------     ------    ------
                                               1,725     1,085     1,766     2,034      2,072      2,235     2,188
                                              ------    ------    ------    ------     ------     ------    ------
Total revenue ............................    29,983    28,093    27,879    29,488     30,429     31,148    32,158
                                              ======    ======    ======    ======     ======     ======    ======
------------------------------------------------------------------------------------------------------------------

(1) In order to comply with generally accepted accounting principles, revenue of school districts, post-secondary institutions and regional health authorities/societies is included in the government's reporting entity beginning in 2004/05. To conform with this presentation, prior years have been restated based on unaudited financial information in the Public Accounts.

(2) Includes revenue from corporation capital, insurance premium and hotel room taxes.

(3) Includes asset dispositions, reimbursements for health care and other services provided to external agencies, and other recoveries.

(4) Effective April 1, 2004 the Canada Health and Social Transfer will be split into two separate funding programs, the Canada Health Transfer (CHT) and the Canada Social Transfer (CST). Revenue includes entitlement under the CHT, CST, Early Learning Child Care Services and Health Reform Fund programs, and BC's share of the Medical/Equipment Trust and the 2003 CHST Supplement Trust.

(5) Includes contributions for health, education, housing and social service programs, for transportation projects, and for coastal ferry services.

--------------------------------------------------------------------------------
                   Budget and Fiscal Plan - 2004/05 to 2006/07

                                 Appendices                                  145
--------------------------------------------------------------------------------

Table A8 Expense By Function(1) - 2000/01 to 2006/07

------------------------------------------------------------------------------------------------------
                                                                Updated    Budget
                                  Actual    Actual    Actual   Forecast   Estimate     Plan      Plan
   ($ millions)                  2000/01   2001/02   2002/03    2003/04    2004/05   2005/06   2006/07
------------------------------------------------------------------------------------------------------
Health .......................     9,555    10,697    11,217    11,830     11,787     12,010    12,511
Social services ..............     3,276     3,480     3,145     2,798      2,678      2,714     2,727
Education ....................     7,856     8,386     8,505     8,706      8,788      8,973     9,313
Protection of persons
   and property ..............     1,313     1,366     1,418     1,359      1,166      1,153     1,149
Transportation ...............     1,577     1,576     1,761     1,297      1,265      1,286     1,292
Natural resources and
   economic development ......     1,776     1,836     1,532     1,687      1,321      1,249     1,344
Other ........................       590       664       647     1,026        908      1,040       989
   Government restructuring
      (All Ministries) .......        --       347       172       180         --         --        --
   Contingencies
      (All Ministries)(2) ....        --        --        --        90        240        240       240
General government ...........       435       564       525       472        478        487       462
Debt servicing ...............     2,050     1,828     1,637     1,587      1,598      1,721     1,831
                                  ------    ------    ------    ------     ------     ------    ------
Total expense ................    28,428    30,744    30,559    31,032     30,229     30,873    31,858
                                  ======    ======    ======    ======     ======     ======    ======
------------------------------------------------------------------------------------------------------

(1) In order to comply with generally accepted accounting principles, the expenses of school districts, post-secondary institutions and regional health authorities/societies are included in the government's reporting entity beginning in 2004/05. To conform with this presentation, prior years have been restated based on unaudited financial information in the Public Accounts.

(2) The Contingencies vote is allocated to functions according to specific pressures in actual figures for 2000/01 to 2002/03. The 2003/04 forecast contingencies amount represents unallocated potential pressures, while the remainder of the budget is allocated to functions according to specific pressures (see Table 4.4).

--------------------------------------------------------------------------------
                   Budget and Fiscal Plan - 2004/05 to 2006/07

146                                 Appendices
--------------------------------------------------------------------------------

Table A9 Taxpayer-supported Entity Operating Statements (1) - 2000/01 to 2006/07
--------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
                                                                                      Updated    Budget
                                                        Actual    Actual    Actual   Forecast   Estimate    Plan      Plan
($ millions)                                           2000/01   2001/02   2002/03    2003/04    2004/05   2005/06   2006/07
----------------------------------------------------------------------------------------------------------------------------
Taxpayer-supported Crown Corporations and Agencies:

   BC Transportation Financing Authority
      Revenue ......................................      477       466       419        798        601       608       611
      Expense ......................................     (476)     (466)     (439)      (487)      (520)     (567)     (591)
                                                       ------    ------    ------     ------     ------    ------    ------
                                                            1        --       (20)       311         81        41        20
                                                       ------    ------    ------     ------     ------    ------    ------
   British Columbia Assessment Authority
      Revenue ......................................       65        66        66         65         65        66        66
      Expense ......................................      (62)      (64)      (64)       (63)       (67)      (66)      (66)
                                                       ------    ------    ------     ------     ------    ------    ------
                                                            3         2         2          2         (2)       --        --
                                                       ------    ------    ------     ------     ------    ------    ------
   British Columbia Buildings Corporation
      Revenue ......................................      462       465       485        515        409       387       377
      Expense ......................................     (411)     (428)     (433)      (470)      (366)     (341)     (335)
                                                       ------    ------    ------     ------     ------    ------    ------
                                                           51        37        52         45         43        46        42
                                                       ------    ------    ------     ------     ------    ------    ------
   British Columbia Housing Management Commission
      Revenue ......................................      228       260       263        279        290       281       280
      Expense ......................................     (228)     (260)     (263)      (279)      (290)     (281)     (280)
                                                       ------    ------    ------     ------     ------    ------    ------
                                                           --        --        --         --         --        --        --
                                                       ------    ------    ------     ------     ------    ------    ------
   British Columbia Transit
      Revenue ......................................      120       118       136        140        143       148       149
      Expense ......................................     (120)     (119)     (136)      (140)      (143)     (148)     (149)
                                                       ------    ------    ------     ------     ------    ------    ------
                                                           --        (1)       --         --         --        --        --
                                                       ------    ------    ------     ------     ------    ------    ------
   Legal Services Society
      Revenue ......................................       88       101        76         68         67        65        65
      Expense ......................................      (87)      (95)      (73)       (68)       (67)      (65)      (65)
                                                       ------    ------    ------     ------     ------    ------    ------
                                                            1         6         3         --         --        --        --
                                                       ------    ------    ------     ------     ------    ------    ------
Other taxpayer-supported Crown corporations and agencies
   Revenue .........................................    1,667     1,469     1,106        562        552       573       576
   Expense .........................................   (1,675)   (1,753)   (1,134)      (479)      (460)     (463)     (485)
                                                       ------    ------    ------     ------     ------    ------    ------
                                                           (8)     (284)      (28)        83         92       110        91
                                                       ------    ------    ------     ------     ------    ------    ------

   Net operating statements of taxpayer-supported Crown corporations and agencies
      Revenue ......................................    3,107     2,945     2,551      2,427      2,127     2,128     2,124
         Accounting adjustments ....................     (254)     (277)     (238)      (231)      (206)     (199)     (187)
                                                       ------    ------    ------     ------     ------    ------    ------
         Net revenue ...............................    2,853     2,668     2,313      2,196      1,921     1,929     1,937
                                                       ------    ------    ------     ------     ------    ------    ------

      Expense ......................................   (3,059)   (3,185)   (2,542)    (1,986)    (1,913)   (1,931)   (1,971)
         Accounting adjustments ....................      (21)       (1)       --         11          9         7         8
                                                       ------    ------    ------     ------     ------    ------    ------
         Net expense ...............................   (3,080)   (3,186)   (2,542)    (1,975)    (1,904)   (1,924)   (1,963)
                                                       ------    ------    ------     ------     ------    ------    ------
   Net fiscal plan impact ..........................     (227)     (518)     (229)       221         17         5       (26)
                                                       ======    ======    ======     ======     ======    ======    ======
----------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                   Budget and Fiscal Plan - 2004/05 to 2006/07

                                 Appendices                                  147
--------------------------------------------------------------------------------

Table A9 Taxpayer-supported Entity Operating Statements (1) - 2000/01 to 2006/07
         (Continued)
--------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
                                                                               Updated    Budget
                                                 Actual    Actual    Actual   Forecast   Estimate     Plan      Plan
($ millions)                                    2000/01   2001/02   2002/03    2003/04    2004/05   2005/06   2006/07
---------------------------------------------------------------------------------------------------------------------
SUCH Sector and Regional Authorities:
   School Districts
      Revenue ...............................     4,216     4,245     4,363     4,395      4,467      4,500     4,506
      Expense ...............................    (4,222)   (4,277)   (4,230)   (4,373)    (4,451)    (4,490)   (4,510)
                                                -------   -------   -------   -------    -------    -------   -------
                                                     (6)      (32)      133        22         16         10        (4)
                                                -------   -------   -------   -------    -------    -------   -------
   Colleges, University Colleges, and Institutes
      Revenue ...............................     1,205     1,215     1,290     1,339      1,325      1,345     1,356
      Expense ...............................    (1,151)   (1,212)   (1,257)   (1,321)    (1,324)    (1,349)   (1,367)
                                                -------   -------   -------   -------    -------    -------   -------
                                                     54         3        33        18          1         (4)      (11)
                                                -------   -------   -------   -------    -------    -------   -------
   Universities
      Revenue ...............................     1,566     1,720     1,828     1,866      1,944      2,025     2,097
      Expense ...............................    (1,446)   (1,612)   (1,712)   (1,858)    (1,936)    (2,016)   (2,090)
                                                -------   -------   -------   -------    -------    -------   -------
                                                    120       108       116         8          8          9         7
                                                -------   -------   -------   -------    -------    -------   -------
   Health Authorities
      Revenue ...............................     6,045     6,782     7,625     7,527      7,605      7,609     7,636
      Expense ...............................    (6,138)   (6,755)   (7,521)   (7,649)    (7,604)    (7,607)   (7,634)
                                                -------   -------   -------   -------    -------    -------   -------
                                                    (93)       27       104      (122)         1          2         2
                                                -------   -------   -------   -------    -------    -------   -------
   Hospital Societies
      Revenue ...............................       n/a       558       585       595        561        562       562
      Expense ...............................       n/a      (559)     (590)     (595)      (562)      (564)     (564)
                                                -------   -------   -------   -------    -------    -------   -------
                                                     --        (1)       (5)       --         (1)        (2)       (2)
                                                -------   -------   -------   -------    -------    -------   -------
   Children and Family Development Governance Authorities (2)
      Revenue ...............................                                       3         --        580     1,120
      Expense ...............................                                      (3)        --       (580)   (1,120)
                                                -------   -------   -------   -------    -------    -------   -------
                                                     --        --        --       --          --         --        --
                                                -------   -------   -------   -------    -------    -------   -------

   Net operating statements of SUCH sector and regional authorities
      Revenue ...............................    13,032    14,520    15,691    15,725     15,902     16,621    17,277
      Accounting adjustments ................       (30)     (508)     (630)     (459)      (481)      (489)     (490)
                                                -------   -------   -------   -------    -------    -------   -------
      Net revenue ...........................    13,002    14,012    15,061    15,266     15,421     16,132    16,787
                                                -------   -------   -------   -------    -------    -------   -------
   Expense ..................................   (12,957)  (14,415)  (15,310)  (15,799)   (15,877)   (16,606)  (17,285)
      Accounting adjustments ................        34       523       760       599        580        581       586
                                                -------   -------   -------   -------    -------    -------   -------
      Net expense ...........................   (12,923)  (13,892)  (14,550)  (15,200)   (15,297)   (16,025)  (16,699)
                                                -------   -------   -------   -------    -------    -------   -------
   Net fiscal plan impact ...................        79       120       511        66        124        107        88
                                                =======   =======   =======   =======    =======    =======   =======

   Total net operating statements of  taxpayer-supported entities
   Revenue ..................................    16,139    17,465    18,242    18,152     18,029     18,749    19,401
      Accounting adjustments ................      (284)     (785)     (868)     (690)      (687)      (688)     (677)
                                                -------   -------   -------   -------    -------    -------   -------
      Net revenue ...........................    15,855    16,680    17,374    17,462     17,342     18,061    18,724
                                                -------   -------   -------   -------    -------    -------   -------

   Expense ..................................   (16,016)  (17,600)  (17,852)  (17,785)   (17,790)   (18,537)  (19,256)
      Accounting adjustments ................        13       522       760       610        589        588       594
                                                -------   -------   -------   -------    -------    -------   -------
      Net expense ...........................   (16,003)  (17,078)  (17,092)  (17,175)   (17,201)   (17,949)  (18,662)
                                                -------   -------   -------   -------    -------    -------   -------
   Net fiscal plan impact ...................      (148)     (398)      282       287        141        112        62
                                                =======   =======   =======   =======    =======    =======   =======
---------------------------------------------------------------------------------------------------------------------

(1) Revenue and expense are shown as reported in the entity financial statements and service plans, before consolidation and accounting adjustments.

(2) The amount of funding to be transferred, and the timing of the transfer, will be based on an assessment of Authority readiness.

--------------------------------------------------------------------------------
                   Budget and Fiscal Plan - 2004/05 to 2006/07

148                                Appendices
--------------------------------------------------------------------------------

Table A10 Material Assumptions - Revenue

-----------------------------------------------------------------------------------------------------------------------
Revenue Source                       Budget     Updated
and Assumptions                     Estimate   Forecast    Budget
                                    -------------------   Estimate     Plan      Plan             Sensitivities
                                          2003/04          2004/05   2005/06   2006/07               2004/05
                                    --------------------------------------------------
                                                       ($ millions)
-----------------------------------------------------------------------------------------------------------------------
Personal Income Tax                  $4,722     $4,895     $5,005     $5,302    $5,606
-----------------------------------------------------------------------------------------------------------------------
   BC personal income growth            3.1%       2.9%       4.0%       4.3%      4.3%  +/- 1% change in 2004 BC
   BC tax base growth                   3.6%       3.4%       4.7%       4.8%      4.5%  personal income growth
   Average tax yield                   5.45%      5.46%      5.50%      5.56%     5.61%  equals +/- $50 to $100 million
                                                                                         +/- 1% change in 2003 BC
                                        2002 Factors                                     personal income growth
   BC personal income growth            2.4%       1.8%                                  equals +/- $50 to $100 million
   BC tax base growth                   2.4%       3.3%                                  and could result in a
   Average 2002 tax yield              5.42%      5.43%                                  base change in 2004/05
-----------------------------------------------------------------------------------------------------------------------
Corporate Income Tax                 $  755     $  771     $  893     $  776    $  959
-----------------------------------------------------------------------------------------------------------------------
   National tax base ($ billions)     118.3      120.7      129.9      138.3     145.9   +/- 1% change in the 2004
   BC instalment share                 8.49%      8.49%      8.74%      7.79%     7.80%  national tax base equals
   Prior-year adjustments           -$  114    -$   29    -$   49    -$  112    $   27   +/- $10 to $15 million
   Tax credits                      -$  169    -$  199    -$  172    -$  176   -$  193
   BC tax base ($ billions)             9.2        9.5       10.1       10.9      11.8
   BC tax base growth                   3.0%       1.0%       7.0%       8.0%      7.5%  +/- 1% change in the 2003
   BC corporate profits growth          3.5%       1.1%       6.8%       8.1%      7.7%  BC tax base equals +/- $10
                                        2002 Factors                                     to $15 million in 2004/05
   BC corporate profits growth          1.1%      -5.8%
   BC tax base growth                  -2.5%       1.8%
   National tax base growth             0.7%      -1.1%
   BC share of national tax base       8.24%      8.74%
   2001 and prior-years revenue      $    0     $   48
   Tax credits                      -$  146    -$  113
Revenue is recorded on a cash basis. Due to lags in the federal collection and instalment systems, changes to the BC corporate profits and tax base forecasts affect revenue in the succeeding year. For example, 2004/05 instalments from the federal government are based on BC's share of the national tax base for the 2002 tax-year (assessed as of December 31, 2003) and a forecast of the 2004 national tax base. Cash adjustments for any under/over payments from the federal government in respect of 2003 will be received/paid on March 31, 2005.
-----------------------------------------------------------------------------------------------------------------------
Social Service Tax                   $3,995     $3,945     $4,156     $4,353    $4,546
-----------------------------------------------------------------------------------------------------------------------
   Consumer expenditure growth          5.4%       4.2%       4.8%       5.2%      4.7%  +/- 1% change in 2004 growth
                                                                                         equals up to +/- $25 million
   Business investment growth           3.5%       1.6%       5.7%       8.0%      8.0%  +/- 1% change in 2004 growth
                                                                                         equals up to +/- $10 million
   Other expenditure growth             2.1%       2.0%       3.0%       3.5%      3.8%  +/- 1% change in 2004 growth
                                                                                         equals up to +/- $10 million

-----------------------------------------------------------------------------------------------------------------------
Fuel Tax                             $  866     $  870     $  891     $  910    $  939
-----------------------------------------------------------------------------------------------------------------------
   Real GDP growth                      2.4%       1.5%       2.8%       3.1%      3.1%  +/- 1% change in real GDP
                                                                                         equals +/- $10 million
-----------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                   Budget and Fiscal Plan - 2004/05 to 2006/07

                                   Appendices                                149
--------------------------------------------------------------------------------

Table A10 Material Assumptions - Revenue (Continued)

---------------------------------------------------------------------------------------------------------------------------
Revenue Source                           Budget     Updated
and Assumptions                         Estimate   Forecast    Budget
                                        -------------------   Estimate    Plan      Plan             Sensitivities
                                              2003/04          2004/05   2005/06   2006/07              2004/05
                                        --------------------------------------------------
                                                          ($ millions)
---------------------------------------------------------------------------------------------------------------------------
Petroleum, natural gas,
minerals and Columbia River
Treaty export electricity sales          $2,006     $2,367     $2,031    $1,855    $1,794
---------------------------------------------------------------------------------------------------------------------------
   Natural gas price                     $ 4.75     $ 5.05     $ 4.65    $ 4.00    $ 3.75    +/- $0.50 change in the
      ($Cdn/gigajoule at plant inlet)                                                        natural gas price equals
   Natural gas volumes                      1.9%      -2.5%       8.1%      5.7%      5.0%   +/- $120 to $170 million
      (annual per cent change)                                                               +/- 1% change in natural gas
   Oil price                             $25.00     $30.00     $27.75    $27.00    $25.25    volumes equals +/- $10 to $15
      ($US/bbl at Cushing, Ok)                                                               million
   Auctioned land base                      685        705        954       858       818    +/- 5% change in the price
      (000 hectares)                                                                         or volume of auctioned land
   Average bid price/hectare ($)         $  350     $  900     $  400    $  415    $  435    sales equals +/- $19 million
   Columbia River Treaty sales
   Annual quantity set by treaty            4.5        4.5        4.5       4.5       4.3    +/- 10% change in the average
      (million mega-watt hours)                                                              Mid-Columbia electricity price
   Mid- Columbia electricity price       $   37     $   41     $   41    $   41    $   40    equals +/- $15 to $25 million
      ($US/mega-watt hour)

   Natural gas royalties                 $1,289     $1,263     $1,213    $1,085    $1,063
   Bonus bids, permits and fees          $  290     $  690     $  435    $  410    $  411
   Petroleum royalties                   $   93     $   91     $   77    $   70    $   63
   Columbia River Treaty sales           $  240     $  235     $  215    $  210    $  190
   Minerals                              $   78     $   69     $   66    $   54    $   41
   Oil and Gas Commission fees           $   16     $   19     $   25    $   26    $   26
---------------------------------------------------------------------------------------------------------------------------
Forests                                  $1,109     $1,004     $  999    $1,012    $1,036
---------------------------------------------------------------------------------------------------------------------------
                                                                                             +/ US$50 change in SPF
                                                                                             price equals +/- $75 to
   Prices (calendar year average)                                                            $125 million
   SPF 2x4 price ($US/1000 bd ft)        $  244     $  269     $  300    $  300    $  300    +/ US$100 change in hemlock
   Hemlock price ($US/1000 bd ft)        $  575     $  534     $  563    $  550    $  550    price equals +/- $15 to $30
   Pulp ($US/tonne)                      $  454     $  523     $  574    $  600    $  600    million
                                                                                             +/ US$50 change in pulp
                                                                                             price equals +/- $5 to $10
                                                                                             million
   Crown harvest volumes (millions cubic metres)                                             +/- 10% change in Interior
   Interior harvest volumes                48.0       48.0       48.5      49.0      49.0    harvest volumes equals
   Coastal harvest volumes                 15.0       11.5       15.0      15.0      15.0    +/- $50 to $75 million
   Total                                   63.0       59.5       63.5      64.0      64.0    +/- 10% change in Coastal
   BC Timber Sales                          9.2        9.0       11.5      13.7      14.3    harvest volumes equals
      (included in above)                                                                    +/- $15 to $20 million
---------------------------------------------------------------------------------------------------------------------------
SUCH sector direct revenue               $2,570     $2,570     $2,606    $2,667    $2,744
---------------------------------------------------------------------------------------------------------------------------
   School Districts                      $  202     $  202     $  193    $  197    $  197    Management forecasts provided
   Universities                          $1,101     $1,101     $1,171    $1,248    $1,320    based on broad policy
   Colleges, University                                                                      assumptions provided by
      Colleges and Institutes            $  533     $  533     $  545    $  563    $  574    the responsible ministries -
   Health Authorities                                                                        they are subject to review and
      and Hospital Societies             $  734     $  734     $  697    $  659    $  653    approval by the various boards
                                                                                             of these organizations
---------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                   Budget and Fiscal Plan - 2004/05 to 2006/07

150                                Appendices
--------------------------------------------------------------------------------

Table A10 Material Assumptions - Revenue (Continued)

--------------------------------------------------------------------------------------------------------------------------------
Revenue Source                            Budget     Updated
and Assumptions                          Estimate   Forecast    Budget
                                         -------------------   Estimate     Plan      Plan              Sensitivities
                                               2003/04          2004/05   2005/06   2006/07                2004/05
                                         ---------------------------------------------------------------------------------------
                                                                   ($ millions)
--------------------------------------------------------------------------------------------------------------------------------
                                                                                              Due to the interactions between
Health and social transfers               $3,082     $3,148     $3,224    $3,537    $3,719    the health/social transfers and
                                                                                              equalization programs, the
Equalization                              $  675      ($149)    $  402    $  420    $  422    sensitivities reflect the combined
                                                                                              fiscal effect on both sources
--------------------------------------------------------------------------------------------------------------------------------
   $ Billions                                                                                 1% increase (decrease) in BC
   National cash excluding Trusts,        $ 19.3     $ 19.3     $ 20.4    $ 21.0    $ 21.6    BFT and no change in other
   Early Learning and Child Care (ELCC), Health Reform Fund (HRF) and prior years             provincial or territorial
   BC basic federal tax (BFT)             $ 11.0     $ 11.4     $ 11.9    $ 12.5    $ 13.2    BFT decreases (increases)
   National BFT                           $ 95.7     $ 94.5     $ 98.8    $106.0    $113.6    revenue by $50 to $60 million
   (includes estimate of prior years)                                                         +/- 1% change in national BFT
                                                                                              and no change in BC BFT
   BC share of national population          13.1%      13.1%      13.1%     13.1%     13.2%   equals +/- $10 to $90 million
                                                                                              +/- 0.1% change in BC's
   Nominal GDP/capita ($ 000)                                                                 population share equals +/- $15
      BC                                  $33.38     $33.92     $35.16    $36.43    $37.76    to $20 million
      Canada                              $37.93     $38.43     $39.85    $41.55    $43.25
                                                                                              1% increase (decrease) in the
   Health and social transfers revenue                                                        relative growth rates of
   Canada health transfer (CHT)                                 $1,778    $1,836    $1,901    Canadian nominal GDP/capita
   Canada social transfer (CST)                                 $1,089    $1,130    $1,165    and BC nominal GDP/capita
   Total (formerly CHST)                  $2,763     $2,713     $2,867    $2,966    $3,066    decreases (increases) revenue
   Health Accord and                                                                          by up to $175 million
      prior years for CHST                $  319     $  432     $  347    $  551    $  612
   ELCC Services                          $    0     $    3     $   10    $   20    $   41
   Components of equalization revenue
   Current-year base                      $  675     $  400     $  402    $  420    $  422
   Prior years                            $    0    -$  549     $    0    $    0    $    0
--------------------------------------------------------------------------------------------------------------------------------
Commercial Crown
corporation net income                    $1,381     $2,034     $2,072    $2,235    $2,188
--------------------------------------------------------------------------------------------------------------------------------
                                          The forecast sensitivities of individual Crown
                                          corporations are disclosed in their service plans.
                                          The main sensitivities are disclosed below.
--------------------------------------------------------------------------------------------------------------------------------
   BC Hydro (before RSA/                    ($70)    $  190     $  388    $  448    $  384
      Heritage Contract transfers)
   reservoir water inflows                    87%        93%        94%      100%      100%   Combined potential high-low
      (Jan 1/04 forecast)                                                                     outcomes for these factors
   mean gas price                           4.94       4.91       5.09      4.53      4.26    could vary net income by
      ($US/MMbtu at Sumas)                                                                    up to +/-$300 million
   rate increase                             n/a        n/a       7.23%     2.00%      nil    1% = $25 million net income
--------------------------------------------------------------------------------------------------------------------------------
ICBC                                      $   45     $  196     $   52       ($3)     ($22)
   investment income                      $  335     $  330     $  330    $  335    $  345    +/-1% return = +/-$63-69 million
   adjustment to prior-year claims            --     $   21         --        --        --    +/-1% in costs = -/+$45 million
   premium revenue trend                    +7.0%      +8.9%      +3.6%     +4.1%     +3.7%   +/-1% = +/-$29-32 million
   claims-incurred trend                    +2.4%      +3.4%      +6.2%     +6.3%     +5.2%   +/-1% = -/+$22-27 million
---------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                   Budget and Fiscal Plan - 2004/05 to 2006/07

                                   Appendices                                151
--------------------------------------------------------------------------------

Table A11 Material Assumptions - Expense

------------------------------------------------------------------------------------------------
           Ministry Programs               Budget     Updated
            and Assumptions               Estimate    Forecast     Budget
                                          --------------------    Estimate      Plan      Plan
                                                 2003/04         2004/05(1)   2005/06    2006/07
                                          ------------------------------------------------------
                                                 ($ millions unless otherwise specified)
------------------------------------------------------------------------------------------------
Advanced Education                          1,899    Unchanged       1,899      1,929      2,004
------------------------------------------------------------------------------------------------
   Student spaces - (# of FTEs)           160,900      160,848     164,065    168,265    172,659
------------------------------------------------------------------------------------------------
Attorney General                              508    Unchanged         489        482        482
------------------------------------------------------------------------------------------------
   New Cases filed/processed
      (# for all courts)                      n/a      338,000     318,000    318,000    318,000
------------------------------------------------------------------------------------------------
   Statutory services -                        29      52.17            28         28         28
                                                                 -------------------------------
   Crown Proceeding Act                                          Funding based on a historical
                                                                 ten-year average.
------------------------------------------------------------------------------------------------
Children and Family                         1,452    Unchanged       1,382      1,394      1,408
   Development
------------------------------------------------------------------------------------------------
   Average children-in-care                 9,350    Unchanged       9,300      9,270      9,090
      caseload (#)*
   Average annual residential              26,300       26,400      25,900     25,560     25,560
      cost per child in care ($)

   *Previously reported as year-end
      forecast
------------------------------------------------------------------------------------------------
   Adult Community Living:
   Residential Services:
      Average caseload (#)                  5,277        5,410       5,520      5,650      5,765
      Average cost per client ($)          66,800       64,600      60,100     58,900     58,400
   Day Programs:
      Average caseload (#)                  9,200        9,155       9,340      9,530      9,720
      Average cost per client ($)          12,200       13,600      12,900     12,700     12,400
------------------------------------------------------------------------------------------------
Education                                   4,860    Unchanged       4,943      5,003      5,173
------------------------------------------------------------------------------------------------
   Student Enrolment (# of FTEs)          582,550      580,483     574,219    568,193    562,510
------------------------------------------------------------------------------------------------
Forests                                       565          535*        530        629        696
------------------------------------------------------------------------------------------------
   Direct Fire Fighting                        55           55          55         55         55
                                                                 -------------------------------
   Disaster Supplementary Estimate                         335   Funding based on historical
                                                           ---   average.
                                                           390
   * Excludes Disaster Supplementary
      Estimate (third Quarterly Report)
------------------------------------------------------------------------------------------------
   BC Timber Sales                            138          110         132        205        235
                                                                 -------------------------------
                                                                 A 1% increase in harvest
                                                                 volumes increases expenditures
                                                                 by $1.5 million.
------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                  Budget and Fiscal Plan - 2004/05 to 2006/07

152                                   Appendices
--------------------------------------------------------------------------------

Table A11 Material Assumptions - Expense (Continued)

------------------------------------------------------------------------------------------------
           Ministry Programs               Budget     Updated
            and Assumptions               Estimate    Forecast     Budget
                                          --------------------    Estimate      Plan      Plan
                                                 2003/04         2004/05(1)   2005/06    2006/07
                                          ------------------------------------------------------
                                                 ($ millions unless otherwise specified)
------------------------------------------------------------------------------------------------
Health Services
   Budget 2003                            10,211.2
   Health Accord                             319.4
                                          --------
   May 29, 2003 Supply Act                10,530.6   Unchanged      10,558     10,785     11,258
------------------------------------------------------------------------------------------------
Pharmacare
   Budget 2003                                 614
   Health Accord                               129
                                          --------
   May 29, 2003 Supply Act                     743   Unchanged         830        927      1,025
                                          ------------------------------------------------------
Demand/cost growth                                                    11.6%      11.7%      10.6%
(per cent change)
------------------------------------------------------------------------------------------------
Medical Services Plan (MSP)                  2,552   Unchanged       2,568      2,569      2,570
------------------------------------------------------------------------------------------------
Regional Health Sector
   Funding
   Budget 2003                               6,419
   Health Accord                               190
                                          --------
   May 29, 2003 Supply Act                   6,609   Unchanged       6,496      6,605      6,961
------------------------------------------------------------------------------------------------
Human Resources                              1,418   Unchanged       1,301      1,347      1,347
------------------------------------------------------------------------------------------------
   Temporary Assistance annual average
      caseload (#)                          71,000      66,600      56,500     53,500     49,700
                                                                 -------------------------------
                                                                 Includes expected to work,
                                                                 temporarily excused, and
                                                                 persons with persistent
                                                                 multiple barriers to
                                                                 employment.

                                                                 The expected to work caseload
                                                                 is sensitive to fluctuations in
                                                                 economic and employment trends
                                                                 in the service sector.
                                                                 -------------------------------
   Disability Assistance - annual
      average caseload (#)                  47,500      50,100      52,200     54,300     56,400
                                                                 -------------------------------
                                                                 The caseload for persons with
                                                                 disabilities is sensitive to
                                                                 aging of the population and
                                                                 overall health needs.
                                                                 -------------------------------
   Total annual average
      caseload (#)                         118,500     116,700     108,700    107,800    106,100
                                                                 -------------------------------
                                                                 The average cost per case is
                                                                 sensitive to the composition of
                                                                 the caseload, and reported
                                                                 income. A 1% change in the
                                                                 annual average caseload or
                                                                 average cost per case will
                                                                 affect expenditures from $7
                                                                 million to $9 million annually.
------------------------------------------------------------------------------------------------
Public Safety and Solicitor General           537          537*        503        501        498
------------------------------------------------------------------------------------------------
   Emergency Program Act                       17           17          16         16         16
                                                                 -------------------------------
   Disaster Supplementary Estimate                          71   Funding based on historical
                                                           ---   average.
                                                            88
   * Excludes Disaster Supplementary
      Estimate (third Quarterly Report)
------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                  Budget and Fiscal Plan - 2004/05 to 2006/07

                                   Appendices                                153
--------------------------------------------------------------------------------

Table A11 Material Assumptions - Expense (Continued)

------------------------------------------------------------------------------------------------
           Ministry Programs               Budget     Updated
            and Assumptions               Estimate    Forecast     Budget
                                          --------------------    Estimate      Plan      Plan
                                                 2003/04         2004/05(1)   2005/06    2006/07
                                          ------------------------------------------------------
                                                ($ millions unless otherwise specified)
------------------------------------------------------------------------------------------------
Management of Public Funds and Debt           926          755         800        855        885
                                          ------------------------------------------------------
   Interest rates for new provincial
      borrowing:
      Short-term                             3.94%        3.00%       2.81%      4.03%      5.06%
      Long-term                              5.93%        5.41%       5.68%      6.26%      6.63%
      CDN/US exchange rate (cents)           64.7         74.5        79.4       80.0       80.0
------------------------------------------------------------------------------------------------
Government-Wide Issues
------------------------------------------------------------------------------------------------
   Compensation                                                  Agreements expiring will be
                                                                 settled under a 0-0 bargaining
                                                                 mandate for 2004/05 and
                                                                 2005/06. There will be no
                                                                 across the board general wage
                                                                 increases for sectors. Specific
                                                                 skills shortages may be
                                                                 addressed by employers through
                                                                 market adjustment increases but
                                                                 no incremental funding will be
                                                                 provided.
------------------------------------------------------------------------------------------------
Taxpayer-supported Crown corporations
   and agencies                             1,916        1,975       1,904      1,924      1,963
------------------------------------------------------------------------------------------------
                                          The forecast sensitivities of individual Crown
                                          corporations and agencies are disclosed in their
                                          service plans. The main sensitivity is to the interest
                                          costs of the BC Transportation Financing Authority.
                                          This sensitivity is included in the disclosure for the
                                          Management of Public Funds and Debt.
------------------------------------------------------------------------------------------------
SUCH sector expenses in excess
   of grant funding                         2,504        2,504       2,482      2,560      2,656
------------------------------------------------------------------------------------------------
   School Districts(1)                        154          154         132        142        155
   Universities(1)                          1,048        1,048       1,118      1,192      1,262
   Colleges, University Colleges and
      Institutes(1)                           527          527         546        555        564
   Health Authorities and and Hospital
      Societies(1)                            775          775         686        671        675
------------------------------------------------------------------------------------------------
                                          Management forecasts based on broad policy assumptions
                                          provided by the responsible ministries - they are
                                          subject to review and approval by the various boards
                                          of these organizations.
------------------------------------------------------------------------------------------------

(1) In order to comply with generally accepted accounting principles, expense of school districts, post-secondary institutions and regional health authorities/societies is included the government's reporting entity beginning in 2004/05. Information for 2003/04 has been restated to conform with this presentation.

--------------------------------------------------------------------------------
                  Budget and Fiscal Plan - 2004/05 to 2006/07

154                                  Appendices
--------------------------------------------------------------------------------

Table A12 Full-Time Equivalents (FTEs) (1),(2) - 2000/01 to 2006/07

----------------------------------------------------------------------------------------------------------------
                                                                          Updated    Budget
                                            Actual    Actual    Actual   Forecast   Estimate     Plan      Plan
                                           2000/01   2001/02   2002/03    2003/04    2004/05   2005/06   2006/07
----------------------------------------------------------------------------------------------------------------
Ministries and special offices (CRF) ...    33,579    33,495    29,751    28,750     27,160     26,490    24,465
Taxpayer-supported Crown corporations
    and agencies .......................     8,450     8,447     7,814     4,630      3,940      3,930     3,910
Regional authorities(3) ................        --        --        --        --         --        400     2,400
                                            ------    ------    ------    ------     ------     ------    ------
Total FTEs .............................    42,029    41,942    37,565    33,380     31,100     30,820    30,775
                                            ======    ======    ======    ======     ======     ======    ======
----------------------------------------------------------------------------------------------------------------

(1) Full-time equivalents (FTEs) are a measure of staff employment. FTEs are calculated by dividing the total hours of employment paid for in a given period by the number of hours an individual, full-time person would normally work in that period. This does not equate to the physical number of employees. For example, two half-time employees would equal one FTE, or alternatively, three FTEs may represent two full-time employees who have worked sufficient overtime hours to equal an additional FTE.

(2) FTE amounts do not include SUCH sector staff employment. The Forensic Psychiatric Services Commission is now excluded as it is part of the SUCH sector.

(3) Number of FTEs to be transferred and the timing of the transfers will be based on an assessment of authority readiness.

--------------------------------------------------------------------------------
                   Budget and Fiscal Plan - 2004/05 to 2006/07

                                 Appendices                                  155
--------------------------------------------------------------------------------

Table A13 Statement of Financial Position - 2000/01 to 2006/07(1)

-----------------------------------------------------------------------------------------------------------------------
                                                                                 Upated     Budget
                                                   Actual    Actual    Actual   Forecast   Estimate    Plan       Plan
                 ($ millions)                     2000/01   2001/02   2002/03    2003/04    2004/05   2005/06   2006/07
-----------------------------------------------------------------------------------------------------------------------
Financial assets
   Cash and temporary investments .............     1,851     2,323     2,486     2,359      2,458      2,645     2,690
   Other financial assets .....................     5,829     5,749     5,483     6,511      6,954      7,454     7,740
   Sinking funds ..............................     4,850     4,597     4,163     3,677      3,511      3,271     3,082
   Investments in commercial Crown corporations
      Retained earnings .......................     3,001     2,520     2,629     2,622      2,433      2,550     2,640
      Recoverable capital loans ...............     7,314     7,439     7,276     7,044      7,179      7,602     7,653
                                                  -------   -------   -------   -------    -------    -------   -------
                                                   10,315     9,959     9,905     9,666      9,612     10,152    10,293
   Warehouse borrowing program assets .........     1,312     1,067        --        --         --         --        --
                                                  -------   -------   -------   -------    -------    -------   -------
                                                   24,157    23,695    22,037    22,213     22,535     23,522    23,805
                                                  -------   -------   -------   -------    -------    -------   -------
Liabilities
   Accounts payable & accrued lliabilities ....     5,917     4,867     5,721     6,557      6,234      6,375     6,670
   Deferred revenue ...........................     1,615     1,977     2,230     2,588      2,716      2,853     2,974
   Debt:
      Taxpayer-supported debt .................    25,215    27,542    29,429    30,580     32,172     32,816    32,827
      Self-supported debt .....................     8,882     8,741     7,497     7,261      7,180      7,602     7,651
      Forecast allowance ......................        --        --        --        --        100        100       100
                                                  -------   -------   -------   -------    -------    -------   -------
   Total provincial debt ......................    34,097    36,283    36,926    37,841     39,452     40,518    40,578
      Add: sinking fund investments
           presented as assets ................     4,850     4,597     4,163     3,677      3,511      3,271     3,082
      Less: guarantees and
            non-guaranteed debt ...............      (597)     (462)     (417)     (640)      (393)      (360)     (341)
                                                  -------   -------   -------   -------    -------    -------   -------
                                                   38,350    40,418    40,672    40,878     42,570     43,429    43,319
                                                  -------   -------   -------   -------    -------    -------   -------
                                                   45,882    47,262    48,623    50,023     51,520     52,657    52,963
                                                  -------   -------   -------   -------    -------    -------   -------
Net liabilities ...............................   (21,725)  (23,567)  (26,586)  (27,810)   (28,985)   (29,135)  (29,158)
                                                  -------   -------   -------   -------    -------    -------   -------
Capital and other assets
   Tangible capital assets ....................    20,613    21,261    21,539    22,164     23,437     23,861    24,154
   Other assets ...............................       493       384       393       375        377        378       408
                                                  -------   -------   -------   -------    -------    -------   -------
                                                   21,106    21,645    21,932    22,539     23,814     24,239    24,562
                                                  -------   -------   -------   -------    -------    -------   -------
Accumulated surplus (deficit) .................      (619)   (1,922)   (4,654)   (5,271)    (5,171)    (4,896)   (4,596)
                                                  =======   =======   =======   =======    =======    =======   =======
-----------------------------------------------------------------------------------------------------------------------

(1) In order to comply with generally accepted accounting principles, fiscal data of school districts, post-secondary institutions and regional health authorities/societies is included in the government's reporting entity beginning in 2004/05. To conform with this presentation, prior years have been restated based on unaudited financial information in the Public Accounts.

--------------------------------------------------------------------------------
                   Budget and Fiscal Plan - 2004/05 to 2006/07

156                                  Appendices
--------------------------------------------------------------------------------
Table 13a Changes in Financial Position - 2000/01 to 2006/07(1)

-------------------------------------------------------------------------------------------------------------------
                                                                             Updated    Budget
                                               Actual    Actual    Actual   Forecast   Estimate    Plan       Plan
($ millions)                                  2000/01   2001/02   2002/03    2003/04    2004/05   2005/06   2006/07
-------------------------------------------------------------------------------------------------------------------
Change in accumulated (surplus) deficit
   (Surplus) deficit for the period .......    1,503     1,187     2,680      1,644       (100)     (275)     (300)
   Accounting policy equity adjustments ...       --       116        52     (1,027)        --        --        --
                                              ------    ------    ------     ------     ------    ------    ------
                                               1,503     1,303     2,732        617       (100)     (275)     (300)
                                              ------    ------    ------     ------     ------    ------    ------
Working capital changes
   Increase (reduction) in cash and
      temporary investments ...............     (739)      472       163       (127)        99       187        45
   Other working capital changes ..........    1,242       499    (1,364)      (184)       640       223      (100)
                                              ------    ------    ------     ------     ------    ------    ------
                                                 503       971    (1,201)      (311)       739       410       (55)
                                              ------    ------    ------     ------     ------    ------    ------
Capital asset and investment changes
   Increase in taxpayer-supported capital
      investments .........................    2,383     2,070     1,924      1,774      1,943     1,777     1,627
      Less: amortization and other
         accounting changes ...............   (1,257)   (1,422)   (1,646)    (1,149)      (670)   (1,353)   (1,334)
                                              ------    ------    ------     ------     ------    ------    ------
                                               1,126       648       278        625      1,273       424       293
                                              ------    ------    ------     ------     ------    ------    ------
   Increase in total investment in
      commercial Crown corporations .......      771       410       984      2,803      3,044     3,050     2,978
      Less: loan repayments and other
         accounting changes ...............     (645)     (766)   (1,038)    (3,042)    (3,098)   (2,510)   (2,837)
                                              ------    ------    ------     ------     ------    ------    ------
                                                 126      (356)      (54)      (239)       (54)      540       141
                                              ------    ------    ------     ------     ------    ------    ------
   Increase (decrease) in warehouse
      borrowing investments ...............       (8)     (245)   (1,067)        --         --        --        --
                                              ------    ------    ------     ------     ------    ------    ------
                                               1,244        47      (843)       386      1,219       964       434
                                              ------    ------    ------     ------     ------    ------    ------
Increase (decrease) in guarantees and
   non-guaranteed debt ....................     (337)     (135)      (45)       223       (247)      (33)      (19)
                                              ------    ------    ------     ------     ------    ------    ------
Increase (decrease) in total provincial
   debt ...................................    2,913     2,186       643        915      1,611     1,066        60
                                              ======    ======    ======     ======     ======    ======    ======
-------------------------------------------------------------------------------------------------------------------

(1) In order to comply with generally accepted accounting principles, fiscal data of school districts, post-secondary institutions and regional health authorities/societies is included in the government's reporting entity beginning in 2004/05. To conform with this presentation, prior years have been restated based on unaudited financial information in the Public Accounts.

--------------------------------------------------------------------------------
                   Budget and Fiscal Plan - 2004/05 to 2006/07

                                   Appendices                                157
--------------------------------------------------------------------------------

Table A14 Debt Summary - 2000/01 to 2006/07(1),(2)

-----------------------------------------------------------------------------------------------------------------------
                                                                                 Updated    Budget
                                                   Actual    Actual    Actual   Forecast   Estimate     Plan      Plan
($ millions unless otherwise indicated)           2000/01   2001/02   2002/03    2003/04   2004/05    2005/06   2006/07
-----------------------------------------------------------------------------------------------------------------------
Taxpayer-supported debt
   Provincial government direct operating .....    12,113    13,789    15,453    16,022     16,615    16,419    15,897
                                                   ------    ------    ------    ------     ------    ------    ------
   Education
      Schools(2) ..............................     3,910     4,126     4,333     4,457      4,557     4,645     4,749
      Post-secondary institutions(2) ..........     1,548     1,717     1,791     2,128      2,344     2,525     2,708
                                                   ------    ------    ------    ------     ------    ------    ------
                                                    5,458     5,843     6,124     6,585      6,901     7,170     7,457
                                                   ------    ------    ------    ------     ------    ------    ------
   Health(2) ..................................     1,926     2,075     2,146     2,255      2,479     2,732     2,864
                                                   ------    ------    ------    ------     ------    ------    ------
   Highways, ferries and public transit
      BC Transportation Financing Authority ...     2,197     2,514     2,661     2,636      2,874     3,214     3,389
      BC Transit ..............................        75        79        87        85         88        93        89
      Public transit ..........................       948       936       930       917        915       914       911
      SkyTrain extension ......................       836     1,044     1,105     1,123      1,141     1,175     1,175
      Rapid Transit Project 2000 Ltd ..........       114        47         3        --         --        --        --
      BC Ferries ..............................        21        19        --(3)     --         --        --        --
                                                   ------    ------    ------    ------     ------    ------    ------
                                                    4,191     4,639     4,786     4,761      5,018     5,396     5,564
                                                   ------    ------    ------    ------     ------    ------    ------
   Other
      BC Buildings ............................       610       596       456       292        247       218       203
      Social housing (4) ......................       265       299       161       177        180       182       173
      Homeowner Protection Office .............        71       113       123       134        126       114        97
      Columbia River power projects ...........        --        --        --        --(5)     262       252       242
      Other (6) ...............................       581       188       180       354        344       333       330
                                                   ------    ------    ------    ------     ------    ------    ------
                                                    1,527     1,196       920       957      1,159     1,099     1,045
                                                   ------    ------    ------    ------     ------    ------    ------
Total taxpayer-supported debt .................    25,215    27,542    29,429    30,580     32,172    32,816    32,827
                                                   ------    ------    ------    ------     ------    ------    ------
Self-supported debt
   Commercial Crown corporations and
      Agencies
      BC Hydro ................................     6,852     6,863     6,829     7,038      7,174     7,505     7,519
      BC Transmission Corporation .............        --        --        --        --         --        92       129
      BC Rail .................................       603       614       494        --(7)      --        --        --
      Columbia River power projects ...........       113       184       165       215(5)      --        --        --
      Liquor Distribution Branch ..............         2        13         9         8          6         5         3
                                                   ------    ------    ------    ------     ------    ------    ------
                                                    7,570     7,674     7,497     7,261      7,180     7,602     7,651
                                                   ------    ------    ------    ------     ------    ------    ------
   Warehouse borrowing program ................     1,312     1,067        --        --         --        --        --
                                                   ------    ------    ------    ------     ------    ------    ------
Total self-supported debt .....................     8,882     8,741     7,497     7,261      7,180     7,602     7,651
                                                   ------    ------    ------    ------     ------    ------    ------
Forecast allowance ............................        --        --        --        --        100       100       100
                                                   ------    ------    ------    ------     ------    ------    ------
Total provincial debt .........................    34,097    36,283    36,926    37,841     39,452    40,518    40,578
                                                   ======    ======    ======    ======     ======    ======    ======
Debt as a per cent of GDP
   Total provincial debt ......................      26.0%     27.5%     27.2%     26.9%      26.8%     26.3%     25.1%
   Taxpayer-supported .........................      19.2%     20.9%     21.7%     21.7%      21.9%     21.3%     20.3%
----------------------------------------------------------------------------------------------------------------------

(1) Debt is after deduction of sinking funds and unamortized discounts, and excludes accrued interest. Government direct and fiscal agency accrued interest is reported in the government's accounts as an accounts payable.

(2) Includes debt and guarantees incurred by the government on behalf of school districts, universities, colleges and health authorities/hospital societies
     (SUCH), and debt directly incurred by these entities. In compliance with generally accepted accounting principles, debt directly incurred by SUCH entities will be included as part of government's reporting entity beginning in 2004/2005. Prior years have been restated to conform with this presentation.

(3) Effective April 1, 2003, the provincial coastal ferry system became independently operated by BC Ferry Services.

(4) Includes the BC Housing Management Commission and the Provincial Rental Housing Corporation.

(5) A joint venture of the Columbia Power Corporation (CPC) and Columbia Basin Trust (CBT). In 2004/05, this debt will be reclassified as taxpayer-supported because of CBT's planned acquisition of CPC.

(6) Includes other taxpayer-supported Crown corporations and agencies, student loan guarantees, loan guarantees to agricultural producers, guarantees issued under economic development and home mortgage assistance programs, loan guarantee provisions, and a $255 million indemnity to CN related to tax attributes with respect to the BC Rail investment partnership.

(7) BC Rail debt to be defeased upon conclusion of the BC Rail investment partnership, which is expected to occur by March 31, 2004.

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                   Budget and Fiscal Plan - 2004/05 to 2006/07

158                                 Appendices
--------------------------------------------------------------------------------
Table A15 Key Debt Indicators - 2000/01 to 2006/07 (1)

-----------------------------------------------------------------------------------------------------------------------
                                                                                Updated     Budget
                                                   Actual    Actual    Actual   Forecast   Estimate    Plan      Plan
                                                  2000/01   2001/02   2002/03   2003/04     2004/05   2005/06   2006/07
-----------------------------------------------------------------------------------------------------------------------
Debt to revenue (per cent)
   Total provincial ...........................      80.4      91.1      99.0       96.6       97.6      97.7      94.0
   Taxpayer-supported .........................      85.5      97.5     107.0      107.1      107.6     107.4     103.7

Debt per capita ($) (2)
   Total provincial ...........................     8,442     8,897     8,974      9,125      9,427     9,583     9,494
   Taxpayer-supported .........................     6,243     6,754     7,152      7,374      7,687     7,762     7,681

Debt to GDP (per cent) (3)
   Total provincial ...........................      26.0      27.5      27.2       26.9       26.8      26.3      25.1
   Taxpayer-supported .........................      19.2      20.9      21.7       21.7       21.9      21.3      20.3

Interest bite (cents per dollar of revenue) (4)
   Total provincial ...........................       6.3       6.3       6.2        6.0        5.9       6.1       6.2
   Taxpayer-supported .........................       6.6       6.4       6.3        6.4        6.4       6.6       6.5

Interest costs ($ millions) (5)
   Total provincial ...........................     2,691     2,494     2,308      2,356      2,397     2,551     2,677
   Taxpayer-supported .........................     1,958     1,796     1,740      1,823      1,900     2,007     2,069

Interest rate (per cent) (6)
   Taxpayer-supported .........................       7.5       6.8       6.1        6.1        6.1       6.2       6.3

Background Information

Revenue ($ millions)
   Total provincial (7) .......................    42,421    39,822    37,306     39,180     40,442    41,481    43,157
   Taxpayer-supported (8) .....................    29,493    28,241    27,495     28,554     29,905    30,552    31,661

Total debt ($ millions)
   Total provincial ...........................    34,097    36,283    36,926     37,841     39,452    40,518    40,578
   Taxpayer-supported (9) .....................    25,215    27,542    29,429     30,580     32,172    32,816    32,827
Provincial GDP ($ millions) (10) ..............   131,086   132,050   135,552    140,663    147,161   154,041   161,388

Population (thousands at July 1) (11) .........     4,039     4,078     4,115      4,147      4,185     4,228     4,274
-----------------------------------------------------------------------------------------------------------------------

(1) In order to comply with generally accepted accounting principles, fiscal data of school districts, post-secondary institutions and regional health authorities/societies are included in the government's reporting entity beginning in 2004/05. Prior years have been restated to conform with this presentation.

(2) The ratio of debt to population (e.g. 2004/05 debt divided by population at July 1, 2004).

(3) The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g. 2004/05 debt divided by 2004 GDP).

(4) The ratio of interest costs (less sinking fund income) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.

(5)  Interest costs are net of sinking fund income.

(6)  Weighted average of the cost of all outstanding debt issues.

(7) Includes revenue (excluding sinking fund income) of the consolidated revenue fund plus revenue of all Crown corporations and agencies.

(8)  Excludes revenue of commercial Crown corporations and agencies.

(9) Excludes debt of commercial Crown corporations and agencies, funds held under the province's warehouse borrowing program and the forecast allowance.

(10) GDP for the calendar year ending in the fiscal year (e.g. GDP for 2004 is used for the fiscal year ending March 31, 2005).

(11) Population at July 1st within the fiscal year (e.g. population at July 1, 2004 is used for the fiscal year ending March 31, 2005).

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                   Budget and Fiscal Plan - 2004/05 to 2006/07